As filed with the Securities and Exchange Commission on February 11, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Dex Media West LLC

Dex Media West Finance Co.
(Exact names of registrants as specified in their charters)

Dex Media West LLC	Dex Media West Finance Co.
Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
25-1903487	20-0137059
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)
2741	9995
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

198 Inverness Drive West

Englewood, Colorado 80112
(303) 784-2900
(Address, including zip code, and telephone number, including area code, of each of the registrants’ principal executive offices)

Robert M. Neumeister, Jr.

Executive Vice President and Chief Financial Officer
Dex Media West LLC
198 Inverness Drive West
Englewood, Colorado 80112
(303) 784-2900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory A. Ezring, Esq.
Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, New York 10022
(212) 906-1200

    Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Note(1)	Price(1)	Registration Fee

8 1/2% Senior Notes due 2010	$385,000,000	100%	$385,000,000	$48,779.50

9 7/8% Senior Subordinated Notes due 2013	$780,000,000	100%	$780,000,000	$98,826.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

    The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2004.

PROSPECTUS

Dex Media West LLC

Dex Media West Finance Co.

Offer to Exchange

$385,000,000 principal amount of their 8 1/2% Series B Senior Notes due 2010, which have been registered under the Securities Act, for any and all of their outstanding 8 1/2% Series A Senior Notes due 2010

and

$780,000,000 principal amount of their 9 7/8% Series B Senior Subordinated Notes due 2013, which have been registered under the Securities Act, for any and all of their outstanding 9 7/8% Series A Senior Subordinated Notes due 2013.

     We are offering to exchange our 8 1/2% Series B Senior Notes due 2010, or the “senior exchange notes,” for our currently outstanding 8 1/2% Series A Senior Notes due 2010, or the “outstanding senior notes,” and our 9 7/8% Series B Senior Subordinated Notes due 2013, or the “senior subordinated exchange notes” and, together with the senior exchange notes, the “exchange notes,” for our currently outstanding 9 7/8% Series A Senior Subordinated Notes due 2013, or the “outstanding senior subordinated notes” and, together with the outstanding senior notes, the “outstanding notes.” The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indentures.

     The senior exchange notes will be guaranteed on a senior unsecured basis, and the senior subordinated exchange notes will be guaranteed on a senior subordinated unsecured basis, by each of our future subsidiaries that is a guarantor or direct borrower under our credit facilities. We currently do not have any subsidiaries other than Dex Media West Finance Co., which is our wholly owned subsidiary that was incorporated in Delaware for the purpose of serving as a co-issuer of the notes.

     The principal features of the exchange offer are as follows:

•	The exchange offer expires at 12:00 midnight, New York City time, on , 2004, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

     Investing in the exchange notes involves risks. See “Risk Factors” beginning on page 19.

     Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

Page

Prospectus Summary	1
Risk Factors	19
Forward-Looking Statements	33
Market and Industry Data	33
The Exchange Offer	35
Use of Proceeds	42
Capitalization	43
Unaudited Pro Forma Financial Information	44
Selected Historical Financial Data	49
Management’s Discussion and Analysis of Financial Condition and Results of Operations	53
Business	69
The Transactions	84
Management	92
Security Ownership of Certain Beneficial Owners and Management	102
Certain Relationships and Related Transactions	105
Our Credit Facilities	108
Description of Senior Exchange Notes	111
Description of Senior Subordinated Exchange Notes	151
Book-Entry; Delivery and Form	193
Material Federal Income Tax Consequences	195
Plan of Distribution	195
Legal Matters	196
Experts	196
Where You Can Find More Information	196
Index to Consolidated Financial Statements	F-1
Agreement of Merger
Purchase Agreement
Amendment No. 1 to Purchase Agreement
Certificate of Formation
Certificate of Amendment of Cert. of Formation
Certificate of Merger
Certificate of Amendment of Cert. of Formation
Certificate of Incorporation
Amended and Restated LLC Agreement
By-laws
Senior Note Indenture and Form of 8 1/2% Notes
Senior Subordinated Note Indenture - 9 7/8% Notes
Senior Note Registration Rights Agreement
Senior Subordinated Note Registration Rights Agmnt
Opinion and Consent of Latham & Watkins LLP
Credit Agreement
First Amendment to the Credit Agreement
Guarantee and Collateral Agreement
Billing and Collection Agreement
Non-Competition and Non-Solicitation Agreement
Management Consulting Agreement - Carlyle Group
Management Consulting Agreement - Welsh, Carson
Equityholders Agreement
Joinder Agreement
Agreement Among Members
First Amendment to the Agreement Among Members
Publishing Agreement
Employment Agreement - George Burnett
Employment Agreement - Robert M. Neumeister, Jr.
Employment Agreement - Marilyn B. Neal
Employment Agreement - Maggie Le Beau
Employment Agreement - Linda Martin
Employment Agreement - Kristine Shaw
Amended/Restated Management Stockholders Agreement
Stock Option Plan
First Amendment to Stock Option Plan
Second Amendment to Stock Option Plan
Employee Cost Sharing Agreement
Shared Services Agreement
Intercompany License Agreement
Statement of Computation of Ratios - Fixed Charges
List of Subsidiaries
Consent of KPMG LLP
Statement of Eligibility of Trustee
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery
Form of Letter to Registered Holder
Letter to Our Clients
Guidelines for Certification of Taxpayer Id Number

      Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

      In addition, Qwest Communications International and its affiliates (including Qwest Corporation) are not responsible for, and are not making any representations concerning, our future performance or the accuracy or completeness of this prospectus.

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. The information regarding our business and the detailed financial data, while important to an understanding of our future cost structure, results of operations, financial position and cash flows, does not directly impact your decision as to whether or not to participate in the exchange offer. Information directly relating to the exchange offer can be found in this summary under the subheadings “— The Offering,” “— The Exchange Offer,” “— Terms of the Exchange Notes,” and elsewhere in this prospectus under the headings “The Exchange Offer,” “Description of Senior Exchange Notes” and “Description of Senior Subordinated Exchange Notes.” You should read this entire prospectus and should consider, among other things, the matters set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

      In this prospectus:

•	“We,” “our” or “us” refers to our predecessor, Dex West, for periods prior to September 9, 2003, and refers to Dex Media West LLC (formerly known as GPP LLC), a co-issuer of the notes, for periods after September 9, 2003. In addition, where the context so requires, “we,” “our” or “us” refers to Dex Media West and Dex West collectively;

•	“Dex West” and “Predecessor” refer to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming prior to September 9, 2003, the date that Dex Media West acquired Dex West;

•	“Dex Media East” refers to Dex Media East LLC, an indirect subsidiary of Dex Media, Inc.;

•	“Issuers” refers to Dex Media West and Dex West Finance;

•	“Qwest” refers to Qwest Communications International Inc. and its subsidiaries, other than Qwest Corporation;

•	“Qwest LEC” refers to Qwest Corporation, the local exchange carrier subsidiary of Qwest;

•	“Seller” refers to Qwest Dex, Inc.;

•	“Predecessor Period” refers to the period from January 1, 2003 through September 9, 2003;

•	“Successor Period” refers to the period from September 10, 2003 through September 30, 2003;

•	“parent notes” refers collectively to the 8% Notes due 2013 and the 9% Discount Notes due 2013 that were issued by Dex Media on November 10, 2003 and the 9% Discount Notes due 2013 that were issued by Dex Media on February 11, 2004;

•	“outstanding notes” refers collectively to the 8 1/2% Series A Senior Notes due 2010 and the 9 7/8% Series A Senior Subordinated Notes due 2013 that were issued by the Issuers on August 29, 2003;

•	“exchange notes” refers collectively to the 8 1/2% Series B Senior Notes due 2010 and the 9 7/8% Series B Senior Subordinated Notes due 2013 offered by the Issuers pursuant to this prospectus; and

•	“notes” refers collectively to the outstanding notes and the exchange notes.

Background Information

      On August 19, 2002, Dex Holdings LLC, the parent of Dex Media, entered into two purchase agreements with Qwest to acquire the directory businesses of Qwest Dex, Inc., the directory services subsidiary of Qwest, in two separate phases. In connection with the first phase, Dex Holdings LLC assigned its right to purchase the directory businesses in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota, which we refer to as the Dex East States, to its indirect subsidiary, Dex Media East. Dex Media East consummated the first phase of the acquisition on November 8, 2002 and currently operates the acquired directory businesses in the Dex East States. In connection with the second phase, Dex Holdings LLC assigned its right to purchase the directory businesses in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, which we refer to as the Dex West States, to us and we consummated the second phase of the acquisition on September 9, 2003. We operate the directory businesses that we acquired in the Dex West States.

      Unless the context otherwise requires, this prospectus assumes the consummation of the acquisition of the directory businesses of Qwest Dex in all of the Dex West States, which we refer to as the acquisition of Dex West. The historical information, including the historical financial data, included in this prospectus for periods prior to September 9, 2003 is that of our predecessor, Dex West.

      We have operated as a stand-alone company since the acquisition of Dex West on September 9, 2003. The acquisition has been accounted for under the purchase method of accounting. Under this method, the pre-acquisition deferred revenue and related deferred costs associated with directories that were published prior to the acquisition date were not carried over to Dex Media West’s balance sheet. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise have been recognized during the twelve months subsequent to the acquisition date. The unaudited pro forma financial information included elsewhere in this prospectus eliminates the effects of these adjustments to deferred revenue and related deferred expenses at the acquisition date. This pro forma financial information presents the results of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003 as if the acquisition of Dex West had occurred on the first day of the applicable period. Pro forma financial information in this prospectus has been derived from this information. For purposes of comparison in this prospectus, we have also provided the combined results of the Predecessor Period and Successor Period, which include the effects of purchase accounting, to provide additional information about our results.

The Business

      We are the largest directory publisher in the Dex West States and the fourth largest directory publisher in the United States. We are the exclusive official directory publisher in the Dex West States for Qwest LEC, which is the primary local exchange carrier in most service areas within the Dex West States. We, or our predecessors, have been publishing directories for over 100 years. In 2002, we had approximately 73% in aggregate market share in our top 10 geographic markets, which accounted for approximately 74% of our revenue in that year. In 2002, we published 121 directories and distributed approximately 26 million copies of these directories to business and residential consumers in the Dex West States. As of December 31, 2002, we had a total of approximately 225,000 local advertising customers consisting primarily of small and medium-sized businesses and approximately 4,400 national advertisers. We also provide related services, including an Internet-based directory and direct marketing services. For the nine months ended September 30, 2003, after giving pro forma effect to the transactions related to the acquisition of Dex West, we generated approximately $685 million in revenue, $393 million in EBITDA, as defined, and $16 million in net income. See “— Summary Historical and Pro Forma Financial Data” and “Unaudited Pro Forma Financial Information.” On a pro forma basis for the nine months ended September 30, 2003, approximately 97.5% of our revenue was generated from the publication of print directories. Approximately 97% of the revenue for this period came from the sale of advertising in yellow pages directories, and approximately 3% of the revenue for this period came from the sale of advertising in white pages directories.

      We believe that the U.S. directory advertising industry is attractive due to its stable and consistent revenue growth. Industry revenues have increased each year since 1985, growing from $5.8 billion in 1985 to $14.9 billion in 2002, with a compounded annual growth rate of 5.7% over that same period. Although we believe that U.S. directory advertising industry revenue continued to grow in 2003, this revenue growth was at a rate lower than historic rates. In addition, during the last two recessions in 1991 and 2001, the U.S. directory advertising industry experienced positive growth, while other major advertising media, including radio, television and newspaper, experienced revenue declines. We believe that this is driven in large part by the fact that print directories are, in many cases, the primary form of paid advertising used by small and medium-sized businesses. We also believe that the once-yearly publication cycle and the priority placement given to renewal advertisements result in a consistent customer renewal rate even during weaker economic times.

Competitive Strengths

      Incumbent position provides significant competitive advantage. As the exclusive official publisher for Qwest LEC in the Dex West States, we believe that we derive a substantial competitive advantage over independent directory advertising providers.

      Greater value proposition for our target advertisers. We believe that directory advertising provides our target advertisers, which are primarily small and medium-sized businesses, with a greater value proposition than most other major media. Our directory advertisements allow our advertisers to reach a broad target audience, providing a permanent reference source to search for particular products and services.

      Strong sales performance. We believe that we exceeded the industry averages in 2002 by achieving a customer renewal rate of 92%, local market penetration of 37% and printed revenue per local sales representative of $1.3 million.

      Strong financial profile with stable cash flow. Our business benefits from consistent revenue and cash flow, high margins and low capital expenditure requirements.

      Diversified customer base. We have a large diversified customer base. We believe that the diversity of our customer base helps mitigate the effect of a downturn in any particular sector of the economy or geographic area within our states of operation.

      Experienced management team. We have assembled a strong and experienced senior management team with an average of 24 years of experience in their respective areas of expertise. Dex Media employs all of our senior management and makes them available to us and Dex Media East.

      Strong sponsorship. Our sponsors, The Carlyle Group and Welsh, Carson, Anderson & Stowe, which we refer to collectively as the Sponsors, are both leading equity investor firms and are among the largest private equity groups in the world. The firms have extensive investment experience in the media, communications and business services industries.

Business Strategy

      We intend to use our leading market position to further grow our core directory business and identify opportunities to enhance the value proposition that we offer our advertisers. In executing this strategy, we will rely on the core strengths of our business, including our sales practices, long-term relationships with our customers and the significant brand awareness that we enjoy as the result of our incumbent status. The principal elements of our business strategy will continue to include:

•	increasing sales of our existing products by improving sales productivity;

•	increasing the retention rate of existing customers and acquiring new customers with more sophisticated pricing approaches;

•	utilizing state-of-the-art software, hardware and business practices to collect, enhance and distribute our advertiser content efficiently through a variety of media, including via the Internet and other electronic platforms; and

•	introducing and selling new products that provide enhanced value to businesses and consumers, focusing on white pages and awareness products.

The Sponsors

      The Carlyle Group is a global private equity firm with more than $17.5 billion under management. Carlyle invests in buyouts, venture, real estate, high yield, and turnarounds in North America, Europe, and Asia, focusing on aerospace & defense, automotive, consumer & industrial, energy & power, healthcare, technology & business services, telecommunications & media, and transportation. Since 1987, the firm has invested $10.4 billion of equity in 306 transactions. Carlyle employs more than 500 people in 12 countries.

      Welsh, Carson, Anderson & Stowe, or WCAS, is one of the largest private equity firms in the United States and the largest in the world focused exclusively on investments in the communications, information services and healthcare services industries. WCAS has more than $12 billion in total assets under management and, since its founding in 1979, has completed more than 100 management buyouts and initial investments.

The Transactions

      The transactions summarized below, pursuant to which we became a stand-alone company, include the acquisition of Dex West, the issuance of the outstanding notes, borrowings under our credit facilities and the equity contribution by the Sponsors and their assignees and designees. We refer to these transactions in this prospectus as the transactions related to the acquisition of Dex West. While an understanding of the transactions summarized below is important to your understanding of our future cost structure, results of operations, financial position and cash flows, the transactions do not directly impact your decision as to whether or not to participate in the exchange offer or our future corporate structure.

      On August 19, 2002, Dex Holdings LLC, the parent of Dex Media, Inc., entered into two purchase agreements with Qwest to acquire the directory businesses of Qwest Dex, the directory services subsidiary of Qwest, for an aggregate consideration of $7.05 billion (excluding fees and expenses and subject to adjustments relating to working capital levels). The acquisition was structured to be completed in two phases to accommodate the regulatory requirements in the applicable states. In the first phase, consummated on November 8, 2002, Dex Media East acquired Qwest Dex’s directory businesses in the Dex East States for a total consideration to Seller of approximately $2.753 billion (excluding fees and expenses), which it currently operates. In 2002, Dex Media East published 150 directories and distributed approximately 19 million copies of these directories in metropolitan areas and local communities in the Dex East States. As of December 31, 2002, Dex Media East had a total of 201,000 local advertising customers consisting primarily of small and medium-sized businesses. In the second phase, consummated on September 9, 2003, we acquired Qwest Dex’s directory businesses in the Dex West States, which we currently operate, for a total consideration to Seller of approximately $4.297 billion (excluding fees and expenses), of which Dex Media East paid $210 million.

      On August 29, 2003, we consummated the offering of the outstanding notes and deposited the proceeds of the outstanding senior note offering and the outstanding senior subordinated note offering in separate escrow accounts for the benefit of the senior note holders and the senior subordinated note holders, respectively. The escrow agent released the escrow proceeds to us on September 9, 2003 and we used the net escrow proceeds to fund a portion of the purchase price for the acquisition of Dex West.

      Upon the consummation of the acquisition on September 9, 2003, we became a stand-alone company. In this prospectus, we have made certain estimates of stand-alone costs associated with operating as a separate entity from Qwest. See “Unaudited Pro Forma Financial Information.”

      In connection with the acquisition of Dex West, Qwest LEC granted us the exclusive right to be its and its successors’ and assignees’ official directory publisher in the Dex West States until November 7, 2052. In addition, Qwest LEC has agreed not to compete with us in the directory products business in the Dex West States until November 7, 2042.

      Management personnel providing services to us are currently employed by Dex Media and made available to us and Dex Media East. Non-management personnel providing services to us are currently employed by Dex Media Service LLC, a bankruptcy-remote entity owned 49% by Dex Media West, Inc., 49% by Dex Media East, Inc. and 2% by Dex Media, Inc. and are made available to us and Dex Media East. In the case of management personnel and non-management personnel providing services solely to us, 100% of the actual cost incurred to employ such individuals is allocated to us. If an individual provides services both to us and to Dex Media East, to the extent that a specified percentage of use of such shared individual can be determined, our specified portion of the actual cost incurred to employ such individuals is allocated to us. All other portions of the actual cost incurred to employ the shared individuals that cannot be allocated as described above are allocated between us and Dex Media East in proportion to our relative revenues. See “The Transactions — Agreements between Us and Our Affiliates — Employee Cost Sharing Agreement.”

      The following table sets forth the estimated sources and uses of funds for the acquisition of Dex West. Actual amounts may vary from assumed amounts based on adjustments relating to working capital and final fees and expenses.

Sources		Uses

	(In millions)		(In millions)
Revolving credit facility(1)	$53	Total consideration to Seller	$4,290
Tranche A term loan facility	960	Working capital	30
Tranche B term loan facility	1,200	Estimated fees and expenses	180
Outstanding senior notes	385
Outstanding senior subordinated notes	780
Cash equity	1,122

Total sources	$4,500	Total uses	$4,500

(1)	Total availability of $100 million. As of September 30, 2003, we had approximately $100 million available under our revolving credit facility.

Recent Developments

      During the period from September 30, 2003 through December 31, 2003, we repaid approximately $95 million of borrowings under our credit facilities.

      On November 10, 2003, our indirect parent, Dex Media, issued $500 million in aggregate principal amount of 8% Notes due 2013 and $389 million in aggregate principal amount at maturity of 9% Discount Notes due 2013. Dex Media distributed the gross proceeds of the offering, approximately $750 million, to its parent. On February 11, 2004, Dex Media issued $361 million in aggregate principal amount at maturity of 9% Discount Notes due 2013, collectively with the notes issued on November 11, 2003, the parent notes. Dex Media distributed the gross proceeds of the offering, approximately $250 million, to its parent. The parent notes will be serviced and repaid from dividends to Dex Media from us and Dex Media East, subject to restrictions contained in our respective debt agreements. Dex Media, our indirect parent, depends on dividends from us and Dex Media East to meet debt service and repayment obligations relating to the parent notes. If we and/or Dex Media East are not able to pay dividends to Dex Media in an amount necessary to meet Dex Media’s debt service and repayment obligations relating to the parent notes, Dex Media may be forced to seek protection under U.S. bankruptcy laws, which could materially adversely affect us. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Corporate Structure

      Dex Media’s corporate structure is as follows:

(1)	Employer of Dex Media West and Dex Media East non-management personnel since January 1, 2004.

The Offering

      On August 29, 2003, we and Dex West Finance completed an offering of $385 million in aggregate principal amount of 8 1/2% Senior Notes due 2010 and $780 million in aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2013, which was exempt from registration under the Securities Act.

Outstanding Notes	We and Dex West Finance sold the outstanding notes to J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Wachovia Capital Markets, LLC, Bear, Stearns & Co. Inc., Credit Lyonnais Securities (USA) Inc., ING Financial Markets LLC, The Royal Bank of Scotland plc and Scotia Capital (USA) Inc., the initial purchasers, on August 29, 2003. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Registration Rights Agreements	In connection with the sale of the outstanding notes, we and Dex West Finance entered into registration rights agreements with the initial purchasers. Under the terms of those agreements, we each agreed to:

• use all commercially reasonable efforts to file a registration statement for the exchange offer and to consummate the exchange offer within 270 days after the acquisition of Dex West;

• use all commercially reasonable efforts to consummate the exchange offer within 60 days after the effective date of our registration statement; and

• file a shelf registration statement for the sale of the outstanding notes under certain circumstances and use all commercially reasonable efforts to cause such shelf registration statement to become effective under the Securities Act.

If we or Dex West Finance do not meet one of these requirements, we and Dex West Finance must pay additional interest on the outstanding notes at 0.25% per annum for the first 90-day period, increasing by an additional 0.25% per annum with respect to each 90-day period until the exchange offer is completed or the shelf registration statement is declared effective, up to a maximum of 1.0% per annum of the principal amount of the notes. The exchange offer is being made pursuant to the registration rights agreements and is intended to satisfy the rights granted under the registration rights agreements, which rights terminate upon completion of the exchange offer.

The Exchange Offer

      The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$385 million in aggregate principal amount of 8 1/2% Series B Senior Notes due 2010 and $780 million in aggregate principal amount of 9 7/8% Series B Senior Subordinated Notes due 2013.

Exchange Offer	The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on , 2004. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

• the exchange notes bear a series B designation and a different CUSIP number than the outstanding notes; and

• the holders of the exchange notes will not be entitled to certain rights under the registration rights agreements, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

See “The Exchange Offer.”

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on , 2004, unless we decide to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

By executing the letter of transmittal, you will represent to us that, among other things:

• any exchange notes to be received by you will be acquired in the ordinary course of business;

• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

• you are not an “affiliate” (within the meaning of Rule 405 under Securities Act) of Dex Media West or Dex West Finance; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer — Procedures for Tendering Outstanding Notes” and “Plan of Distribution.”

Effect of Not Tendering	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See “The Exchange Offer — Effect of Not Tendering.”

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes or, if no interest has been paid, from August 29, 2003. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

Federal Tax Consequences	There will be no federal income tax consequences to you if you exchange your outstanding notes for exchange notes in the exchange offer. See “Material Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the indentures, is serving as exchange agent in connection with the exchange offer.

Terms of the Exchange Notes

      The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see “Description of Senior Exchange Notes” and “Description of Senior Subordinated Exchange Notes.”

Issuers	Dex Media West LLC, a Delaware limited liability company, and Dex Media West Finance Co., a Delaware corporation.

Securities	$385 million in aggregate principal amount of 8 1/2% Series B Senior Notes due 2010.

$780 million in aggregate principal amount of 9 7/8% Series B Senior Subordinated Notes due 2013.

Maturity	August 15, 2010 for the senior exchange notes and August 15, 2013 for the senior subordinated exchange notes.

Interest Payment Dates	February 15 and August 15 of each year, commencing on February 15, 2004.

Guarantees	The senior notes will be guaranteed on a senior unsecured basis, and the senior subordinated notes will be guaranteed on a senior subordinated unsecured basis, by each of our future subsidiaries that is a guarantor or direct borrower under our credit facilities, if any. We currently do not have any subsidiaries other than Dex West Finance, which is a co-issuer of the notes.

Ranking	The senior exchange notes will be senior unsecured obligations of the Issuers and will:

• rank equally in right of payment to all existing and future senior indebtedness of the Issuers;

• rank senior in right of payment to all existing and future senior subordinated indebtedness and subordinated indebtedness of the Issuers;

• be effectively subordinated in right of payment to the secured debt of the Issuers by virtue of the secured creditors’ security interest in the assets securing the secured debt, to the extent of the value of the assets securing such debt; and

• be structurally subordinated to all liabilities and preferred stock of each of the Issuers’ future direct and indirect subsidiaries that do not guarantee the senior notes.

Similarly, any future senior exchange note guarantees will be senior unsecured obligations of the guarantors and will:

• rank equally in right of payment to all of the applicable guarantor’s senior indebtedness;

• rank senior in right of payment to all of the applicable guarantor’s senior subordinated indebtedness and subordinated indebtedness;

• be effectively subordinated in right of payment to all secured debt of such guarantor by virtue of the secured creditors’ security interest in the assets securing the secured debt, to the extent of the value of the assets securing such debt; and

• be structurally subordinated to all liabilities and preferred stock of any subsidiary of a guarantor if that subsidiary is not a guarantor.

The senior subordinated exchange notes will be senior subordinated unsecured obligations of the Issuers and will:

• rank junior in right of payment to all existing and future senior indebtedness of the Issuers;

• rank equally in right of payment with all existing and future senior subordinated indebtedness of the Issuers;

• rank senior in right of payment to all future subordinated indebtedness of the Issuers;

• be effectively subordinated in right of payment to secured debt of the Issuers by virtue of the secured creditors’ security interest in the assets securing the secured debt, to the extent of the value of the assets securing such debt; and

• be structurally subordinated to all liabilities and preferred stock of each of the Issuers’ future subsidiaries that do not guarantee the senior subordinated notes.

Similarly, any future senior subordinated exchange note guarantees will be senior subordinated unsecured obligations of the guarantors and will:

• rank junior in right of payment to all of the applicable guarantor’s senior indebtedness;

• rank equally in right of payment with all of the applicable guarantor’s senior subordinated indebtedness;

• rank senior in right of payment to all of the applicable guarantor’s future subordinated indebtedness;

• be effectively subordinated in right of payment to all secured debt of such guarantor by virtue of the secured creditors’ security interest in the assets securing the secured debt, to the extent of the value of the assets securing such debt; and

• be structurally subordinated to all liabilities and preferred stock of any subsidiary of a guarantor if that subsidiary is not a guarantor.

As of September 30, 2003, (1) the aggregate amount of senior indebtedness of the Issuers was approximately $2,518 million, including the senior notes, of which approximately $2,133 million was secured indebtedness (exclusive of unused commitments under our credit facilities), (2) approximately $100 million was available for additional borrowing under our revolving credit facility, all of which would have been secured indebtedness, (3) the Issuers had no senior subordinated indebtedness, other than the $780 million of senior subordinated notes, and no subordinated indebtedness, and (4) Dex West Finance had no indebtedness other than the notes and its guarantee under our credit facilities.

Optional Redemption	We may redeem some or all of each series of exchange notes at any time at the redemption prices listed under “Description of Senior Exchange Notes — Optional Redemption” and “Description of Senior Subordinated Exchange Notes — Optional Redemption,” respectively.

In addition, before August 15, 2006, we may redeem up to 35% of each of the senior exchange notes and the senior subordinated exchange notes with the net cash proceeds from certain equity offerings at the prices listed under “Description of Senior Exchange Notes — Optional Redemption” and “Description of Senior Subordinated Exchange Notes — Optional Redemption,” respectively.

Change of Control	Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the exchange notes of an issue as described above, you will have the right to require us to purchase all or a portion of your exchange notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Senior Exchange Notes — Change of Control” and “Description of Senior Subordinated Exchange Notes — Change of Control.”

Covenants	The indentures governing the exchange notes contain covenants that will impose significant restrictions on our business. The restrictions these covenants place on us, Dex West Finance and our future restricted subsidiaries (which include any future subsidiary that we form or acquire and do not subsequently designate as a restricted subsidiary in accordance with the provisions set forth in the indentures (see “Description of Senior Exchange Notes — Certain Definitions — Unrestricted Subsidiary” and “Description of Senior Subordinated Exchange Notes — Certain Definitions — Unrestricted Subsidiary”)) include limitations on our ability and the ability of our future restricted subsidiaries to:

• incur additional indebtedness;

• pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

• sell assets, including capital stock of future restricted subsidiaries;

• agree to payment restrictions affecting our future restricted subsidiaries;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

• enter into transactions with our affiliates; and

• designate any of our future subsidiaries as unrestricted subsidiaries.

In addition, the indenture governing the senior exchange notes limits our ability and the ability of our future restricted subsidiaries to incur liens.

No Public Market for the Exchange Notes	The exchange notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice. See “Plan of Distribution.”

Risk Factors

      You should carefully consider all the information in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning immediately after this “Prospectus Summary.”

      Our principal executive offices are located at 198 Inverness Drive West, Englewood, Colorado 80112. Our telephone number is (303) 784-2900.

Summary Historical and Pro Forma Financial Data

      The summary historical Predecessor financial data as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 have been derived from our combined financial statements and related notes thereto, included elsewhere in this prospectus, which have been audited by KPMG LLP, independent auditors. The summary historical Predecessor financial data as of December 31, 2000 have been derived from our combined financial statements and related notes thereto, which have been audited by KPMG LLP, independent auditors. The summary historical Predecessor financial data as of September 30, 2002, and for the Predecessor nine month period ended September 30, 2002 and the Predecessor Period from January 1 to September 9, 2003 have been derived from our unaudited combined financial statements and related notes thereto, which have been prepared on a basis consistent with our annual combined financial statements. The summary historical financial data as of September 30, 2003 and for the Successor Period from September 10, 2003 to September 30, 2003 have been derived from our unaudited consolidated financial statements and related notes thereto, included elsewhere in this prospectus. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the Predecessor Period and the Successor Period are not necessarily indicative of the results to be expected for the full year or any future period.

      The summary Dex Media West pro forma financial data for the year ended December 31, 2002 and for the nine months ended September 30, 2003 have been prepared to give pro forma effect to the transactions related to the acquisition of Dex West as if it had occurred on January 1, 2002.

      Because our relationship with Qwest Dex Holdings and Qwest Dex, as well as Qwest and its other affiliates, changed as a result of the acquisition of Dex West, we expect that our cost structure will change from that reflected in our summary historical operating results. These cost structure changes are reflected in our pro forma financial data. As a result, our summary historical results of operations, financial position and cash flows would have been different if we had operated as a stand-alone company without the shared resources of Qwest and its affiliates. The summary pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions related to the acquisition of Dex West actually been consummated on the dates indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period. The following data should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Transactions” and our consolidated and combined financial statements and related notes thereto included elsewhere in this prospectus.

Dex Media
Predecessor	West LLC	Predecessor	Dex Media West LLC

Unaudited
Unaudited	Pro Forma
Pro Forma	Nine Months	Period from	Period from	Nine Months
(Dollars in millions, other	Year Ended December 31,	Year Ended	Ended	January 1 to	September 10 to	Ended
than printed revenue per	December 31,	September 30,	September 9,	September 30,	September 30,
local advertiser)	2000	2001	2002	2002	2002	2003	2003	2003

Statement of income data:
Revenue(a)	$844	$880	$900	$900	$673	$630	$15	$685
Cost of revenue(a)	302	273	281	281	211	193	5	209
General and administrative expense	74	75	94	96	65	74	7	83
Depreciation and amortization expense	20	17	16	260	13	8	15	206
Merger-related expenses(b)	6	5	—	—	—	—	—	—
Impairment charges(c)	—	9	—	—	—	—	—	—

Total operating expenses	402	379	391	637	289	275	27	498

Operating income	442	501	509	263	384	355	(12)	187
Other (income) expense: Interest income	(1)	(3)	(1)	—	(1)	(2)	—	—
Interest expense(d)(g)	182	166	145	215	108	114	17	160
Other (income) expense, net(e)	(19)	8	—	—	—	—	—	—
Provision for income taxes	106	124	138	19	104	91	(11)	11

Net income	174	206	227	29	173	152	(18)	16
Other financial data:
EBITDA(f)(g)	$482	$513	$526	$523	$398	$365	$3	$393
Capital expenditures	26	12	20	n/a	14	15	2	n/a
Cash paid for interest	184	168	150	196	120	67	1	146
Ratio of earnings to fixed charges(h)	2.5	x	3.0	x	3.5	x	1.2	x	3.5	x	3.1	x	n/a	1.2	x
Other operational data:
Number of local advertisers (at period end)	238,094	231,827	225,012	225,012	n/a	n/a	n/a	n/a
Printed revenue per local advertiser	$2,902	$3,093	$3,302	$3,302	n/a	n/a	n/a	n/a
Local advertiser renewal rate	93%	93%	92%	92%	n/a	n/a	n/a	n/a
Number of directories published	117	119	121	121	89	77	11	88
Balance sheet data (at period end):
Total cash and cash equivalents	$11	$64	$161	$—	n/a	$8
Working capital (deficit)(i)	(2,245)	(1,917)	(525)	(1,677)	n/a	48
Total assets	392	418	576	394	n/a	4,547
Total senior debt	—	—	—	—	n/a	2,518
Total debt(j)	2,375	2,062	750	1,742	n/a	3,298
Owner’s (deficit) equity	(2,207)	(1,886)	(472)	(1,619)	n/a	1,081

(a)	We estimate that our revenue and cost of revenue for the twelve months following the consummation of the acquisition of Dex West will be approximately $121 million and $32 million lower, respectively, than our revenue and cost of revenue would have been if we had not consummated the acquisition because the acquisition has been accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published will not be carried over to our balance sheet. The purchase method of accounting for the acquisition of Dex West will not affect our revenue and directory costs in periods subsequent to this twelve-month period. This purchase accounting adjustment is non-recurring and has no impact on cash flows.

(b)	Merger-related expenses reflect expenses incurred in connection with Qwest’s acquisition of U S WEST, or the “Merger,” including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Merger, severance and employee-related expenses and rebranding expenses.

(c)	Impairment charges reflect capitalized software costs that were written off as certain internal software projects were discontinued.

(d)	Prior to November 2002, historical interest expense includes interest on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to us. Note 2(a) to our combined financial statements included in this prospectus sets forth additional information regarding this apportionment. Subsequent to September 2002 and prior to September 9, 2003, historical interest expense includes the interest on $750 million in debt issued by Qwest Dex and amortization of debt issuance costs. Subsequent to September 9, 2003, interest expense includes interest on our credit facilities and the outstanding notes and includes $1 million of amortization of debt issuance costs relating to our credit facilities and the outstanding notes.

(e)	In 2000, other (income) expense includes a $21 million gain related to sale of investments, net of $2 million of other expense. In 2001, other (income) expense represents an $8 million loss related to other than temporary declines in the value of certain investments.

(f)	EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense.

      The following table summarizes the calculation of EBITDA for the periods indicated:

				Dex Media
	Predecessor			West LLC	Predecessor		Dex Media West LLC

								Unaudited
				Unaudited				Pro Forma
	Year Ended			Pro Forma	Nine Months	Period from	Period from	Nine Months
	December 31,			Year Ended	Ended	January 1 to	September 10 to	Ended
				December 31,	September 30,	September 9,	September 30,	September 30,
	2000	2001	2002	2002	2002	2003	2003	2003

	(In millions)
Net income	$174	$206	$227	$29	$173	$152	$(18)	$16
Adjustments to net income:
Income taxes	106	124	138	19	104	91	(11)	11
Interest expense	182	166	145	215	108	114	17	160
Depreciation and amortization	20	17	16	260	13	8	15	206

EBITDA	$482	$513	$526	$523	$398	$365	$3	$393

Management uses EBITDA as a measure of operating performance of its directory publishing business. Excluding certain items from net income allows management to view trends and changes in margins and pre-tax profitability, excluding the effects of interest expense, and amortization of intangible assets recorded in the acquisition and depreciation of property and equipment. EBITDA is also used by management to assess the ability of Dex Media West to satisfy our debt service, capital expenditures and working capital requirements, and to assess certain covenants in our borrowing arrangements that are tied to similar measures. However, EBITDA presented in this prospectus is calculated in a different manner than comparable terms in our debt agreements.

The use of EBITDA instead of net income has limitations, including the inability to determine profitability, the exclusion of interest expense and significant cash requirements associated therewith, and the exclusion of income tax expenses or benefits which ultimately may be realized through the payment or receipt of cash. Amortization expense, although a material component of net income, will be comprised substantially of amortization of acquired intangible assets by Dex Media West. Management believes it is acceptable to exclude depreciation and amortization from net income because Dex West has not historically been required to invest significant amounts in property, plant or equipment in its primary business. Net income and a reconciliation of net income to EBITDA are provided above to compensate for these material limitations.

EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. While EBITDA and similar variations thereof are frequently used as a measure of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

(g)	The pro forma interest expense reflects an interest rate of 8 1/2% for the outstanding senior notes, an interest rate of 9 7/8% for the outstanding senior subordinated notes, an estimated interest expense relating to our credit facilities (including the commitment fees on the unused portion of our revolving credit facility) and amortization of related debt issuance costs. For the calculation of cash paid for interest with respect to our credit facilities, we used a weighted average interest rate of 4.0% and an average London Interbank Offered Rate (“LIBOR”) of 1.1%.

LIBOR interest rates have fluctuated significantly in recent years. If we had assumed a LIBOR interest rate of 3% in calculating the pro forma interest expense for our credit facilities, pro forma interest expense would have increased by $42 million and $32 million for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively.

(h)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of the interest within rental expense. For the period from September 10, 2003 to September 30, 2003, earnings were inadequate to cover fixed charges. The deficiency was $29 million.

(i)	Working capital is defined as current assets less current liabilities. For predecessor periods, working capital includes cash and short-term borrowings from affiliates that were not acquired or assumed by Dex Media West from Qwest Dex. These short-term borrowings were eliminated after the consummation of the transactions related to the acquisition of Dex West. The following table summarizes the effects of these items on working capital for the periods indicated:

	Predecessor

				Nine Months
	Year Ended December 31,			Ended
				September 30,
	2000	2001	2002	2002

	(In millions)
Working capital (deficit)	$(2,245)	$(1,917)	$(525)	$(1,677)
Cash and cash equivalents	(11)	(64)	(161)	—
Short term borrowings	2,375	2,062	750	1,742

Working capital, excluding cash and short-term borrowings	$119	$81	$64	$65

Working capital, excluding cash and short-term borrowings is included in this prospectus to provide additional information with respect to the working capital of Dex Media West, as it excludes cash and short-term borrowings that were not acquired or assumed by Dex Media West from Qwest Dex. Working capital, excluding cash and short term borrowings, is not calculated under generally accepted accounting principles, or GAAP, and should not be considered in isolation or as a substitute for working capital prepared in accordance with GAAP. In addition, working capital, excluding cash and short term borrowings, as presented is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

(j)	Prior to November 2002, total debt includes that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to us. Note 2(a) to our combined financial statements included in this prospectus sets forth additional information regarding this apportionment. Subsequent to September 2002 and prior to September 9, 2003, total debt includes the $750 million of debt issued by Qwest Dex. Subsequent to September 9, 2003, total debt consists of our credit facilities with JP Morgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents.

RISK FACTORS

      You should carefully consider the risks described below as well as the other information contained in this prospectus before making a decision to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

The loss of any of our key agreements with Qwest LEC could have a material adverse effect on our business.

      In connection with the transactions related to the acquisition of Dex West, we entered into several agreements with Qwest LEC, including a publishing agreement, a non-competition agreement and a billing and collection services agreement. Under the publishing agreement, we are the exclusive official publisher of directories for Qwest LEC, the local exchange carrier subsidiary of Qwest, in the Dex West States until November 7, 2052. We believe that acting as the exclusive official publisher of directories for the incumbent telephone company provides us with a competitive advantage. Under the non-competition agreement, Qwest LEC agreed until November 7, 2042 not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex West States in which Qwest LEC provides local telephone service that are directed primarily at customers in those geographic areas. Under the billing and collection services agreement, Qwest LEC agreed until November 7, 2004 to continue to bill and collect, on our behalf, amounts owed by customers in connection with our directory services and purchase the associated accounts receivable from us. In 2002, Qwest LEC billed approximately 53% of our local customer billings on our behalf as part of Qwest LEC’s telephone bill and held these collections in joint accounts with Qwest LEC’s own collections. The termination of any of these agreements or the failure by Qwest LEC to satisfy its obligations under these agreements could have a material adverse effect on our business. See “The Transactions — Agreements Between Us or Dex Media and Qwest LEC and/or Qwest.”

      Qwest is currently highly leveraged and has a significant amount of debt service obligations over the near term and thereafter. In addition, Qwest has faced and may continue to face significant liquidity issues as well as issues relating to its compliance with certain covenants contained in the agreements governing its indebtedness. Based on Qwest’s public filings and announcements, Qwest has recently taken measures to improve its near-term liquidity and covenant compliance by (1) amending and restating its credit facility, (2) consummating the sale of Dex West to us, the funds of which were used to pre-fund substantial cash requirements of Qwest, (3) reducing debt principal through private debt exchanges, and (4) obtaining $1.75 billion in financing at Qwest LEC to refinance debt due in 2003 and fund Qwest LEC’s business needs. However, Qwest still has a substantial amount of indebtedness outstanding and substantial debt service requirements. Consequently, it may be unable to meet its debt service obligations without obtaining additional financing or improving operating cash flow.

      Accordingly, while we believe these factors may have mitigated Qwest’s near term liquidity issues, we cannot assure you that Qwest will not ultimately seek protection under U.S. bankruptcy laws. If Qwest were forced to seek such protection, Qwest LEC, which is controlled by Qwest, might also seek bankruptcy protection notwithstanding the facts that Qwest LEC has substantially less outstanding debt (according to its public filings), may be solvent and Qwest LEC’s own creditors may object to such action. In addition, Qwest LEC is a highly regulated entity and we cannot predict what action, if any, regulatory authorities may take in response to any such actions by Qwest or Qwest LEC. In any such proceeding, our agreements with Qwest LEC, and Qwest LEC’s ability to provide the services under those agreements, could be adversely impacted. For example:

•	Qwest LEC, or a trustee acting on its behalf, could seek to reject our agreements with Qwest LEC as “executory” contracts under U.S. bankruptcy law. If the bankruptcy court were to hold that any such contracts are executory, Qwest LEC would be able to avoid its obligations under such contracts and we would have a claim for substantial liquidated damages against the bankruptcy estate, which may or may not be paid in the proceeding. Loss of substantial rights under these agreements could effectively require us to operate our business as an independent directory business, which could have a material adverse effect on our business.

•	Qwest LEC could seek to sell certain of its assets, including the assets relating to Qwest LEC’s local telephone business, to third parties pursuant to the approval of the bankruptcy court. In such case, any third parties acquiring Qwest LEC’s assets would be required pursuant to current laws and orders of certain government entities to publish and deliver white pages directories in every area in which the third parties provide local telephone service. While the third party purchasers in any such asset sale could elect to keep our agreements with Qwest LEC in place or to enter into similar contracts with us, making us their outsourced publisher, they might not be required to do so, although such action would give us a claim for substantial liquidated damages against the bankruptcy estate. Therefore, the purchaser of any such assets might be able to avoid, among other things, our publishing agreement and non-competition agreement with Qwest LEC.

•	We may have difficulties obtaining the funds collected by Qwest LEC on our behalf pursuant to the billing and collection services agreement at the time such proceeding is instituted, although pursuant to such agreement, Qwest LEC prepares settlement statements 10 times per month for each state in the Dex West States summarizing the amounts due to us and purchases our accounts receivable billed by it within approximately nine business days following such settlement date. Further, if Qwest LEC continued to bill our customers pursuant to the billing and collection services agreement following any such bankruptcy filing, customers of Qwest LEC may be less likely to pay on time, or at all, bills received, including the amount owed to us. Qwest LEC has completed the preparation of its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so. See “The Transactions — Agreements between Us or Dex Media and Qwest LEC and/or Qwest — Billing and Collection Services Agreement.”

We operate in the competitive directory advertising industry.

      The U.S. directory advertising industry is competitive. There are a number of independent directory publishers, such as TransWestern Publishing Company LLC and the U.S. business of Yell Group Ltd., with which we compete in one or more of the Dex West States. In addition, we compete with other directory publishers in some of our markets, including local exchange carriers such as Verizon Communications Inc. and SBC Communications Inc., and these other directory publishers could elect to publish directories in the future in any of our markets in which they do not currently publish directories. Through our Internet-based directory, we compete with these publishers and with other Internet sites providing classified directory information, such as Switchboard.com, Lawyers.com, Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!, Google, MSN, AOL, and Ask Jeeves, some of which have entered into affiliate agreements with other major directory publishers. We cannot assure you that we will be able to compete effectively with these other companies, some of which may have greater resources than we do, for advertising in the future. In addition, we compete against other media, including newspapers, radio, television, the Internet, billboards and direct mail, for business and professional advertising, and we cannot assure you that we will be able to compete successfully against these and other media for such advertising.

      The Telecommunications Act of 1996 effectively opened local telephone markets to increased competition. Consequently, there can be no assurance that Qwest LEC will remain the dominant local telephone service provider in its local service area. If Qwest LEC were no longer the dominant local telephone service provider in its local service area, we may not realize some of the anticipated benefits under our publishing agreement with Qwest LEC, which could have a material adverse effect on our business.

We could be materially adversely affected by declining usage of printed yellow pages directories.

      Based on industry sources, we believe that overall usage of printed yellow pages directories in the United States declined by a compound annual rate of approximately 3.98% between 1998 and 2002. During that same period, we believe that the overall usage of Qwest Dex’s printed yellow pages directories in the Dex West States declined as well. Notwithstanding these declines in usage, we have been able to increase our annual revenue during that same period by a compound annual growth rate of approximately 4.56% through, among other things, increases in our advertising prices and the average size of advertisements.

      There can be no assurance that usage of our yellow pages directories will not continue to decline at the existing rate or more severely. In addition, there can be no assurance that we will be able to continue to increase prices or the average size of our advertisements in the future. Several factors, including the publication of competing directories and the increased usage of Internet-based directories, could cause usage of our printed directories to continue to decline.

      Any declines in usage could:

•	impair our ability to maintain or increase our advertising prices;

•	cause businesses that purchase advertising in our yellow pages directories to reduce or discontinue those purchases; and

•	discourage businesses that do not purchase advertising in our yellow pages directories from doing so.

      Although we believe that the decline in the usage of our printed directories will be offset in part by an increase in usage of our Internet-based directory, we cannot assure you that we will be able to provide services over the Internet successfully or to compete successfully with other Internet-based directory services. Any of the factors that may contribute to a decline in usage of our printed directories, or a combination of them, could impair our revenue and have a material adverse effect on our business.

Qwest, the former owner of our business, is the subject of ongoing investigations by the SEC and the U.S. Attorney’s office.

      On March 8, 2002, Qwest, the former owner of our business, received a request from the Denver regional office of the SEC to voluntarily produce documents and information as part of an informal inquiry into certain of its accounting practices. On April 3, 2002, the SEC issued an order authorizing a formal investigation of Qwest. The matters under investigation include, among others, the revenue recognition practices of Qwest Dex. In filings made with the SEC, Qwest and Qwest Dex have stated that they are continuing to cooperate with the ongoing SEC investigation. In connection with the SEC investigation, Qwest employees have provided testimony to the SEC. Qwest employees have also testified before Congress. We also understand that the SEC has asked or may ask certain other employees of Qwest to provide testimony. In addition, two former Chief Executive Officers (one of whom is our current Chief Executive Officer) and two former Chief Financial Officers (one of whom is our current Vice President, Financial Planning and Analysis) of Qwest Dex were subpoenaed in August 2002 and have provided documents and testimony to the SEC. In the investigation, the SEC may issue additional subpoenas seeking documents and/or testimony from other current and former Qwest Dex employees. We cannot assure you that the SEC investigation will not result in any enforcement action against Qwest Dex, its employees or those of our employees who were formerly employees of Qwest Dex.

      Prior to 1999, Qwest Dex (then known as U S WEST Dex) recognized revenue and expenses related to publishing directories using the deferral and amortization method of accounting. Under that accounting method, revenue and expenses were recognized over the lives of the directories, which typically were 12 months. Effective as of the first quarter of 1999, Qwest Dex changed to the point of publication method of accounting, under which revenue and expenses were recognized when a directory was published. In August 2002, Qwest Dex reassessed this method. Based on: (1) a current view of the policy, (2) the interpretive guidance the SEC Staff issued in 1999 in Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), and (3) consultation with Qwest Dex’s current auditors, Qwest Dex determined that the change to the point of publication method was not a change to an appropriate or preferable method of accounting pursuant to Accounting Principles Board Opinion No. 20, “Accounting Changes,” for Qwest Dex’s revenue and expenses. As discussed in Qwest’s public filings, Qwest Dex believes that pursuant to SAB 101, the “deferral and amortization method” is appropriate under Qwest Dex’s circumstances because there is a continuing obligation to the advertisers to maintain the directory in circulation and because the publication dates for directories can be changed. As discussed in Qwest’s public filings, based on several factors, including comments received from the Staff of the Division of Corporation Finance of the SEC during the review of Qwest’s proposed shelf registration statement and its 10-K for the year ended December 31, 2001, Qwest recently restated its consolidated financial statements for 2000 and 2001. According to Qwest’s public announcement, such restatements have, among other things, corrected certain matters relating to the accounting treatment of the sale by Qwest of optical capacity assets, the sale of equipment by Qwest to certain customers, and Qwest Dex’s use of the point of publication method of accounting.

      Our audited combined financial statements included in this prospectus have been prepared on the basis of the deferral and amortization method of accounting. As a result, we believe that our audited combined financial statements included in this prospectus address all of the comments relating to Qwest Dex’s directory publishing business that the Staff of the Division of Corporation Finance of the SEC has raised to date. There can be no assurances, however, that the Staff of the SEC will not raise additional issues in the course of its investigation of Qwest or otherwise. Any such issues might impact the accounting policies and procedures of the Qwest Dex business, which could require us to revise or restate our combined financial statements.

      In addition, on July 9, 2002, Qwest was informed by the U.S. Attorney’s Office for the District of Colorado that it had begun a criminal investigation of Qwest. Although the U.S. Attorney’s Office has not disclosed the subject matter of the investigation, it has indicated that it is investigating the matters under inquiry in the SEC investigation, which include Qwest Dex’s recognition of revenue under the point of publication method. It is not clear whether this investigation involves the business or management of Qwest Dex’s directory business (other than its former revenue recognition policy) or employees who historically worked for the Qwest Dex business, most of whom are now our employees. We do not have any knowledge that former employees of Qwest Dex, most of whom are now our employees, are the subject of the U.S. Attorney’s investigation. None of the former employees of Qwest Dex have informed us that they are the targets of the U.S. Attorney’s investigation or have been contacted by the U.S. Attorney’s office in connection with the investigation.

      Although we acquired only the assets of the Qwest Dex business located in the Dex West States and not the Qwest Dex corporate entity and we did not assume in the acquisition of Dex West any liabilities relating to the SEC or the U.S. Attorney’s Office investigations, there can be no assurances that these investigations or other investigations will not have a material adverse effect on our business.

Dex Media, our indirect parent, depends on dividends from us and Dex Media East to meet debt service and repayment obligations relating to the parent notes. If we and/or Dex Media East are not able to pay dividends to Dex Media in an amount necessary to meet Dex Media’s debt service and repayment obligations relating to the parent notes, Dex Media may be forced to seek protection under U.S. bankruptcy laws, which could materially adversely affect us.

      On November 10, 2003, our indirect parent, Dex Media, issued $500 million in aggregate principal amount of 8% Notes due 2013 and $389 million in aggregate principal amount at maturity of 9% Discount Notes due 2013. Dex Media distributed the gross proceeds of the offering, approximately $750 million, to its parent. On February 11, 2004, Dex Media issued $361 million in aggregate principal amount at maturity of 9% Discount Notes due 2013, which we refer to collectively with the notes issued on November 11, 2003 as the parent notes. Dex Media distributed the gross proceeds of the offering, approximately $250 million, to its parent. Dex Media has no operations of its own and derives all of its cash flow and liquidity from us and Dex Media East. Dex Media therefore depends on distributions from us and Dex Media East to meet its debt service and repayment obligations, including the interest and principal on the parent notes. Cash interest on Dex Media’s 8% Notes due 2013 accrues and is payable semiannually in arrears, commencing on May 15, 2004, at a rate of 8% per annum. In order to enable Dex Media to meet this debt service obligation, we and Dex Media East currently expect to pay semiannual dividends to Dex Media in the amounts of approximately $12 million and $8 million, respectively. Prior to November 15, 2008, interest accrues on Dex Media’s 9% Discount Notes due 2013 in the form of an increase in the accreted value of such parent notes. The accreted value of each such parent note will increase from the applicable date of issuance until November 15, 2008 at a rate of 9% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on November 15, 2008. Subsequent to November 15, 2008, cash interest on Dex Media’s 9% Discount Notes due 2013 will accrue and be payable semiannually in arrears commencing on May 15, 2009 at a rate of 9% per annum. Accordingly, beginning on May 15, 2009, in order to enable Dex Media to meet this debt service obligation, we and Dex Media East currently expect to increase our semiannual dividends to Dex Media by approximately $20 million and $14 million, respectively, for total semiannual dividends of approximately $32 million and $22 million, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      The terms of our credit facilities and Dex Media East’s credit facilities, the indentures governing the exchange notes, the indentures governing Dex Media East’s notes and various other restrictions significantly restrict us and Dex Media East from paying dividends and otherwise transferring assets to Dex Media.

Dex Media East’s Indentures

      Particularly, the indentures relating to Dex Media East’s senior notes and senior subordinated notes prohibit Dex Media East and its restricted subsidiaries from distributing funds to Dex Media if the amount of such distribution, together with all other restricted payments made by Dex Media East since November 8, 2002, would exceed the sum of an amount calculated pursuant to a formula taking into account, among other things, the amount of adjusted consolidated net income accrued by Dex Media East since January 1, 2003. There is no specific exception to this restriction that would permit funds to be distributed to Dex Media to make interest payments on the parent notes.

Our Credit Facilities and Dex Media East’s Credit Facilities

      In addition, although the terms of our credit facilities and Dex Media East’s credit facilities permit us and Dex Media East to pay cash dividends to Dex Media in an amount not to exceed 58% and 42%, respectively, of regularly scheduled cash interest payable on Dex Media’s 8% Notes due 2013 (provided that no event of default is continuing or would result therefrom), we or Dex Media East, as applicable, may not pay dividends on our 58% or 42% portion, as applicable, of the regularly scheduled interest payments on $250 million of the $500 million of Dex Media’s 8% Notes due 2013 unless we or Dex Media East, as applicable, meet an interest coverage ratio for the four consecutive fiscal quarters prior to the payment of the dividend. Furthermore, in the event that (1) we or Dex Media East, as the case may be, are unable to pay any dividends to be used for payment of cash interest on Dex Media’s 8% Notes due 2013 because an event of default is continuing or would result therefrom or (2) we or Dex Media East are unable to pay dividends in excess of our 58% or 42% portion, respectively, of the interest payments on $250 million of the $500 million of Dex Media’s 8% Notes due 2013, the other entity will not be permitted by the terms of its credit facility to pay dividends in excess of its 58% or 42% portion of the cash interest payments, as applicable, to replace the dividends that cannot be paid by the other entity.

      Additionally, although the terms of our credit facilities and Dex Media East’s credit facilities permitted Dex Media to issue the 9% Discount Notes due 2013, such credit facilities do not specifically permit the payment of dividends to Dex Media to pay cash interest on Dex Media’s 9% Discount Notes due 2013 when cash interest becomes payable on such parent notes on May 15, 2009. Accordingly, any dividend to Dex Media for payment of cash interest on Dex Media’s 9% Discount Notes due 2013 must be permitted to be paid pursuant to the general dividend basket of our credit facilities and Dex Media East’s credit facilities, which restricts us (including our immediate parent and its subsidiaries) and Dex Media East (including its immediate parent and its subsidiaries), as applicable, from paying dividends to Dex Media in excess of $12.5 million and $5 million per year, respectively, if we (including our immediate parent and its subsidiaries) or Dex Media East (including its immediate parent and its subsidiaries), as applicable, do not comply with a coverage ratio and a leverage ratio test. In any event, any such dividend would be limited to a portion of excess cash flow (as defined in our credit facilities and Dex Media East’s credit facilities). If we and Dex Media East are not able to pay Dex Media dividends under the general dividend basket of our respective credit facilities in amounts sufficient to meet Dex Media’s obligations to pay cash interest on Dex Media’s 9% Discount Notes due 2013 once cash payments become due, we and/or Dex Media East will need to refinance or amend our respective credit facilities before such date. We cannot assure you that we and/or Dex Media East will be able to refinance or amend our respective credit facilities on commercially reasonable terms or at all. If we and/or Dex Media East are not able to pay Dex Media dividends under the general dividend basket of our respective credit facilities in amounts sufficient to meet Dex Media’s obligations to pay cash interest on Dex Media’s 9% Discount Notes due 2013 once cash payments become due and are not able to refinance or amend our respective credit facilities to permit such dividends, Dex Media may be forced to seek protection under U.S. bankruptcy laws, which could materially adversely affect us.

Other Restrictions

      Furthermore, we and Dex Media East are permitted under the terms of our respective credit facilities, the indentures governing the exchange notes and Dex Media East’s notes and the terms of other indebtedness to enter into other agreements or incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by us and Dex Media East to Dex Media. In addition to these contractual restrictions and prohibitions, the laws of our jurisdiction of organization may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by us and Dex Media East to Dex Media. We cannot assure you that the agreements governing the current and future indebtedness of us and Dex Media East, our and Dex Media East’s other agreements and statutory restrictions will permit us and Dex Media East to provide Dex Media with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the parent notes when due.

Limitations on Other Sources of Funds

      In addition to the limitations on distributions, dividends or loans to Dex Media by us and Dex Media East mentioned above, our and Dex Media East’s respective credit facilities, the indentures that govern the parent notes, the terms of Dex Media’s other indebtedness or any future agreements may prohibit or limit Dex Media’s ability to, among other things, dispose of assets (including the stock of its subsidiaries), issue additional indebtedness or refinance and/or renegotiate existing or future indebtedness, or issue equity securities, which transactions could provide funds to make payments on the parent notes if not prohibited or limited. In addition, even if such transactions were permitted, use of the proceeds therefrom for payment on the parent notes may be prohibited or limited by agreements governing Dex Media’s current and future indebtedness.

Summary

      The terms of our credit facilities and Dex Media East’s credit facilities, the indentures governing the exchange notes, the indentures governing Dex Media East’s notes and various other restrictions significantly restrict us and Dex Media East from paying dividends and otherwise transferring assets to Dex Media. Because of our substantial leverage and the substantial leverage of Dex Media East, and the dependence of Dex Media upon the operating performance of its subsidiaries to generate distributions to it, there can be no assurance that Dex Media will have adequate funds to fulfill its obligations in respect of the parent notes when due. If we and/or Dex Media East are not able to pay dividends to Dex Media in an amount necessary to meet Dex Media’s debt service and repayment obligations relating to the parent notes when due, Dex Media may be forced to seek protection under U.S. bankruptcy laws, which could materially adversely affect us.

Our business could suffer if there is a prolonged economic downturn.

      We derive our net revenue from the sale of advertising in our directories. Our advertising revenue, as well as that of yellow pages publishers in general, generally has not fluctuated widely with economic cycles in the past. However, a prolonged national or regional economic recession could have a material adverse effect on our business.

Our dependence on third-party providers of printing, distribution and delivery services could materially adversely affect us.

      We depend on third parties for the printing and distribution of our directories. For the printing of our directories, Dex Media has a contract with R.R. Donnelley & Sons Company and we have a contract with Quebecor World Directory Sales Corporation, expiring on December 31, 2011 and July 30, 2008, respectively. Because of the large print volume and specialized binding of directories, there are only a small number of companies in the printing industry that could service our needs. Accordingly, the inability or unwillingness of Donnelley or Quebecor to provide printing services to us on acceptable terms or at all could have a material adverse effect on our business.

      Dex Media has a contract with a single company, Product Development Corporation, or “PDC,” for the distribution of our directories. This contract expires on February 28, 2004. The parties are currently in negotiations to extend the contract through December 31, 2008. However, there can be no assurance that such negotiations will be successful. There are only a small number of companies that could service our distribution needs. Accordingly, the inability or unwillingness of PDC to provide distribution services to us on acceptable terms or at all could have a material adverse effect on our business.

      Dex Media has a contract with Matson Integrated Logistics to provide logistical support and to transport our printed directories from our printers’ locations to PDC. This contract expires on February 28, 2004. Dex Media has negotiated, but has not yet executed, an amendment extending this contract through December 31, 2008. However, there can be no assurance that such amendment will be executed. We rely on Matson’s services extensively for our transportation and logistical needs, and only a small number of companies could service our transportation needs. Accordingly, any disruptions in the services provided to us by Matson or by a third party upon termination of our contract with Matson could have a material adverse effect on our business.

Fluctuations in the price or availability of paper could materially adversely affect us.

      The principal raw material that we use is paper. In 2002, paper costs equaled 4% of our revenue and 13% of our cost of revenue. Approximately 93% of the paper that we use is supplied by two companies: Nippon Paper Industries USA Co., Ltd. (formerly Daishowa America Co., Ltd.) and Norske Skog Canada (USA), Inc. Pursuant to Dex Media’s agreements with them, Nippon and Norske are required to provide up to 60% and 40% of our annual paper supply, respectively. Prices under both agreements are set each year based on prevailing market rates. If, in a particular year, the parties to either of the agreements are unable to agree on repricing, either party may terminate the agreement. Each of these agreements expires on February 28, 2004. Dex Media has negotiated, but has not yet executed, amendments extending the Nippon agreement through December 31, 2009 and the Norske agreement through December 31, 2008. However, there can be no assurance that such amendments will be executed. Furthermore, we purchase paper used for the covers of our directories from Spruce Falls, Inc. Pursuant to an agreement between Spruce Falls and Dex Media, Spruce Falls is required to provide 100% of our annual cover stock paper supply. Although the amount of future price increases are specified in the agreement, if Spruce Falls and Dex Media are unable to agree on repricing, either party may terminate this agreement. This agreement expires on February 28, 2004. Dex Media has negotiated, but has not yet executed, an amendment extending this agreement through December 31, 2006. However, there can be no assurance that such amendment will be executed. We do not engage in hedging activities to limit our exposure to paper price increases. The price of paper may fluctuate significantly in the future. Changes in the supply of or demand for paper could affect delivery times and prices. We cannot assure you that we will continue to have access to paper in the necessary amounts or at reasonable prices or that any increases in the cost of paper will not have a material adverse effect on our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We could be materially adversely affected by turnover among sales representatives or loss of key personnel.

      We depend on our ability to identify, hire, train and retain qualified sales personnel. Non-management personnel providing services to us are currently employed by Dex Media Service LLC, a bankruptcy-remove entity owned 50% by Dex Media East, Inc. and 50% by Dex Media West, Inc., and are made available to us and Dex Media East. A loss of a significant number of experienced sales representatives would likely result in fewer sales of advertising in our directories and could materially adversely affect our business. We expend significant resources and management time in identifying and training our sales representatives. Our ability to attract and retain qualified sales personnel depends, however, on numerous factors, including factors that we cannot control, such as conditions in the local employment markets in which we operate. We cannot assure you that we will be able to hire or retain a sufficient number of sales representatives to achieve our financial objectives. See “The Transactions — Agreements between Us and Our Affiliates — Employee Cost Sharing Agreement.”

      Furthermore, we depend on the continued services of key personnel, including our senior management and regional sales management personnel. Management personnel providing services to us are currently employed by Dex Media and made available to us and Dex Media East. See “The Transactions — Agreements between Us and Our Affiliates — Employee Cost Sharing Agreement.” Each of these shared executives must divide his or her time, effort and resources between Dex Media East and us. Consequently, the executives are not be able to devote his or her full attention to our business. Although we believe that we could replace our key employees within a reasonable time should the need arise, the loss of key personnel could have a material adverse effect on our business.

We may be materially adversely affected by our practice of extending credit to small and medium-sized businesses.

      In 2002, approximately 83% of our revenue was generated through the sale of advertising to local businesses, which are generally small and medium-sized businesses. In the ordinary course of our directory operations, we extend credit to these customers for advertising purchases. As of December 31, 2002, we had approximately 216,000 customers to which we extended credit with an average amount due per customer of approximately $3,500. Full collection of delinquent accounts can take many months or may never occur. In 2002, bad debt expense for our customers amounted to approximately $29 million, or approximately 3% of our revenue. Small and medium-sized businesses tend to have fewer financial resources and higher rates of failure than do larger businesses. Consequently, although we attempt to mitigate exposure to the risks that result from extending credit to small and medium-sized businesses through credit screening and the collection of advance payments under certain circumstances, we cannot assure you that we will not be materially adversely affected by our practice of extending credit to small and medium-sized businesses.

Our sales of advertising to national accounts is coordinated by third parties that we do not control.

      Approximately 14% of our revenue in 2002 was derived from the sale of advertising to national or large regional chains, such as rental car companies, automobile repair shops and pizza delivery businesses, that purchase advertising in several of the directories that we publish. In order to sell advertising to these accounts, we contract with approximately 160 certified marketing representatives, or “CMRs,” which are independent third parties that act as agents for national companies and design their advertisements, arrange for the placement of those advertisements in directories and provide billing services. As a result, our relationships with these national advertisers depend significantly on the performance of these third party CMRs whom we do not control. In particular, we rely on one of our CMRs, TMP Worldwide Inc., or “TMP,” whose billings were approximately 4% of our revenue in 2002. Although we believe that our relationship with TMP is mutually beneficial and that those CMRs with whom we have existing relationships or other third parties could service our needs if TMP were unable or unwilling to provide its services to us on acceptable terms or at all, such inability or unwillingness could materially adversely affect our business. In addition, any decline in the performance of TMP or the other CMRs with whom we contract could harm our ability to generate revenue from our national accounts and could materially adversely affect our business.

Our business could suffer if we are unsuccessful in negotiating new collective bargaining agreements.

      As of September 30, 2003, approximately 72% of our workforce was represented by two labor unions. Our collective bargaining agreement with the International Brotherhood of Electrical Workers, or “IBEW,” which covered approximately 30% of our unionized workforce as of September 30, 2003, expires in May 2006. Our collective bargaining agreement with the Communications Workers of America, or “CWA,” which covered approximately 70% of our unionized workforce as of September 30, 2003, expires in October 2006. We cannot assure you that we will be successful in negotiating future collective bargaining agreements on terms acceptable to us, or at all, or that such negotiations will not result in significant increases in the cost of labor or that a breakdown in such negotiations will not result in the disruption of our operations.

Future changes in Qwest LEC’s directory publishing obligations in the Dex West States may increase our costs.

      Pursuant to the publishing agreement, we are required to discharge Qwest LEC’s regulatory obligation to publish white pages directories covering each service territory in the Dex West States where it provides local telephone service as the incumbent service provider. If the staff of a state public utility commission in a Dex West State were to impose additional or changed legal requirements in any of Qwest LEC’s service territories with respect to this obligation, we would be obligated to comply with these requirements on behalf of Qwest LEC, even if such compliance were to increase our publishing costs. Pursuant to the publishing agreement, Qwest LEC will only be obligated to reimburse us for one half of any material net increase in our costs of publishing directories that satisfy Qwest LEC’s publishing obligations (less the amount of any previous reimbursements) resulting from new governmental legal requirements, and this obligation will expire on November 7, 2009. Our competitive position relative to competing directory publishers could be adversely affected if we are not able to recover from Qwest LEC that portion of our increased costs that Qwest LEC has agreed to reimburse and, moreover, we cannot assure you that we would be able to increase our revenue to cover any unreimbursed compliance costs.

We are controlled by The Carlyle Group and Welsh, Carson, Anderson & Stowe, whose interests may not be aligned with yours.

      A holding company equally controlled by Carlyle and WCAS and their respective affiliates owns substantially all of the equity of our indirect parent, Dex Media (certain members of management hold a de minimus amount of Dex Media’s common and preferred stock and options to purchase a de minimus amount of Dex Media’s common stock), and, therefore, Carlyle, WCAS and their respective affiliates have the power to control our affairs and policies. Carlyle and WCAS and their respective affiliates also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions.

      The interests of Carlyle, WCAS and their respective affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Carlyle and WCAS, as equity holders, might conflict with your interests as a note holder. Affiliates of Carlyle and WCAS may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a note holder.

Risks Related to the Exchange Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

      We are a highly leveraged company. As of September 30, 2003, we had $3,298 million of outstanding indebtedness, including approximately $2,133 million of indebtedness under our credit facilities (exclusive of unused commitments under our credit facilities), $385 million of senior notes and $780 million of senior subordinated notes. Our ratio of total debt to owner’s equity at September 30, 2003 was 3.1 to 1.0. This level of indebtedness could have important consequences to you, including the following:

•	our indebtedness limits our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

•	our interest expense could increase if interest rates in general increase because a substantial portion of our indebtedness bears interest at floating rates;

•	our indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	our indebtedness may make us more vulnerable to a downturn in our business or the economy;

•	the debt service requirements of our indebtedness could make it more difficult for us to make payments on the exchange notes;

•	a substantial portion of our cash flow from operations is dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Despite our substantial indebtedness, we may still incur significantly more debt. This could exacerbate the risks described above.

      Although covenants under our credit facilities and the indentures limit our ability and the ability of our future restricted subsidiaries to incur additional indebtedness, the terms of our credit facilities and the indentures permit us to incur significant additional indebtedness in the future if conditions are satisfied. As of September 30, 2003, we had approximately $100 million available for additional borrowing under our revolving credit facility. All borrowings under our new credit facilities will rank senior in right of payment to the senior subordinated exchange notes and any future guarantees thereof and will be effectively senior (to the extent of the value of the collateral securing the borrowings) to the senior exchange notes and any future guarantees thereof. See “Our Credit Facilities.”

To service our indebtedness, including the exchange notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash from our operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our revolving credit facility will be adequate to meet our future liquidity needs for at least the next 12 months.

      We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance or restructure all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facilities and the exchange notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms, or at all.

Exchange note holder’s right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors. Further, any future guarantees of the exchange notes will be effectively subordinated to the guarantors’ secured indebtedness.

      Holders of our secured indebtedness and the secured indebtedness of Dex West Finance and any future guarantors will have claims that are prior to your claims as a note holder to the extent of the value of the assets securing that secured indebtedness. Notably, our credit facilities are secured by liens on substantially all of our assets and the assets of our future domestic subsidiaries. The exchange notes and any guarantees thereof will be effectively subordinated to all such secured indebtedness to the extent of the value of its collateral. In the event of any distribution or payment of our or any guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to the assets that constitute their collateral. Note holders will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the respective exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, note holders may receive less, ratably, than holders of secured indebtedness.

      As of September 30, 2003, the aggregate amount of our and Dex West Finance’s secured indebtedness was approximately $2,133 million (exclusive of unused commitments under our credit facilities), and approximately $100 million was available for additional borrowing under our revolving credit facility. We and any guarantors are permitted to borrow significant additional indebtedness, including secured indebtedness, in the future under the terms of the indentures and our credit facilities. See “Our Credit Facilities,” “Description of Senior Exchange Notes — Certain Covenants” and “Description of Senior Subordinated Exchange Notes — Certain Covenants.”

Senior subordinated exchange note holders’ right to receive payments on the senior subordinated exchange notes will be junior to the borrowings under our credit facilities and the senior exchange notes, and all future senior indebtedness. Further, any guarantees of the senior subordinated exchange notes will be junior to the guarantors’ senior indebtedness.

      The senior subordinated exchange notes will rank behind all of the Issuers’ existing indebtedness, including the senior exchange notes and borrowings under our credit facilities, and the Issuers’ future indebtedness, and any guarantees of the senior subordinated exchange notes will rank behind the guarantors’ indebtedness, including guarantees of the senior exchange notes and borrowings under our credit facilities, except, in each case, any indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the senior subordinated exchange notes or the guarantees of the senior subordinated exchange notes, as applicable. As a result, upon any distribution to the Issuers’ creditors or the creditors of any guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuers or any guarantors or their respective property, the holders of the Issuers’ senior indebtedness and the senior indebtedness of any guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the senior subordinated exchange notes or any guarantees of the senior subordinated exchange notes.

      In addition, all payments on the senior subordinated exchange notes and any guarantees of the senior subordinated exchange notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on senior indebtedness.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuers or any guarantors, holders of the senior subordinated exchange notes will participate with trade creditors and all other holders of the Issuers and any guarantor’s senior subordinated indebtedness in the assets remaining after the Issuers and any guarantors have paid all of their respective senior indebtedness. However, because the indenture governing the senior subordinated exchange notes requires that amounts otherwise payable to holders of the senior subordinated exchange notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the senior subordinated exchange notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and any guarantors may not have sufficient funds to pay all of our creditors and holders of senior subordinated exchange notes may receive less, ratably, than the holders of senior indebtedness.

      As of September 30, 2003, the senior subordinated exchange notes would have been subordinated to approximately $2,518 million of senior indebtedness (exclusive of unused commitments under our credit facilities) and approximately $100 million was available for borrowing as additional senior indebtedness under our revolving credit facility. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture governing the senior subordinated exchange notes.

Restrictive covenants in our credit facilities and the indentures may restrict our ability to pursue our business strategies.

      Our credit facilities and the indentures limit our ability, among other things, to:

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

•	sell assets, including capital stock of future restricted subsidiaries;

•	agree to payment restrictions affecting our future restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	incur liens;

•	designate any of our future subsidiaries as unrestricted subsidiaries; and

•	enter into new lines of businesses.

      In addition, our credit facilities include other and more restrictive covenants and prohibit us from prepaying our other indebtedness, including the exchange notes, while indebtedness under our credit facilities is outstanding. The agreement governing our credit facilities also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

      The restrictions contained in the indentures and the agreement governing our credit facilities could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

      A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreement governing our credit facilities. If a default occurs, the lenders under our credit facilities may elect to:

•	declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable; or

•	prevent us from making payments on the exchange notes,

any of which would result in an event of default under the exchange notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our credit facilities will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our credit facilities and the exchange notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the exchange notes. See “Description of Senior Exchange Notes — Ranking,” “Description of Senior Exchange Notes — Certain Covenants,” “Description of Senior Subordinated Exchange Notes — Ranking,” “Description of Senior Subordinated Exchange Notes — Certain Covenants” and “Our Credit Facilities.”

Federal and state statutes allow courts, under specific circumstances, to void any future guarantees and require note holders to return payments received from guarantors.

      Under the U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, any future guarantees of the exchange notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurs the indebtedness evidenced by its guarantee:

•	receives less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	either (1) is insolvent or rendered insolvent by reason of such incurrence, (2) is engaged in a business or transaction for which the guarantor’s remaining assets constitute unreasonably small capital, or (3) intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they mature.

      The court might also avoid a guarantee, without regard to those factors, if it found that the guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

      A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the exchange notes.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      We cannot assure you as to what standard a court would apply in making this determination. If a court voided a guarantee, you would no longer have a claim against the guarantor. In addition, the court might direct you to repay any amounts already received from the guarantor. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the exchange notes from another guarantor or from any other source.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indentures. In addition, certain events may not constitute a change of control.

      Upon the incurrence of specific kinds of change of control events, we may need to refinance large amounts of our debt, including the exchange notes and borrowings under our credit facilities. If a change of control occurs, we must offer to purchase the exchange notes for a price equal to 101% of the principal amount of the exchange notes, plus any accrued and unpaid interest. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the exchange notes upon a change of control. In addition, our credit facilities will prohibit us from repurchasing the exchange notes until we first repay our credit facilities in full. If we fail to repurchase the exchange notes in that circumstance, we will go into default under each of the indentures governing the exchange notes and under our credit facilities. Any future debt that we incur may also contain restrictions on repayment upon a change of control. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. The purchase requirements contained in our debt instruments could also delay or make it harder for others to effect a change of control. However, certain other corporate events, such as a leveraged recapitalization that would increase our level of indebtedness, would not necessarily constitute a change of control under the indentures governing the exchange notes. See “Our Credit Facilities,” “Description of Senior Exchange Notes — Change of Control” and “Description of Senior Subordinated Exchange Notes — Change of Control.”

There is no public market for the exchange notes, and we cannot assure you that a market for the exchange notes will develop or that you will be able to sell your exchange notes.

      The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or included in any automated quotation system. The initial purchasers have advised us that they currently intend to make a market in the exchange notes as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

      We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be less outstanding notes outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “assumption” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this prospectus and, except as required under the federal securities laws and the rules and regulations of the SEC, we assume no obligation to update or revise them or to provide reasons why actual results may differ.

      We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

MARKET AND INDUSTRY DATA

      Unless otherwise indicated, information contained in this prospectus concerning the U.S. directory advertising industry, the U.S. advertising industry and their respective segments, our general expectations concerning such industries and their segments and our market position and market share within such industries and their segments are derived from various third party data sources. We have not independently verified any of such information and cannot assure you of its accuracy or completeness. In addition, this prospectus presents similar information based on management estimates. Such estimates are derived from third party sources as well as data from our internal research and on assumptions made by us, based on such data and our knowledge of the U.S. directory advertising industry, which we believe to be reasonable. Our internal research has not been verified by any independent source. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

      Data on our market position and market share within our industry is based on U.S. directory advertising sales. We utilize the deferral and amortization method of accounting under which revenue and expenses are recognized over the lives of the directories. A few of our competitors utilize the point of publication method of accounting under which revenue and expenses are recognized when a directory is published. As a result, certain historical information presented herein with respect to ourselves may not be comparable to historical information with respect to some of our competitors.

      Except where otherwise noted, the calculation of advertiser renewal and retention rates is based on local advertisers and excludes the loss of advertisers as a result of business failures, which we believe is the customary calculation method in our industry. Our market penetration for a given period is calculated by dividing the total number of our yellow page advertisers in such area by the total number of businesses with free yellow pages listings in a given area, in each case, at the end of such period. Printed revenue is revenue related to printed directories.

      The DEX® trademark referred to in this prospectus is a registered trademark of Dex Media, Inc. The QWEST DEX® and QWEST DEX ADVANTAGE® trademarks referred to in this prospectus are registered trademarks of Qwest.

THE EXCHANGE OFFER

Purpose and Effect

      Together with the sale by us of the outstanding notes on August 29, 2003, we and Dex West Finance entered into two registration rights agreements, each dated August 29, 2003, with the initial purchasers of the outstanding notes, which require that we file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreements further provide that we must use all commercially reasonable efforts to cause the registration statement with respect to the exchange offer to be declared effective and to consummate the exchange offer within 270 days of the consummation of the acquisition of Dex West. It further provides that we must use all commercially reasonable efforts to consummate the exchange offer within 60 days after the effective date of our registration statement.

      Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of each of the registration rights agreements has been filed as an exhibit to the registration statement of which this prospectus is a part, and this is a summary of the material provisions of each of the registration rights agreements. For a more complete understanding of the registration rights agreements, we encourage you to read the actual agreements as they, and not this description, govern your rights as holders of outstanding notes. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the outstanding notes provided in the registration rights agreements. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer.

      In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	any exchange notes to be received by the holder will be acquired in the ordinary course of business;

•	the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	the holder is not an “affiliate” (within the meaning of Rule 405 under Securities Act) of us or Dex West Finance; and

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

      In the event that:

•	we and Dex West Finance determine that an exchange offer registration statement is not available or that registration of exchange notes pursuant to an exchange offer registration statement may not be completed as soon as practicable after the expiration date of the exchange offer because it would violate any applicable law or applicable interpretations of the Staff of the SEC;

•	the exchange offer is not, for any other reason, completed by June 5, 2004; or

•	the exchange offer has been completed and, in the opinion of counsel for the initial purchasers of the outstanding notes, a registration statement must be filed and a prospectus must be delivered by the initial purchasers in connection with any offering or sale of outstanding notes originally purchased and still held by the initial purchasers;

we and Dex West Finance must use all commercially reasonable efforts to cause to be filed a “shelf” registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

      Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	the holder has an arrangement with any person to engage in the distribution of exchange notes;

•	is an “affiliate” of ours or Dex West Finance within the meaning of Rule 405 under the Securities Act; or

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

      Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the SEC’s staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on                     , 2004 or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

      The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the applicable indenture relating to the outstanding notes.

      As of the date of this prospectus, outstanding notes representing $385 million in aggregate principal amount of senior notes and $780 million in aggregate principal amount of senior subordinated notes were outstanding and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

      We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “— Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

      The expiration date shall be 12:00 midnight, New York City time, on                     , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “Conditions to Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

      In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

      Only a holder of outstanding notes may tender outstanding notes in the exchange offer. Except as set forth under the heading “— Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

•	certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

•	a timely confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under the heading “— Exchange Agent” prior to the expiration date.

      Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

      The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for you.

      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to as an eligible institution, unless outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible institution.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the outstanding notes.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

      All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.

      In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under the heading “— Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

      By tendering, you will be representing to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under Securities Act) of us or Dex West Finance; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

      In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under the heading “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

      The Depository Trust Company’s Automated Tender Offer Program, or “ATOP,” is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

      If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or “NYSE,” trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date.

      For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under the heading “— Exchange Agent” prior to 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

      All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under the heading “— Procedures for Tendering” at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates any applicable law or applicable interpretation of the Staff of the SEC.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer.

      In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to use commercially reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

      All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, Hand Delivery or Overnight Courier:

U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS2N
St. Paul, MN 55107
Attn: Specialized Finance Department

By Facsimile: (Eligible Institutions Only) (651) 495-8158

For Information or Confirmation by Telephone: (800) 934-6802

      Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

      We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing, and related fees and expenses.

Transfer Taxes

      Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

USE OF PROCEEDS

      The exchange offer is intended to satisfy our obligations under both of the registration rights agreements, each dated August 29, 2003, by and among us, Dex West Finance and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

      On August 29, 2003, we issued and sold the outstanding notes. On September 9, 2003, we used the net proceeds from the offering of the outstanding notes, together with borrowings under our credit facilities and equity contributions from the Sponsors and their assignees and designees, to pay the total consideration to Seller for the acquisition of Dex West, pay related fees and expenses and for working capital purposes.

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2003. The information in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Transactions” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

September 30, 2003

(Unaudited)

(In millions)
Cash and cash equivalents	$8

Total debt:
Credit facilities:
Revolving credit facility(1)	—
Tranche A term loan facility	948
Tranche B term loan facility	1,185
Outstanding senior notes	385
Outstanding senior subordinated notes	780

Total debt	3,298
Total owner’s equity	1,081

Total capitalization	$4,379

(1)	Total availability of $100 million. As of September 30, 2003, we had approximately $100 million available under our revolving credit facility.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma financial information of Dex Media West has been derived by the application of pro forma adjustments to the historical combined financial statements of Dex West and the historical consolidated financial statements of Dex Media West included elsewhere in this prospectus. The Dex Media West pro forma statements of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003 give pro forma effect to the transactions related to the acquisition of Dex West as if they were consummated on January 1, 2002. The adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, are described in the accompanying notes. The pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the transactions related to the acquisition of Dex West been consummated on the dates indicated and do not purport to be indicative of results of operations as of any future date or for any future period. The pro forma financial information does not give effect to the prepayment of debt by us from September 10 through September 30, 2003. The pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Transactions” and the historical consolidated and combined financial statements and the notes thereto included elsewhere in this prospectus.

      The acquisition of Dex West has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” and the resulting goodwill and other intangible assets are accounted for under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The total purchase price has been preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed based upon management’s best estimates of current fair values. The actual purchase price allocation and related depreciation and amortization periods will be based on final appraisals, evaluations and estimates of fair values to be undertaken by Dex Media West in conjunction with independent appraisers. As a result, actual asset and liability values and related operating results, including actual depreciation and amortization expense, could differ materially from those reflected in the unaudited pro forma financial information included herein.

DEX MEDIA WEST LLC

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

	Dex West			Dex Media West
	Historical	Adjustments		Pro Forma

	(In millions)
Revenue	$900	$—		$900

Operating expenses:
Cost of revenue	281	—		281
General and administrative expense	63	2	(c)	65
Bad debt expense	31	—		31
Depreciation expense	16	—		16
Amortization expense	—	244	(d)	244

Total operating expenses	391	246		637

Operating income	509	(246)		263
Other (income) expense:
Interest income	(1)	1	(e)	—
Interest expense	145	70	(f)	215

Income before income taxes	365	(317)		48
Provision for income taxes	138	(119	)(g)	19

Net income	$227	$(198)		$29

See accompanying notes to unaudited pro forma statements of operations.

DEX MEDIA WEST LLC

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2003

	Dex West	Dex Media West
	Period from	Period from
	Jan. 1 to Sept. 9,	Sept. 10 to Sept. 30,			Dex Media West
	2003	2003	Adjustments		Pro Forma

	(In millions)
Revenue	$630	$15	$40	(a)	$685

Operating expenses:
Cost of sales	193	5	11	(b)	209
General and administrative expense	53	5	2	(c)	60
Bad debt expense	21	2	—		23
Depreciation expense	8	1	—		9
Amortization expense	—	14	183	(d)	197

Total operating expenses	275	27	196		498

Operating income	355	(12)	(156)		187
Other (income) expense:
Interest income	(2)	—	2	(e)	—
Interest expense	114	17	29	(f)	160
Other expense, net	—	—	—		—

Income before income taxes	243	(29)	(187)		27
Provision (benefit) for income taxes	91	(11)	(69	)(g)	11

Net income (loss)	$152	$(18)	$(118)		$16

See accompanying notes to unaudited pro forma statements of operations.

DEX MEDIA WEST LLC

NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

      We estimate that our revenue and cost of revenue for the twelve months following the consummation of the acquisition of Dex West will be approximately $137 million and $37 million lower, respectively, than our revenue and cost of revenue would have been if we had not consummated the acquisition because the acquisition has been accounted for under the purchase method of accounting. Under the purchase method of accounting, the deferred revenue and deferred directory costs associated with directories that had previously been published were not carried over to our balance sheet. The purchase method of accounting for the acquisition of Dex West will not affect our revenue and directory costs in periods subsequent to this twelve-month period. This purchase accounting adjustment is non-recurring and has no impact on cash flows.

      (a) The pro forma adjustment to revenue reflects the following:

	Year Ended	Nine Months Ended
	December 31, 2002	September 30, 2003

Effects of Dex Media West purchase accounting on amortization of deferred revenue	$—	$40

      (b) The pro forma adjustment to cost of revenue reflects the following:

	Year Ended	Nine Months Ended
	December 31, 2002	September 30, 2003

Effects of Dex Media West purchase accounting on amortization of deferred directory costs	$—	$11

      (c) The pro forma adjustment to general and administrative expense reflects the following:

	Year Ended	Nine Months Ended
	December 31, 2002	September 30, 2003

Management fees(1)	$2	$2

(1)	Represents a $2 million annual fee to be paid to the Sponsors under the management agreement.

      (d) The pro forma adjustment to amortization expense reflects the following:

	Year Ended	Nine Months Ended
	December 31, 2002	September 30, 2003

Amortization of intangible assets(1)	$244	$183

(1)	The pro forma financial statements reflect an allocation to tangible assets, liabilities, goodwill and identified intangible assets acquired in the Dex West Acquisition. For purposes of the unaudited pro forma financial statements, we have estimated that the underlying expected useful lives and related amortization periods of identifiable intangible assets is as follows:

Amortization
Period

Local customer relationships	20 years	(A)
National customer relationships	25 years	(A)
Non-compete/ Publishing agreements	39 years
Qwest Dex trademark agreement	4 years
Dex trademark	Indefinite
Advertising agreement	14 years

(A)	Annual amortization is calculated using a declining method in relation to estimated retention lives of acquired customers.

The final purchase price allocation may result in different allocations for tangible and intangible assets than are presented in these pro forma financial statements. An increase in the purchase

DEX MEDIA WEST LLC

NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS — (Continued)

amount allocated to identifiable intangible assets will result in a decrease to net income. A decrease in the amount allocated to identifiable intangible assets will result in an increase to net income. For example, if the amount allocated to identifiable intangibles increased from the current estimate of 49% to 59%, pro forma amortization expense for the year ended December 31, 2002, and the nine months ended September 30, 2003 would increase by approximately $49 million and $37 million, respectively.

(e)	The pro forma adjustment to eliminate interest income reflects the fact that cash and cash equivalents were not acquired by Dex Media West.

(f)	The pro forma adjustment to interest expense reflects the following:

	Year Ended	Nine Months Ended
	December 31, 2002	September 30, 2003

Interest expense(1)	$70	$29

(1)	The pro forma adjustment to interest expense reflects an interest rate of 8 1/2% for the outstanding senior notes, an interest rate of 9 7/8% for the outstanding senior subordinated notes, an estimated interest expense relating to our credit facilities (including the commitment fees on the unused portion of our revolving credit facility) and amortization of related debt issuance costs, less the historical interest expense on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to us and interest on the $750 million in debt issued by Qwest Dex, including amortization of the deferred financing costs associated with that debt. For the adjustment to cash paid for interest with respect to our credit facilities, we used a weighted average interest rate of 4.0% and an average London Interbank Offered Rate (“LIBOR”) of 1.1%. The applicable margin under our revolving credit facility and the tranche A term loan is subject to change depending on our leverage ratio. Included in pro forma interest expense is amortization of deferred debt issuance costs of $18 million and $13 million for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively.

A 0.125% increase or decrease in the assumed interest rate applicable to our credit facilities would change the pro forma interest expense and income before income taxes by $3 million and $2 million for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively.

LIBOR interest rates have fluctuated significantly in recent years. If we had assumed a LIBOR interest rate of 3% in calculating the pro forma interest expense for our credit facilities, pro forma interest expense would have increased by $42 million and $32 million for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively.

(g)	Represents the estimated tax effect of the pro forma adjustments.

SELECTED HISTORICAL FINANCIAL DATA

      The selected historical Predecessor financial data as of December 31, 2001 and 2002 and for each of the years ended December 31, 2000, 2001 and 2002 have been derived from our combined financial statements and related notes thereto, included elsewhere in this prospectus, which have been audited by KPMG LLP, independent auditors. The selected historical Predecessor financial data as of December 31, 2000 and for the year ended December 31, 1999 have been derived from our combined financial statements and related notes thereto, which have been audited by KPMG LLP, independent auditors. The selected historical Predecessor financial data as of December 31, 1998 and 1999, for the year ended December 31, 1998, as of and for the nine months ended September 30, 2002, and for the Predecessor Period and Successor Period and as of September 30, 2003 were derived from our unaudited consolidated financial statements and related notes thereto which, in the case of the nine months ended September 30, 2002 and the Predecessor Period and Successor Period, are included elsewhere in this prospectus. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the Predecessor Period and Successor Period are not necessarily indicative of the results to be expected for the full year or any future period. The following data should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and combined financial statements and related notes thereto included elsewhere in this prospectus.

															Dex Media
	Predecessor														West LLC

													Period from		Period from
											Nine Months		January 1		September 10
	Year Ended December 31,										Ended		to		to
											September 30,		September 9,		September 30,
	1998		1999		2000		2001		2002		2002		2003		2003

	(Dollars in millions, other than printed revenue per local advertiser)
Statement of income data:
Revenue	$753		$802		$844		$880		$900		$673		$630		$15

Cost of revenue	273		289		302		273		281		211		193		5
General and administrative expense	104		95		74		75		94		65		74		7
Depreciation and amortization expense	18		18		20		17		16		13		8		15
Merger-related expenses(a)	—		—		6		5		—		—		—		—
Impairment charges(b)	—		—		—		9		—		—		—		—

Total operating expenses	395		402		402		379		391		289		275		27

Operating income	358		400		442		501		509		384		355		(12)

Other (income) expense:
Interest income	—		(4)		(1)		(3)		(1)		(1)		(2)		—
Interest expense(c)	1		187		182		166		145		108		114		17
Other (income) expense, net(d)	—		—		(19)		8		—		—		—		—
Provision for income taxes	135		83		106		124		138		104		91		(11)

Net income (loss)	222		134		174		206		227		173		152		(18)

Other financial data:
EBITDA(e)	$376		$422		$482		$513		$526		$398		$365		$3
Ratio of earnings to fixed charges(f)	120.0	x	2.1	x	2.5	x	3.0	x	3.5	x	3.5	x	3.1	x	n/a
Other operational data:
Number of local advertisers (at period end)	252,953		247,198		238,094		231,827		225,012		n/a		n/a		n/a
Printed revenue per local advertiser	$2,536		$2,718		$2,902		$3,093		$3,302		n/a		n/a		n/a
Local advertiser renewal rate	94%		94%		93%		93%		92%		n/a		n/a		n/a
Number of directories published	114		119		117		119		121		89		77		11
Balance sheet data (at period end):
Total cash and cash equivalents	$—		$—		$11		$64		$161		$—		n/a		$8
Total assets	336		378		392		418		576		394		n/a		4,547
Total debt(g)	2,389		2,582		2,375		2,062		750		1,742		n/a		3,298
Owner’s equity (deficit)	(2,295)		(2,468)		(2,207)		(1,886)		(472)		(1,619)		n/a		1,081

(a)	Merger-related expenses reflect expenses incurred in connection with Qwest’s acquisition of U S WEST, or the Merger, including contractual settlements incurred to cancel various commitments no longer deemed necessary as a result of the Merger, severance and employee-related expenses and rebranding expenses.

(b)	Impairment charges reflect capitalized software costs that were written off as certain internal software projects were discontinued.

(c)	Prior to November 2002, interest expense includes interest on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to us. Note 2(a) to our combined financial statements included in this prospectus sets forth additional information regarding this apportionment. Subsequent to September 2002 and prior to September 9, 2003, interest expense includes the interest on $750 million in debt issued by Qwest Dex and amortization of debt issuance costs.

Subsequent to September 9, 2003, interest expense includes interest on our credit facilities and the outstanding notes.

(d)	In 2000, other (income) expense, net includes a $21 million gain related to sale of investments net of $2 million of other expenses. In 2001, other (income) expense, net represents an $8 million loss related to other than temporary declines in the value of certain investments.

(e)	EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense.

The following table summarizes the calculation of EBITDA for the periods indicated:

								Dex Media
	Predecessor							West LLC

							Period from	Period from
						Nine Months	January 1	September 10
	Year Ended December 31,					Ended	to	to
						September 30,	September 9,	September 30,
	1998	1999	2000	2001	2002	2002	2003	2003

	(In millions)
Net income	$222	$134	$174	$206	$227	$173	$152	$(18)
Adjustments to net income:
Income taxes	135	83	106	124	138	104	91	(11)
Interest expense	1	187	182	166	145	108	114	17
Depreciation and amortization	18	18	20	17	16	13	8	15

EBITDA	$376	$422	$482	$513	$526	$398	$365	$3

Management uses EBITDA as a measure of operating performance relative to its directory publishing business. Excluding certain items from net income allows management to view trends and changes in margins and pre-tax profitability, excluding the effects of interest expense, and amortization of intangible assets recorded in the acquisition of Dex West and depreciation of property and equipment. EBITDA is also used by management to assess the ability of Dex Media West to satisfy its debt service, capital expenditures and working capital requirements, and to assess certain covenants in its borrowing arrangements that are tied to similar measures. While management believes that net income is a typically sufficient measure to assist investors in understanding a company’s business, we believe it is necessary to provide the computation of EBITDA to enable investors to see how management views its business.

The use of EBITDA instead of net income has limitations including the inability to determine profitability, the exclusion of interest expense and significant cash requirements associated therewith, and the exclusion of income tax expenses or benefits which ultimately may be realized through the payment or receipt of cash. Amortization expense, although a material component of net income, will be comprised substantially of amortization of acquired intangible assets by Dex Media West. Management believes it is acceptable to exclude depreciation and amortization from net income because Dex West has not historically been required to invest significant amounts in property, plant or equipment in its primary business. Net income and a reconciliation of net income to EBITDA are provided above to compensate for these material limitations.

EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. While EBITDA and similar variations thereof are frequently used as a measure of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

(f)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of the interest component within rental expense. For the period from September 10, 2003 to September 30, 2003, earnings were inadequate to cover fixed charges. The deficiency was $29 million.

(g)	Prior to November 2002, total debt consists of that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to us. Subsequent to September 2002 and prior to September 9, 2003, total debt includes the $750 million of debt issued by Qwest Dex. Subsequent to September 9, 2003, total debt consists of our credit facilities with JP Morgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents, and the outstanding notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations covers periods prior and subsequent to the consummation of the transactions related to the acquisition of Dex West. In this section, references to “Dex West” or “Predecessor” refer to the historical operations of Qwest Dex Holdings, Inc. and its subsidiary in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (collectively, the “Dex West States”) prior to September 9, 2003, the date that Dex Media West acquired Dex West. References to “we,” “our” or “us” refer to Dex Media West, the successor to Dex West. We have operated as a stand-alone company since the acquisition of Dex West on September 9, 2003. The acquisition has been accounted for under the purchase method of accounting. Under this method, the pre-acquisition deferred revenue and related deferred costs associated with directories that were published prior to the acquisition date were not carried over to Dex Media West’s balance sheet. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise have been recognized during the twelve months subsequent to the acquisition date. The pro forma financial information included elsewhere in this prospectus eliminates the effects of these adjustments to deferred revenue and related deferred costs at the acquisition date and presents the results of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003 as if the transactions related to the acquisition of Dex West had occurred on January 1, 2002. Pro forma financial information in this prospectus has been derived from the information found in the pro forma financial statements and related notes thereto included elsewhere in this prospectus. For purposes of comparison and analysis of the nine months ended September 30, 2003 to the nine months ended September 30, 2002, the Successor Period from September 10 to September 30, 2003 has been combined with the Predecessor Period from January 1 to September 9, 2003. We refer to such combined period as the “combined nine month period ended September 30, 2003.”

      The discussion and analysis of historical predecessor periods does not reflect the significant impact that the transactions related to the acquisition of Dex West have had on us, including significantly increased leverage and liquidity requirements. The statements in the discussion and analysis regarding industry outlook, our expectations regarding the future performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors” section. Our actual results may differ materially from those contained in any forward-looking statements. You should read the following discussion together with the section entitled “Risk Factors,” “Forward-Looking Statements,” “Unaudited Pro Forma Financial Information,” “Selected Historical Financial Data,” “— Liquidity and Capital Resources” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Overview

      We are the largest directory publisher in the Dex West States and the fourth largest directory publisher in the United States. We are the exclusive official directory publisher in the Dex West States for Qwest LEC, which is the primary local exchange carrier in most service areas within the Dex West States. We, or our predecessors, have been publishing directories for over 100 years. In 2002, we had approximately 73% in aggregate market share in our top 10 geographic markets, which accounted for approximately 74% of our revenue in that year. In 2002, we published 121 directories and distributed approximately 26 million copies of these directories to business and residential consumers in the Dex West States. As of December 31, 2002, we had a total of approximately 225,000 local advertising customers consisting primarily of small and medium-sized businesses and approximately 4,400 national advertisers. We also provide related services, including an Internet-based directory and direct marketing services. For the nine months ended September 30, 2003, after giving pro forma effect to the transactions related to the acquisition of Dex West, we generated approximately $685 million in revenue and $393 million in EBITDA, as defined. See “— Summary Historical and Pro Forma Financial Data” and “Unaudited Pro Forma Financial Information.” On a pro forma basis for the nine months ended September 30, 2003, approximately 97.5% of our revenue was generated from the publication of print directories. Approximately 97% of the revenue for this period came from the sale of advertising in yellow pages directories, and approximately 3% of the revenue for this period came from the sale of advertising in white pages directories. See “Risk Factors — We could be materially adversely affected by the declining usage of printed yellow pages directories.”

Stand-Alone Company

      Our Predecessor historically operated as the directory business of Qwest Dex in the Dex West States and not as a stand-alone company. As a subsidiary of Qwest, our Predecessor did not historically prepare separate financial statements. The combined financial statements included in this prospectus have been derived from the historical consolidated financial statements of Qwest Dex Holdings, the parent company of Qwest Dex, and include the assets, obligations and activities of Qwest Dex Holdings and Qwest Dex for business conducted in the Dex West States prior to the acquisition of Dex West. To prepare the Predecessor combined financial statements, management either specifically identified, assigned or apportioned all assets, liabilities, revenue and expenses of Qwest Dex Holdings and Qwest Dex to either Dex East or Dex West, the predecessor to Dex Media West. Whenever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate. Substantially all of our revenue and cost of revenue has been directly assigned on a directory-by-directory basis. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on cost relationships to the account balance being apportioned. We believe these specific identifications, assignments and apportionments are reasonable; however, the resulting amounts could differ from amounts that would be determined if the Predecessor had operated on a stand-alone basis. Note 2(a) to our combined financial statements included in this prospectus sets forth additional information regarding such identifications, assignments and apportionments. Because of the Predecessor’s relationship with Qwest Dex Holdings and Qwest Dex, as well as Qwest and its other affiliates, the Predecessor’s historical results of operations, financial position and cash flows are not necessarily indicative of what they would be had the Predecessor operated without the shared resources of Qwest and its affiliates. Accordingly, the Predecessor’s combined financial statements are not necessarily indicative of our future results of operations, financial position and cash flows. See the combined financial statements and related notes thereto included elsewhere in this prospectus.

      Historically, we reimbursed Qwest for services it and its affiliates provided to Dex West based upon either (1) tariffed or negotiated contract rates, (2) market prices or (3) fully distributed costs. Fully distributed costs include costs associated with employees of Qwest or Qwest affiliates that are entirely dedicated to functions within Qwest Dex, many of whom became employees of Dex Media East and subsequently employees of Dex Media Service LLC and have been made available to Dex Media East and Dex Media West. Such fully distributed employee costs were paid by Qwest Dex through shared payroll and benefit systems as incurred. Other affiliate service costs were paid by Qwest Dex based upon presentation of periodic billings from Qwest or affiliates of Qwest. For more detail regarding how the Qwest Dex historically reimbursed Qwest for services Qwest and its affiliates provided to the Predecessor, see Note 11(a) to our combined financial statements included in this prospectus. The allocation methodologies are consistent with the guidelines established for Qwest reporting to federal and state regulatory bodies. The historical costs for services provided to the Predecessor by Qwest affiliates may not necessarily reflect the expenses that we will incur as a stand-alone company.

      After the consummation of the acquisition of Dex West, Qwest and Qwest LEC continued to provide certain services that they have historically provided to us, including support services relating to information technology, data access services and payroll services, pursuant to a transition services agreement. We have terminated the transition services agreement with Qwest and Qwest LEC and have replaced the services provided by Qwest and Qwest LEC prior to the termination of the transition services agreement with services provided internally, or through arrangements with third parties, as the case may be.

      On September 9, 2003, the date of the consummation of the acquisition of Dex West, we became a stand-alone company. In this prospectus, we have made certain estimates of stand-alone costs associated with operating Qwest Dex as a separate entity from Qwest. Operating Dex Media West as a separate entity from Qwest would have increased our costs for the year ended December 31, 2002 and the nine months ended September 30, 2003. In addition, we believe that we would have incurred incremental pension and benefits costs as a stand-alone entity. The increase in pension costs would include the elimination of pension credits in Dex West historical results related to Qwest’s over-funded pension plan from which Dex Media West will not benefit and increased employee benefit costs expected to be incurred due to separation from Qwest’s larger employee base. Other additional incremental costs relate primarily to post-retirement pension and other post-employment medical benefits, and to employee medical insurance and other employee related benefits. We have begun to incur certain stand-alone costs in connection with operating as a separate entity from Qwest. Actual costs incurred are unpredictable due to various factors, including interest rates and the elections of future participants in our pension and other benefits plans. We also pay an annual management fee of $2 million to the Sponsors. These costs are reflected in the unaudited pro forma financial data included in this prospectus. See “Unaudited Pro Forma Financial Information.” Furthermore, certain of these costs are reflected in our historical financial data for the period from September 9 to September 30, 2003 included in this prospectus. See our consolidated financial statements included elsewhere in this prospectus.

      Historically, the Predecessor has been included in the consolidated federal income tax returns filed by Qwest. The Predecessor had an informal agreement with Qwest pursuant to which it was required to compute its provision for income taxes on a separate return basis and pay to, or receive from, Qwest the separate U.S. federal income tax return liability or benefit so computed, if any. For federal income tax purposes, the acquisition of Dex West was treated as an asset purchase and, immediately after the consummation of the acquisition of Dex West, Dex Media West, Inc., our direct parent, generally had a tax basis in the acquired assets equal to the purchase price. As a result, for tax purposes, following the consummation of the acquisition of Dex West, Dex Media West, Inc. should generally be able to depreciate assets, primarily intangibles, based on a higher tax basis. We estimate that this step-up in tax basis for intangibles, which will be amortized over 15 years, will significantly reduce the cash taxes of Dex Media West, Inc. over that period. See “Unaudited Pro Forma Financial Information.”

      In connection with the transactions related to the acquisition of Dex West, we incurred substantial indebtedness, interest expense and repayment obligations. As of September 30, 2003, we had outstanding $3,298 million in aggregate indebtedness, excluding unused commitments, with an additional $100 million of additional borrowing capacity available under our credit facilities. Assuming we had incurred this level of borrowings on January 1, 2003, for the nine months ended September 30, 2003, our pro forma interest expense would have been $160 million. The interest expense relating to this debt will adversely affect our net income by the amount of interest expense offset by the related tax deduction. For detail regarding our repayment obligations, see the table set forth under the heading “— Liquidity and Capital Resources.” Upon consummation of the transactions related to the acquisition of Dex West, we incurred one-time fees and expenses (such as transaction advisory fees, legal fees, underwriting commissions relating to the outstanding notes and information technology consulting fees) of approximately $180 million. See our consolidated financial statements included in this prospectus.

Revenue

      We derive virtually all of our revenue from the sale of advertising in our printed directories, which we refer to as directory services revenue. We also provide related services, including an Internet-based directory and direct marketing services. Directory services revenue is affected by several factors, including changes in the number of advertising customers, increases in the pricing of advertising, changes in the quantity of advertising purchased per customer and the introduction of additional products which generate incremental revenue. In the aggregate, directory services revenue also may increase through the publication of new printed directories.

      We estimate that our revenue and cost of revenue for the twelve months following the consummation of the acquisition of Dex West will be approximately $121 million and $32 million lower, respectively, than our revenue and cost of revenue would have been had we had not consummated the acquisition, because the acquisition has been accounted for under the purchase method of accounting. Under the purchase method of accounting, deferred revenue and related deferred directory costs associated with directories published and distributed prior to the consummation of the acquisition of Dex West are not carried over to our balance sheet at the time of purchase. The effect of this accounting treatment is to reduce revenue and related costs that would otherwise have been recognized in the twelve months subsequent to the acquisition. The purchase method of accounting will not affect our revenue and directory costs in periods subsequent to 2004. This purchase accounting adjustment is non-recurring and has no historical or future cash impact.

      Our consolidated financial statements included in this prospectus have been prepared on the basis of the deferral and amortization method of accounting, under which revenue and expenses are recognized ratably over the life of each directory, commencing in the month of delivery.

      In October 2003, we determined that the 12 month lives of eleven directories published in December 2002 would be extended to 13 months and published in January 2004 in most cases. These extensions were made as a one-time event to more efficiently manage work and customer flow. The lives of the affected directories are expected to be 12 months, thereafter. The change in estimated life is not expected to have a material effect on revenue or cost of revenue in future periods.

      We enter into nonmonetary transactions where our products and services are promoted by the customer during the same period that we carry the customer’s advertisement and accounts for these transactions in accordance with EITF Issue No. 99-17, “Accounting for Advertising Barter Transactions.”

      In certain cases, we enter into agreements with customers that involve the delivery of advertisements in more than one directory. We allocate revenue for such arrangements in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

      As part of the advertising agreement dated September 9, 2003, Qwest agreed to purchase from Dex Media East and us, under a take-or-pay arrangement, a minimum of $20 million annually in advertising services over a 15-year period beginning with the date of the acquisition of Dex East on November 8, 2002. If Qwest purchases more than $20 million of advertising in any one year pursuant to such agreement, up to $5 million of the excess could be carried over to the subsequent year’s minimum advertising purchase commitment. See “The Transactions — Agreements between Us or Dex Media and Qwest LEC and/or Qwest — Advertising Commitment Agreement.” Supplementally, Dex Media East and we agreed to allocate the cash received under the take-or-pay arrangement at 42% and 58%, respectively.

Cost of Revenue

      We account for cost of revenue under the deferral and amortization method of accounting. Accordingly, our cost of revenue recognized in a given period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period, which difference may be significant.

      Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production, and employee and system support costs relating to each of the foregoing. See “Risk Factors — Fluctuation in the price or availability of paper could materially adversely affect us,” “Business — Publishing and Production” and “— Paper, Printing and Distribution.” Sales commissions include commissions paid to employees for sales to local advertisers as well as national sales commissions paid to third party certified marketing representatives, or “CMRs,” which act as our channel to national advertisers. All deferred costs related to the sales and production of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery.

General and Administrative Expense

      Our general and administrative expense consists primarily of the costs of advertising, promotion and marketing, administrative staff, information technology, training, customer billing, corporate management and bad debt expense. All of our general and administrative expense is recognized in the period in which it is incurred. Historically, our general and administrative expense has included the costs of other services, such as real estate, information technologies, finance and human resources, shared among Qwest affiliates. However, since the termination of the transition services agreement with Qwest and Qwest LEC in the fourth quarter of 2003, we now incur these costs directly. See “The Transactions — Agreements between Us or Dex Media and Qwest LEC and/or Qwest — Transition Services Agreement.” Our general and administrative expense may increase as a stand-alone company as we complete our transition to a stand-alone entity. See “— Stand-Alone Company.”

Income Tax Provision

      We account for income taxes under the asset and liability method of accounting. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carry forwards if management believes, based upon existing evidence, that it is more likely than not that the carry forward will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

Results of Operations

Combined Predecessor and Successor Nine Months Ended September 30, 2003 (unaudited) Compared To the Nine Months Ended September 30, 2002 (unaudited)

      For purposes of comparison and analysis of the nine months ended September 30, 2003 to the nine months ended September 30, 2002, the period from September 10 to September 30, 2003, which we refer to as the “Successor Period,” has been combined with the period from January 1 to September 9, 2003, which we refer to as the “Predecessor Period.” We refer to such combined period as the “combined nine month period ended September 30, 2003.”

	Dex Media
	West LLC	Predecessor	Combined	Predecessor
	Period from	Period from	Nine Month	Nine Months
	September 10 to	January 1 to	Period Ended	Ended
	September 30,	September 9,	September 30,	September 30,
	2003	2003	2003	2002	$ Change	% Change

	(Dollars in millions)
Revenue	$15	$630	$645	$673	$(28)	(4.2)%
Cost of revenue	$5	$193	$198	$211	$(13)	(6.2)%

Gross profit	$10	$437	$447	$462	$(15)	(3.2)%
Gross margin	66.7%	69.4%	69.3%	68.6%	n/a	n/a

General and administrative expense, including bad debt expense	$7	$74	$81	$65	$16	24.6%

Revenue

      Revenue decreased by $28 million or 4.2%, to $645 million for the combined nine month period ended September 30, 2003 from $673 million for the same period in 2002. Excluding the effects of purchase accounting for deferred revenue, which totaled $40 million, revenue for the combined nine month period ended September 30, 2003 would have been $685 million, a $12 million, or 1.8% increase from the same period in 2002. Total revenue, excluding the effects of purchase accounting, included $668 million in directory services revenue and $17 million in revenue for all other products.

      Total directory services revenue, which consists of local and national directory services revenue, decreased $29 million, or 4.4% to $628 million for the combined nine month period ended September 30, 2003 from $657 million for the nine months ended September 30, 2002. Excluding the effects of purchase accounting, total directory services revenue increased by $11 million, or 1.7%, to $668 million for the combined nine month period ended September 30, 2003.

      Local directory services revenue decreased $22 million, or 4.0% to $533 million for the combined nine month period ended September 30, 2003 compared to $555 million for the same period in 2002. Local directory services revenue, excluding the effects of purchase accounting which totaled $33 million, increased by $11 million, or 2.0% to $566 million for the combined nine month period ended September 30, 2003 from $555 million for the same period in 2002. Local directory services revenue, excluding the effects of purchase accounting, accounted for 82.6% and 82.5% of revenue for the combined nine month period ended September 30, 2003 and the same period in 2002, respectively. The increase reflects growth in average revenue per local advertiser that was partially offset by a decline in the number of local advertisers. Growth in the average revenue per local advertiser resulted from price increases and additional revenue from premium products, such as color advertisements and awareness products.

      Revenue from national advertisers decreased $7 million, or 6.9%, to $95 million for the combined nine month period ended September 30, 2003, as compared to the same period in 2002. Revenue from national advertisers, excluding the effects of purchase accounting which totaled $7 million, remained flat at $102 million for the combined nine month period ended September 30, 2003 compared to the same period in 2002. Revenue from national advertisers for the combined nine month period ended September 30, 2003 accounted for 14.9% of revenue, excluding the effects of purchase accounting, for the period as compared to 15.2% for the same period in 2002.

      Other revenue increased by $1 million, or 6.3%, to $17 million for the combined nine month period ended September 30, 2003 from $16 million for the same period in 2002.

Cost of Revenue

      Cost of revenue decreased by $13 million, or 6.2% to $198 million for the combined nine month period ended September 30, 2003 from $211 million for the same period in 2002. Excluding the effects of purchase accounting for deferred costs, which totaled $12 million for the period from September 10 to September 30, 2003, cost of revenue would have been $210 million for the combined nine month period ended September 30, 2003. Cost of revenue represented 30.7% of revenue, excluding the effects of purchase accounting, for the combined nine month period ended September 30, 2003, compared to 31.4% of revenue for the same period in 2002.

      For the combined nine month period ended September 30, 2003 and the nine months ended September 30, 2002, we and our Predecessor incurred costs subject to deferral and amortization of $211 million and $199 million, respectively. Costs subject to deferral and amortization include employee costs, direct costs of publishing, sales commissions, services from Qwest and its affiliates and other costs.

      Employee costs incurred during the period increased by $6 million, or 7.1% to $90 million for the combined nine month period ended September 30, 2003 from $84 million in the same period in 2002. These increases were primarily a result of increases in the number of employees, higher cost of medical insurance and higher sales commissions and sales incentives paid to employees.

      Direct costs of publishing incurred during the period, which include paper, printing and distribution, were $71 million and $74 million for the combined nine month period ended September 30, 2003 and the same period in 2002, respectively. The decrease is primarily a result of a reduction in the price of paper.

      National commissions incurred decreased $1 million, or 4.3%, to $22 million for the combined nine month period ended September 30, 2003 from $23 million for the same period in 2002. Other cost of revenue incurred during the period, which include facilities expense, increased by $10 million, or 55.6% to $28 million from $18 million for the same period in 2002. The increase is primarily a result of an increase in systems expense.

Gross Profit

      Our gross profit decreased $15 million, or 3.2%, for the combined nine month period ended September 30, 2003 to $447 million from $462 million for the same period in 2002. Excluding the effects of purchase accounting, gross profit for the combined nine month period ended September 30, 2003 would have been $475 million, a $13 million or 2.8% increase compared to $462 million in the same period in 2002. Gross margin, excluding the effects of purchase accounting, increased to 69.3% for the combined nine month period ended September 30, 2003 from 68.6% for the same period in 2002.

General and Administrative Expense

      General and administrative expense, excluding depreciation and amortization, increased $16 million, or 24.6%, to $81 million for the combined nine month period ended September 30, 2003 from $65 million in the same period in 2002. The increase was primarily due to increases in salaries and wages, benefits, advertising and vendor services.

      Salaries and wages increased $10 million to $15 million for the combined nine month period ended September 30, 2003 from $5 million in the same period in 2002. The increase in salaries and wages was due to additional employees in information technology, finance and human resources. In addition, the 2003 period also includes an increase in employee bonus compensation.

      Benefits increased $3 million to $5 million for the combined nine month period ended September 30, 2003 from $2 million in the same period in 2002. This increase is primarily due to pension credits in 2002 compared to pension expense in 2003.

      Bad debt expense remained constant at $23 million for the combined nine month period ended September 30, 2003 compared to the same period in 2002. Bad debt expense as a percent of total revenue, excluding the effects of purchase accounting, was 3.4% for the combined nine month period ended September 30, 2003 and for the same period in 2002.

      Advertising increased $4 million to $7 million for the combined nine month period ended September 30, 2003 from $3 million for the same period in 2002. Advertising as a percent of revenue, excluding the effects of purchase accounting, increased to 1.0% from 0.4% for the combined nine month period ended September 30, 2003 and the nine months ended September 30, 2002, respectively.

      Office and facilities expense increased $2 million, or 28.6%, to $9 million for the combined nine month period ended September 30, 2003 from $7 million for the same period in 2002. The increase in office expense is primarily due to increased spending for technology costs.

      All other general and administrative expense, decreased $3 million, or 12.0%, to $22 million for the combined nine month period ended September 30, 2003 from $25 million for the comparable period in 2002.

Income Taxes

      SFAS No. 109 requires that we recognize deferred income taxes to the extent realization of such assets is more likely than not. As of September 30, 2003 we have recorded $14 million of deferred income tax benefits resulting from net operating losses. Based upon current projections of income and expenses, we have determined that it is more likely than not that we will utilize our entire deferred income tax balance before the expiration of the carryforward period. Accordingly, no allowance has been recorded.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

	2002	2001	$ Change	% Change

	(Dollars in millions)
Revenue	$900	$880	$20	2.3%
Cost of revenue	$281	$273	$8	2.9%

Gross profit	$619	$607	$12	2.0%
Gross margin	68.8%	69.0%	n/a	n/a

General and administrative expense, including bad debt expense	$94	$75	$19	25.3%

Revenue

      Revenue increased by $20 million, or 2.3%, to $900 million in 2002 from $880 million in 2001. Included in total revenue for 2002 were $871 million in directory services revenue and $29 million from other revenue, including affiliates and all other products.

      Total directory services revenue, which consist of local and national directory services revenue, increased by $24 million, or 2.8%, to $871 million in 2002 from $847 million in 2001. Local directory services revenue increased by $26 million, or 3.6%, to $743 million in 2002 from $717 million in 2001. Local directory services revenue accounted for 82.6% of revenue in 2002 as compared to 81.5% in 2001. While the number of local advertisers declined by 2.9% in 2002, the average annual revenue per local advertiser increased in 2002. Growth in the average revenue per local advertiser in 2001 resulted from price increases and additional revenue from premium products, such as color advertisements and awareness products. Sales to national advertisers decreased by $2 million, or 1.5%, to $128 million in 2002 from $130 million in 2001. Sales to national advertisers in 2002 accounted for 14.2% of revenue in 2002 as compared to 14.8% in 2001. Other revenue decreased by $4 million.

Cost of Revenue

      Cost of revenue recognized increased $8 million, or 2.9%, to $281 million in 2002 from $273 million in 2001. Cost of revenue represented 31.2% of revenue in 2002, compared to 31.0% of revenue in 2001.

      In 2002 and 2001, we incurred employee costs, direct costs of publishing, commissions, services from affiliates and other costs of $269 million and $272 million, respectively. Under the deferral and amortization method of accounting, costs of revenue recognized in 2002 were higher than costs incurred by $12 million, while costs of revenue recognized exceeded costs of revenue incurred by $1 million in 2001.

      Employee costs incurred during the period increased by $7 million, or 6.5%, to $114 million in 2002 from $107 million in 2001. The increase was primarily a result of increases in salaries, wages and benefits, contract labor, local sales commissions and sales incentives. This increase in local commissions and sales incentives was the result of increased sales compared to the prior period.

      Direct costs of publishing incurred during the period, which include paper, printing and distribution, decreased $1 million, or 1.0%, to $100 million in 2002 from $101 million in 2001. The cost of printing and paper decreased by $1 million, or 1.2%, to $80 million in 2002 from $81 million in 2001, while the cost of distribution remained unchanged at $20 million.

      Services from affiliates, primarily for systems maintenance and operations, incurred during the period in 2002 were unchanged, at $14 million, compared to the same period in 2001.

      Other cost of revenue incurred during the period, which include national sales commissions paid to CMRs, office and facilities expense, systems expense and other expenses, decreased by $9 million, or 18.0%, to $41 million in 2002 from $50 million in 2001. The decrease was primarily associated with national sales commissions which decreased as a result of changes in commission programs and sales volume.

Gross Profit

      Our gross profit increased by $12 million, or 2.0%, to $619 million in 2002 from $607 million in 2001 as a result of increased local directory revenue offset by an increase in cost of revenue primarily related to employee costs. Gross margin decreased to 68.8% in 2002 from 69.0% in 2001.

General and Administrative Expense

      General and administrative expense, excluding depreciation and amortization, increased by $19 million, or 25.3%, to $94 million in 2002 from $75 million in 2001. The increase was generally due to services from affiliates and employee benefit costs offset by a reduction in advertising expense.

      Advertising and promotion expense decreased by $8 million, or 88.9%, to $1 million in 2002 from $9 million in 2001. The decrease related primarily to reduced advertising costs and media purchases. In addition, advertising agency compensation of $2 million was paid by Qwest in 2002 and is reflected in affiliate charges.

      Bad debt expense decreased by $1 million, or 3.3%, to $29 million in 2002 from $30 million in 2001. Bad debt expense as a percentage of total revenue decreased to 3.2% in 2002 from 3.4% in 2001.

      Services from affiliates increased by $16 million, or 50.0%, to $48 million in 2002 from $32 million in 2001. The increase was primarily the result of returning to normal spending levels in 2002 after a year in which Qwest implemented cost containment measures.

      All other general and administrative expense, which includes employee expense, office and facilities expenses and other expenses increased by $12 million, to $16 million in 2002 from $4 million in 2001. Employee expenses include pension credits of $5 million in 2002 and $8 million in 2001.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

	2001	2000	$ Change	% Change

	(Dollars in millions)
Revenue	$880	$844	$36	4.3%
Cost of revenue	$273	$302	$(29)	(9.6)%

Gross profit	$607	$542	$65	12.0%
Gross margin	69.0%	64.2%	n/a	n/a

General and administrative expense, including bad debt expense	$75	$74	$1	1.4%

Revenue

      Revenue increased by $36 million, or 4.3%, to $880 million in 2001 from $844 million in 2000. Included in total revenue in 2001 was $847 million in directory services revenue and $33 million from other directory services revenue, including affiliates and all other products.

      Total directory services revenue, which consist of local and national directory services revenue, increased by $31 million, or 3.8%, to $847 million in 2001 from $816 million in 2000. Local directory services revenue increased by $26 million, or 3.8%, to $717 million in 2001 from $691 million in 2000. Local directory services revenue accounted for 81.5% of revenue in 2001 as compared to 81.9% in 2000. While the number of local advertisers declined by 2.6% in 2001, the average annual revenue per local advertiser increased in 2001. Growth in the average revenue per local advertiser resulted from various price increases and an increase in the sale of premium advertising products relative to other advertising products. Sales to national advertisers in 2001 increased by $5 million, or 4.0%, to $130 million in 2001 from $125 million in 2000. Sales to national advertisers in 2001 and 2000 accounted for 14.8% of revenue. Other revenue increased by $5 million, primarily related to the sales growth of Internet products.

Cost of Revenue

      Cost of revenue recognized decreased by $29 million, or 9.6%, to $273 million in 2001 from $302 million in 2000. Cost of revenue represented 31.0% of revenue in 2001, compared to 35.8% of revenue in 2000.

      In 2001 and 2000, we incurred employee costs, direct costs of publishing, commissions, services from affiliates and other costs of $272 million and $300 million, respectively. Under the deferral and amortization method of accounting, cost of revenue recognized exceeded costs incurred by $1 million in 2001 and by $2 million in 2000.

      Employee costs incurred during the period decreased by $15 million, or 12.3%, to $107 million in 2001 from $122 million in 2000. The lower cost was due to a reduction in the number of employees, lower benefit expenses and fewer contractors.

      Direct costs of publishing incurred during the period, which include paper, printing and distribution, decreased by $1 million, or 1.0% to $101 million in 2001 compared to $102 million in 2000. Total cost of printing and paper decreased by $2 million, or 2.4%, to $81 million in 2001 from $83 million in 2000. Paper cost decreased due in part to more efficient directory pagination and an improved typesetting font used in the production of white pages directories and in part to a reduction in the number of copies printed. Printing costs were reduced as a result of supplying digital pages to the printers and copy count reductions attributable to CD-ROM distribution to medium and large businesses.

      Services from affiliates incurred during the period decreased $12 million, or 46.2%, to $14 million in 2001 from $26 million in 2000. The reductions were a result of cost containment measures, including reductions in employees and consolidation of facilities, by the Qwest IT organization.

      Other cost of revenue incurred during the period, including national sales commissions paid to CMRs office and facilities expenses, systems expenses and other expenses, remained flat year over year at $50 million.

Gross Profit

      Our gross profit increased by $65 million, or 12.0%, to $607 million in 2001 from $542 million in 2000. Gross margin increased to 69.0% in 2001 from 64.2% in 2000.

General and Administrative Expense

      General and administrative expense, excluding depreciation and amortization, increased by $1 million, or 1.4%, to $75 million in 2001 from $74 million in 2000.

      Advertising and promotion expense decreased by $8 million, or 47.1%, to $9 million in 2001 from $17 million in 2000. The decrease was related to cost containment efforts and reductions in payments to Internet businesses for directing traffic to our Internet-based directory.

      Bad debt expense increased by $6 million, or 25.0%, to $30 million in 2001 from $24 million in 2000. Bad debt expense as a percentage of revenue was 3.4% in 2001 compared to 2.8% in 2000. The increase in bad debt expense was related primarily to increased revenue and a change in economic conditions during the second half of 2001.

      Services from affiliates decreased by $9 million, or 22.0%, to $32 million in 2001 from $41 million in 2000. The reduction was primarily the result of cost containment measures by Qwest and a decrease in the billing and collections charges.

      All other general and administrative expenses, which includes employee expenses, office and facilities expenses and other expenses, increased by $12 million to $4 million in 2001 from a credit of $8 million in 2000. The increase includes a $6 million decrease in employee expense and an $18 million increase in all other expenses. Employee expense includes pension credits of $8 million in 2001 and 2000. The remaining increase in other expenses was due primarily to the completion of system enhancement projects in 2000 for which there were no comparable costs in 2001.

Liquidity and Capital Resources

      Historically, our principal source of liquidity has been cash flow generated from operations. Prior to the consummation of the transactions related to the acquisition of Dex West, the Predecessor’s primary liquidity requirements were for debt service on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to it, debt service on debt issued by Qwest Dex, dividends to Qwest, tax payments to Qwest to reflect the Predecessor’s estimated taxes as well as capital expenditures and working capital. The Predecessor historically generated sufficient cash flow to fund its operations and investments and to make payments to Qwest.

      Net cash provided by operations was $61 million for the Successor Period and $290 million and $270 million for the Predecessor Period and the nine months ended September 30, 2002, respectively. Changes in working capital for the Successor Period and the Predecessor Period relate primarily to changes in accounts receivable and accounts payable. Net accounts receivable decreased by $46 million, or 40.4%, to $68 million for Dex Media West LLC at September 30, 2003 from $114 million for the Predecessor at December 31, 2002. Accounts payable increased by $29 million to $51 million for Dex Media West LLC at September 30, 2003 from $22 million for the Predecessor at December 31, 2002.

      Net cash provided by operations was $380 million for the fiscal year ended December 31, 2002. Changes in working capital relate primarily to changes in accounts receivable and accounts payable. Net accounts receivable increased by $27 million, or 31.0%, to $114 million in 2002 from $87 million in 2001. Accounts payable increased by $4 million, or 22.2%, to $22 million in 2002 from $18 million in 2001.

      Net cash used for investing activities was $4,346 million for the Successor Period and $15 million and $14 million for the Predecessor Period and the nine months ended September 30, 2002, respectively. The principal use of cash for investing activities was the purchase price paid to acquire Dex West. Net cash used for investing activities was $20 million in 2002. The principal use of cash for investing activities was expenditures for property, plant and equipment and primarily related to the purchase of data and software application storage equipment.

      Net cash provided by financing activities was $4,293 million for the Successor Period and net cash used for financing activities was $163 million and $320 million for the Predecessor Period and the nine months ended September 30, 2002, respectively. The principal sources of cash flows from financing activities for the Successor Period were $1,122 million of owner contributions and $3,378 million of long-term borrowings to fund the acquisition of Dex West. Significant uses of cash flows for financing activities for the Successor Period include $80 million of repayments on long-term borrowings. Net cash used for financing activities was $263 million in 2002.

      Following the transactions related to the acquisition of Dex West, our primary source of liquidity continues to be cash flow generated from operations. We also have availability under our revolving credit facility, subject to certain conditions. We expect that our primary liquidity requirements will be for debt service on our credit facilities and the notes, capital expenditures and working capital.

      In connection with the acquisition of Dex West, we entered into a billing and collection services agreement with Qwest Corporation, the local exchange carrier subsidiary of Qwest, which we refer to as Qwest LEC. Under this agreement, Qwest LEC will continue until November 7, 2004, subject to renewal, to bill and collect, on our behalf, amounts owed by customers in connection with our directory services. In 2002, Qwest LEC billed approximately 53% of our local customer billings on our behalf, and we billed the remaining 47% directly. Qwest LEC bills the customer on the same billing statement on which it bills the customer for local telephone service. Qwest LEC has completed the preparation of its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so. See “Risk Factors — The loss of any of our key agreements with Qwest LEC could have a material adverse affect on our business.”

      In connection with the transactions related to the acquisition of Dex West, we incurred $2,213 million of borrowings under our credit facilities (exclusive of unused commitments under our credit facilities) and $1,165 million of indebtedness with the issuance of the outstanding notes.

      We are highly leveraged. As of September 30, 2003, we had outstanding $3,298 million in aggregate indebtedness (exclusive of unused commitments under our credit facilities), with approximately $100 million of additional borrowing capacity available under our credit facilities. As a result, our liquidity requirements have significantly increased, primarily due to increased debt service obligations. For the year ended December 31, 2002 and the nine months ended September 30, 2003, on a pro forma basis after giving effect to the transactions related to the acquisition of Dex West, our interest expense would have been $215 million and $160 million, respectively.

      Our credit facilities consist of a revolving credit facility and term loan facilities. Our revolving credit facility is comprised of commitments in a total principal amount of $100 million, which facility is available for general corporate purposes, subject to certain conditions.

      The term loan facilities consist of a tranche A term loan facility in a total principal amount of $960 million and a tranche B term loan facility in a total principal amount of $1,200 million. The tranche A and tranche B term loan facilities were available only to fund a portion of the acquisition of Dex West.

      Our credit facilities bear interest, at our option, at either:

•	a base rate used by JPMorgan Chase Bank, plus an applicable margin; or

•	a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus an applicable margin.

      The applicable margins on loans under our revolving credit facility and the tranche A term loan facility are subject to change depending on our leverage ratio.

      In addition to paying interest on outstanding principal amounts under our credit facilities, we are required to pay a commitment fee to the lenders for the unused commitments under our revolving credit facility. The commitment fee is payable quarterly in arrears and is subject to change depending on our leverage ratio.

      Our revolving credit facility and the tranche A term loan facility will mature in September 2009 and the tranche B term loan facility will mature in March 2010.

      Our credit facilities contain negative and affirmative covenants and requirements affecting us and domestic subsidiaries that we create or acquire. Our credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, incurrence of debt, payment of dividends and other restricted junior payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, capital expenditures, amendments to charter, by-laws and other material documents, hedging agreements and intercompany indebtedness and commingling of our funds and the funds of Dex Media East LLC and Dex Media East, Inc. Our credit facilities also require us, and require our existing and future subsidiaries, with certain exceptions set forth in our credit agreement, to meet certain financial covenants, including leverage ratios, an interest coverage ratio and a fixed charges coverage ratio. Although we have summarized the material provisions of our credit agreement filed as an exhibit to the registration statement, we encourage you to read the credit agreement contained in the exhibits for a more complete understanding of such agreement.

      The following table sets forth, as of September 30, 2003, debt maturities and lease and employment agreement obligations for the next several years:

						2008 and
	2003	2004	2005	2006	2007	Thereafter	Total

	(In millions)
Debt/ Lease Obligations:
Long-Term Debt(1)	$—	$84	$168	$204	$242	$2,600	$3,298
Employment Agreements(2)	1	2	1	—	—	—	4
Operating Leases	2	7	6	5	3	2	25

Total Debt, Lease and Employment Agreement Obligations	$3	$93	$175	$209	$245	$2,602	$3,327

(1)	Assumes that our revolving credit facility, which matures in September 2009 and has $100 million of availability, is fully drawn.

(2)	The amounts set forth above represent the amount of base salary payable to the executive officers with whom we have employment agreements during the initial term of employment assuming that all such executive officers remain employed by us until the end of the initial term. The costs of base salary for such executive officers are currently allocated between us, on one hand, and Dex Media East, on the other hand. See “The Transactions — Agreements between Us and Our Affiliates — Employee Cost Sharing Agreement.” For additional information regarding the employment agreements of certain of our senior executive officers, please see “Management — Employment Agreements.”

      We expect to incur approximately $18 million to $20 million in capital expenditures in 2003.

      We may from time to time seek to retire our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. In addition, we may issue additional debt if prevailing market conditions are favorable to doing so.

      Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facilities will be adequate to meet our future liquidity needs for at least the next 12 months.

      We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Further, if we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. See “Risk Factors — To service our indebtedness, including the exchange notes, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.”

      On November 10, 2003, our indirect parent, Dex Media, issued $500 million in aggregate principal amount of 8% Notes due 2013 and $389 million in aggregate principal amount at maturity of 9% Discount Notes due 2013. Dex Media distributed the gross proceeds of the offering, approximately $750 million, to its parent. On February 11, 2004, Dex Media issued $361 million in aggregate principal amount at maturity of 9% Discount Notes due 2013, which we refer to collectively with the notes issued on November 11, 2003 as the parent notes. Dex Media distributed the gross proceeds of the offering, approximately $250 million, to its parent. Dex Media has no operations of its own and derives all of its cash flow and liquidity from us and Dex Media East. Dex Media therefore depends on distributions from us and Dex Media East to meet its debt service and repayment obligations, including the interest and principal on the parent notes. Cash interest on Dex Media’s 8% Notes due 2013 accrues and is payable semiannually in arrears, commencing on May 15, 2004, at a rate of 8% per annum. In order to enable Dex Media to meet this debt service obligation, we and Dex Media East currently expect to pay semiannual dividends to Dex Media in the amounts of $12 million and $8 million, respectively. Prior to November 15, 2008, interest accrues on Dex Media’s 9% Discount Notes due 2013 in the form of an increase in the accreted value of such parent notes. The accreted value of each such parent note will increase from November 10, 2003, the date of issuance, until November 15, 2008 at a rate of 9% per annum, reflecting the accrual of non-cash interest, such that the accreted value will equal the principal amount at maturity on November 15, 2008 . Subsequent to November 15, 2008, cash interest on Dex Media’s 9% Discount Notes due 2013 will accrue and be payable semiannually in arrears commencing on May 15, 2009 at a rate of 9% per annum. Accordingly, beginning on May 15, 2009, in order to enable Dex Media to meet this debt service obligation, we and Dex Media East currently expect to increase our semiannual dividends to Dex Media by $20 million and $14 million, respectively, for total semiannual dividends of $32 million and $22 million, respectively.

      The terms of our credit facilities and Dex Media East’s credit facilities, the indentures governing the exchange notes, the indentures governing Dex Media East’s notes and various other restrictions significantly restrict us and Dex Media East from paying dividends and otherwise transferring assets to Dex Media. Because of our substantial leverage and the substantial leverage of Dex Media East, and the dependence of Dex Media upon the operating performance of its subsidiaries to generate distributions to it, there can be no assurance that Dex Media will have adequate funds to fulfill its obligations in respect of the parent notes when due. If we and/or Dex Media East are not able to pay dividends to Dex Media in an amount necessary to meet Dex Media’s debt service and repayment obligations relating to the parent notes when due, Dex Media may be forced to seek protection under U.S. bankruptcy laws, which could materially adversely affect us. See “Risk Factors — Dex Media, our indirect parent, depends on dividends from us and Dex Media East to meet debt service and repayment obligations relating to the parent notes. If we and/or Dex Media East are not able to pay dividends to Dex Media in an amount necessary to meet Dex Media’s debt service and repayment obligations relating to the parent notes, Dex Media may be forced to seek protection under U.S. bankruptcy laws, which could materially adversely affect us.”

Interest Rate Risk

      As of September 30, 2003, we had no borrowings outstanding under our revolving credit facility, $948 million of debt outstanding under our tranche A term loan facility and $1,185 million of debt outstanding under our tranche B term loan facility. Interest payable on our revolving credit facility and each of our term loan facilities are based upon variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming we had incurred this level of borrowings on January 1, 2003 with interest payable at variable rates and assuming a one percentage point increase in the average interest rate under these borrowings, we estimate that our pro forma interest expense for the nine months ended September 30, 2003 would have increased by approximately $16 million. The terms of our credit facilities require us to hedge a portion of our interest rate risk. We will not engage in hedging for speculative purposes. Due to the uncertainty of the actions that would be taken and their possible effect, this analysis assumes no such action.

Critical Accounting Policies and Estimates

      We have identified the policies below as critical to our business operations and the understanding of our results of operations. The effect and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where these policies affect our reported and expected financial results.

Revenue Recognition

      The sale of advertising in printed directories published by us is our primary source of revenue. We recognize revenue ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery.

      We enter into nonmonetary transactions where our products and services are promoted by the customer during the same period that we carry the customer’s advertisement. We account for these transactions in accordance with EITF Issue No. 99-17, “Accounting for Advertising Barter Transactions.”

      In certain cases, we enter into agreements with customers that involve the delivery of advertisements in more than one directory. We allocate revenue for such arrangements in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

Cost of Revenue

      Direct costs related to the sales, production and distribution of directories are recognized ratably over the life of each directory under the deferral and amortization method of accounting, with cost recognition commencing in the month of delivery. Direct costs include sales commissions, graphics costs and the costs of printing, publishing and distribution and employee costs relating to the foregoing.

Allowance for Doubtful Accounts and Bad Debt Expense

      We periodically make judgments regarding the collectibility of outstanding receivables and provide appropriate allowances when collectibility becomes doubtful. Provisions relating to receivables billed and collected by Qwest LEC on our behalf are determined based upon our historical bad debt experience over the previous twelve month period. Provisions relating to receivables billed and collected by us are determined based upon historical experience taking into account the age of receivables and general economic trends. Bad debt expense as a percentage of revenue decreased from 3.4% in 2001 to 3.2% in 2002, and was 3.6% of revenue for the combined nine month period ended September 30, 2003.

Basis of Allocation for Predecessor Periods

      In order to divide the Qwest Dex Holdings consolidated financial statements between Dex East and Dex West, it was necessary for management of Qwest Dex to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate. A substantial portion of the Predecessor’s revenue and cost of revenue have been directly assigned on a directory-by-directory basis. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on cost relationships to the account balance being apportioned. Expense accounts subject to apportionment primarily consisted of overhead costs and related items that have historically been shared with Qwest Dex. For a more detailed description of the primary bases for these assignments and apportionments, see Note 2(a) to our combined financial statements included in this prospectus.

      We believe that such specific identifications, assignments and apportionments are reasonable; however, the resulting amounts could differ from amounts that would be determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East’s and Dex West’s relationship with Qwest Dex Holdings and Qwest Dex, as well as Qwest and its other affiliates, the revenue and expenses are not necessarily indicative of what they would be had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, the Predecessor’s combined financial statements are not necessarily indicative of future results of operations.

Recent Accounting Pronouncements

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This pronouncement addresses the financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under SFAS No. 146, liabilities for costs associated with an exit or disposal activity are to be recognized when the liability is incurred. Under EITF Issue No. 94-3, liabilities related to exit or disposal activities were recognized when an entity committed to an exit plan. In addition, SFAS No. 146 establishes that the objective for the initial measurement of the liability is fair value. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this pronouncement did not have a material effect on our financial statements.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123.” This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures of both annual and interim financial statements. Certain disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to the combined financial statements included elsewhere in this prospectus.

BUSINESS

      We are the largest directory publisher in the Dex West States and the fourth largest directory publisher in the United States. We are the exclusive official directory publisher in the Dex West States for Qwest LEC, which is the primary local exchange carrier in most service areas within the Dex West States. We, or our predecessors, have been publishing directories for over 100 years. In 2002, we had approximately 73% in aggregate market share in our top 10 geographic markets, which accounted for approximately 74% of our revenue in that year. In 2002, we published 121 directories and distributed approximately 26 million copies of these directories to business and residential consumers in the Dex West States. As of December 31, 2002, we had a total of approximately 225,000 local advertising customers consisting primarily of small and medium-sized businesses and approximately 4,400 national advertisers. We also provide related services, including an Internet-based directory and direct marketing services. For the nine months ended September 30, 2003, after giving pro forma effect to the transactions related to the acquisition of Dex West, we generated approximately $685 million in revenue and $393 million in EBITDA, as defined. See “— Summary Historical and Pro Forma Financial Data” and “Unaudited Pro Forma Financial Information.” On a pro forma basis for the nine months ended September 30, 2003, approximately 97.5% of our revenue was generated from the publication of print directories. Approximately 97% of the revenue for this period came from the sale of advertising in yellow pages directories, and approximately 3% of the revenue for this period came from the sale of advertising in white pages directories.

      We believe that the U.S. directory advertising industry is attractive due to its stable and consistent revenue growth. Industry revenues have increased each year since 1985, growing from $5.8 billion in 1985 to $14.9 billion in 2002, with a compounded annual growth rate of 5.7% over that same period. Although we believe that U.S. directory advertising industry revenue continued to grow in 2003, this revenue growth was at a rate lower than historic rates. In addition, during the last two recessions in 1991 and 2001, the U.S. directory advertising industry experienced positive growth, while other major advertising media, including radio, television and newspaper, experienced revenue declines. We believe that this is driven in large part by the fact that print directories are, in many cases, the primary form of paid advertising used by small and medium-sized businesses. We also believe that the once-yearly publication cycle and the priority placement given to renewal advertisements result in a consistent customer renewal rate even during weaker economic times.

Competitive Strengths

      Incumbent position provides significant competitive advantage. As the exclusive official publisher for Qwest LEC in the Dex West States, we believe that we derive a substantial competitive advantage over independent directory advertising providers. Our incumbent position drives strong brand recognition as the “official” yellow pages, which increases usage by consumers. The combination of our high usage rates, broad distribution and established market position has allowed us to build long-term relationships with our advertisers, allowing us to attain high levels of advertiser retention.

      Greater value proposition for our target advertisers. We believe that directory advertising provides our target advertisers, which are primarily small and medium-sized businesses, with a greater value proposition than most other major media. Our directory advertisements allow our advertisers to reach a broad target audience, providing a permanent reference source to search for particular products and services. We believe that the “directional” nature of directory advertising is valuable to our advertisers, as directory advertisements reach consumers at a time when they are actively seeking information and are prepared to make a purchase. Furthermore, we believe that directory advertising generates a higher return on investment for our target advertisers than most other major media, including newspaper, Internet, television and radio.

      Strong sales performance. We believe that we exceeded the industry averages in 2002 by achieving a customer renewal rate of 92%, local market penetration of 37% and printed revenue per local sales representative of $1.3 million. As of September 30, 2003, we had 583 sales representatives in 26 local offices with an average of eight years of employment with us. We believe the experience of our sales representatives, combined with our long-term incumbent status, has helped us to develop long-term relationships with our advertisers, which we believe promotes a high level of renewal among our customers.

      Strong financial profile with stable cash flow. Our business benefits from consistent revenue and cash flow, high margins and low capital expenditure requirements. Our net income in 2002 was $227 million. Our revenue of $900 million in 2002 and EBITDA of $526 million in 2002 grew by a compounded annual growth rate of 3.3% and 4.5%, respectively, from 2000, with our EBITDA as a percentage of revenue improving from 57.1% in 2000 to 58.4% in 2002. This EBITDA as a percentage of revenue improvement resulted primarily from a combination of revenue growth and operating efficiency improvements. Our capital expenditure requirements, including capitalized software development costs, over the last three fiscal years ended December 31, 2002 averaged approximately $19 million per year, or 2% of average total revenue. The pre-sold nature of directory advertising provides significant revenue and cash flow visibility as advertisers typically enter into one-year contracts and pay on a monthly basis. Our high renewal rate also lends predictability to revenue and cash flow. We believe that the stability and visibility of our cash flow will be a substantial advantage to us in servicing our debt going forward.

      Diversified customer base. We have a large diversified customer base. We believe that the diversity of our customer base helps mitigate the effect of a downturn in any particular sector of the economy or geographic area within our states of operation. A significant portion of our revenue is derived from small and medium-sized businesses, which, in many cases, use yellow pages directories as their primary form of advertising. As of December 31, 2002, we had a total of approximately 225,000 local advertising customers, consisting primarily of small and medium-sized businesses, and approximately 4,400 national advertisers across a wide range of markets, from small rural markets to large metropolitan markets. In 2002, no single customer accounted for more than 0.4% of our total revenue (other than Qwest, which accounted for 1.1% of our total revenue), with our top 10 customers (excluding Qwest) representing less than 1.7% of total revenue. In addition, no single directory heading contributed more than 3.2% of total revenue in 2002, with the top 10 directory headings accounting for approximately 17% of total revenue.

      Experienced management team. We have assembled a strong and experienced senior management team with an average of 24 years of experience in their respective areas of expertise. Dex Media employs all of our senior management and makes them available to us and Dex Media East.

      Strong sponsorship. Our sponsors, The Carlyle Group and Welsh, Carson, Anderson & Stowe, are both leading equity investor firms and are among the largest private equity groups in the world. The firms have extensive investment experience in the media, communications and business services industries.

Business Strategy

      We intend to use our leading market position to further grow our core directory business and identify opportunities to enhance the value proposition that we offer our advertisers. In executing this strategy, we will rely on the core strengths of our business, including our sales practices, long-term relationships with our customers and the significant brand awareness that we enjoy as the result of our incumbent status. The principal elements of our business strategy will continue to include:

•	increasing sales of our existing products by improving sales productivity;

•	increasing the retention rate of existing customers and acquiring new customers with more sophisticated pricing approaches;

•	utilizing state-of-the-art software, hardware and business practices to collect, enhance and distribute our advertiser content efficiently through a variety of media, including via the Internet and other electronic platforms; and

•	introducing and selling new products that provide enhanced value to businesses and consumers, focusing on white pages and awareness products.

Industry Overview and Outlook

      Directory advertising competes with all other forms of media advertising, including television, radio, newspapers, the Internet, outdoor and direct mail. The entire U.S. advertising market was $171.1 billion in

2002, with directory advertising estimated to have captured an 8.7% share of the advertising market. Unlike other advertising, directory advertising is characterized as primarily “directional” advertising, or advertising targeted at consumers who are actively seeking information and are prepared to purchase a product or service. Historically, the U.S. directory advertising industry has been dominated by the large publishing businesses of regional bell operating companies, or “RBOCs,” and other incumbent local telephone companies. Over the past few years, RBOC mergers have reduced the number of RBOC-affiliated publishers to four: SBC Directory Operations, Verizon Information Services, BellSouth Advertising & Publishing Corp. and Dex Media (consisting of us and Dex Media East).

Directory Advertising Market Size

      The U.S. directory advertising industry generated sales of approximately $14.9 billion in 2002, with a total circulation of approximately 420 million directories. The industry is characterized by steady and consistent growth with revenue increasing at a 5.5%, 4.8% and 4.8% compounded annual growth rate in the periods 1997 to 2002, 1992 to 2002 and 1987 to 2002, respectively. The following chart depicts the estimated size and growth of the U.S. directory advertising industry since 1985.

U.S. Directory Advertising Revenue: 1985 — 2002

Local Versus National Advertising

      While directory advertising is sold on both a local and national basis, local advertising from small and medium-sized businesses constitutes the majority of directory advertising revenue. As shown in the table below, over the last five years local directory advertising constituted approximately 84% of total revenue for the U.S. directory advertising industry. This is consistent with our experience, where in 2002, local advertising made up approximately 85% of our directory advertising revenue.

Local Versus National U.S. Print Directory Advertising: 1997 — 2002

		% of		% of		% of		% of		% of		% of	CAGR
	1997	Total	1998	Total	1999	Total	2000	Total	2001	Total	2002	Total	‘97-’02

	(Dollars in billions)
Local	$9.7	85.0%	$10.2	84.4%	$10.8	84.3%	$11.5	84.2%	$12.1	84.1%	$12.2	84.2%	4.8%
% growth yearly	NA		5.6%		6.3%		6.5%		5.2%		0.6%
National	1.7	15.0%	1.9	15.6%	2.0	15.7%	2.2	15.8%	2.3	15.9%	2.3	15.8%	6.2%
% growth yearly	NA		10.6%		7.1%		7.3%		6.0%		0.2%

Total Print	$11.4	100.0%	$12.1	100.0%	$12.9	100.0%	$13.7	100.0%	$14.4	100.0%	$14.5	100.0%	5.0%
% growth yearly	NA		6.3%		6.4%		6.6%		5.3%		0.5%

Competition Within the Industry

      Presently, the industry can be divided into two major groups of directory advertising publishers: Incumbent Publishers, which includes the directory businesses of RBOCs and other incumbent local telephone companies, and Independents, such as TransWestern Publishing Company LLC and the U.S. business of Yell Group Ltd. Fueled by the Telecommunications Act of 1996, which assured access to telephone subscriber listings at nominal rates, and significant private equity investment, Independents have begun to consolidate and increase their market share. As shown in the table below, the Independents’ revenues have increased over the last five years, yet the Incumbent Publishers remain the dominant players, with an estimated 88.3% share of total 2002 revenue for the U.S. directory advertising industry.

U.S. Print Directory Market Share: 1997 — 2002

		% of		% of		% of		% of		% of		% of	CAGR
	1997	Total	1998	Total	1999	Total	2000	Total	2001	Total	2002	Total	‘97-’02

	(Dollars in billions)
Incumbent Publishers(1)	$10.6	93.6%	$11.2	92.8%	$11.8	91.4%	$12.3	90.0%	$12.9	89.3%	$12.8	88.3%	3.8%
% growth yearly	NA		5.3%		4.9%		4.9%		4.6%		(0.6)%
Independent Publishers	0.7	6.4%	0.9	7.2%	1.1	8.6%	1.4	10.0%	1.5	10.7%	1.7	11.7%	18.6%
% growth yearly	NA		20.7%		26.0%		25.2%		12.0%		10.0%

Total Print	$11.4	100.0%	$12.1	100.0%	$12.9	100.0%	$13.7	100.0%	$14.4	100.0%	$14.5	100.0%	5.0%
% growth yearly	NA		6.3%		6.4%		6.6%		5.3%		0.5%

(1)	Includes the directory businesses of RBOCs and other incumbent local telephone companies.

      As the table below illustrates, the U.S. directory advertising industry remains highly concentrated with the RBOC-affiliated publishers, Dex Media, SBC, Verizon and BellSouth, cumulatively generated approximately $11.7 billion, or 78.6%, of total U.S. directory advertising revenue in 2002. The Independents segment is highly fragmented and comprised only 11.7% of total directory-related advertising revenue in 2002.

U.S. Directory Advertising Publishers: 2002

	2002	Market
Company	Revenue	Share

	(Dollars in millions)
SBC	$4,504	30%
Verizon(1)	3,815	26%
BellSouth(1)	1,767	12%
Dex Media(2)	1,589	11%
Yell Group(3)	789	5%
Sprint	546	4%
TransWestern	335	2%
Others	1,509	10%

Total	$14,854	100%

(1)	Represents estimates of U.S. operations only.

(2)	Represents combined revenue for Dex Media East (excluding purchase accounting adjustments) and Dex Media West. Assuming Dex Media West was a stand-alone company in 2002, it would have been the fourth largest U.S. directory advertising publisher with 2002 revenue of $900 million.

(3)	Represents the U.S. business of the Yell Group, Ltd., including the revenue of McLeod USA Media Group Inc., which Yell Group, Ltd. acquired in early 2002.

      We believe Incumbents have a number of advantages over their Independent competitors. Incumbents typically can deliver a better value proposition to advertisers, largely due to user perception of accuracy and completeness that comes with their affiliation with the local telecom service provider. Incumbents also benefit from established usage patterns and customer bases. The majority of Incumbent sales are made on premise in local offices calling on established clients. Independents’ sales are primarily made over the telephone, often through cold calling.

      These factors force Independents to compete on price while they build their customer bases resulting in listing rates significantly lower than those prices for equivalent products listed by Incumbents. Incumbents also benefit from an established operational infrastructure. Printing, publishing, and distribution channels benefit from established long-term relationships. The existing infrastructure, scale of business, and pricing premium allow Incumbents to achieve significantly higher margins than their Independent competitors.

Competition With Other Media

      One of the most compelling aspects of directories is their ability to weather economic downturns more favorably than other forms of advertising. For example, in the last two recessions, in 1991 and 2001, directory advertising was one of the only media segments to show revenue growth. As the table below highlights, U.S. directory advertising industry revenues increased 2.9% and 5.2% in 1991 and 2001, respectively, while other major media segments declined.

Advertising Spending by Media Category: 1990 — 2002

	U.S.	Revenue		Revenue		Revenue		Revenue
Year	Directories	Growth	Television(1)	Growth	Radio	Growth	Newspaper	Growth

	(Dollars in billions)
1990	$8.9	n/a	$28.0	n/a	$8.7	n/a	$35.6	n/a
1991	9.2	2.9%	27.1	(3.4)%	8.5	(2.9)%	33.6	(5.7)%
1992	9.3	1.5%	29.2	7.7%	8.7	2.1%	33.9	1.0%
1993	9.5	2.1%	30.4	4.1%	9.5	9.3%	35.4	4.4%
1994	9.8	3.2%	34.1	12.4%	10.5	11.3%	38.1	7.7%
1995	10.2	4.2%	36.7	7.6%	11.3	7.7%	40.3	5.9%
1996	10.8	6.0%	41.2	12.2%	12.3	8.2%	42.7	6.0%
1997	11.4	4.9%	42.8	3.8%	13.5	10.0%	46.3	8.2%
1998	12.1	6.5%	46.4	8.6%	15.1	11.7%	49.3	6.6%
1999	13.0	6.9%	49.4	6.3%	16.9	12.3%	52.2	5.8%
2000	14.0	7.8%	56.2	13.8%	19.1	12.6%	55.0	5.3%
2001	14.7	5.2%	50.8	(9.5)%	18.2	(4.6)%	50.7	(7.7)%
2002	14.9	1.1%	54.4	6.9%	19.4	6.3%	50.8	0.1%

‘97-‘02 CAGR		5.5%		4.9%		7.5%		1.9%

(1)	Includes broadcast television and cable and satellite television; excludes barter syndication.

      We believe directory advertising is the preferred form of advertising for many small and medium-sized businesses due to its relatively low cost, broad demographic and geographic distribution, enduring presence and high customer usage rates. We believe that directory advertising is attractive to our customers because consumers may view directories as a free, comprehensive, single source of information. While overall advertising tends to track an economy’s business cycle, directory advertising tends to be more stable and does not fluctuate widely with economic cycles due to its frequent use by small to medium-sized businesses, often as their principal or only form of advertising. Directory advertising is also recession-resistant because failure to advertise in a given directory cannot be remedied until the replacement directory is published, usually one year later. Moreover, most directory publishers, including us, give priority placement within a directory classification to their longest-tenured advertisers. As a result, advertisers have a strong incentive to renew their directory advertising purchases from year to year, so as not to lose their priority placement within the directory.

      Long-term growth rates for the U.S. directory advertising industry also compare favorably to the other major media categories with an estimated compounded annual growth rate of 5.5% from 1997 to 2002 versus a 4.0% weighted average compounded annual growth rate for other media.

The Internet

      Most major directory publishers, including us, operate an Internet-based directory business. The U.S. Internet directory market represented only a small portion of the total U.S. directory advertising market in 2002 with total revenue of approximately $347 million, having grown from $263 million in 2001, an increase of approximately 32%. Industry sources estimate that 70% of 2001 Internet directory revenues were generated by print publishers. Publishers have increasingly bundled online advertising with their traditional print offerings in order to enhance total usage and advertiser value. We expect Internet directory usage to continue to grow steadily in support of overall directory usage.

Markets

      In 2002, we published 121 directories, including white pages, yellow pages and other specialty directories, and distributed approximately 26 million copies of these directories to business and residential consumers in metropolitan areas and local communities in the states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming. Our directories are generally well-established in their communities and cover contiguous geographic areas to create a strong local market presence and to achieve selling efficiencies. The following table shows 2002 directory services revenue and other data for our directories in each state in which we operate:

	Percentage
	of Directory
	Services	Published	Total
State	Revenue(1)	Directories	Circulation

	(Circulation in millions)
Washington	31%	27	6.0
Arizona	30%	28	11.2
Oregon	17%	22	3.7
Utah	12%	14	2.7
Idaho	5%	11	1.0
Montana	3%	9	0.8
Wyoming	2%	10	0.5

Total	100%	121	25.9

(1)	Excludes non-print related directory services revenue and includes revenue from affiliates.

      We derive a significant portion of our printed revenue from the sale of directory advertising to businesses in large metropolitan areas. The following table shows our directory services revenue from the sale of printed directory advertising and other data in our 10 largest geographic markets in 2002:

	Percentage
	of Directory
	Services	Published	Total
Markets	Revenue(1)	Directories	Circulation

	(Circulation in millions)
Phoenix	22%	10	8.2
Seattle	15%	5	3.1
Portland	11%	7	2.5
Salt Lake	9%	4	1.7
Tucson	5%	5	1.6
Tacoma	3%	2	0.5
Boise	3%	2	0.5
Spokane	3%	1	0.4
Eugene	2%	1	0.3
Salem	1%	1	0.2
All other markets	26%	83	6.9

Total	100%	121	25.9

(1)	Excludes non-print related directory services revenue and includes revenue from affiliates.

Products

      Our main product is printed directories, which generated approximately 97% of our total revenue in 2002. We also operate an Internet-based directory and provide direct and database marketing services.

Printed Directories

      In 2002, we published 121 printed directories, consisting of:

•	105 directories that contained both white and yellow pages;

•	7 directories that contained only yellow pages, containing a listing of businesses by various directory headings as well as display and other paid advertisements;

•	6 directories that contained only white pages, listing the names, addresses and phone numbers of residences and businesses in the area served, as well as display and other paid advertisements; and

•	3 specialty “On the Go” directories, which are yellow pages directory editions that are designed for use in the car.

      Whenever practicable, we combine the white and yellow pages sections into one directory.

      Our directories are designed to meet the advertising needs of local and national businesses and the informational needs of consumers. The diversity of our advertising options enables us to create customized advertising programs that are responsive to specific customer needs and financial resources. Our yellow pages and white pages directories are also efficient sources of information for consumers, featuring a comprehensive list of businesses in the local market that are conveniently organized under approximately 4,400 directory headings.

      Yellow pages directories. We offer businesses a basic listing at no charge in the relevant edition of our yellow pages directories. This listing includes the name, address and telephone number of the business and is included in alphabetical order in the relevant classification. We maintain a database of these listings, which are derived from data purchased from Qwest, other telephone companies and other sources. This database is supplemented with additional information from our sales representatives and customer service employees.

      In 2002, we derived approximately 96% of our printed revenue from the sale of advertising in our yellow pages directories. A range of paid advertising options is available in our yellow pages directories, as set forth below:

•	Listing options. An advertiser may enhance its complimentary listing in several ways. It may pay to have its listing highlighted or printed in bold or superbold text, which increases the visibility of the listing. An advertiser may also purchase extra lines of text to convey information such as hours of operation or a more detailed description of its business.

•	In-column advertising options. For greater prominence on a page, an advertiser may expand its basic alphabetical listing by purchasing advertising space in the column in which the listing appears. The cost of in-column advertising depends on the size and type of the advertisement purchased. In-column advertisements may include such features as bolding, special fonts, color and graphics.

•	Display advertising options. A display advertisement allows businesses to include a wide range of information, illustrations, photographs and logos. The cost of display advertisements depends on the size and type of advertisement purchased. Display advertisements are placed usually at the front of a classification, and are ordered first by size and then by advertiser seniority. This process of ordering provides a strong incentive to advertisers to renew their advertising purchases from year to year and to increase the size of their advertisements to ensure that their advertisements receive priority placement. Display advertisements range in size from a quarter column to as large as two pages (a “double truck” advertisement) and three pages (a “triple truck” advertisement).

•	Awareness products. Our line of “awareness products” allows businesses to advertise in a variety of high-visibility locations on or in a directory. Each directory has a limited inventory of awareness products, which provide high value to advertisers and are priced at a premium to in-column and display advertisements. Our awareness products include:

•	Cover. Premium location advertisements are available on the front cover, inside front and back cover and the inside and outside back cover of a directory.

•	Spine. Premium location advertisements are available on the spine of yellow and white pages directories.

•	Tabs. A full-page, double-sided, hardstock, full-color insert that is bound inside and that separates key sections of the directory. These inserts enable advertisers to achieve prominence and increase the amount of information displayed to directory users.

•	Tip-On. Removable paper or magnet coupon placed in front of the directory.

•	Banners. A banner ad sold at the bottom of any page in the Community or Government sections of the print directory.

•	Delivery Bag. Used in the delivery of all print directories. Up to two advertisers per bag.

•	White pages directories. State public utilities commissions require Qwest LEC, as the local exchange carrier in its local service area, to have white pages directories published to serve the local service areas. Qwest LEC has contracted with us to publish these directories. By virtue of this agreement, we provide a white pages listing to every residence and business in a given area that sets forth the name, address and phone number of the residence or business in question unless they have requested to be a non-published or non-listed customer.

      In 2002, we derived approximately 4% of our printed revenue from the sale of advertising in our white pages directories. Advertising options include bolding and highlighting for added visibility, extra lines for the inclusion of supplemental information and in-column and display advertisements. We believe that other directory publishers have had more success selling white pages advertising, and we focused additional efforts on selling advertising in our white pages directories in 2003, including offering display advertising options in our white pages for the first time.

Internet-Based Directory and Electronic Products

      Although we remain primarily focused on our printed directories, we have historically marketed an Internet-based directory service to our advertisers. Our internet-based directory, formerly known as qwestdex.com, has been transitioned to dexonline.com subsequent to the consummation of the Transactions. We believe that our Internet-based directory service has historically been the leading online directory in the Dex West States measured by usage. In 2002, our Internet-based directory services generated approximately $12 million in revenue and accounted for 1.3% of our total revenue. These services had an average of 6.7 million first successful searches per month. All of the basic listings in our printed directories also appear in our Internet-based directory, which is available in real time to users and at no incremental charge to our advertisers. The proprietary content we create for our printed directories, which we also post on dexonline.com, makes us competitive on the Internet since it typically provides greater detail than other Internet-based directories. As in our printed directories, businesses may pay to enhance their listings on dexonline.com and for other premium advertising products. Approximately 10% of the advertisers in our printed directories pay a fee to place an enhanced advertisement in our Internet-based directory. Options that are available on dexonline.com include extra lines, replica advertisements, website and email link products, pop-up windows, banners and pay-for-placement products. We view our Internet-based directory as a complement to our print product rather than as a stand-alone business. We believe that increased usage of Internet-based directories, such as dexonline.com, will continue to support overall usage and advertising rates in the U.S. directory advertising industry and provide us with growth. To promote future usage of our Internet-based directories, we plan to bundle our Internet product with our print advertising products, driving our usage rates and increasing the customer value proposition while supporting rate increases for print yellow pages advertising. We also deliver our yellow pages content electronically, including through CD-ROMs, and will continue to explore new means to deliver our advertisers’ content to consumers.

Direct and Database Marketing Services

      We provide database lists, direct mail services and other database services to businesses through our direct marketing group. We sell continually updated lists of residents and businesses that have recently moved into or out of an area, a service that allows our customers to maintain up-to-date databases and customer lists. We are also able to overlay demographic and behavioral data that is purchased through third-party providers so that our customers can identify, for example, who in the area is recently retired, newly married or a new home owner. This constitutes valuable information for direct mail and other targeted advertising.

      We also help businesses develop and refine their customer databases. In addition to list cleaning, the process of removing obsolete data from a data list, we are able to fill in missing names, addresses and telephone numbers when only partial information is available, help marketers track customers who do not want to receive unsolicited telemarketing solicitations, and add demographic data (e.g., single-family or multi-family dwelling, home ownership or renter, male or female). We provide data analysis that ranks consumers by likelihood of a response to direct marketing contact.

      While we provide customer names, addresses and telephone numbers to outside companies, this information does not include any private, non-published or non-listed information. See “The Transactions — Agreements between Us or Dex Media and Qwest LEC and/or Qwest — List License Agreements.”

Sales and Marketing

      The marketing of directory advertisements is primarily a direct sales business that requires both maintaining existing customers and developing new customers. Renewing customers constitute our core advertiser base, and a large number of these customers have advertised in our directories for many years. In 2002, we retained approximately 92% of our local advertisers from the previous year. This high renewal rate reflects the importance of our directories to our local customers, for whom yellow pages directory advertising is, in many cases, the primary form of advertising. Larger national companies also use advertising in our directories as an integral part of their national advertising strategy.

      We believe that, due to their experience in the industry, our sales representatives have been able to develop long-term relationships with our advertisers, which we believe promotes a high level of renewal among our customers. In addition, we believe that in 2002 our experienced sales force allowed us to achieve local market penetration of 37% and printed revenue per local sales representative of approximately $1.3 million.

Local Sales Force

      As of September 30, 2003, our locally-based sales force consisted of approximately 583 quota-bearing sales representatives with an average of approximately eight years of employment with us. See “The Transactions — Agreements between Us and Our Affiliates — Employee Cost Sharing Agreement.” The sales force is divided into three principal groups:

•	Premise sales representatives. Our 262 premise sales representatives generally focus on high revenue customers. A premise sales representative typically interacts with customers on a face-to-face basis at the customer’s place of business.

•	Telephone sales representatives. Our 219 telephone sales representatives generally focus on medium-sized customers. A telephone sales representative typically interacts with customers over the telephone. Telephone sales represent our principal source of new advertisers.

•	Centralized sales representatives. Our 102 centralized sales representatives include both centralized account representatives, who generally focus on the smallest accounts, and prospector sales representatives, who generally focus on customer win-back.

      We assign our customers among premise representatives and telephone representatives based on a careful assessment of a customer’s expected advertising expenditures. This practice allows us to deploy our sales force in an effective manner. A majority of our sales force is decentralized and locally based, operating from 26 locations. We believe that our locally based sales force facilitates the establishment of personal, long-term relationships with local advertisers necessary to maintain a high rate of customer renewal.

      We believe that formal training is important to maintaining a highly productive sales force. Our sales force undergoes ongoing training, with new sales representatives receiving approximately eight weeks of training in their first year, including classroom training on sales techniques, our product portfolio, customer care and administration and standards and ethics. Following classroom training, they are accompanied on sales calls by experienced sales personnel for further training.

      Ongoing training and our commitment to developing the best sales practices are intended to ensure that sales representatives are able to give advertisers high-quality service and advice on appropriate advertising products and services.

      We have well-established practices and procedures to manage the productivity and effectiveness of our sales force. Each sales representative has a specified customer assignment consisting of both new business leads and renewing advertisers and is accountable for meeting sales goals on a regular basis. Our sales representatives are compensated in the form of base salary and commissions. Approximately two-thirds of the total compensation paid to our sales force is in the form of commissions and other incentive-based compensation, making sales force compensation largely tied to sales performance. Our sales force employees have historically been represented by labor unions covered by collective bargaining agreements, which we believe significantly reduce the rate of employee turnover. In 2002, we experienced only 18% turnover among our sales representatives.

      For purposes of managing our sales force, we divide the local service area into six territories. In each territory, between nine and 12 sales managers supervise the performance of the sales representatives who are assigned to that territory. Every sales manager within a territory reports to the sales director for the territory, and the six sales directors report to the Senior Vice President of Sales for the relevant territory.

      Beginning in 2002, Qwest Dex began compensating our sales managers and directors pursuant to an incentive-based compensation plan that ties their compensation to their success in meeting specific sales targets. We intend to continue compensating our sales managers and directors pursuant to the same plan after the consummation of the acquisition of Dex West.

National Sales Force

      In addition to our locally-based sales personnel, we have a separate sales channel to serve our national advertisers. National advertisers are typically national or large regional chains, such as rental car companies, insurance companies and pizza delivery businesses, that purchase advertisements in many yellow pages directories in multiple geographical regions. In order to sell to national advertisers, we use the services of third party certified marketing representatives, or “CMRs.” CMRs design and create advertisements for national companies and place those advertisements in yellow pages directories nationwide. Some CMRs are departments of general advertising agencies, while others are specialized agencies that focus solely on directory advertising. The national advertiser pays the CMR, which then pays us after deducting its commission. We have contracts with approximately 160 CMRs and employ ten national sales managers to manage our selling efforts to national customers.

Customers

      In 2002, approximately 225,000 local businesses purchased advertising in our directories. Approximately 83% of our revenue in 2002 was generated by the sale of our advertising to local businesses, which are generally small and medium-sized enterprises. Approximately 14% of our revenue in 2002 was generated by sales to national advertisers, excluding revenue from Qwest. The remaining 3% of our revenues in 2002 were generated from sources other than sales of advertising in our print directories, including Internet-based directory and direct marketing services.

      We do not depend to any significant extent on the sale of advertising to a particular industry or to a particular advertiser. In 2002, no single directory heading accounted for more than 3.2% of our total revenue, no single customer accounted for more than 0.4% of our total revenue (other than Qwest, which accounted for 1.1% of our total revenue), the top 10 customers (excluding Qwest) accounted for less than 1.7% of our total revenue and the top 10 directory headings accounted for approximately 17% of total revenue. The diversity of our customer base reduces exposure to adverse economic conditions that may affect particular geographic regions or particular industries and provides additional stability in operating results. The table below, which sets forth 2002 information relating to our largest directory headings demonstrates this diversity:

	Percentage of
	Directory	Number of
Directory Heading	Services Revenue	Advertisers

Attorneys	3.2%	5,983
Dentists	2.2%	5,669
Insurance	2.1%	3,793
Plumbing Contractors	1.9%	2,026
Auto Repair and Service	1.5%	4,941
Storage-Household and Commercial	1.5%	2,007
Glass-Auto, Plate, Window, Etc.	1.4%	1,360
Physicians and Surgeons	1.2%	5,068
Roofing Contractors	1.0%	1,749
Restaurants	0.9%	5,806

Total	16.9%	38,402

      We enjoy high customer renewal rates. From 1998 to 2002, our annual renewal rate remained stable at approximately 93%, which we believe compares favorably with the renewal rates of our competitors. In 2002, we retained approximately 92% of our local advertisers from the previous year (which excludes the loss of advertisers as a result of business failures, which equaled approximately 5% in 2002). This attrition was offset by the addition of new customers equal to approximately 9% of our initial local customer base. As a result, the overall size of our local customer base fell by approximately 3% in 2002. Increases in total advertising spending and average dollars spent per advertisement also offset the net loss of advertisers.

      We believe that this low level of turnover reflects a high level of satisfaction among our customers. The training that we provide to our sales representatives emphasizes the fostering of long-term relationships between sales representatives and their customers, and our incentive-based compensation structure rewards sales consultants who retain a high percentage of their accounts. In addition, our customers often do not reduce or eliminate directory spending during difficult economic periods because the failure to advertise cannot be remedied until the replacement directory is published, usually one year later. Moreover, most directory publishers, including us, give priority placement within a directory classification to long-time advertisers. As a result, businesses have a strong incentive to renew their directory advertising purchases from year to year, even during difficult economic times, so as not to lose their placement within the directory.

Publishing and Production

      We generally publish our directories on a 12-month cycle. The publishing cycles for our directories are staggered throughout the year, which allows us to efficiently use our infrastructure and sales capabilities and the resources of our third-party vendors. The following are the major steps of the publication and distribution process:

•	Selling. The sales cycle of a directory varies based on the size of the revenue base and can range from a few weeks to six months. In the months prior to publication, the sales force approaches potential new advertisers in an effort to expand our customer base. Potential new advertisers include businesses that have operated in the area for some time but that did not purchase advertising in the most recent edition of our directory, as well as newly-formed businesses and businesses that have only recently moved into the area. At the same time, the sales force contacts existing advertisers and encourages them to renew and increase the size and prominence of their advertisements and to purchase other products in our portfolio. Advertisers generally agree to our standard advertising terms and conditions at the time that they place their order.

•	Generation of advertisements. Upon entering into an agreement with a customer, we collaborate with the customer to generate its advertisement. We use our proprietary technology and a team of in-house graphic artists for this purpose.

•	Pre-press activities. The selling of advertisements typically ceases one month prior to publication, at which time we do not accept additional customers. Once a directory has closed, pre-press activities commence. Pre-press activities include finalizing artwork, proofing and paginating the directories. When the composition of the directory is finalized, we deliver the directory pages to a third-party printer.

•	Printing. We use two outside contractors, R.R. Donnelley & Sons Company and Quebecor World Directory Sales Corporation, for the printing of our directories. In addition, Dex Media has purchase contracts with two paper suppliers, Nippon Paper Industries USA Co., Ltd. (formerly Daishowa America Co., Ltd.) and Norske Skog Canada (USA), Inc., for the paper needed for the pages of our directories and Dex Media has a contract with one paper supplier, Spruce Falls, Inc., for the paper needed for the covers of our directories. The time required to print a directory depends on its size and may be as long as one month.

•	Transportation. We use Matson Integrated Logistics to transport our printed directories from our printers to our distributor.

•	Distribution. We aim to deliver our directories to all of the residences and businesses in the geographical areas for which we produce directories. We use Product Development Corporation for the distribution of our directories. Distribution begins as soon as the first completed directories are produced and takes an average of six weeks.

Paper, Printing and Distribution

      Paper is our principal raw material. Substantially all of the paper that we use (other than for covers) is supplied by two companies: Nippon Paper Industries USA Co., Ltd. (formerly Daishowa America Co., Ltd.) and Norske Skog Canada (USA), Inc. Pursuant to Dex Media’s agreements with them, Nippon and Norske are required to provide up to 60% and 40% of our annual paper supply, respectively. Prices under the two agreements are negotiated each year based on prevailing market rates. For the year ended December 31, 2002, paper costs were 4% of revenue and 13% of our cost of revenue. If, in a particular year, the parties to one of the agreements are unable to agree on repricing, either party may terminate the agreement. Each of these agreements expires on February 28, 2004. Dex Media has negotiated, but has not yet executed, amendments extending the Nippon agreement through December 31, 2009 and the Norske agreement through December 31, 2008. However, there can be no assurance that such amendments will be executed. In addition, we purchase paper used for the covers of our directories from Spruce Falls, Inc. Pursuant to an agreement between Spruce Falls and Dex Media, Spruce Falls is required to provide 100% of our annual cover stock paper supply. Although the amount of future price increases are specified in the agreement, if Spruce Falls and Dex Media are unable to agree on repricing, either party may terminate this agreement. This agreement expires on February 28, 2004. Dex Media has negotiated, but has not yet executed, an amendment extending this agreement through December 31, 2006. However, there can be no assurance that such amendment will be executed.

      All of our directories are printed by R.R. Donnelley & Sons Company and Quebecor World Directory Sales Corporation. In general, Donnelley prints our larger, higher-circulation directories and Quebecor prints those directories that are smaller and have a more limited circulation. We do not guarantee any minimum volume in our agreements with Donnelley and Quebecor. Prices are adjusted annually based on changes to the consumer price index. Dex Media’s agreement with Donnelley expires on December 31, 2011. Our agreement with Quebecor expires on July 30, 2008.

      Nearly all copies of our directories are distributed by Product Development Corporation, or “PDC.” Although prices under Dex Media’s agreement with PDC are fixed, they may be renegotiated under some circumstances, including volume changes of greater than five percent. This agreement expires on February 28, 2004. The parties are currently in negotiations to extend the contract through December 31, 2008. However, there can be no assurance that such negotiations will be successful.

      We rely on Matson Integrated Logistics to transport our printed directories from our printers’ locations to PDC. This contract with Matson expires on February 28, 2004. Dex Media has negotiated, but has not yet executed, an amendment extending this contract through December 31, 2008. However, there can be no assurance that such amendment will be executed.

      We believe that each of these agreements is on terms that are currently available in the market.

Billing and Credit Control

      Historically, we have generally billed our customers monthly for advertising fees, either directly by us or by Qwest LEC as part of the customer’s monthly bill for telecommunications services, for which we have paid Qwest LEC a fee. In 2002, Qwest LEC billed approximately 53% of our local customer billings on our behalf. In connection with the acquisition of Dex West, Qwest LEC and we entered into a billing and collection services agreement pursuant to which Qwest LEC will continue to bill and collect, on our behalf, amounts owed by customers in connection with our directory services. The term of this agreement ends on November 7, 2004, although Qwest LEC will provide transition billing services for billing transactions in the billing system as of the date of termination or expiration of this agreement for an interim period not to exceed 12 months. Any future billing and collection services provided by Qwest LEC would be subject to Qwest LEC’s standard terms and conditions for billing and collecting on behalf of providers of services other than local telephone service. Qwest LEC prepares settlement statements approximately 10 times per month for each state in the

Dex West States summarizing the amounts due to us, and purchases our accounts receivable to facilitate billing and collection. See “The Transactions — Agreements between Us or Dex Media and Qwest LEC and/or Qwest — Billing and Collection Services Agreement.” Qwest LEC has completed the preparation of its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks should we choose to do so before the expiration of the two-year term of the billing and collection services agreement.

      Because most directories are published on 12-month cycles and we bill most of our customers over the course of that 12-month period, we often effectively extend credit to our customers, many of which are small or medium-sized businesses with default rates that usually exceed those of larger businesses. Fees for national advertisers are typically paid in advance by CMRs, after deduction of commissions. Because we do not usually enter into contracts with our national advertisers, we are subject to the credit risk of CMRs on sales to those advertisers, to the extent we do not receive fees in advance. In 2002, bad debt expense for our customers amounted to approximately 3% of our revenue.

      We attempt to improve collection of accounts receivable by conducting initial credit checks of new advertisers under certain circumstances, reducing the time taken to resolve billing inquiries and, where appropriate, requiring personal guarantees from business owners. We automatically check all new orders from existing advertisers for payments that are past due to us prior to confirmation of the new order. We use both internal and external data to decide whether to extend credit to an advertiser. In some cases, where appropriate, we may also require the advertiser to prepay part or all of the amount of its order. Beyond efforts under certain circumstances to assess credit risk prior to extending credit to customers, we employ well-developed collection strategies utilizing an integrated system of internal, external and automated means to engage with customers concerning payment obligations.

Competition

      The U.S. directory advertising industry is competitive. We compete with many different advertising and other media, including newspapers, radio, television, the Internet, billboards, direct mail and other yellow pages directory publishers. There are a number of independent directory publishers, such as TransWestern Publishing Company LLC and the U.S. business of Yell Group Ltd., with which we compete in one or more of the Dex West States. In addition, we compete with other directory publishers in some of our markets, including local exchange carriers such as Verizon Communications Inc. and SBC Communications Inc. We compete with these publishers on value, quality, features and distribution.

      In connection with the acquisition of Dex West, we became a party to a publishing agreement and a non-competition agreement with Qwest LEC. Under the publishing agreement, we are the exclusive official publisher of directories for Qwest LEC, the local exchange carrier subsidiary of Qwest, in the Dex West States. The publishing agreement expires on November 7, 2052 and will automatically be renewed for additional one-year periods unless either party terminates the contract upon 12 months’ written notice. See “The Transactions — Agreements between Us or Dex Media and Qwest LEC and/or Qwest — Publishing Agreement.” Acting as the exclusive official publisher of directories for the incumbent telephone company provides us with an advantage over our Independent competitors due to our differentiated product, recognition of our brands, broader distribution, higher usage of our directories by end users and our long-term relationships with our customers. Under the non-competition and non-solicitation agreement, which remains in effect until November 7, 2042, Qwest LEC has agreed not to compete with us in the directory publication business in the areas in which we operate. See “The Transactions — Agreements between Us or Dex Media and Qwest LEC and/or Qwest — Non-Competition and Non-Solicitation Agreement.”

      The Internet has emerged as a new medium for advertisers. Although advertising on the Internet still represents only a small part of the total advertising market, as the Internet grows, it may become increasingly important as an advertising medium. Most major yellow pages publishers operate an Internet-based directory business. We compete directly and through our Internet-based directory dexonline.com with the Internet directories of the independent publishers and some of the local exchange carriers. In addition, we compete with other Internet sites providing classified directory information, such as Switchboard.com, Lawyers.com,

Citysearch.com and Zagat.com, and with search engines and portals, such as Yahoo!, Google, MSN, AOL and Ask Jeeves, some of which have entered into affiliate agreements with other major directory publishers.

Intellectual Property

      We own and license a number of patents, copyrights and trademarks in the United States. The only trademark we consider material to our operations is the DEX® trademark, which is owned by Dex Media and is used by Dex Media East and us. We do not consider any individual patent, copyright or other trademark to be material to our operations. We believe that the phrase “yellow pages” and the walking fingers logo are in the public domain in the United States.

Properties

      Our headquarters are located at 198 Inverness Drive West, Englewood, Colorado. Dex Media East leases this facility from Qwest Dex. The lease covering this facility expires October 31, 2008. We have co-occupancy rights with Dex Media East for these headquarters. We also have significant operations at our facilities located at 10200 SW Greenburg Road, Portland, Oregon, which we lease from a third party. The lease covering this facility expires June 30, 2006, and we have the option to renew it for five years. We operate from approximately 26 other facilities and, in the aggregate, utilize over 360,000 square feet (excluding the sublease for 198 Inverness Drive). We lease all of our facilities.

Employees

      As of September 30, 2003, we employed 1,423 employees, of which approximately 72% are represented by labor unions covered by two collective bargaining agreements. Our collective bargaining agreement with the International Brotherhood of Electrical Workers, which covered approximately 30% of our unionized workforce as of September 30, 2003, was recently extended to May 2006. Our collective bargaining agreement with the Communications Workers of America, which covered approximately 70% of our unionized workforce as of September 31, 2003, was recently extended to October 2006. All of our non-management employees are employed by Dex Media Service LLC, a bankruptcy-remote entity owned 49% by Dex Media West, Inc., 49% by Dex Media East, Inc. and 2% by Dex Media, Inc., and are made available to us by Dex Media Service Company. We consider relations with our employees to be good.

Legal Proceedings

      From time to time, we are a party to litigation matters arising in connection with the normal course of our business. In many of these matters, plaintiffs allege that they have suffered damages from errors or omissions or improper listings contained in directories published by us. Although we have not had notice of any such claims that we believe to be material, any pending or future claim could have a material adverse effect on our business.

      In addition, we are exposed to defamation and breach of privacy claims arising from our publication of directories and our methods of collecting, processing and using personal data. The subjects of our data and users of data that we collect and publish could have claims against us if such data were found to be inaccurate, or if personal data stored by us was improperly accessed and disseminated by unauthorized persons. Although we have not had notice of any material claims relating to defamation or breach of privacy claims to date, we may be party to litigation matters that could have a material adverse effect on our business.

THE TRANSACTIONS

      The outstanding notes were issued in connection with the transactions described below, pursuant to which we became a stand-alone company. While an understanding of the transactions described below is important to your understanding of our future cost structure, results of operations, financial position and cash flows, the transactions do not directly impact either the exchange offer or your decision as to whether or not to participate in the exchange offer. In addition, we do not believe that the transactions described below will affect our future corporate structure.

General

      On August 19, 2002, Dex Holdings LLC, the parent of Dex Media, Inc., entered into two purchase agreements with Qwest to acquire the directory businesses of Qwest Dex, the directory services subsidiary of Qwest, for an aggregate consideration of $7.05 billion (excluding fees and expenses and subject to adjustments relating to working capital levels). Dex Holdings LLC is a special purpose entity formed by The Carlyle Group, Welsh, Carson, Anderson & Stowe and their affiliates to effect the acquisition of Dex East and the acquisition of Dex West. Dex Holdings LLC assigned its right to purchase the directory businesses in the Dex West States to Dex Media West.

      The acquisition was structured to be completed in two phases to accommodate the regulatory requirements in the applicable states. In the first phase, consummated on November 8, 2002, Dex Media East acquired Qwest Dex’s directory businesses in the Dex East States for a total consideration to Seller of approximately $2.753 billion (excluding fees and expenses), which it currently operates. In 2002, Dex Media East published 150 directories and distributed approximately 19 million copies of these directories in metropolitan areas and local communities in the Dex East States. As of December 31, 2002, Dex Media East had a total of 201,000 local advertising customers consisting primarily of small and medium-sized businesses.

      In the second phase, consummated on September 9, 2003, Qwest Dex contributed its assets and liabilities relating to its directory businesses in the Dex West States to GPP LLC, a newly-formed limited liability company, and, following that contribution, Dex Media West LLC purchased all of the interests in GPP LLC for a total consideration to Seller of $4.297 billion (excluding fees and expenses and subject to adjustments relating to working capital levels). Of the total consideration to Seller, $210 million was provided by Dex Media East, which was funded by $160 million from borrowings under the delayed draw portion of Dex Media East’s tranche A term loan facility and $50 million from an equity contribution to Dex Media East funded by the Sponsors and their assignees and designees. Immediately following such purchase, Dex Media West LLC was merged with GPP LLC and GPP LLC was renamed Dex Media West LLC. We are a co-issuer of the exchange notes offered hereby and the borrower under our credit facilities and operate the acquired directory businesses in the Dex West States.

      We deposited the proceeds of the outstanding senior note offering and the outstanding senior subordinated note offering in separate escrow accounts for the benefit of the senior note holders and the senior subordinated note holders, respectively. The trustee released the escrow proceeds to us on September 9, 2003 and we used the net escrow proceeds to fund a portion of the purchase price for the acquisition of Dex West.

      For federal income tax purposes, the acquisition of Dex West was treated as an asset purchase and, immediately after the consummation of the acquisition of Dex West, Dex Media West, Inc. generally had a tax basis in the acquired assets equal to the purchase price for the acquisition.

      In connection with the acquisition of Dex West, we and Qwest LEC and/or Qwest entered into the agreements described below. In addition, in connection with the acquisition, we entered into the agreements described below with Dex Media East and/or Dex Media.

Agreements between Us or Dex Media and Qwest LEC and/or Qwest

Publishing Agreement

      Pursuant to a publishing agreement, Qwest LEC granted us the right to be the exclusive official directory publisher of listings and classified advertisements of its telephone customers in the geographic areas in the Dex West States in which Qwest LEC provides local telephone service from time to time, which we refer to as Qwest LEC’s service areas. Pursuant to state public utilities commission requirements, Qwest LEC is required to publish and deliver white pages directories of certain residences and businesses that order or receive local telephone service from Qwest LEC. In addition, pursuant to tariffs and agreements with telephone companies and resellers of local telephone service, Qwest LEC is required to publish and deliver certain white pages directories and yellow pages directories. Pursuant to this agreement, we are obligated to fulfill Qwest LEC’s legal and contractual obligations to publish and deliver white pages and yellow pages directories in each of Qwest LEC’s service areas and, subject to limitations, are obligated to fulfill Qwest LEC’s publishing obligations in the areas in the Dex West States into which Qwest LEC provides local telephone service in the future. In fulfilling these obligations, we must comply with all regulatory requirements related to the publishing and delivery of such directories. We agreed to cause any successor acquiring our business and Qwest LEC agreed to cause any successor acquiring its business to agree in writing to assume the terms of this agreement.

      Qwest LEC granted us the right to identify ourselves (including on our web sites) as its exclusive official directory publisher for its legally required directories as well as certain other directories in Qwest LEC’s service areas in the Dex West States. Our use of the name of the local exchange carrier in such circumstances must be in accordance with Qwest LEC’s trademark and branding requirements. Pursuant to this agreement, we granted Qwest LEC the limited right to use specific service marks, trade names and trademarks that are owned by Dex Media, including DEX® (which we refer to as the Dex trademarks), solely in connection with the advertising and marketing of products and services that relate to or refer to of our directories that cover the service areas in the Dex West States. Pursuant to the list license agreement for the use of directory publisher and directory delivery lists discussed below, Qwest LEC is required to provide us with information about subscribers, such as names, addresses and telephone numbers for the purpose of publishing and delivering directories.

      If federal law no longer requires Qwest LEC to provide subscriber information under nondiscriminatory and reasonable terms, Qwest LEC is required by the terms of the publishing agreement to continue to license the information to us on terms and conditions at least as favorable as those then being offered to any person doing business in the Dex West States. If such a change in federal law occurs within the first seven years after November 8, 2002, Qwest LEC will charge us the prices then in effect under the list license agreement for the use of directory publisher lists and directory delivery lists until the end of this seven-year period, subject to increases for inflation. After this seven-year period, regardless of when the change in federal law occurred, Qwest LEC will charge us prices equal to or less than the lowest prices it then charges to any other person doing business in the Dex West States. However, if Qwest LEC is not licensing this information to at least two other purchasers in the Dex West States, it will charge us prices equal to the average price that other similarly sized incumbent local telephone companies charge for such information.

      For the first seven years after November 8, 2002, Qwest LEC will reimburse us for one half of any material net increase in our costs of publishing directories that satisfy Qwest LEC’s publishing obligations (less the amount of any previous reimbursements) resulting from new governmental legal requirements.

      This agreement will remain in effect for 50 years from November 8, 2002 and will automatically renew for additional one year terms unless either Qwest LEC or we provide 12 months’ notice of termination. Qwest LEC may terminate the entire agreement if we materially breach this agreement in a manner that has the effect of abrogating our performance and Qwest LEC’s enjoyment of the benefits of this agreement, or if we fail to discharge Qwest LEC’s publishing obligation with respect to twenty percent of Qwest LEC’s subscribers. Generally, if we breach our obligation with respect to a particular directory in a manner that results in a material and continuing failure to discharge the publishing obligation with respect to that directory, Qwest LEC may terminate this agreement with respect to the affected service area. In addition, if we or any of our subsidiaries engage in or act as a sales agent with regard to the marketing, sale or distribution of any telecommunication services or enter into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with any person pursuant to which such person’s telecommunication services are offered, marketed, sold or priced in connection with our directory products, in each case in any of Qwest LEC’s service areas in the Dex West States, Qwest LEC may terminate this agreement with respect to the affected service area. However, if our owner or an affiliate of ours is a provider of telecommunication services and the activity referred to in the previous sentence is not occurring in connection with our directory products, Qwest may not terminate this agreement with respect to the affected service area.

      We may terminate this entire agreement if Qwest LEC materially breaches this agreement in a manner that has the effect of abrogating its performance and our enjoyment of the benefits of this agreement. In addition, we may terminate this entire agreement after the first seven years after November 8, 2002 if new legal requirements imposed by government regulatory entities result in a net increase of more than 25% in our costs of publishing directories that satisfy Qwest LEC’s publishing obligations (excluding cost increases that generally apply to incumbent local exchange carriers) and Qwest LEC acknowledges that this has occurred or such increase is confirmed in a binding arbitration. Generally, if Qwest LEC materially breaches its obligation with respect to a certain service area in a manner that has the effect of abrogating its performance and our enjoyment of the benefits of this agreement with respect to the affected service area, we may terminate this agreement with respect to such service area.

      If Qwest LEC formally repudiates or rejects this agreement (other than pursuant to the termination provisions described above) or we terminate this agreement due to a material breach of this agreement by Qwest LEC, we will be entitled to receive liquidated damages from Qwest LEC equal to thirty percent of the sum of the total consideration to the Seller for the acquisition of Dex West and the acquisition of Dex East, less any liquidated damages previously paid by Qwest LEC for a material breach with respect to a specific service area. In the event that Qwest LEC materially breaches its obligations with respect to a specific service area and we terminate this agreement with respect to the affected service area, we will be entitled to liquidated damages generally calculated on a similar basis as that described above, pro rata for the affected service area.

      If we formally repudiate or reject this agreement (other than pursuant to the termination provisions described above) or Qwest LEC terminates this agreement with respect to a specific service area because we have materially failed to discharge Qwest LEC’s publishing obligation with respect to the service area, Qwest LEC will be entitled to receive from us liquidated damages in an amount equal to one hundred twenty-five percent of the net present value of the anticipated costs to Qwest LEC through the remaining term of the publishing agreement to perform, or cause another person to perform, Qwest LEC’s publishing obligation.

      The liquidated damages provided for in this agreement are in lieu of any other type of damages and are the sole remedy of either party in the event of a material breach or formal repudiation or rejection of this agreement by the other party. We may exercise our right to claims for liquidated damages provided for in this agreement only in lieu of, and not in addition to, our right to claims for liquidated damages provided for in the non-competition and non-solicitation agreement discussed below.

      Dex Media and we will, jointly and severally, indemnify Qwest LEC for losses resulting from (1) our failure to perform our obligations under this agreement, (2) any third-party claims resulting from errors in listings and advertisements of Qwest LEC’s customers in our directories or omissions of listings and advertisements of Qwest LEC’s customers in our directories, in each case caused by us, and (3) any claims that our directories or the rights we will grant to Qwest LEC relating to the Dex trademarks violate or infringe the intellectual property rights, or require the consent, of any third party. Qwest LEC will indemnify us for losses resulting from (1) its failure to perform its obligations under this agreement, (2) any third party claims resulting from errors in listings and advertisements of its customers in our directories or omissions of listings and advertisements of its customers in our directories, in each case caused by Qwest LEC and (3) any claims that the rights to identify ourselves as Qwest LEC’s exclusive official directory publisher and to use Qwest LEC’s branding on the directories violate or infringe the intellectual property rights, or require the consent, of any third party.

Non-Competition and Non-Solicitation Agreement

      Pursuant to a non-competition and non-solicitation agreement, Qwest and Qwest LEC agreed, for a period of 40 years after November 8, 2002, not to sell directory products consisting principally of listings and classified advertisements for subscribers in the geographic areas in the Dex West States in which Qwest LEC provides local telephone service directed primarily at customers in those geographic areas. We agreed to cause any successor acquiring our business and Qwest and Qwest LEC agreed to cause any successors acquiring their businesses (subject to limited exceptions) to agree in writing to assume the terms of this agreement.

      For a period of two years after November 8, 2002, we, on one hand, and Qwest and Qwest LEC, on the other hand, agreed not to solicit any of the other’s employees or to induce one another’s employees to terminate their relationship with the other. In addition, Qwest and Qwest LEC agreed not to solicit or hire any members of our senior management team for the same two-year time period.

      This agreement will remain in effect for a period of 40 years after November 8, 2002. However, if the publishing agreement terminates in accordance with its terms, any party to this agreement may terminate it immediately. In addition, if we directly or indirectly provide telecommunication services in the Dex West States or the Dex East States, Qwest and Qwest LEC may terminate this agreement and the publishing agreement with respect to the affected service area. See “— Publishing Agreement.”

      If Qwest LEC formally repudiates or rejects this agreement (other than pursuant to the termination provisions described above) or either Qwest or Qwest LEC materially breaches this agreement, we will be entitled to receive liquidated damages from Qwest LEC, calculated according to the formula described above with respect to the liquidated damages provisions of the publishing agreement. If either Qwest or Qwest LEC materially breaches its obligations with respect to a specific service area or Qwest LEC does not require a person acquiring its business in a specific service area to agree in writing to assume this agreement to the extent of the relevant service area, each of Qwest and Qwest LEC will be jointly and severally liable for liquidated damages generally calculated on a similar basis as in the publishing agreement, pro rata for the affected service area.

      The liquidated damages provided for in this agreement are in lieu of any other type of damages and are our sole remedy in the event of a material breach or formal repudiation or rejection of this agreement by Qwest and Qwest LEC. We may exercise our right to claims for liquidated damages provided for in this agreement only in lieu of, and not in addition to, the liquidated damages provided for in the publishing agreement.

Billing and Collection Services Agreement

      Qwest LEC and we entered into a billing and collection services agreement pursuant to which Qwest LEC continues until November 7, 2004 to bill and collect, on our behalf, amounts owed by certain of our customers. In 2002, Qwest LEC billed approximately 53% of our local customer billings on our behalf. This service extends only to those customers for whom Qwest LEC is the provider of local telephone service and Qwest LEC bills the customer on the same billing statement on which it bills the customer for local telephone service. Qwest LEC prepares settlement statements approximately 10 times per month for each state in the Dex West States summarizing the amounts due to us and purchases our accounts receivable within approximately nine business days following the earliest billing date within such settlement cycle representing such amounts pursuant to a formula that takes into account factors such as an allowance for bad debt reserves and realized uncollectible amounts. In addition, Qwest LEC charges us a fee per bill issued. The agreement will be in effect until November 7, 2004, although Qwest LEC will provide transition billing services for billing transactions in the billing system as of the date of termination or expiration of this agreement for an interim period not to exceed 12 months. Any future billing and collection services provided by Qwest LEC would be subject to Qwest LEC’s standard terms and conditions for billing and collecting on behalf of providers of services other than local telephone service. We are able to terminate this agreement with 30 days’ notice. However, if Qwest LEC willfully fails to pay us for our accounts receivable it is required to purchase, we may terminate this agreement immediately. Qwest LEC has prepared its billing and collection system so that we will be able to transition from the Qwest LEC billing and collection system to our own billing and collection system within approximately two weeks’ should we choose to do so.

Intellectual Property Contribution Agreement

      Pursuant to an intellectual property contribution agreement, Qwest has assigned, in certain cases, and has licensed, in other cases, to Dex Media the Qwest intellectual property used in the Qwest directory services business. Dex Media currently owns all of Qwest’s former rights, titles and interests in certain Dex trademarks, including DEX®, and specific internet domain names. Dex Media also owns specific patents and other intellectual property of Qwest Dex previously owned by Qwest and used in the directory services business as well as all of Qwest’s former rights, titles and interests in registered copyrights for printed directories in the Qwest service areas in the Dex West States and certain non-public data created by Qwest Dex regarding advertising customers in the Dex West States. In addition, Qwest has licensed to Dex Media other intellectual property of Qwest used by Qwest Dex in the directory business in the year prior to the consummation of the acquisition of Dex East, including but not limited to technology, research and development data and software not assigned to Dex Media by Qwest.

      Dex Media has licensed to Qwest the Dex trademarks until September 2005 for use in connection with certain directory and ancillary products of Qwest in the Dex West States, as well as in connection with Qwest’s telephone directory web sites, although Qwest is required to transition away from its use of the Dex trademarks beginning as of September 2003. In addition, Dex Media has licensed to Qwest other intellectual property transferred to Dex Media pursuant to the purchase agreement.

      The intellectual property contribution agreement continues indefinitely (although many of the licenses are of limited duration) unless terminated by Qwest or Dex Media because of a material breach by the other. However, some of the licenses are perpetual and survive any termination.

Trademark License Agreement

      Pursuant to a trademark license agreement, Qwest licensed to us the right to use the QWEST DEX® and QWEST DEX ADVANTAGE® marks until November 2007 in connection with directory products and related marketing materials in the Dex West States. Qwest also licensed to us the right to use these marks in connection with our directory web site. Each of these licenses is generally exclusive (except with respect to Dex Media East) with respect to the sale of directory products consisting principally of listings and classified advertisements directed primarily at customers in the geographic areas in the Dex West States in which Qwest LEC provides local telephone service.

      We may terminate this agreement upon 30 days’ notice and Qwest may terminate this agreement in the event of an uncured material breach by Dex Media. In addition, this agreement may terminate if we cease using the licensed trademarks for a substantial period of time, or if the publishing agreement terminates before the expiration of the five-year term of this agreement.

List License Agreements

      Pursuant to a license agreement for the use of directory publisher lists and directory delivery lists, Qwest LEC granted to us a non-exclusive, non-transferable restricted license of listing and delivery information for persons and businesses that order and/or receive local exchange telephone services at prices set forth in the agreement. We may use the listing information solely for publishing directories and the delivery information solely for delivering directories. This agreement will be in effect until September 2006, subject to automatic renewal for additional 18-month terms until either Qwest LEC or we terminate this agreement by providing 18 months’ notice. The publishing agreement, however, requires Qwest LEC to continue to license the listing and delivery information to us for as long as the publishing agreement is in effect.

      Pursuant to a license agreement for expanded use of subscriber lists, Qwest LEC granted to us a non-exclusive, non-transferable restricted license of listing information for persons and businesses that order and/or receive local exchange telephone services at prices set forth in the agreement. We may use this information for the sole purpose of reselling the information to third party entities solely for direct marketing activities, database marketing, telemarketing, market analysis purposes and internal marketing purposes, and for our use in direct marketing activities undertaken on behalf of third parties. This agreement will be in effect until November 2007, subject to automatic renewal for additional one-year terms until either Qwest LEC or we terminate this agreement by providing six months’ notice.

Master Telecommunications Commitment Agreement

      Pursuant to the master telecommunications commitment agreement, we must purchase from Qwest, Qwest LEC and their affiliates, on an exclusive basis, those telecommunications services and products that we use from time to time (including data transmission, local wired and wireless local exchange services and enhanced services; wireless communications, including cellular, PCS and paging services; video conferencing services; intrastate, interstate and international long distance telephone services; pay telephone services; telephone calling cards; prepaid telephone calling cards, voice messaging and other enhanced services; internet connectivity and/or protocol based services; data hosting; web hosting; and any and all comparable or successor telecommunications products or services and offered by Qwest from time to time).

      Our obligation to purchase such telecommunications services from Qwest is subject to Qwest’s ability to offer pricing and service terms that are not, in the aggregate, materially less favorable than the terms generally available in the market to us from other telecommunications services providers that are nationally or regionally recognized as being highly reputable. Furthermore, Qwest is required to offer the telecommunications services to us on terms and conditions that are no less favorable than the terms and conditions that Qwest provides similar services, at similar volumes and for similar time periods, to other customers in the applicable service area. In all events, however, Qwest’s service offerings and our obligation to purchase telecommunications services, are subject to tariff requirements and applicable laws and orders, although Qwest is required to engage in good faith discussions to offset any increased cost to us resulting from such tariff requirements on unregulated portions of telecommunications services that we purchase from Qwest. The term of the master telecommunications commitment agreement extends until November 8, 2017. The agreement may be terminated by us, on the one hand, or Qwest or Qwest LEC, on the other hand, on 90 days written notice if (i) the other party fails to make required payments, and fails to cure the nonpayment in accordance with the terms of the applicable service agreement, (ii) the other party otherwise is in material breach of the master agreement and fails to cure such breach with 30 days of receipt of written notice specifying the breach, (iii) the other party is the subject of certain bankruptcy or insolvency events, or (iv) the publishing agreement is terminated in accordance with the terms thereof.

Advertising Commitment Agreement

      In connection with the transactions related to the acquisition of Dex West, we entered into an advertising commitment agreement pursuant to which Qwest and Qwest LEC agreed to purchase an aggregate of $20 million of advertising per year through 2017 from us and/or Dex Media East. In the event that Qwest and Qwest LEC purchase more than $20 million of advertising from us and/or Dex Media East in any one year, up to $5 million of the excess will be carried over to the subsequent year’s minimum advertising purchase requirement. The pricing will be on terms at least as favorable as those offered to similar large customers.

      The agreement may be terminated by us and Dex Media East, on the one hand, or Qwest or Qwest LEC, on the other hand, on 90 days written notice if (1) the other party fails to pay an invoice and has not cured the failure within the time period set forth in such invoice, (2) the other party breaches other material covenants or obligations and fails to cure the breach within 30 days of notice of the breach, (3) the other party is the subject of certain bankruptcy or insolvency events, or (4) the publishing agreement is terminated in accordance with the terms thereof.

Other Agreements

      We have entered into other agreements, including a joint defense and common interest agreement and a public pay stations agreement. The joint defense and common interest agreement relates to any future administrative proceedings or review of the agreements related to the acquisition of Dex West by regulatory or governmental entities. The public pay stations agreement governs our exclusive right and obligation to place directories in all of Qwest LEC’s phone booths in specific regions in the Dex West States.

Agreements Between Us and Our Affiliates

      The following are agreements that we entered into with certain of our affiliates upon the consummation of the acquisition of Dex West.

Shared Services Agreement

      We entered into a shared services agreement with Dex Media East and Dex Media pursuant to which Dex Media and its direct or indirect subsidiaries (including Dex Media East), in their capacity as a provider of shared services or shared assets, provide to us certain centralized services. The centralized services include: information technology services; website management services; operations and production services; vendor relationship management services; real estate services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; corporate/executive services; information technology services; and data access services. In addition, we are provided with billing and collections services for those of our customers that are not billed under our billing and collection agreement with Qwest LEC. Dex Media and its direct or indirect subsidiaries must provide the shared services to us on a non-discriminatory basis and use their commercially reasonable best efforts to provide the shared services in the same manner as if they were providing such services and assets on their own accounts. We may, from time to time, request that additional shared services be covered by this agreement.

      Pursuant to the agreement, we are granted the right to use certain intellectual property rights granted or licensed to Dex Media and/or its direct or indirect subsidiaries and to co-occupy and utilize our headquarters. We also agreed that, notwithstanding Qwest LEC’s and Qwest’s actual advertising purchases under the advertising commitment agreement, the revenue received by us and Dex Media East from Qwest LEC and Qwest under the advertising commitment agreement shall be allocated 42% to Dex Media East and 58% to Dex Media West. See “— Agreements between Us or Dex Media and Qwest LEC and/or Qwest — Advertising Commitment Agreement.”

      We pay Dex Media and/or its direct or indirect subsidiaries, as applicable, for these shared services based on an allocation of the actual cost of such services. To the extent that 100% of the applicable shared service is attributable to the Dex West States, 100% of the actual cost is allocated to us. To the extent that a specific percentage of use of such shared service can be determined, that specific percentage of the actual cost is allocated to us. All other portions of the actual cost of any shared service that cannot be allocated as described above are allocated between us and Dex Media East in proportion to our relative revenues. The agreement terminates on December 31, 2004 and may be terminated at any time by mutual written consent of the parties at any time prior to December 31, 2004.

Employee Cost Sharing Agreement

      We entered into an employee cost sharing agreement with Dex Media East, Dex Media and Dex Media Service LLC, a bankruptcy-remove entity owned 49% by Dex Media West, Inc., 49% by Dex Media East, Inc. and 2% by Dex Media, Inc., pursuant to which Dex Media employs all of our management personnel and Dex Media Service LLC employs all of our non-management personnel and, in each case, makes them available to us and Dex Media East. In the case of management personnel and non-management personnel providing services solely to us, 100% of the actual cost incurred to employ such individuals is allocated to us. If an individual provides services both to us and to Dex Media East, to the extent that a specified percentage of use of such shared individual can be determined, our specified portion of the actual cost incurred to employ such individuals is allocated to us. All other portions of the actual cost incurred to employ the shared individuals that cannot be allocated as described above are allocated between us and Dex Media East in proportion to our relative revenues. The agreement continues indefinitely unless terminated at any time by mutual written consent of the parties.

Intercompany License Agreement

      Dex Media East and we also entered into an intercompany license agreement with Dex Media, pursuant to which each of Dex Media East and we license intellectual property rights that are owned or licensed by Dex Media. The licenses grated to us pursuant to the intercompany license agreement are generally non-exclusive, worldwide (with the exception of the Dex East States), and perpetual, with the right to sublicense in the ordinary course of business (in each case subject to certain exceptions). Dex Media is responsible for preparing, filing, prosecuting, and maintaining all applications, registrations, and issuances of the licensed intellectual property. In the event that Dex Media fails to do so, both Dex Media East and we have the right, but not the obligation, to prepare, file, prosecute and maintain the same on behalf of Dex Media (but only if we have a license to such intellectual property). In either event, to the extent that any such intellectual property is licensed both to Dex Media East and us, Dex Media East and we are jointly responsible for paying the costs of such preparation, filing, prosecution and maintenance in accordance with a cost allocation formula set forth in the shared services agreement. To the extent that such intellectual property is licensed only to Dex Media East or us, the party holding the license is responsible for all such costs.

      Pursuant to the intercompany license agreement, Dex Media has the primary right, but not the obligation, to commence, prosecute and control any action or proceeding with respect to the infringement of such intellectual property by third parties. If Dex Media chooses not to enforce the intellectual property rights against a third party, both Dex Media East and we have the right to do so (but only if we have a license to such intellectual property). In any enforcement action involving intellectual property licensed both to Dex Media East and us, both Dex Media East and we share in the costs incurred and awards recovered in accordance with a cost allocation formula set forth in the shared services agreement. In the event the intellectual property is licensed only to Dex Media East or us, the party holding the license is responsible for all costs, and is the sole recipient of all awards recovered.

MANAGEMENT

Executive Officers and Directors

      The following table sets forth certain information regarding our executive officers and directors as of December 31, 2003:

Name	Age	Position

George Burnett	48	President, Chief Executive Officer and Director
Robert M. Neumeister, Jr.	54	Executive Vice President and Chief Financial Officer
Marilyn B. Neal	55	Executive Vice President and Chief Operating Officer
Maggie Le Beau	45	Senior Vice President, Marketing
Linda Martin	50	Senior Vice President, Sales
Kristine Shaw	39	Senior Vice President, Sales
Bradley Richards	44	Senior Vice President, Operations
Francis B. Barker	41	Senior Vice President, Strategy and Corporate Development
Frank Eichler	47	Senior Vice President, General Counsel and Secretary
George Culbertson	58	Senior Vice President, Human Resources
Helen Cousins	49	Senior Vice President, Chief Information Officer
Robert Houston	55	Vice President, Financial Planning and Analysis
Scott Pomeroy	42	Vice President, Finance and Treasurer
John W. Meyer	48	Vice President, Finance and Controller
Anthony Basile	34	Vice President, Central Services
James A. Attwood, Jr.	45	Co-Chairman of the Board
Anthony J. de Nicola	39	Co-Chairman of the Board
John Almeida, Jr.	33	Director
William E. Kennard	46	Director
Bruce E. Rosenblum	50	Director
Sanjay Swani	37	Director

      In addition, each of the executive officers set forth above is an officer of Dex Media and Dex Media East and each of the directors set forth above is a director of Dex Media and Dex Media East.

      George Burnett became our President, Chief Executive Officer and a Director upon the consummation of the acquisition. He served as President and Chief Executive Officer of Qwest Dex from February 2001 until the consummation of the acquisition and currently is a member of the board of directors of Dex Media East and serves as a Director and Vice Chairman of the Yellow Pages Integrated Media Association, YPIMA. He joined Qwest as Chief Marketing Officer in August 2000. In 2000, he served as President and CEO of the Mass Market Retail Group of American Electric Power. Prior to holding that position, he spent six years at AT&T as President of Local Services, General Manager of two market segments and General Manager of Card and Operator Services. In addition, he worked for 14 years at D’Arcy Masius Benton and Bowles, a worldwide advertising agency. Mr. Burnett received an A.B. from Dartmouth College and an M.B.A. from Dartmouth’s Amos Tuck School.

      Robert M. Neumeister, Jr. became our Executive Vice President and Chief Financial Officer upon the consummation of the acquisition. He joined Dex Media as Executive Vice President and Chief Financial Officer in December 2002. From October 2001 until December 2002, Mr. Neumeister served as chief financial officer for Myriad Proteomics, Inc. From January 2000 until June 2001, he served as chief financial officer of Aerie Networks, Inc. From December 1998 to December 1999, he served as Vice President and Director of Finance of Intel Corporation. Prior to joining Intel, he served as Chief Financial Officer of Sprint PCS LLC from September 1995 to November 1998. He is a member of the boards of directors of Symmetricom, Inc.

and VA Software Corporation. Mr. Neumeister holds a B.A. from Vanderbilt University and an M.B.A. from the University of Virginia.

      Marilyn B. Neal became our Executive Vice President and Chief Operating Officer upon the consummation of the acquisition. She served as Executive Vice President and Chief Operating Officer of Dex Media since November 2002. From 2000 until November 2002, Ms. Neal served as Regional President, Transcoastal & National for Verizon Information Services with responsibilities for Verizon’s yellow pages business in the Western and Northeastern states. From 1974 to 2000, she held several positions with GTE Information Services, formerly GTE Directories, including Senior Vice President, Vice President of International, Vice President of Business Development and various other sales positions. In addition, she was a member of the board of directors of Chesapeake Directory Sales Corporation and the Association of Directory Marketing and was an active participant in the National Yellow Pages Association.

      Maggie Le Beau became our Senior Vice President of Marketing upon the consummation of the acquisition. She served as Senior Vice President of Marketing & Growth Ventures of Qwest Dex from November 1999 until the consummation of the acquisition. From 1994 until 1999, she served in other capacities within Qwest Dex, including as Director of Product Management and Pricing. Prior to joining Qwest Dex, Ms. Le Beau was a Senior Director in the marketing department at the American Express Company. Ms. Le Beau received a B.A. from Northwestern University and an M.B.A. from Harvard Business School.

      Linda Martin became Senior Vice President of Sales upon the consummation of the acquisition. She served as Senior Vice President of Sales of Qwest Dex from December 2002 until the consummation of the acquisition. From 1977 until her retirement from Verizon in 2002, Ms. Martin served in a variety of sales and leadership positions with GTE/ Verizon including Publishing, Sales and Operations. From 2001 until 2002, Ms. Martin was Vice President of the Transcoastal Region, where she was instrumental in the GTE/ Verizon merger process, particularly with the integration of the former R.H. Donnelley organization into Verizon Information Services. In the 1990s, she held the positions of Area Vice President, Vice President of Publishing, Operations, Sales and Quality, Vice President/ General Manager of the California Region and Regional Vice President of New York.

      Kristine Shaw became Senior Vice President of Sales upon the consummation of the acquisition. She served as Vice President of Sales of Qwest Dex from 2001 until the consummation of the acquisition. From 1996 until 2001, she served in other capacities, including as Vice President of the Internet Group and New Ventures, with Qwest Dex. Prior to joining Qwest Dex, she worked for 10 years in the sales and marketing departments of TransWestern Publishing. Ms. Shaw earned an M.B.A. from the University of Denver.

      Bradley Richards became our Senior Vice President of Operations upon the consummation of the acquisition. He served as Vice President of Operations of Qwest Dex from August 2001 until the consummation of the acquisition. From 1999 until 2001, he served as Director of Operations for Gateway, Inc. Prior to holding that position, he worked for five years in a variety of strategic and operational positions at Worldcom, Inc. Mr. Richards received a B.A. and an M.P.A. from the University of Rhode Island and an M.A. from the University of Kentucky.

      Francis B. Barker became our Senior Vice President for Strategy and Corporate Development upon the consummation of the acquisition. He joined Dex Media as Senior Vice President of Strategy and Corporate Development in January 2003. Prior to joining us, Mr. Barker spent approximately four years leading investment activities in the media sector at The Carlyle Group, most recently as a Managing Director. Before joining Carlyle, Mr. Barker spent 10 years at Morgan Stanley providing investment banking services to media companies in various sectors. Mr. Barker is a magna cum laude graduate of Amherst College and holds an MBA degree from The Wharton School, University of Pennsylvania.

      Frank Eichler became our Senior Vice President, General Counsel and Secretary upon the consummation of the acquisition. He joined Dex Media as Senior Vice President, General Counsel and Secretary in May 2003. Prior to holding this position, he served as Executive Vice President, General Counsel and Secretary for MediaOne Group. He was previously Senior Vice President of Corporate Development for Teletech, where he was responsible for transactions including mergers and acquisitions. Before joining Teletech, he was a founding partner of Lone Tree Capital, an investment firm targeting opportunities in communications, Internet and related industries. His experience also includes 16 years with U S WEST and its successor companies. Mr. Eichler received a B.S., a B.A., a J.D. and an M.B.A. from the University of South Dakota.

      George Culbertson became our Senior Vice President of Human Resources upon the consummation of the acquisition. Prior to holding this position, Mr. Culbertson was responsible for human resources support for Qwest Dex and has held positions at Qwest Dex, U S WEST Dex and U S WEST Direct, including Senior Vice President of Human Resources, Director of Production and Director of Sales. He has 35 years experience in the telecommunications industry with a broad functional background in sales and operations.

      Helen Cousins became our Senior Vice President, Chief Information Officer in November 2003. Prior to holding this position, Ms. Cousins was Senior Vice President and CIO of Corporate Technology at Cendant Corporation. Before that, she was Senior Vice President of Global Product Development at Dun and Bradstreet, and spent 24 years on Wall Street in senior management positions in both international and investment banking. Ms. Cousins received a B.S. from Fordham University and an M.B.A. from Pace University.

      Robert Houston became our Vice President of Financial Planning and Analysis upon the consummation of the acquisition. He served as Senior Director of Financial Planning and Analysis of Qwest Dex from 2000 until the consummation of the acquisition. From 1993 until 2000, he served as Director of Finance of Qwest Dex. Prior to holding that position, he worked for 12 years at Marketing Resources Group as Director of Finance and Planning (a predecessor to Qwest Dex). In addition, he held several other positions in the finance department of Qwest Dex since joining U S WEST in 1970. Mr. Houston received a B.A. from Utah State University.

      Scott Pomeroy became our Vice President of Finance and Treasurer upon the consummation of the acquisition. He served as a consultant to Qwest from May 2002 until the consummation of the acquisition. From 2000 to 2002, he served as Chief Financial Officer for Eotec Capital, LLC. He served as an “interim” Chief Financial Officer for clients of CFO Consulting Services from 1999 to 2000. Additionally, he held the positions of Chief Financial Officer and President and Chief Operating Officer of Lewis Foods Group from 1996 to 1999. He served as Chief Financial Officer for JELTEX Holdings from 1993 to 1996, and was senior manager for KPMG Peat Marwick from 1984 to 1992. Mr. Pomeroy received a B.B.A. in Accounting from the University of New Mexico and is a Certified Public Accountant, inactive.

      John W. Meyer became our Vice President of Finance and Controller upon the consummation of the acquisition. He joined Dex Media as Vice President of Finance and Controller in January 2003. Before joining us, he served as Vice President and Controller of Sprint PCS from its start-up until joining Aerie Networks as Senior Vice President and Controller in 2000. Prior to that, Mr. Meyer held various positions in finance at Nortel Networks and Motorola. Mr. Meyer holds a B.S. in accountancy from the University of Illinois, College of Business Administration.

      Anthony Basile became our Vice President of Services upon the consummation of the acquisition. He served as Senior Director of Central Services of Qwest Dex from August 2001 until the consummation of the acquisition. From 1999 until 2001, he served as Director of Customer Service, Credit and Collections and as Director of Methods and Procedures of Qwest Dex. Prior to holding those positions, he worked for six years in a variety of positions at US WEST Dex. Mr. Basile received a B.A. from the University of Denver and a J.D. from the University of Denver College of Law.

      James A. Attwood, Jr. became Co-Chairman of the Board upon the consummation of the acquisition. He has been a managing director of The Carlyle Group since November 2000. Prior to joining Carlyle, he served as Executive Vice President-Strategy, Development and Planning for Verizon Communications. He served as Executive Vice President-Strategic Development and Planning at GTE Corporation prior to that. Mr. Attwood joined GTE Corporation in 1996 as Vice President-Corporate Planning and Development after more than ten years in the investment banking division of Goldman, Sachs & Co. He is a also a member of the board of directors of Dex Media East. He received a B.A. and M.A. from Yale University in 1980 and an

M.B.A. and J.D. from Harvard University in 1985. Mr. Attwood was designated by affiliates of The Carlyle Group and elected as Co-Chairman of the Board pursuant to the equityholders agreement described under “Certain Relationships and Related Transactions.”

      Anthony J. de Nicola became Co-Chairman of the Board upon the consummation of the acquisition. He has been a general partner of WCAS since April 1994 and is a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe IX, L.P. and other associated investment partnerships. Previously, he worked for William Blair & Company for four years in the merchant banking area. Mr. de Nicola holds a B.A. degree from DePauw University and an M.B.A. from Harvard Business School. He is also a member of the boards of directors of Dex Media East, Centennial Communications Corp., Valor Telecommunications, LLC, Alliance Data Systems Corporation and several private companies. Mr. de Nicola was designated by affiliates of WCAS and elected as Co-Chairman of the Board pursuant to the equityholders agreement.

      John Almeida, Jr. became a Director upon the consummation of the acquisition. Mr. Almeida joined WCAS in March 1999 and is a general partner. Prior to joining WCAS, Mr. Almeida worked in the investment banking department of Lehman Brothers Inc. and previously worked at the private equity firm Westbury Capital Partners. Mr. Almeida holds a B.A. degree from Yale College. He is also a member of the boards of directors of Dex Media East and ITC^DeltaCom, Inc. Mr. Almeida was designated by affiliates of WCAS and elected as a Director pursuant to the equityholders agreement.

      William E. Kennard became a Director upon the consummation of the acquisition. He has been a managing director of The Carlyle Group since May 2001. Prior to joining Carlyle, Mr. Kennard served as Chairman of the U.S. Federal Communications Commission from November 1997 to January 2001. He was the FCC’s general counsel from December 1993 to November 1997. Before serving in government, Mr. Kennard was a partner and member of the board of directors of the law firm of Verner, Liipfert, Bernhard, McPherson and Hand in Washington, DC. He is a member of the boards of directors of Dex Media East, Nextel Communications and The New York Times Company. Mr. Kennard graduated from Stanford University and received his law degree from Yale Law School. Mr. Kennard was designated by affiliates of The Carlyle Group and elected as a Director pursuant to the equityholders agreement.

      Bruce E. Rosenblum became a Director upon the consummation of the acquisition. He has been a managing director of The Carlyle Group since May 2000. Prior to joining Carlyle, Mr. Rosenblum was a partner and Executive Committee member at the law firm of Latham & Watkins, where he practiced for 18 years, specializing in mergers and acquisitions and corporate finance. Mr. Rosenblum is a graduate of Yale University and received his J.D. from Columbia Law School. He is a member of the boards of directors of Dex Media East, The Relizon Company and Rexnord Corporation. Mr. Rosenblum was designated by affiliates of The Carlyle Group and elected as a Director pursuant to the equityholders agreement.

      Sanjay Swani became a Director upon the consummation of the acquisition. Mr. Swani has been a general partner of WCAS since October 2001. Prior to joining WCAS, Mr. Swani was a principal at Fox Paine & Company (a San Francisco-based buyout firm) from June 1998 to June 1999 and prior to that worked in the mergers and acquisitions department of Morgan Stanley & Co. (a global financial services firm) from August 1994 to June 1998. Mr. Swani holds an A.B. degree from Princeton University, a J.D. from Harvard Law School, and an M.S. from the MIT Sloan School of Management. He is also a member of the boards of directors of Dex Media East, Banctec Inc, ITC^DeltaCom, Inc., Global Knowledge Networks, Inc., Valor Telecommunications, LLC and several private companies. Mr. Swani was designated by affiliates of WCAS and elected as a Director pursuant to the equityholders agreement.

Office of the Chairman

      James A. Attwood, Jr., Anthony J. de Nicola, George Burnett, Robert M. Neumeister, Jr. and Marilyn Neal currently comprise the Office of the Chairman. The Office of the Chairman has general supervision over our affairs and such other duties as the Board of Directors assigns to it from time to time.

Committees of the Board of Directors

      Our Board of Directors has an audit committee and a compensation committee.

Audit Committee

      The audit committee is comprised of James A. Attwood, Jr., William E. Kennard, Sanjay Swani and John Almeida, Jr. The audit committee reviews our various accounting, financial reporting and internal control functions and makes recommendations to the Board of Directors for the selection of independent public accountants. In addition, the committee monitors the independence of our independent accountants.

Compensation Committee

      The compensation committee is comprised of James A. Attwood, Jr. and Anthony J. de Nicola. The compensation committee is responsible for approving all grants of stock options and other equity awards to employees, changes in compensation of officers, all annual bonuses granted to officers and all other employee benefits granted to officers.

Compensation of Directors

      Outside directors who are not affiliated with us will receive cash compensation for their service as members of the Board of Directors and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings.

Executive Compensation

Summary Compensation Table

      The following table sets forth information with respect to compensation for services in all capacities for the fiscal year ended December 31, 2003 paid to our President and Chief Executive Officer and our four other most highly compensated executive officers serving as our executive officers on December 31, 2003, whom we refer to as the Named Executive Officers. The Named Executive Officers also served as executive officers of Dex Media and Dex Media East during the fiscal year ended December 31, 2003. In addition, all of the Named Executive Officers other than Mr. Neumeister served as executive officers of Qwest Dex, Inc. from January 1, 2003 to September 9, 2003, the date of the consummation of the acquisition of Dex West. Compensation received by the Named Executive Officers during the fiscal year ended December 31, 2003 for services in their capacities as executive officers of Dex Media, Dex Media East and/or Qwest Dex, Inc., as applicable, is included in the following table in addition to compensation received for services in their capacities as executive officers of Dex Media West.

					Long-Term
	Annual Compensation				Compensation

					Securities
				Other Annual	Under-Lying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)(1)	Options/SARs(#)	Compensation($)

George Burnett	2003	456,731	797,250	—	58,647	—
President and Chief Executive
Officer(2)
Robert M. Neumeister, Jr.	2003	315,766	435,000	—	70,377	—
Executive Vice President and
Chief Financial Officer(3)
Marilyn B. Neal	2003	312,500	510,080	—	35,188	—
Executive Vice President and
Chief Operating Officer(4)
Maggie Le Beau	2003	225,000	246,250	—	11,729	—
Senior Vice President, Marketing(5)
Linda Martin	2003	225,000	342,750	—	23,459	—
Senior Vice President, Sales(6)
Kristine Shaw	2003	225,000	246,250	—	11,729	—
Senior Vice President, Sales(7)

(1)	Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus for any of the Named Executive Officers.

(2)	Prior to September 9, 2003, a portion of the compensation earned by or paid to Mr. Burnett was allocated to Dex Media East and a portion was allocated to Qwest Dex, Inc. Accordingly, for the period from January 1, 2003 to September 9, 2003, $190,954 and $486,264 of Mr. Burnett’s total salary and bonus, respectively, was allocated to Dex Media East and $120,296 and $170,000 of Mr. Burnett’s total salary and bonus, respectively, was allocated to Qwest Dex, Inc. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Mr. Burnett was allocated to Dex Media East and a portion was allocated to us. Accordingly, for the period from September 10, 2003 to December 31, 2003, $63,139 and $61,188 of Mr. Burnett’s total salary and bonus, respectively, was allocated to Dex Media East and $82,342 and $79,798 of Mr. Burnett’s total salary and bonus, respectively, was allocated to us. Does not include $126,438 paid to Mr. Burnett by Qwest Dex, Inc. relating to in-the-money options to purchase common stock of Qwest Communications International, Inc. or $48,578 paid to Mr. Burnett by Qwest Dex, Inc. relating to the payment of deferred compensation for the periods prior to the fiscal year ended December 31, 2003.

(3)	Prior to September 9, 2003, all of the compensation earned by or paid to Mr. Neumeister was allocated to Dex Media East. For the period from January 1, 2003 to September 9, 2003, $218,405 and $334,792 of Mr. Neumeister’s total salary and bonus, respectively, was allocated to Dex Media East. Subsequent to

September 9, 2003, a portion of the compensation earned by or paid to Mr. Neumeister was allocated to Dex Media East and a portion was allocated to us. Accordingly, for the period from September 10, 2003 to December 31, 2003, $42,255 and $43,490 of Mr. Neumeister’s total salary and bonus, respectively, was allocated to Dex Media East and $55,106 and $56,718 of Mr. Neumeister’s total salary and bonus, respectively, was allocated to us.

(4)	Prior to September 9, 2003, all of the compensation earned by or paid to Ms. Neal was allocated to Dex Media East. For the period from January 1, 2003 to September 9, 2003, $216,146 and $409,872 of Ms. Neal’s total salary and bonus, respectively, was allocated to Dex Media East. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Neal was allocated to Dex Media East and a portion was allocated to us. Accordingly, for the period from September 10, 2003 to December 31, 2003, $41,818 and $43,490 of Ms. Neal’s total salary and bonus, respectively, was allocated to Dex Media East and $54,536 and $56,718 of Ms. Neal’s total salary and bonus, respectively, was allocated to us.

(5)	Prior to September 9, 2003, a portion of the compensation earned by or paid to Ms. Le Beau was allocated to Dex Media East and a portion was allocated to Qwest Dex, Inc. Accordingly, for the period from January 1, 2003 to September 9, 2003, $80,232 and $145,156 of Ms. Le Beau’s total salary and bonus, respectively, was allocated to Dex Media East and $75,393 and $56,000 of Ms. Le Beau’s total salary and bonus, respectively, was allocated to Qwest Dex, Inc. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Le Beau was allocated to Dex Media East and a portion was allocated to us. Accordingly, for the period from September 10, 2003 to December 31, 2003, $30,109 and $19,571 of Ms. Le Beau’s total salary and bonus, respectively, was allocated to Dex Media East and $39,266 and $25,523 of Ms. Le Beau’s total salary and bonus, respectively, was allocated to us. Does not include $32,489 paid to Ms. Le Beau by Qwest Dex, Inc. relating to the payment of deferred compensation for periods prior to the fiscal year ended December 31, 2003.

(6)	Prior to September 9, 2003, a portion of the compensation earned by or paid to Ms. Martin was allocated to Dex Media East and a portion was allocated to Qwest Dex, Inc. Accordingly, for the period from January 1, 2003 to September 9, 2003, $81,032 and $297,656 of Ms. Martin’s total salary and bonus, respectively, was allocated to Dex Media East and $100,134 and none of Ms. Martin’s total salary and bonus, respectively, was allocated to Qwest Dex, Inc. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Martin was allocated to Dex Media East and a portion was allocated to us. Accordingly, for the period from September 10, 2003 to December 31, 2003, $35,050 and $19,571 of Ms. Martin’s total salary and bonus, respectively, was allocated to Dex Media East and $45,710 and $25,523 of Ms. Martin’s total salary and bonus, respectively, was allocated to us.

(7)	Prior to September 9, 2003, a portion of the compensation earned by or paid to Ms. Shaw was allocated to Dex Media East and a portion was allocated to Qwest Dex, Inc. Accordingly, for the period from January 1, 2003 to September 9, 2003, $147,733 and $145,156 of Ms. Shaw’s total salary and bonus, respectively, was allocated to Dex Media East and $7,892 and $56,000 of Ms. Shaw’s total salary and bonus, respectively, was allocated to Qwest Dex, Inc. Subsequent to September 9, 2003, a portion of the compensation earned by or paid to Ms. Shaw was allocated to Dex Media East and a portion was allocated to us. Accordingly, for the period from September 10, 2003 to December 31, 2003, $30,109 and $19,571 of Ms. Shaw’s total salary and bonus, respectively, was allocated to Dex Media East and $39,266 and $25,523 of Ms. Shaw’s total salary and bonus, respectively, was allocated to us. Does not include $14,329 paid to Ms. Shaw by Qwest Dex, Inc. relating to the payment of deferred compensation for periods prior to the fiscal year ended December 31, 2003.

Option/ SAR Grants in Last Fiscal Year

      The following table summarizes pertinent information concerning individual grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2003 to purchase shares of common stock of Dex Media, Inc., including a theoretical grant date present value for each such grant. Such grants were made to the Named Executive Officers in their capacities as executive officers of Dex Media, Dex Media West and Dex Media East. None of the Named Executive Officers exercised any option to purchase shares of common stock of Dex Media, Inc. during the fiscal year ended December 31, 2003.

	Individual Grants
					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of
	Securities	Options/SARs			Stock Price Appreciation
	Underlying	Granted to	Exercise Price		for Option Term(2)
	Option/SARs	Employees in	per Share	Expiration
Name and principal position	Granted(#)(1)	Fiscal Year	($/Sh)(1)	Date	5%($)	10%($)

George Burnett	58,647	18.84%	$60	9/9/2013	2,216,857	5,594,924
President and Chief Executive Officer
Robert M Neumeister, Jr.	35,189	11.30%	$60	1/2/2013	1,330,144	3,357,031
Executive Vice President and	35,188	11.30%	$60	9/9/2013	1,330,106	3,356,935
Chief Financial Officer
Marilyn B. Neal	35,188	11.30%	$60	9/9/2013	1,330,106	3,356,935
Executive Vice President and
Chief Operating Officer
Maggie Le Beau	11,729	3.77%	$60	9/9/2013	443,356	1,118,947
Senior Vice President, Marketing
Linda Martin	11,730	3.77%	$60	1/2/2013	443,394	1,119,042
Senior Vice President, Sales	11,729	3.77%	$60	9/9/2013	443,356	1,118,947
Kristine Shaw	11,729	3.77%	$60	9/9/2013	443,356	1,118,947
Senior Vice President, Sales

(1)	In accordance with the terms of the Stock Option Plan of Dex Media, Inc., the exercise prices per share have been adjusted to reflect changes in the capitalization of Dex Media, Inc. following the date of grant.

(2)	Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. A zero percent gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the rules of the SEC and they assume a ten-year option term and annual compounding. These growth rates are not intended to forecast future appreciation, if any, of the price of Dex Media, Inc. common stock.

Aggregated Option/ SAR Exercises

In Last Fiscal Year and Fiscal Year-End Option/ SAR Values

      The following table summarizes pertinent information concerning individual grants of stock options to the Named Executive Officers to purchase shares of common stock of Dex Media, Inc. None of the Named Executive Officers exercised any option to purchase shares of common stock of Dex Media, Inc. during the fiscal year ended December 31, 2003.

				Number of Securities	Value of Unexercised
		Shares	Value	Underlying Unexercised	In-The-Money Options/
	Exercise	Acquired on	Realized	Options/SARs at Fiscal	SARs at Fiscal Year-
Name and principal position	Price(1)	Exercise(#)	($)	Year-End(#)	End($)(2)

George Burnett
President and Chief Executive				Exercisable 25,071	Exercisable $225,639
Officer	$60	—	—	Unexercisable 100,282	Unexercisable 902,538
Robert M. Neumeister, Jr.
Executive Vice President and				Exercisable 14,075	Exercisable 126,675
Chief Financial Officer	60	—	—	Unexercisable 56,302	Unexercisable 506,718

				Number of Securities	Value of Unexercised
		Shares	Value	Underlying Unexercised	In-The-Money Options/
	Exercise	Acquired on	Realized	Options/SARs at Fiscal	SARs at Fiscal Year-
Name and principal position	Price(1)	Exercise(#)	($)	Year-End(#)	End($)(2)

Marilyn B. Neal
Executive Vice President and Chief				Exercisable 14,075	Exercisable $126,675
Operating Officer	$60	—	—	Unexercisable 56,032	Unexercisable 506,718
Maggie Le Beau
Senior Vice President,				Exercisable 4,692	Exercisable 42,228
Marketing	60	—	—	Unexercisable 18,767	Unexercisable 168,903
Linda Martin
Senior Vice President,				Exercisable 4,692	Exercisable 42,228
Sales	60	—	—	Unexercisable 18,767	Unexercisable 168,903
Kristine Shaw
Senior Vice President,				Exercisable 4,692	Exercisable 42,228
Sales	60	—	—	Unexercisable 18,767	Unexercisable 168,903

(1)	In accordance with the terms of the Stock Option Plan of Dex Media, Inc., the exercise prices per share have been adjusted to reflect changes in the capitalization of Dex Media, Inc. following the date of grant.

(2)	The value of an option equals the aggregate fair market value of the shares underlying the option (based on a per share value of $69 at fiscal year end), less the aggregate exercise price of the option. The $69 per share value used in this calculation is an estimate determined by the Board of Directors of Dex Media, Inc. as of December 31, 2003, since there is currently no trading market for the shares. The actual share value on that date may have been different, and share values are subject to change over time.

Employment Agreements

      Dex Media and 15 senior executives (including each of the Named Executive Officers) have entered into written employment agreements governing the terms and conditions of such senior executive’s employment. With respect to the Named Executive Officers, each employment agreement provides:

•	The initial term of employment is three years, which will automatically be extended for additional one-year periods unless either party notifies the other of non-extension at least 90 days prior to the end of a term.

•	The annual base salary for each of the Named Executive Officers is as follows:

George Burnett	$475,000
Robert M. Neumeister, Jr.	$325,000
Marilyn Neal	$325,000
Maggie Le Beau	$225,000
Linda Martin	$225,000
Kristine Shaw	$225,000

•	Each Named Executive Officer is eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, is determined based upon our performance relative to certain pre-established EBITDA targets. The maximum amount of George Burnett’s, Robert M. Neumeister, Jr.’s and Marilyn Neal’s annual bonus is 100% of annual base salary. The maximum amount of each of the other Named Executive Officers’ annual bonus is 65% of annual base salary.

•	Each Named Executive Officer is prohibited from competing with us or soliciting our employees or customers during the term of his or her employment and for a specified period thereafter (18 months for George Burnett; 12 months for Robert M. Neumeister, Jr. and Marilyn Neal; and six months for each of the other Named Executive Officers).

•	In the event that a Named Executive Officer’s employment is terminated by us without “cause” or by the executive for “good reason,” the executive will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his or her base salary for a specified period following termination (18 months for George Burnett; 12 months for Robert M. Neumeister, Jr. and Marilyn Neal; and six months for each of the other Named Executive Officers). Notwithstanding the foregoing, in no event will any Named Executive Officer be entitled to receive any such payment or benefits after he or she violates any non-compete or other restrictive covenant.

      George Burnett’s employment agreement contains certain provisions that differ from the terms contained in the other management employment agreements, including a provision that provides that if we do not renew the term of his employment, then he will be entitled to continue to participate in our health and welfare benefit plans and to continue to be paid his base salary for 18 months following his termination of employment (but not after he violates any non-compete or other restrictive covenant).

      With respect to the senior executives other than the Named Executive Officers, each employment agreement generally provides:

•	The initial term of the employment is three years, subject to possible year-to-year extensions.

•	In the event that a senior executive’s employment is terminated by us without “cause” or by the executive for “good reason,” the executive may be eligible to continue to be paid his or her base salary (and to participate in certain of our health and welfare benefit plans) for a specified period (generally six months) following termination.

•	The executives may be eligible to receive annual performance based bonuses to the extent that we meet certain pre-established financial targets.

Stock Option Plan of Dex Media, Inc.

      Dex Media adopted a stock option plan as of November 8, 2002. The stock option plan provides that options to purchase common stock of Dex Media may be granted to, among others, our employees, including our executive officers. The plan provides for the grant of both non-qualified stock options and “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The maximum number of shares of common stock that may be issued under the plan is 623,000. The compensation committee of the Board of Directors of Dex Media, Inc. generally has the authority to administer the stock option plan, to designate individuals to whom options will be granted and to establish the terms of such options. Each individual to whom options are granted will be required to enter into the amended and restated management stockholders agreement with Dex Media, Inc. and Dex Holdings LLC (or, in the case of individuals granted options pursuant to our High Performer Reward Program, a substantially identical stockholders agreement) that contains certain transfer restrictions that apply to shares of Dex Media common stock that are purchased upon the exercise of any options granted under the stock option plan. Options have been granted under the plan to certain of our officers, including the Named Executive Officers. In addition, pursuant to the Dex Media, Inc. High Performer Reward Program, options have been granted to certain of our non-officer employees.

Employee Cost Sharing Agreement

      Pursuant to an employee cost sharing agreement, Dex Media employs our senior management and makes them available to us and Dex Media East. See “The Transactions — Agreements between Us and Our Affiliates — Employee Cost Sharing Agreement.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      All of our limited liability company interests are held by Dex Media West, Inc. All of Dex Media West, Inc.’s outstanding common stock is held by Dex Media, Inc. Substantially all of the outstanding Common Stock and Series A Preferred Stock of Dex Media, Inc. is owned by Dex Holdings LLC, an entity controlled by funds affiliated with or designated by The Carlyle Group and Welsh, Carson, Anderson & Stowe (certain members of management hold a de minimus amount of Dex Media’s Common Stock and Series A Preferred Stock and options to purchase a de minimus amount of Dex Media’s Common Stock). The Carlyle Group and its affiliates and designees and Welsh, Carson, Anderson & Stowe and its affiliates and designees each own 50% of the beneficial interests in Dex Holdings LLC.

      The following table sets forth information with respect to the beneficial ownership of the Common Stock and Series A Preferred Stock of Dex Media, Inc. as of December 31, 2003 by:

•	each person known to own beneficially more than 5% of the Common Stock and/or the Series A Preferred Stock;

•	each of our directors;

•	each of the Named Executive Officers; and

•	all of our directors and executive officers as a group.

      The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. There are significant agreements relating to voting and transfers of capital stock in the equityholders agreement described under “Certain Relationships and Related Transactions.”

      We granted options relating to equity interests to management upon consummation of the acquisition of Dex West under the Stock Option Plan of Dex Media, Inc., and management has acquired equity interests subsequent to the consummation of the acquisition of Dex West. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of Common Stock and Series A Preferred Stock shown below.

	Beneficial Ownership of Dex Media, Inc.

			Number of	Percentage of
	Number of	Percentage of	Shares of	Outstanding
	Shares of	Outstanding	Series A	Series A
Name of Beneficial Owner	Common Stock	Common Stock	Preferred Stock(1)	Preferred Stock(1)

TCG Holdings, L.L.C.(2)(3)	6,468,000	49.9%	161,700	49.9%
WCAS IX Associates, LLC(4)(5)	6,468,000	49.9%	161,700	49.9%
George Burnett(6)(7)	27,894	*	111	*
Robert M. Neumeister, Jr.(6)(8)	16,662	*	65	*
Marilyn B. Neal(6)(9)	14,814	*	18	*
Maggie Le Beau(6)(10)	5,134	*	11	*
Linda Martin (6)(11)	5,061	*	9	*
Kristine Shaw(6)(12)	5,504	*	20	*
James A. Attwood, Jr.	—	—	—	—
Anthony J. de Nicola(4)	—	—	—	—
John Almeida, Jr.(4)	—	—	—	—
William E. Kennard	—	—	—	—
Bruce E. Rosenblum	—	—	—	—
Sanjay Swani(4)	—	—	—	—
All executive officers and directors as a group (21 persons)(6)(13)	103,738	*	412	*

*	Less than 1.0%

(1)	Holders of the Series A Preferred Stock are entitled to vote together with the holders of Common Stock as a single class on all matters submitted to a vote of the holders of Common Stock. For purposes of voting, each share of Series A Preferred Stock shall be entitled to the amount of votes it would otherwise have if it were converted into shares of Common Stock based on the P/S Ratio on the record date for voting on such matter. P/S Ratio is defined to mean the ratio of (A) (i) the liquidation preference of $541.21 per share of Series A Preferred Stock (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares or any dividend on the Common Stock (other than a dividend payable solely in Common Stock)), plus (ii) all accumulated and unpaid dividends, plus (iii) any accrued dividends for the relevant bi-annual period during which dividends accrued, to (B) $100 (such amount to reflect the initial cost of a share of Common Stock) less the amount of any dividend received by the holders of Common Stock to the extent that such dividend is treated as a return of capital under applicable tax law.

(2)	Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., which we collectively refer to as the Carlyle Funds, and Carlyle High Yield Partners, L.P. collectively indirectly hold 50% of the outstanding Common Stock and 50% of the outstanding Series A Preferred Stock of Dex Media, Inc. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by each of the Carlyle Funds through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each the Carlyle Funds. TC Group, L.L.C. exercises investment discretion and control over the shares indirectly held by Carlyle High Yield Partners, L.P. through its indirect subsidiary TCG High Yield L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. TC Group L.L.C. is the sole managing member of each of TC Group III, L.L.C. and TCG High

Yield Holdings L.L.C. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. and TCG High Yield Holdings L.L.C. is the managing member of TCG High Yield L.L.C.

(3)	Each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P. and Carlyle High Yield Partners, L.P. has an address c/o The Carlyle Group, 520 Madison Avenue, 41st Floor, New York, New York 10022.

(4)	Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, WD GP Associates LLC and A.S.F. Co-Investment Partners, L.P. collectively indirectly hold 50% of the outstanding Common Stock and 50% of the outstanding Series A Preferred Stock of Dex Media, Inc. WCAS IX Associates, LLC exercises investment discretion and control over the shares indirectly held by Welsh Carson, Anderson & Stowe IX, L.P., of which it is the sole general partner, and the shares indirectly held by WD Investors LLC, of which it is the sole managing member. WD GP Associates was organized to co-invest with Welsh, Carson, Anderson & Stowe IX, L.P. in Dex Holdings LLC on the same terms and at substantially the same time as Welsh, Carson, Anderson & Stowe IX, L.P. The members of WD GP Associates LLC are individuals who are managing members of WCAS IX Associates, LLC. A.S.F. Co-Investment Partners, L.P. has given WCAS IX Associates, LLC an irrevocable proxy to vote its membership interests in Dex Holdings LLC.

(5)	Each of Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC and WD Investors LLC has an address c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022. A.S.F. Co-Investment Partners, L.P. has an address c/o Portfolio Advisors LLC, 9 Old Kings Highway, South Darien, Connecticut 06820.

(6)	Does not include certain option grants relating to Common Stock under the Stock Option Plan of Dex Media, Inc., which options are subject to vesting provisions and are not exercisable within 60 days. Pursuant to the terms of the Stock Option Plan of Dex Media, Inc. (and certain of the stock option agreements), vesting and exercisability of options may accelerate under certain circumstances, such as a change of control.

(7)	Includes 23,459 shares of Common Stock relating to options granted under the Stock Option Plan of Dex Media, Inc. Such options have vested and are exercisable within 60 days.

(8)	Includes 14,075 shares of Common Stock relating to options granted under the Stock Option Plan of Dex Media, Inc. Such options have vested and are exercisable within 60 days. Includes an aggregate of 598 shares of Common Stock held by two irrevocable trusts for the benefit of Mr. Neumeister’s children for which Mr. Neumeister’s wife serves as the trustee. Mr. Neumeister disclaims beneficial ownership of these 598 shares.

(9)	Includes 14,075 shares of Common Stock relating to options granted under the Stock Option Plan of Dex Media, Inc. Such options have vested and are exercisable within 60 days.

(10)	Includes 4,691 shares of Common Stock relating to options granted under the Stock Option Plan of Dex Media, Inc. Such options have vested and are exercisable within 60 days.

(11)	Includes 4,691 shares of Common Stock relating to options granted under the Stock Option Plan of Dex Media, Inc. Such options have vested and are exercisable within 60 days.

(12)	Includes 4,691 shares of Common Stock relating to options granted under the Stock Option Plan of Dex Media, Inc. Such options have vested and are exercisable within 60 days.

(13)	Includes 87,181 shares of Common Stock relating to options granted under the Stock Option Plan of Dex Media, Inc. Such options have vested and are exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Amended and Restated Limited Liability Company Agreement and Equityholders Agreement

      In connection with the transactions related to the acquisition of the directory businesses of Qwest Dex, the Sponsors and their assignees and designees entered into an amended and restated limited liability company agreement and equityholders agreement that define their rights with respect to voting, ownership and transfer of their interests in Dex Holdings LLC. The amended and restated limited liability company agreement provides for the allocation of the membership interests in Dex Holdings LLC among the Sponsors and their assignees and designees.

      The equityholders agreement provides that the Board of Directors for Dex Holdings LLC (and for Dex Media and Dex Media West) will consist of nine to eleven directors, three of whom shall be designated by Carlyle, three of whom shall be designated by WCAS, one of whom shall be the CEO of Dex Media West LLC, and two of whom shall be independent designees, with Carlyle and WCAS each selecting one. To date, no independent director has been appointed to our Board, but the Sponsors expect to add independent directors in the future.

      For a period equal to the lesser of four years from the date of the equityholders agreement and the date on which Dex Holdings LLC consummates an initial public offering, or the “Blockout Period,” the equityholders agreement prohibits the Sponsors and their assignees and designees from transferring any of their membership interests in Dex Holdings LLC, other than certain permitted transfers to affiliates or their respective limited partners or members. The equityholders agreement sets forth additional transfer provisions for the Sponsors and their assignees and designees’ membership interests in Dex Holdings LLC, including the following:

      Right of first refusal. After the Blockout Period, the Sponsors shall have a right of first refusal to purchase all of the membership interests that a Sponsor or its assignee or designee is proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

      Drag-along rights. If the Sponsors collectively propose to transfer membership interests to a person in a bona fide arm’s-length transaction or series of transactions of an amount equal to 51% or more in the aggregate of the then outstanding interests, the Sponsors may elect to require each of the other Sponsors and their assignees and designees to transfer to such person a proportionate number of its interests at the purchase price and upon the other terms and subject to the conditions of the sale.

      Tag-along rights. If any Sponsor proposes to transfer membership interests held by it, then such Sponsor shall give notice to each other Sponsor or its assignee or designee, who shall each have the right to sell a number of membership interests equal to its pro rata portion of interests to be sold in the proposed transfer on the terms and conditions offered by the proposed purchaser.

      Exit rights. Any time after the eighth anniversary of the date of the equityholders agreement and prior to an initial public offering of Dex Holdings LLC, either of the Sponsors may elect to cause either the sale of all or substantially all of Dex Holdings LLC (including by way of an asset sale, stock sale, tender offer, merger or other business combination transaction or otherwise) or a public sale of the membership interests, subject to certain limitations.

Registration Rights

•	Demand rights. Each Sponsor has the right at any time following an initial public offering of Dex Holdings LLC to make a written request to Dex Holdings LLC for registration under the Securities Act of part or all of the registrable equity interests held by such Sponsor.

•	Piggyback rights. If Dex Holdings LLC at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by a Sponsor or its assignee or designee for sale to the public under the Securities Act, Dex Holdings LLC shall give written notice of the proposed registration to each Sponsor or its assignee or designee, who shall then have the right to request that any part of its registrable equity interests be included in such registration.

•	Holdback agreements. Each Sponsor or its assignee or designee agrees that it will not offer for public sale any equity interests during a period not to exceed 60 days prior to and 180 days after the effective date of any registration statement filed by Dex Holdings LLC in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

      In addition, the amended and restated limited liability company agreement and equityholders agreement grant the Sponsors the right to designate all members of our board of directors, other than the management designee, who shall be the chief executive officer. The board of directors of Dex Holdings LLC has the full, exclusive and complete discretion to manage and control the business and affairs of Dex Holdings LLC and to take all such actions as it deems necessary or appropriate. Similarly, our board of directors has the full, exclusive and complete discretion to manage and control our business and affairs and to take all such actions as it deems necessary or appropriate.

Agreement Among Members

      The agreement among members sets forth rights of the Sponsors in addition to those granted in the equityholders agreement. As long as a Sponsor shall have the right to elect at least one member to Dex Holdings LLC’s board of directors (and each board of directors of Dex Holdings LLC’s subsidiaries), the other Sponsor will vote to support the election of such board member. If such party no longer has the right to elect a board member, such party shall have the right to appoint a non-voting observer to Dex Holdings LLC’s board of directors (and each board of directors of Dex Holdings LLC’s subsidiaries), such rights to be consistent with similar rights Dex Holdings LLC has granted to other persons, and have the right to substantially participate in and substantially influence the conduct of Dex Holdings LLC’s management (and the management of each of Dex Holdings LLC’s subsidiaries) and its business through such Sponsor’s representation on Dex Holdings LLC’s board of directors (and such other boards).

Amended and Restated Management Stockholders Agreement

      Dex Media, Dex Holdings LLC and certain of Dex Media’s employees, executive officers and directors, whom we refer to as the management stockholders, have entered into an amended and restated management stockholders agreement to provide for certain matters with respect to the ownership and transfer of any and all shares of Dex Media’s common stock and/or preferred stock owned by the management stockholders, which we refer to as restricted shares. Pursuant to this agreement, the management stockholders agreed not to transfer any restricted shares without Dex Media’s prior consent, except for permitted transfers to Dex Media, Dex Holdings LLC, the applicable management stockholder’s immediate family, or, in the case of the death of the management stockholder, the management stockholder’s executors, administrators and beneficiaries. If a management stockholder receives a bona fide offer from a third party to purchase any restricted shares, Dex Media has the right to purchase such shares on terms no less favorable than those offered by the third party.

      Rights to repurchase shares. For seven months following the termination of a management stockholder’s employment, Dex Media has the right to repurchase all of that stockholder’s restricted shares at fair market value (as defined in the agreement). Dex Media may also repurchase any management stockholder’s restricted shares at fair market value immediately prior to a change in control. If a management stockholder’s restricted shares are transferred to a third party involuntarily (e.g. through foreclosure or divorce), Dex Media has the right to repurchase the affected shares from the involuntary transferee at fair market value. Notwithstanding the foregoing, Dex Media may not repurchase any restricted shares held by management stockholders if such repurchase would render it insolvent, is prohibited by law or would constitute a default under any of its financing arrangements.

      Bring-along rights. If Dex Holdings LLC (or holders of 51% or more of Dex Media’s common stock and preferred stock, following any liquidation or dissolution of Dex Holdings LLC) proposes to transfer shares of Dex Media’s common stock or preferred stock to a third party, Dex Holdings LLC or such holder has the right to require each management stockholder to tender a proportionate amount of their restricted shares for purchase by the third party on the same terms.

      Tag-along rights. If Dex Holdings LLC (or holders of 51% or more of Dex Media’s common stock and preferred stock, following any liquidation or dissolution of Dex Holdings LLC) proposes to transfer shares of common stock or preferred stock to a third party constituting a change of control, each management stockholder has the right to require the third party to purchase an equivalent percentage of its restricted shares as that being sold by Dex Holdings LLC or such holder on the same terms.

      Cooperation. If Holdings or such holder exercises its bring-along rights, each management stockholder agrees to consent to the underlying transaction and take all actions Dex Media’s Board of Directors deems necessary or desirable in furtherance of the underlying transaction.

      Termination. This agreement will terminate upon the first to occur of: the date Dex Media consummates an underwritten public offering of at least $500 million, the date of Dex Media’s complete liquidation or the date of an agreement for the disposition of all or substantially all of Dex Media’s assets or, the date that Dex Media’s Board resolves to terminate this agreement. However, in no event will this agreement terminate prior to November 8, 2005, unless Dex Media’s Board resolves to terminate this agreement prior to that date.

      Dex Media also entered into a High Performer Reward Program Management Stockholders Agreement that will govern shares of Dex Media, Inc. common stock purchased upon exercise of options granted pursuant to the High Performer Reward Program, which High Performer Reward Program Management Stockholders Agreement is substantially similar to the Amended and Restated Management Stockholders Agreement described above.

Management Consulting Agreements

      We entered into a management consulting agreement with each of the Sponsors. Each agreement allows us to avail ourselves of the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to our business, administration and policies. Each of the Sponsors received a one-time transaction fee for structuring the transactions related to the acquisition of Dex West and a pro-rated amount of the annual advisory fee for the remainder of 2003. Each Sponsor receives an aggregate per annum fee from us of $1 million for advisory, consulting and other services and for other incidental expenses related to corporate management. Such payments will continue until such time as the agreements are terminated. The Sponsors also have the right to act as our financial advisor or investment banker in connection with any merger, acquisition, disposition, finance or the like if we decide we need to engage someone to fill such a role, in return for additional reasonable compensation as agreed upon by the parties to the agreement and approved by a majority of the members of our Board of Directors. Each management consulting agreement shall continue until such time as the respective Sponsor or one or more of its affiliates collectively control, in the aggregate, less than 10% of our equity interests, or such earlier time as we and the applicable Sponsor may mutually agree.

Network Services Agreement

      Dex Media has entered into a two year network services agreement with SAVVIS Communications Corporation, or SAVVIS, pursuant to which SAVVIS will provide us with network connections and other services to support our integrated production system and other systems. SAVVIS is an affiliate of WCAS, one of the Sponsors. We expect to pay SAVVIS approximately $2.2 million over the two-year term of the contract, although we have the option to purchase additional services for which we would pay SAVVIS additional fees.

Other Agreements

      In connection with the acquisition of Dex West, we and certain of our affiliates entered into a shared services agreement, an employee cost sharing agreement and an intercompany license agreement. See “The Transactions — Agreements Between Us and Our Affiliates.”

OUR CREDIT FACILITIES

      Although we have summarized the material provisions of our credit agreement filed as an exhibit to the registration statement of which this prospectus is a part, we encourage you to read the credit agreement contained in the exhibits to the registration statement for a more complete understanding and description of such agreement.

General

      In connection with the acquisition of Dex West, we entered into our credit facilities with JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as co-syndication agents. Our credit facilities were amended on October 31, 2003.

      Our credit facilities consist of a revolving credit facility and term loan facilities. Our revolving credit facility is comprised of commitments in a total principal amount of $100 million, which facility is available for general corporate purposes, subject to certain conditions. The term loan facilities consist of a tranche A term loan facility in a total principal amount of $960 million and a tranche B term loan facility in a total principal amount of $1,200 million. The tranche A and tranche B term loan facilities were available only to fund a portion of the acquisition of Dex West.

      Our revolving credit facility and the tranche A term loan facility mature in September 2009 and the tranche B term loan facility matures in March 2010.

      The obligations under our credit facilities are secured and unconditionally and irrevocably guaranteed jointly and severally by Dex Media West, Inc. and each of our domestic restricted subsidiaries that we may create or acquire, with certain exceptions as set forth in our credit agreement, pursuant to the terms of a separate guarantee and collateral agreement.

Security Interests

      Our borrowings under our credit facilities, the guarantees described above and our obligations under related hedging agreements are secured by a perfected first priority security interest in:

•	all of our capital stock and all of the capital stock or other equity interests held by us of each of our existing and future restricted subsidiaries; in the case of any foreign subsidiary, such pledge shall be limited to 65% of the voting shares and 100% of the non-voting shares of such capital stock or equity interests; and

•	all of our tangible and intangible assets and the tangible and intangible assets of each of our existing and future domestic restricted subsidiaries that we may create or acquire, with certain exceptions as set forth in our credit agreement.

Interest Rates and Fees

      Borrowings under our credit facilities bear interest, at our option, at either:

•	a base rate used by JPMorgan Chase Bank, plus an applicable margin for the tranche A, tranche B and revolving facility, respectively; or

•	a eurocurrency rate on deposits for one, two, three or six-month periods (or nine or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus an applicable margin for the tranche A, tranche B and revolving facility, respectively.

      The applicable margin on loans under our revolving credit facility and the tranche A term loan facility is subject to change depending on our leverage ratio.

      In addition to paying interest on outstanding principal amounts under our credit facilities, we are required to pay the lenders a commitment fee on the unused commitments under our revolving credit facility. The commitment fee is payable quarterly in arrears and is subject to change depending on our leverage ratio.

Mandatory and Optional Repayment

      We are required to make scheduled principal repayments each quarter. Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds, we are required to prepay outstanding loans under our credit facilities with the net proceeds of certain asset dispositions, incurrences of certain debt, issuances of certain equity, certain damages resulting from claims under the publishing agreement and the non-competition agreement and excess cash flow.

      We may voluntarily prepay loans or reduce commitments under our credit facilities, in whole or in part, subject to minimum amounts. If we prepay eurodollar rate loans other than at the end of an applicable interest period, we will be required to reimburse lenders for their redeployment costs.

Covenants

      Our credit facilities contain negative and affirmative covenants and requirements affecting us and our existing and future restricted subsidiaries. Our credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, incurrence of debt, payment of dividends and other restricted junior payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, capital expenditures, amendments to charter, by-laws and other material documents, hedging agreements and intercompany indebtedness and commingling of our funds and the funds of Dex Media East LLC and Dex Media East, Inc. Our credit facilities also require us, and require our existing and future restricted subsidiaries, with certain exceptions set forth in our credit agreement, to meet certain financial covenants, including the leverage ratio, the interest coverage ratio and the fixed charge coverage ratio set forth below.

•	Leverage Ratio

      We may not permit the Leverage Ratio (as defined in our credit facilities) as of the last day of a fiscal quarter set forth below to exceed the ratio set forth opposite such date:

Fiscal Quarter Ended	Ratio

December 31, 2003	7.20 to 1.00
March 31, 2004	7.20 to 1.00
June 30, 2004	7.20 to 1.00
September 30, 2004	7.10 to 1.00
December 31, 2004	6.95 to 1.00
March 31, 2005	6.95 to 1.00
June 30, 2005	6.75 to 1.00
September 30, 2005	6.75 to 1.00
December 31, 2005	6.50 to 1.00
March 31, 2006	6.50 to 1.00
June 30, 2006	6.25 to 1.00
September 30, 2006	6.25 to 1.00
December 31, 2006	6.00 to 1.00
March 31, 2007	6.00 to 1.00
June 30, 2007	5.50 to 1.00
September 30, 2007	5.50 to 1.00
December 31, 2007	5.25 to 1.00
March 31, 2008	5.25 to 1.00
June 30, 2008	5.25 to 1.00
September 30, 2008	5.25 to 1.00
December 31, 2008	5.00 to 1.00
March 31, 2009	5.00 to 1.00
June 30, 2009	5.00 to 1.00
September 30, 2009	5.00 to 1.00
December 31, 2009	4.75 to 1.00

•	Interest Expense Coverage Ratio

      We may not permit the ratio of (a) Adjusted Consolidated EBITDA (as defined in our credit facilities) to (b) Consolidated Cash Interest Expense (as defined in our credit facilities), in each case for any period of four consecutive fiscal quarters ending on the last day of a fiscal quarter set forth below, to be less than the ratio set forth below opposite such date:

Fiscal Quarter Ended	Ratio

December 31, 2003	1.70 to 1.00
March 31, 2004	1.70 to 1.00
June 30, 2004	1.70 to 1.00
September 30, 2004	1.70 to 1.00
December 31, 2004	1.70 to 1.00
March 31, 2005	1.80 to 1.00
June 30, 2005	1.80 to 1.00
September 30, 2005	1.90 to 1.00
December 31, 2005	1.90 to 1.00
March 31, 2006	1.90 to 1.00
June 30, 2006	2.00 to 1.00
September 30, 2006	2.00 to 1.00
December 31, 2006	2.00 to 1.00
March 31, 2007	2.00 to 1.00
June 30, 2007	2.00 to 1.00
September 30, 2007	2.00 to 1.00
December 31, 2007	2.25 to 1.00
March 31, 2008	2.25 to 1.00
June 30, 2008	2.25 to 1.00
September 30, 2008	2.25 to 1.00
December 31, 2008	2.25 to 1.00
March 31, 2009	2.25 to 1.00
June 30, 2009	2.25 to 1.00
September 30, 2009	2.25 to 1.00
December 31, 2009	2.25 to 1.00

•	Fixed Charge Coverage Ratio

      We may not permit the Fixed Charge Coverage Ratio (as defined in our credit facilities) for any period of four consecutive fiscal quarters ending on or after September 30, 2004 to be less than 1.05 to 1.00.

      These ratios are not necessarily comparable to other similarly titled ratios of other companies, as the agreements governing the credit facilities of other companies may calculate these ratios differently than the agreement governing our credit facilities. We encourage you to read the credit agreement contained in the exhibits to the registration statement of which this prospectus is a part for a more complete understanding and description of these ratios. In particular, we encourage you to read the definitions of the defined terms used above.

      Our credit facilities contain the following affirmative covenants, among others: delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain events of default, material litigation and other events, conduct of business and existence, payment of obligations, maintenance of properties, licenses and insurance, access to books and records by the lenders, compliance with laws, use of proceeds, further assurances, maintenance of collateral and maintenance of interest rate protection agreements.

Events of Default

      Our credit facilities specify certain events of default, including, among others: failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross-defaults and cross-accelerations in other material agreements, certain bankruptcy and insolvency events, certain ERISA events, certain undischarged judgments, change of control, invalidity of guarantees or security documents and material breach of, or loss of right under, agreements with Qwest that result in a material adverse effect on us.

DESCRIPTION OF SENIOR EXCHANGE NOTES

      Definitions of certain terms used in this Description of Senior Exchange Notes may be found under the heading “Certain Definitions.” For purposes of this section, (1) the term “Company” refers only to Dex Media West LLC and not to any of its Subsidiaries, (2) the term “Dex Media West Finance” refers to Dex Media West Finance Co., a wholly-owned Subsidiary of the Company with nominal assets which conducts no operations, (3) the term “Issuers” refers to the Company and Dex Media West Finance, (4) the term “Parent” refers to Dex Media West, Inc., the parent of the Company, and not to any of its Subsidiaries, (5) the term “Dex Media” refers to Dex Media, Inc., the parent of Parent, and not to any of its Subsidiaries, (6) the term “Outstanding Senior Notes” means the Senior Notes of the Issuers issued on August 29, 2003 and (7) the term “Senior Notes” means the Senior Exchange Notes and the Outstanding Senior Notes, in each case outstanding at any given time and issued under the Indenture. As of the date hereof, the Company has no Subsidiaries (other than Dex Media West Finance). Certain of the Company’s Subsidiaries formed or acquired in the future will guarantee the Senior Notes and therefore will be subject to many of the provisions contained in this Description of Senior Exchange Notes. Each company which guarantees the Senior Notes is referred to in this section as a “Senior Note Guarantor.” Each such guarantee is termed a “Senior Note Guarantee.” The Senior Notes are obligations solely of the Company and Dex Media West Finance. The Senior Notes are not issued or guaranteed by, and are not otherwise an obligation of, Qwest and/or any of its affiliates (including Qwest LEC).

      The Issuers issued the Outstanding Senior Notes to the initial purchasers on August 29, 2003. The initial purchasers subsequently resold the Outstanding Senior Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States in reliance on Regulation S under the Securities Act. The Issuers issued the Outstanding Senior Notes and will issue the Senior Exchange Notes under an Indenture, dated as of August 29, 2003 (the “Senior Note Indenture”), among the Issuers and U.S. Bank National Association, as Trustee (the “Trustee”). The terms of the Senior Exchange Notes are identical in all material respects to the Outstanding Senior Notes except that, upon completion of the exchange offer, the Senior Exchange Notes will be:

•	registered under the Securities Act; and

•	free of any covenants regarding exchange registration rights.

      In addition, the Senior Exchange Notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The Senior Note Indenture contains provisions which define your rights under the Senior Notes. In addition, the Senior Note Indenture governs the obligations of the Issuers and of each Senior Note Guarantor under the Senior Notes. The terms of the Senior Notes include those stated in the Senior Note Indenture and those made part of the Senior Note Indenture by reference to the TIA.

      The following description is meant to be only a summary of certain provisions of the Senior Note Indenture. It does not restate the terms of the Senior Note Indenture in its entirety. We urge that you carefully read the Senior Note Indenture as it, and not this description, governs your rights as Holders. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this prospectus.

Overview of the Senior Notes and the Senior Note Guarantees

      The Senior Notes:

•	are general unsecured obligations of the Issuers;

•	rank equally in right of payment with all existing and future Senior Indebtedness of the Issuers;

•	are senior in right of payment to all existing and future Subordinated Obligations of the Issuers;

•	are effectively subordinated to any Secured Indebtedness of the Company, Dex Media West Finance and any other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

•	are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company (other than Dex Media West Finance) that is not a Senior Note Guarantor.

      Dex Media West Finance currently has no obligations other than the Senior Notes and the Senior Subordinated Notes and its Guarantee in respect of Bank Indebtedness.

The Senior Note Guarantees

      The Senior Notes will be guaranteed by each future Domestic Subsidiary of the Company which Incurs or Guarantees any Bank Indebtedness.

      The Senior Note Guarantee of each Senior Note Guarantor:

•	will be general unsecured obligations of such Senior Note Guarantor;

•	will rank equally in right of payment with all existing and future Senior Indebtedness of such Senior Note Guarantor;

•	will be senior in right of payment to all existing and future Subordinated Obligations of such Senior Note Guarantor; and

•	will be effectively subordinated to any Secured Indebtedness of such Senior Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

Principal, Maturity and Interest

      We initially issued Senior Notes in an aggregate principal amount of $385 million. The Senior Notes will mature on August 15, 2010. We issued the Senior Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

      Each Senior Note bears interest at a rate of 8 1/2% per annum beginning on August 29, 2003, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year. We will begin paying interest to Holders on February 15, 2004.

Indenture May be Used for Future Issuances

      We may issue from time to time additional Senior Notes having identical terms and conditions to the Senior Exchange Notes to be issued in the exchange offer (the “Additional Senior Notes”). We will only be permitted to issue such Additional Senior Notes if at the time of such issuance we are in compliance with the covenants contained in the Senior Note Indenture. Any Additional Senior Notes will be part of the same issue as the Senior Exchange Notes to be issued in the exchange offer and will vote on all matters with such Senior Notes.

Paying Agent and Registrar

      We will pay the principal of, premium, if any, and interest on the Senior Notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Issuers in such matters. The location of the corporate trust office is U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

      Holders may exchange or transfer their Senior Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Senior Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

      Except as set forth in the following paragraphs, the Senior Notes will not be redeemable at the option of the Issuers.

      The Senior Notes may be redeemed, in whole part or in part, at any time prior to August 15, 2007 at the option of the Issuers upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

      “Applicable Premium” means, with respect to a Senior Note at any redemption date, the excess of (A) the present value at such time of (1) the redemption price of such Senior Note at August 15, 2007 (such redemption price being described below) plus (2) all required remaining interest payments due on such Senior Note through August 15, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Senior Note.

      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to August 15, 2007; provided, however, that if the period from the redemption date to August 15, 2007 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      After August 15, 2007, we may redeem the Senior Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

Redemption
Year	Price

2007	104.250%
2008	102.125%
2009 and thereafter	100.000%

      Prior to August 15, 2006, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Notes (calculated giving effect to any issuance of Additional Senior Notes) with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Dex Media or Parent to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1)	at least 65% of the original aggregate principal amount of the Senior Notes (calculated giving effect to any issuance of Additional Senior Notes) remains outstanding; and

(2)	any such redemption by the Issuers must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Senior Note Indenture.

Selection

      If we partially redeem Senior Notes, the Trustee will select the Senior Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Senior Note in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Senior Note. On and after the redemption date, interest will cease to accrue on Senior Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon, the Senior Notes to be redeemed.

Ranking

      The Senior Notes are unsecured Senior Indebtedness of the Issuers, rank equally in right of payment with all existing and future Senior Indebtedness of the Issuers and are senior in right of payment to all existing and future Subordinated Obligations of the Issuers. Dex Media West Finance currently has no obligations other than the Senior Notes and the Senior Subordinated Notes and its Guarantee in respect of Bank Indebtedness. The Senior Notes are be effectively subordinated to any Secured Indebtedness of the Company, Dex Media West Finance and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness.

      The Senior Note Guarantees will be unsecured Senior Indebtedness of the applicable Senior Note Guarantor, will rank equally in right of payment with all existing and future Senior Indebtedness of such Senior Note Guarantor and will be senior in right of payment to all existing and future Subordinated Obligations of such Senior Note Guarantor. The Senior Note Guarantees will be effectively subordinated to any Secured Indebtedness of the applicable Senior Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

      The Company does not currently have any Subsidiaries (other than Dex Media West Finance). The Senior Note Indenture does not restrict the ability of the Company to create, acquire or capitalize Subsidiaries in the future. To the extent such Subsidiaries are not Senior Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuers, including Holders. The Senior Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company formed or acquired in the future that are not Senior Note Guarantors.

      As of September 30, 2003, there was outstanding:

(1)	$2,518 million of Senior Indebtedness of the Issuers, including the Senior Notes, of which $2,133 million was Secured Indebtedness (exclusive of unused commitments under the Credit Agreement);

(2)	$780 million of Indebtedness of the Issuers that is subordinate or junior in right of payment to the Senior Notes, consisting of the Senior Subordinated Notes; and

(3)	no Indebtedness of Dex Media West Finance (other than the Senior Notes and the Senior Subordinated Notes and its Guarantee in respect of Bank Indebtedness).

      Although the Senior Note Indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness.

      The Senior Notes rank equally in all respects with all other Senior Indebtedness of the Issuers. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

Senior Note Guarantees

      Certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Senior Note Indenture (including obligations to the Trustee) and the Senior Notes, whether for payment of principal of or interest on the Senior Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Senior Note Guarantors being herein called the “Guaranteed Obligations”). Such Senior Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Senior Note Guarantees. Each Senior Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Senior Note Guarantor without rendering the Senior Note Guarantee, as it relates to such Senior Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After August 29, 2003, the Company will cause each Domestic Subsidiary (other than Dex Media West Finance) which Incurs or Guarantees any Bank Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the Senior Notes. See “Certain Covenants — Future senior note guarantors” below.

      Each Senior Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Senior Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

      The Senior Note Guarantee of a Senior Note Guarantor will be released:

(1)	in connection with any sale of all of the Capital Stock of such Senior Note Guarantor (including by way of merger or consolidation) to a Person or a group of Persons that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale complies with the covenant described under “Certain Covenants — Limitation on sales of assets and subsidiary stock” and, to the extent applicable, complies with the provisions described under “Merger and Consolidation;”

(2)	if the Company designates such Restricted Subsidiary that is a Senior Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Senior Note Indenture; or

(3)	if such Senior Note Guarantor is released from its Guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement.

Change of Control

      Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require the Issuers to purchase all or any part of such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase the Senior Notes pursuant to this section in the event that it has exercised its right to redeem all the Senior Notes under the terms of the section titled “Optional Redemption”:

(1)	prior to the earliest to occur of (i) the first public offering of common stock of Parent, (ii) the first public offering of common stock of Dex Media or (iii) the first public offering of common stock of the Company, (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Parent, Dex Media or the Company, and (B) the Permitted Holders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent, Dex Media or the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of Parent, Dex Media or the Company, as the case may be, (for purposes of this clause (1) any such other person shall be deemed to beneficially own any Voting Stock of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as such person beneficially owns (as defined in clause (A) above), directly or indirectly, in the aggregate more than 50% of the voting power of the Voting Stock of the parent entity);

(2)	any “person” (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1)(A) above), directly or indirectly, of a majority of the total voting power of the Voting Stock of Parent, Dex Media or the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner, directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity);

(3)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Board of Parent, Dex Media or the Company, as the case may be (together with any new persons whose election by such Governing Board of Parent, Dex Media or the Company, as the case may be, or whose nomination for election by the equity holders of Parent, Dex Media or the Company, as the case may be, was approved by a vote of 66 2/3% of the members of the Governing Board of Parent, Dex Media or the Company, as the case may be, then still in office who were either members of the Governing Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Governing Board of Parent, Dex Media or the Company, as the case may be, then in office;

(4)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(5)	the Company ceases to own, beneficially or of record, all the Capital Stock of Dex Media West Finance.

      In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Senior Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of Senior Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Senior Notes as provided for in the immediately following paragraph.

      Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase all or a portion of such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its Senior Notes purchased.

      The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Note Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

      A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Senior Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Senior Notes issued but not outstanding or will be retired and canceled, at the option of the Issuers. Senior Notes purchased by a third party pursuant to the preceding paragraph will have the status of Senior Notes issued and outstanding.

      The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

      The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Senior Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Limitation on indebtedness” and “— Limitation on liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Notes, including the Senior Exchange Notes, then outstanding. Except for the limitations contained in such covenants, however, the Senior Note Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

      The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Issuers may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to purchase the Senior Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers’ ability to pay cash to the Holders upon a purchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Senior Note Indenture relative to the Issuers’ obligation to make an offer to purchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes, including the Senior Exchange Notes.

Certain Covenants

      The Senior Note Indenture contains covenants including, among others, the following:

      Limitation on indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Senior Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Leverage Ratio would not be greater than 6.5:1 if such Incurrence is on or prior to the second anniversary of the consummation of the Acquisition and 6.0:1 if such Incurrence is after such date.

      (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1)	Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $2,260 million less the aggregate amount of all prepayments of principal made pursuant to, and in compliance with, the covenant described under “— Limitation on sales of assets and subsidiary stock,” applied to permanently reduce any such Indebtedness;

(2)	Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Senior Note Guarantor is the obligor on such Indebtedness, such Indebtedness (to the extent such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Senior Note Guarantor) is expressly subordinated to the prior payment in full in cash of all obligations of the Company or such Senior Note Guarantor, with respect to the Senior Notes or the Senior Note Guarantee of such Senior Note Guarantor, as applicable;

(3)	Indebtedness (A) represented by the Senior Notes (not including any Additional Senior Notes) and the Senior Note Guarantees and the Senior Subordinated Notes (not including any Additional Senior Subordinated Notes (as defined under “Description of Senior Subordinated Exchange Notes”)) and the Senior Subordinated Note Guarantees (as defined under “Description of Senior Subordinated Exchange Notes”), (B) outstanding on the date of the consummation of the Acquisition that is either (i) reflected in the balance sheet for the Acquired Business as of March 31, 2003 or (ii) incurred in connection with the consummation of the Acquisition as described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003 (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness), or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under this covenant; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or the Senior Note Guarantees, as applicable, any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Notes or the Senior Note Guarantees, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Senior Notes or the Senior Note Guarantees, as applicable;

(4)	(A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to this clause (4);

(5)	Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that (i) such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder and (ii) such Commodity Hedging Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(6)	Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of $45.0 million at any time outstanding);

(7)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(8)	Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations of the Company or any Restricted Subsidiary, in each case Incurred in connection with the acquisition or disposition of any assets by the Company or any Restricted Subsidiary; or

(9)	Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed $200.0 million.

      (c) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1)	Indebtedness Incurred pursuant to the Credit Agreement prior to or on the date of the consummation of the Acquisition or in connection with the Acquisition shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

(2)	the accrual of interest, the accretion of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant,

(3)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

(4)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of its issuance, or later reclassify all or a portion of such Indebtedness (other than as set forth in clause (c)(1) above) in any manner that complies with the Senior Note Indenture, and only be required to include the amount of such Indebtedness in one of such clauses.

      Limitation on restricted payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1)	declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock (in their capacity as such), except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or Preferred Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

(2)	purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary,

(3)	purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

(4)	make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through (4) being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A)	a Default will have occurred and be continuing (or would result therefrom);

(B)	the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on indebtedness;” or

(C)	the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company) declared or made subsequent to August 29, 2003 would exceed the sum, without duplication, of:

(i)	100% of Adjusted EBITDA accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the consummation of the Acquisition occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Adjusted EBITDA will be a deficit, minus 100% of such deficit) less 1.4 times our Consolidated Interest Expense for the same period;

(ii)	the aggregate Net Cash Proceeds, including the Fair Market Value of property other than cash, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the date of the consummation of the Acquisition (other than an issuance or sale (x) to a Subsidiary of the Company or (y) to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

(iii)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the date of the consummation of the Acquisition of any Indebtedness of the Company or its Restricted Subsidiaries issued after the date of the consummation of the Acquisition which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of any cash received by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(iv)	the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

      (b) The provisions of the foregoing paragraph (a) will not prohibit:

(1)	any prepayment, repayment, purchase, repurchase, redemption, retirement or other acquisition for value of Subordinated Obligations or Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

(A)	such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

(B)	the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

(2)	any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under “— Limitation on indebtedness;” provided that such Indebtedness is subordinated to the Senior Notes to at least the same extent as such Subordinated Obligations; provided, further, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

(3)	any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “— Limitation on sales of assets and subsidiary stock;” provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

(4)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

(5)	for so long as the Company is treated as a pass-through or disregarded entity for United States Federal income tax purposes or for so long as the Company is a member of a consolidated group of corporations for federal income tax purposes, other than as the common parent, Tax Distributions; provided, however, that such Tax Distributions shall be excluded in the calculation of the amount of Restricted Payments;

(6)	any purchase, repurchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors and including employees or former employees of Dex Media East or Employee Subco that provide or formerly provided services to the Company or any Restricted Subsidiary), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Governing Board of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed, together with Restricted Payments made under clause (7)(B) below, (i) in any fiscal year of the Company, $10.0 million plus any unutilized portion of such amount in any prior fiscal year and any proceeds received by the Company in respect of “key-man” life insurance and (ii) up to an aggregate amount of, together with Restricted Payments made under clause (7)(B) below, $20.0 million plus any proceeds received by the Company in respect of “key-man” life insurance during the term of the Indenture; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;

(7)	any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (D) below; provided, however, that such dividend, distribution or other amount set forth in clauses (A) through (D) will be excluded in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above:

(A)	to Parent in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $4.0 million per fiscal year;

(B)	to Parent or Dex Media in amounts equal to amounts expended by Parent or Dex Media to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Parent or Dex Media from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors and including employees or former employees of Dex Media East or Employee Subco that provide or formerly provided services to the Company or any Restricted Subsidiary); provided, however, that the aggregate amount paid, loaned or advanced to Parent and Dex Media pursuant to this clause (B) will not, in the aggregate, exceed, together with Restricted Payments made under clause (6) above, (i) in any fiscal year of the Company, $10.0 million plus any unutilized portion of such amount in any prior fiscal year and any proceeds received by the Company in respect of “key-man” life insurance and (ii) up to an aggregate amount of $20.0 million plus any proceeds received by the Company in respect of “key-man” life insurance during the term of the Indenture;

(C)	to Parent or Dex Media to pay operating and overhead expenses incurred in the ordinary course of business and allocable to the Company; or

(D)	to Parent in amounts equal to the amounts required to pay interest on Indebtedness of the Parent or Dex Media, in an amount not to exceed $50.0 million in any fiscal year;

(8)	the payment of dividends on Parent’s, Dex Media’s or the Company’s common stock following the first bona fide underwritten public offering of common stock of Parent, Dex Media or the Company, as the case may be, after August 29, 2003, of up to 6% per annum of the net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering; provided, however, that (A) the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering and (B) such dividends will be included in the calculation of the amount of Restricted Payments;

(9)	the purchase, redemption, acquisition or retirement of any Subordinated Obligations following a Change of Control after the Company shall have complied with the provisions under “Change of Control,” including the payment of the applicable purchase price; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments; or

(10)	other Restricted Payments not to exceed $30.0 million in the aggregate; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments.

      Limitation on restrictions on distributions from restricted subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

(2)	make any loans or advances to the Company; or

(3)	transfer any of its property or assets to the Company, except:

(A)	any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on August 29, 2003 or in connection with the Acquisition on the terms described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003 and any encumbrance or restriction pursuant to any agreement governing Bank Indebtedness;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, taken as a whole, are not materially less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(D)	in the case of clause (3), any encumbrance or restriction

(i)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

(ii)	contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E)	with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(F)	customary provisions in joint venture agreements; provided, however, that (i) such encumbrance or restriction is applicable only to such Restricted Subsidiary, (ii) the encumbrance or restriction is not materially more disadvantageous to the holders of the Senior Notes than is customary in comparable agreements and (iii) the Company reasonably determines that any such encumbrance or restriction will not materially affect the ability of the Issuers to make any anticipated principal or interest payments on the Senior Notes.

      Limitation on sales of assets and subsidiary stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person or group of Persons assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

(2)	in the case of Asset Dispositions which are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash

(A)	first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Bank Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock);

(B)	second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Senior Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the Senior Notes and other Senior Indebtedness of the Company; and

(D)	fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Senior Note Indenture;

provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

      Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $30.0 million.

      For the purposes of this covenant, the following are deemed to be cash:

•	the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Senior Note Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

•	securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of receipt.

      (b) In the event of an Asset Disposition that requires the purchase of Senior Notes pursuant to clause (a)(3)(C) of this covenant, the Issuers will be required (i) to purchase Senior Notes tendered pursuant to an offer by the Issuers for the Senior Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Senior Note Indenture and (ii) to purchase other Senior Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Issuers offer to purchase such other Senior Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium), plus accrued and unpaid interest thereon. If the aggregate purchase price of Senior Notes (and other Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Senior Notes (and other Senior Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Issuers will not be required to make an Offer for Senior Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $7.5 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

      (c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

      Limitation on transactions with affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1)	that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate,

(2)	that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

(A)	are set forth in writing, and

(B)	have been approved by a majority of the members of the Governing Board of the Company having no personal stake in such Affiliate Transaction, and

(3)	that, in the event such Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b)	The provisions of the foregoing paragraph (a) will not prohibit:

(1)	any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under “Limitation on restricted payments,”

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Governing Board of the Company,

(3)	the grant of stock options or similar rights to employees (including employees of Dex Media East or Employee Subco that provide services to the Company or any Restricted Subsidiary) and directors of the Company pursuant to plans approved by the Governing Board of the Company,

(4)	loans or advances to employees (including employees of Dex Media East or Employee Subco that provide services to the Company or any Restricted Subsidiary) in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $15 million in the aggregate outstanding at any one time,

(5)	the payment of compensation and reasonable fees to, and indemnity provided on behalf of, directors of the Company and its Subsidiaries as determined in good faith by the Governing Board of the Company,

(6)	any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

(7)	amounts payable to Parent or Dex Media pursuant to the Management Agreement, but in any event not to exceed $5 million in the aggregate in any fiscal year,

(8)	any transaction with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in compliance with the terms of the Senior Note Indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable good faith determination of the Governing Board or its senior management, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party,

(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any agreements with Dex Media East or Dex Media that are described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003 under the heading “The Transactions — Agreements between Us and Dex Media East and/or Dex Media” to which it is a party as of the closing date of the Acquisition on the terms described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003 and any amendments thereto and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to such agreements or under any such similar agreements shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the holders of the Senior Notes in any material respect,

(10)	the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on the date of the consummation of the Acquisition and as described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003, or

(11)	any consolidation, merger or conveyance, transfer or lease of assets permitted under “Merger and Consolidation.”

      Limitation on liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at August 29, 2003 or thereafter acquired, other than Permitted Liens, without effectively providing that the Senior Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Company may Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

      SEC reports. Prior to the filing of the exchange offer registration statement or the shelf registration statement that the Issuers have agreed to file with the SEC, notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it would have been required to file them with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, all quarterly and annual financial statements that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of us and our consolidated Subsidiaries and, with respect to the annual information only, an audit report on our financial statements by our certified independent accountants. In addition, the Company will provide to the Trustee such financial statements and other information for the quarter ended June 30, 2003 on or before September 30, 2003. After the exchange offer registration statement or the shelf registration statement that the Issuers have agreed to file with the SEC has been filed, notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the Issuers are not permitted to file with the SEC by the applicable federal securities laws) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of the Company’s annual report and the information, documents and other reports that are specified in Section 13 and 15(d) of the Exchange Act. In addition, following a public equity offering, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by Parent, Dex Media or the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

      Future senior note guarantors. The Company will cause each Domestic Subsidiary (other than Dex Media West Finance) that Incurs or Guarantees any Bank Indebtedness to become a Senior Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Senior Note Indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the Senior Notes. Each Senior Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Domestic Subsidiary without rendering the Senior Note Guarantee, as it relates to such Domestic Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

      Limitation on lines of business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

      Limitation on the conduct of business of Dex Media West Finance. In addition to the other restrictions set forth in the Senior Note Indenture, the Senior Note Indenture will provide that Dex Media West Finance may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Dex Media West Finance may be a co-obligor with respect to Indebtedness if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Restricted Subsidiaries other than Dex Media West Finance.

      The Company will not sell or otherwise dispose of any shares of Capital Stock of Dex Media West Finance and will not permit Dex Media West Finance, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock.

Merger and Consolidation

      Neither the Company nor Dex Media West Finance will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or Dex Media West Finance) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or Dex Media West Finance under the Senior Notes and the Senior Note Indenture;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “Certain Covenants — Limitation on indebtedness;”

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Note Indenture; and

(5)	the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or Dex Media West Finance, under the Senior Note Indenture, but the predecessor company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Senior Notes.

      In addition, the Company will not permit any Senior Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1)	the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Senior Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Senior Note Guarantor under its Senior Note Guarantee;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Note Indenture.

Notwithstanding the foregoing:

(A)	any Restricted Subsidiary (other than Dex Media West Finance) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Senior Note Guarantor;

(B)	the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction to realize tax or other benefits; and

(C)	the Company may consummate the Acquisition on substantially the terms described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003.

Defaults

      Each of the following is an Event of Default:

(1)	a default in any payment of interest (including additional interest) on any Senior Note when due and payable, continued for 30 days,

(2)	a default in the payment of principal of any Senior Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise,

(3)	the failure by either Issuer or any Restricted Subsidiary of the Company to comply with its obligations under the covenant described under “Merger and Consolidation” above,

(4)	the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 30 days after notice with any of its obligations under the covenant described under “Change of Control” above (other than a failure to purchase Senior Notes),

(5)	the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 60 days after notice with any of its obligations under the covenants described under “Certain covenants” above (other than a failure to purchase Senior Notes) or with its other agreements contained in the Senior Notes or the Senior Note Indenture,

(6)	the failure by either Issuer to comply with, or the breach of, any material provision of the escrow agreement,

(7)	the failure by either Issuer or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent (the “cross acceleration provision”),

(8)	certain events of bankruptcy, insolvency or reorganization of either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(9)	the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) in excess of $15.0 million or its foreign currency equivalent against the Company or a Restricted Subsidiary if:

(A)	an enforcement proceeding thereon is commenced by any creditor or

(B)	such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”) or

(10)	any Senior Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Senior Note Guarantor or Person acting by or on behalf of such Senior Note Guarantor denies or disaffirms such Senior Note Guarantor’s obligations under the

Senior Note Indenture or any Senior Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Senior Note Indenture.

      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      However, a default under clauses (4), (5) or (10) will not constitute an Event of Default until the Trustee notifies the Issuers or the Holders of at least 25% in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, notify the Issuers and the Trustee of the default and the Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5) or (10) hereof after receipt of such notice.

      If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media West Finance) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, by notice to the Issuers may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media West Finance occurs, the principal of and interest on all the Senior Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, may rescind any such acceleration with respect to the Senior Notes and its consequences.

      In the event of a declaration of acceleration of the Senior Notes because an Event of Default described in clause (7) has occurred and is continuing, the declaration of acceleration of the Senior Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (7) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Senior Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Senior Notes that became due solely because of the acceleration of the Senior Notes, have been cured or waived.

      Subject to the provisions of the Senior Note Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Senior Note Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Senior Note Indenture or the Senior Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	Holders of at least 25% in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, have requested the Trustee in writing to pursue the remedy,

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

(5)	the Holders of a majority in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, have not given the Trustee a direction inconsistent with such request within such 60-day period.

      Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Notes, including the Senior Exchange Notes, will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Senior Note Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

      If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Note (including payments pursuant to the redemption provisions of such Senior Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or proposes to take in respect thereof.

Amendments and Waivers

      Subject to certain exceptions, the Senior Note Indenture or the Senior Notes may be amended with the written consent of the Holders of a majority in principal amount of the Senior Notes, including the Senior Exchange Notes, then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Notes, including the Senior Exchange Notes, then outstanding. However, without the consent of each Holder of an outstanding Senior Note, including the Senior Exchange Notes, affected, no amendment may, among other things:

(1)	reduce the amount of Senior Notes whose Holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest (including additional interest, if any) on any Senior Note,

(3)	reduce the principal of or extend the Stated Maturity of any Senior Note,

(4)	reduce the premium payable upon the redemption of any Senior Note or change the time at which any Senior Note may be redeemed as described under “Optional Redemption” above,

(5)	make any Senior Note payable in money other than that stated in the Senior Note,

(6)	impair the right of any Holder to receive payment of principal of, and interest (including additional interest, if any) on, such Holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Notes,

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions, or

(8)	modify the Senior Note Guarantees in any manner adverse to the Holders.

      Without the consent of any Holder, the Issuers, the Senior Note Guarantors and the Trustee may amend the Senior Note Indenture to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption by a successor corporation of the obligations of the Issuers under the Senior Note Indenture,

•	provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided, however, that the uncertificated Senior Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are described in Section 163(f)(2)(B) of the Code),

•	add additional Guarantees with respect to the Senior Notes,

•	secure the Senior Notes,

•	add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Issuers,

•	make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Senior Note Indenture,

•	provide for the issuance of the Senior Exchange Notes or Additional Senior Notes or

•	comply with any requirement of the SEC in connection with the qualification of the Senior Note Indenture under the TIA.

      The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

      After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

      A Holder will be able to transfer or exchange Senior Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes required by law or permitted by the Senior Note Indenture. The Issuers will not be required to transfer or exchange any Senior Note selected for redemption or to transfer or exchange any Senior Note for a period of 15 days prior to a selection of Senior Notes to be redeemed. The Senior Notes will be issued in registered form and the Holder will be treated as the owner of such Senior Note for all purposes.

Defeasance

      The Issuers may at any time terminate all their obligations under the Senior Notes and the Senior Note Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Senior Notes and to maintain a registrar and paying agent in respect of the Senior Notes.

      In addition, the Issuers may at any time terminate:

(1)	their obligations under “Change of Control” and under the covenants described under “Certain Covenants,” or

(2)	the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Defaults” above and the limitations contained in clause (3) under the first paragraph of “Merger and Consolidation” above (“covenant defeasance”).

      In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option, each Senior Note Guarantor will be released from all of its obligations with respect to its Senior Note Guarantee.

      The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7), (8) (with respect only to Significant Subsidiaries), (9) (with respect only to Significant Subsidiaries) or (10) under “Defaults” above or because of the failure of the Issuers to comply with clause (3) under the first paragraph of “Merger and Consolidation” above.

      In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the of principal, premium (if any) and interest (including additional interest, if any) on, in respect of the Senior Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Satisfaction and Discharge

      The Senior Note Indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

(1) either

(a)	all Senior Notes that have been authenticated, except lost, stolen or destroyed Senior Notes that have been replaced or paid, have been delivered to the Trustee for cancelation; or

(b)	all Senior Notes that have not been delivered to the Trustee for cancelation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Senior Note Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Notes not delivered to the Trustee for cancelation for principal, premium, if any, and accrued and unpaid interest (including additional interest), if any, to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3)	the Issuers or any Senior Note Guarantor have paid, or caused to be paid, all sums payable by them under the Senior Note Indenture; and

(4)	the Issuers have delivered irrevocable instructions to the Trustee under the Senior Note Indenture to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.

      In addition, in the case of paragraph (b) above, (i) the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied and (ii) the Issuers obligations that would survive legal defeasance will remain outstanding.

Concerning the Trustee

      U.S. Bank National Association is the Trustee under the Senior Note Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Senior Notes.

Governing Law

      The Senior Note Indenture and the Senior Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      “Acquisition” means the acquisition by Dex Media of Qwest Dex, Inc.’s directory business in the States of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming on the terms described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003.

      “Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

      “Adjusted EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1)	provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital,

(2)	Consolidated Interest Expense,

(3)	depreciation expense, amortization expense, (including but not limited to amortization of intangibles and amortization and write-off of financing costs, but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and any non-cash impairment charges related to goodwill, other intangibles or assets,

(4)	customary fees and expenses of the Company and its Consolidated Restricted Subsidiaries payable in connection with any Equity Offering, the Incurrence of Indebtedness permitted by the covenant described under “— Limitation on indebtedness” or any acquisition permitted hereunder,

(5)	all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual or reserve for cash expenditures in any future period) less all noncash items of income of the Company and its Consolidated Restricted Subsidiaries.

(6)	the amount of any minority interest expense deducted in calculating Consolidated Net Income,

(7)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards,

(8)	non-cash pension and other post-employment benefit expense,

(9)	Acquisition transaction related and start-up costs incurred in the first year after the date of the consummation of the Acquisition, and

(10)	payment of fees under the Management Agreement in an aggregate amount not to exceed $5 million.

      Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the rental expense of, the fees and expenses of, the depreciation and amortization of, and other noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(B)	for purposes of the provisions described under “Certain Covenants — Limitation on sales of assets and subsidiary stock” only, a disposition permitted by the covenant described under “Certain Covenants — Limitation on restricted payments,”

(C)	a disposition of assets with a Fair Market Value of less than $3.0 million,

(D)	the sale of Capital Stock of an Unrestricted Subsidiary,

(E)	the sale or other disposition of cash or Temporary Cash Investments, and

(F)	the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on the date of the consummation of the Acquisition and as described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003.

      “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2)	the sum of all such payments.

      “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to either of the Issuers or any Senior Note Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement and may be in the form of debt securities.

      “Business Day” means each day which is not a Legal Holiday.

      “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Commodity Hedging Agreement” means any forward contract, swap, option, hedge or other similar financial agreement or arrangement designed to protect against fluctuations in commodity prices.

      “Consolidated Current Liabilities” as of the date of determination means the aggregate amount of liabilities of the Company and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a Consolidated basis, after eliminating:

(1)	all intercompany items between the Company and any Restricted Subsidiary and

(2)	all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1)	interest expense attributable to Capitalized Lease Obligations,

(2)	amortization of debt discount and debt issuance costs,

(3)	capitalized interest,

(4)	noncash interest expense,

(5)	commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing,

(6)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

(7)	net costs associated with Hedging Obligations (including amortization of fees),

(8)	dividends in respect of all Disqualified Stock of the Company and all Senior Note Guarantors and all Preferred Stock of any of the Restricted Subsidiaries that are not Senior Note Guarantors of the Company, to the extent held by Persons other than the Company or a Restricted Subsidiary,

(9)	interest Incurred in connection with investments in discontinued operations and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of:

(1)	the Total Consolidated Indebtedness as of the date of determination (the “Determination Date”) to

(2)	the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the Determination Date (the “Measurement Period”);

provided, however, that for purposes of calculating Adjusted EBITDA for the Measurement Period immediately prior to the relevant Determination Date:

(A)	any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

(B)	any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and

(C)	if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (through an acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by an Asset Disposition or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Adjusted EBITDA, the exclusions set forth in clauses (1) through (4) of the definition of Consolidated Net Income shall apply to a Person which has been acquired as if it were a Restricted Subsidiary).

      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. For purposes of this definition, in respect of any calculation for which the Measurement Period includes the fiscal quarter in which the Transactions were consummated, pro forma effect shall be given to the Transactions in the same manner as described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003 under “Unaudited pro forma financial data.”

      “Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)	any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)	any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)	subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)	any gain or loss realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	any noncash SFAS 133 income (or loss) related to hedging activities;

(6)	any income (or loss) from discontinued operations;

(7)	any extraordinary, unusual, nonoperating or nonrecurring gain, loss or charge;

(8)	the cumulative effect of a change in accounting principles;

(9)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness; and

(10)	the income statement effects of the writedown of the deferred revenue and prepaid directory cost balance sheet accounts as part of the purchase accounting adjustments made in connection with the Transactions applicable to the given period.

      Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

      “Consolidated Net Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

(1)	minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

(2)	excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Governing Board of the Company;

(3)	any revaluation or other write-up in book value of assets subsequent to August 29, 2003 as a result of a change in the method of valuation in accordance with GAAP consistently applied;

(4)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5)	treasury stock;

(6)	cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7)	Investments in and assets of Unrestricted Subsidiaries.

      “Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

      “Credit Agreement” means the credit agreement dated as of the date of the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified from time to time, among Parent, the Issuers, JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as syndication agents (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Senior Note Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Senior Notes at the time outstanding).

      “Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Dex Media East” means Dex Media East LLC, a Delaware limited liability company.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Senior Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day after the Stated Maturity of the Senior Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital

Stock than the provisions of the covenants described under “Change of Control” and “Certain Covenants — Limitation on sale of assets and subsidiary stock.”

      “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

      “Employee Subco” means a Subsidiary of Dex Media East the employees of which provide services to Dex Media East and Dex Media West on a contractual arm’s length basis.

      “Equity Offering” means any public or private sale of common stock of Parent, Dex Media or the Company other than (i) public offerings with respect to Parent’s, Dex Media’s or the Company’s common stock registered on Form S-8 and (ii) other issuances upon exercise of options by employees of Parent, Dex Media or the Company or any of their Restricted Subsidiaries.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Senior Note Indenture, Fair Market Value will be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of August 29, 2003, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2)	statements and pronouncements of the Financial Accounting Standards Board,

(3)	such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      All ratios and computations based on GAAP contained in the Senior Note Indenture shall be computed in conformity with GAAP.

      “Governing Board” of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Holder” means the Person in whose name a Senior Note is registered on the Registrar’s books.

      “Income Tax Liabilities” means an amount determined by multiplying (a)(i) all taxable income and gains of the Company and its Restricted Subsidiaries for such taxable year (the “Taxable Amount”) minus (ii) an amount (not to exceed the Taxable Amount for such taxable year) equal to all losses of the Company and its Restricted Subsidiaries in any of the three prior taxable years that have not been previously subtracted pursuant to this clause (ii) from the Taxable Amount for any prior year by (b) forty-four percent (44%) or, if there is a change in applicable federal, state or local tax rates, such other rate as the Issuers determine in good faith to be a reasonable approximation of the effective combined federal, state and local income taxation rates generally payable by Parent or its owners with respect to the income and gains of the Company and its Restricted Subsidiaries.

      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than 6 months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5)	all Capitalized Lease Obligations of such Person;

(6)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A)	the Fair Market Value of such asset at such date of determination and

(B)	the amount of such Indebtedness of such other Persons;

(8)	Hedging Obligations of such Person; and

(9)	all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

      “Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants — Limitation on restricted payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any (i) Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary and (ii) Restricted Subsidiary at the time of any sale or other disposition of any shares of such Restricted Subsidiary that results in such Restricted Subsidiary no longer constituting a Restricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

      “Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). “Management Agreement” means the management agreement with the Sponsors, their affiliates or designees as in effect on the date of the consummation of the Acquisition on the terms described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003 or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Senior Notes in any material respect.

      “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

(4)	appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of Dex Media West Finance or a Senior Note Guarantor has a correlative meaning.

      “Officers’ Certificate” means a certificate signed by two Officers.

      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Senior Note Guarantor or the Trustee.

      “Permitted Asset Swap” means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that (i) the aggregate Fair Market Value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the property or assets received by the Company or such Restricted Subsidiary in such exchange and (ii) the aggregate Fair Market Value of all property or assets transferred by the Company and any of its Restricted Subsidiaries in any such transfer, together with the aggregate Fair Market Value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed 20% of the Company’s Consolidated net revenues for the prior fiscal year.

      “Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the date of the consummation of the Acquisition on the terms described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003 and any Related Business.

      “Permitted Holders” means The Carlyle Group, Welsh, Carson, Anderson & Stowe and their respective Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of Parent’s, Dex Media’s or the Company’s Capital Stock.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than Dex Media West Finance);

(3)	Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary (other than Dex Media West Finance) if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees (including employees of Dex Media East or Employee Subco that provide services to the Company or a Restricted Subsidiary) made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $15.0 million in the aggregate outstanding at any one time;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain Covenants — Limitation on sale of assets and subsidiary stock”;

(9)	Interest Rate Agreements and Commodity Hedging Agreements permitted under clause (b)(5) of the covenant described under “Certain Covenants — Limitation on indebtedness”;

(10)	any Person; provided, however, that the payment for such Investments consists solely of Net Cash Proceeds from either the sale of Capital Stock of the Company (other than Disqualified Stock) or cash common equity contributions to the Company; provided, however, that such Net Cash Proceeds or equity contributions will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) of the covenant described under “Certain Covenants — Limitation on restricted payments”; or

(11)	any Person in an aggregate amount outstanding at any time not to exceed $75.0 million.

      “Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for property taxes not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens to secure (a) Bank Indebtedness permitted under the covenant described under “Certain Covenants — Limitation on indebtedness” and (b) Senior Indebtedness of the Company Incurred pursuant to the first paragraph of the covenant described under “Certain Covenants — Limitation on indebtedness”;

(8)	Liens existing on the date of the consummation of the Acquisition;

(9)	Liens on property or shares of stock of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;

(10)	Liens on property at the time such Person or any of its Restricted Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Restricted Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens do not extend to any other property owned by such Person or any of its Restricted Subsidiaries;

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12)	Liens in respect of judgments that do not constitute an Event of Default;

(13)	Liens securing obligations under Interest Rate Agreements and Commodity Hedging Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Senior Note Indenture to be, secured by a Lien on the same property securing such obligations; and

(14)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), and (10); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i)	the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (6), (7), (8), (9), or (10) at the time the original Lien became a Permitted Lien under the Senior Note Indenture and

(ii)	an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “principal” of a Senior Note means the principal of the Senior Note plus the premium, if any, payable on the Senior Note which is due or overdue or is to become due at the relevant time.

      “Purchase Money Indebtedness” means Indebtedness:

(1)	consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

(2)	Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on August 29, 2003 or Incurred in compliance with the Senior Note Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1)	the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus fees and expenses, including any premium and defeasance costs) and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Notes, such Refinancing Indebtedness is subordinated in right of payment to the Senior Notes at least to the same extent as the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include:

(A)	Indebtedness of a Restricted Subsidiary that is not a Senior Note Guarantor that Refinances Indebtedness of the Company or

(B)	Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      “Related Business” means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the date of the consummation of the Acquisition on the terms described in the offering memorandum relating to the issuance of the Senior Notes dated August 15, 2003.

      “Restricted Subsidiary” means Dex Media West Finance and any other Subsidiary of the Company other than an Unrestricted Subsidiary.

      “SEC” means the Securities and Exchange Commission.

      “Secured Indebtedness” means any Indebtedness of the Issuers secured by a Lien. “Secured Indebtedness” of a Senior Note Guarantor has a correlative meaning.

      “Senior Indebtedness” of the Company, Dex Media West Finance or any Senior Note Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, Dex Media West Finance or any Senior Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company, Dex Media West Finance or any Senior Note Guarantor, as applicable, whether outstanding on August 29, 2003 or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Senior Notes or such Senior Note Guarantor’s Senior Note Guarantee; provided, however, that Senior Indebtedness of the Company, Dex Media West Finance or any Senior Note Guarantor shall not include:

(1)	any obligation of the Company to any Subsidiary of the Company or of such Senior Note Guarantor to the Company or any other Subsidiary of the Company;

(2)	any liability for Federal, state, local or other taxes owed or owing by the Company, Dex Media West Finance or such Senior Note Guarantor, as applicable;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4)	any Indebtedness or obligation of the Company, Dex Media West Finance or such Senior Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company, Dex Media West Finance or such Senior Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company, Dex Media West Finance or such Senior Note Guarantor, as applicable;

(5)	any obligations with respect to any Capital Stock; or

(6)	any Indebtedness Incurred in violation of the Senior Note Indenture.

      “Senior Note Guarantee” means each Guarantee of the obligations with respect to the Senior Notes issued by a Person pursuant to the terms of the Senior Note Indenture.

      “Senior Note Guarantor” means any Person that has issued a Senior Note Guarantee.

      “Senior Subordinated Notes” means the 9 7/8% Senior Subordinated Notes due 2013 issued by the Company and Dex Media West Finance.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

      “Subordinated Obligation” means the Senior Subordinated Notes and any other Indebtedness of the Company (whether outstanding on August 29, 2003 or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Notes pursuant to a written agreement. “Subordinated Obligation” of Dex Media West Finance or a Senior Note Guarantor has a correlative meaning.

      “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)	such Person,

(2)	such Person and one or more Subsidiaries of such Person or

(3)	one or more Subsidiaries of such Person.

      “Tax Distribution” means any distribution by the Company to its direct or indirect owners which (i) with respect to quarterly estimated tax payments due in each calendar year shall be equal to twenty-five percent (25%) of the Income Tax Liabilities for such calendar year as estimated in writing by the chief financial officer of the Company, (ii) with respect to tax payments to be made with income tax returns filed for an entire taxable year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, shall be equal to the Income Tax Liabilities for each taxable year minus the aggregate amount distributed for such taxable year as provided in clause (i) above and (iii) with respect to taxes not determined by reference to income, represents the amount of any such taxes imposed on a direct or indirect owner of the Company as a result of such owner’s ownership of the equity of the Company. In the event the amount determined under clause (ii) is a negative amount, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by such negative amount.

      “Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

(2)	investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

(4)	investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s Investors Service, Inc. or “A-2” (or higher) according to Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and

(5)	investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc.

      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. — 77aaa-7bbbb) as in effect on August 29, 2003.

      “Total Consolidated Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

      “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

      “Transactions” means the acquisition of Dex West and the financing thereof, including the issuance of the Senior Notes and the Senior Subordinated Notes, the borrowings under the Credit Agreement and the equity contribution by the sponsors and their affiliates and designees.

      “Trustee” means the party named as such in the Senior Note Indenture until a successor replaces it and, thereafter, means the successor.

      “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      “Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board of the Company in the manner provided below and

(2)	any Subsidiary of an Unrestricted Subsidiary.

      The Governing Board of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company, but excluding Dex Media West Finance) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A)	the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

(B)	if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “Certain Covenants — Limitation on restricted payments.”

      The Governing Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants — Limitation on indebtedness” and

(y)	no Default shall have occurred and be continuing.

      Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

      “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Registration Rights

      We have filed a registration statement to comply with our obligation under the registration rights agreement to register the issuance of the Senior Exchange Notes.

DESCRIPTION OF SENIOR SUBORDINATED EXCHANGE NOTES

      Definitions of certain terms used in this Description of Senior Subordinated Exchange Notes may be found under the heading “Certain definitions.” For purposes of this section, (1) the term “Company” refers only to Dex Media West LLC and not to any of its Subsidiaries, (2) the term “Dex Media West Finance” refers to Dex Media West Finance Co., a wholly-owned Subsidiary of the Company with nominal assets which conducts no operations, (3) the term “Issuers” refers to the Company and Dex Media West Finance, (4) the term “Parent” refers to Dex Media West, Inc., the parent of the Company, and not to any of its Subsidiaries, (5) the term “Dex Media” refers to Dex Media, Inc., the parent of Parent, and not to any of its Subsidiaries, (6) the term “Outstanding Senior Subordinated Notes” means the Senior Subordinated Notes of the Issuers issued on August 29, 2003 and (7) the term “Senior Subordinated Notes” means the Senior Subordinated Exchange Notes and the Outstanding Senior Subordinated Notes, in each case outstanding at any given time and issued under the Indenture. As of the date hereof, the Company has no Subsidiaries (other than Dex Media West Finance). Certain of the Company’s Subsidiaries formed or acquired in the future will guarantee the Senior Subordinated Notes and therefore will be subject to many of the provisions contained in this Description of Senior Subordinated Exchange Notes. Each company which guarantees the Senior Subordinated Notes is referred to in this section as a “Senior Subordinated Note Guarantor.” Each such guarantee is termed a “Senior Subordinated Note Guarantee.” The Senior Subordinated Notes are obligations solely of the Company and Dex Media West Finance. The Senior Subordinated Notes are not issued or guaranteed by, and are not otherwise an obligation of, Qwest and/or any of its affiliates (including Qwest LEC).

      The Issuers issued the Outstanding Senior Subordinated Notes to the initial purchasers on August 29, 2003. The initial purchasers subsequently resold the Outstanding Senior Subordinated Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States in reliance on Regulation S under the Securities Act. The issuers issued the Outstanding Senior Subordinated Notes and will issue the Senior Subordinated Exchange Notes under an Indenture, dated as of August 29, 2003 (the “Senior Subordinated Note Indenture”), among the Issuers and U.S. Bank National Association, as Trustee (the “Trustee”). The terms of the Senior Subordinated Exchange Notes are identical in all material respects to the Outstanding Senior Subordinated Notes except that, upon completion of the exchange offer, the Senior Subordinated Exchange Securities will be:

•	registered under the Securities Act; and

•	free of any covenants regarding exchange registration rights.

      In addition, the Senior Subordinated Exchange Notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. The Senior Subordinated Note Indenture contains provisions which define your rights under the Senior Subordinated Notes. In addition, the Senior Subordinated Note Indenture governs the obligations of the Issuers and of each Senior Subordinated Note Guarantor under the Senior Subordinated Notes. The terms of the Senior Subordinated Notes include those stated in the Senior Subordinated Note Indenture and those made part of the Senior Subordinated Note Indenture by reference to the TIA.

      The following description is meant to be only a summary of certain provisions of the Senior Subordinated Note Indenture. It does not restate the terms of the Senior Subordinated Note Indenture in its entirety. We urge that you carefully read the Senior Subordinated Note Indenture as it, and not this description, governs your rights as Holders. We have filed a copy of the Senior Subordinated Note Indenture as an exhibit to the registration statement which includes this prospectus.

Overview of the Senior Subordinated Notes and the Senior Subordinated Note Guarantees

      The Senior Subordinated Notes:

•	are general unsecured obligations of the Issuers;

•	rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Issuers;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers;

•	are senior in right of payment to all existing and future Subordinated Obligations of the Issuers;

•	are effectively subordinated to any Secured Indebtedness of the Company, Dex Media West Finance and any other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

•	are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company (other than Dex Media West Finance) that is not a Senior Subordinated Note Guarantor.

      Dex Media West Finance currently has no obligations other than the Senior Subordinated Notes and the Senior Notes and its Guarantee in respect of Bank Indebtedness.

The Senior Subordinated Note Guarantees

      The Senior Subordinated Notes will be guaranteed by each future Domestic Subsidiary of the Company which Incurs or Guarantees any Bank Indebtedness.

      The Senior Subordinated Note Guarantee of each Senior Subordinated Note Guarantor:

•	will be general unsecured obligations of such Senior Subordinated Note Guarantor;

•	will rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor;

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of such Senior Subordinated Note Guarantor;

•	will be senior in right of payment to all existing and future Subordinated Obligations of such Senior Subordinated Note Guarantor; and

•	will be effectively subordinated to any Secured Indebtedness of such Senior Subordinated Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

Principal, Maturity and Interest

      We initially issued Senior Subordinated Notes in an aggregate principal amount of $780 million. The Senior Subordinated Notes will mature on August 15, 2013. We issued the Senior Subordinated Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

      Each Senior Subordinated Note bears interest at a rate of 9 7/8% per annum beginning on August 29, 2003, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year. We will begin paying interest to Holders on February 15, 2004.

Indenture May be Used for Future Issuances

      We may issue from time to time additional Senior Subordinated Notes having identical terms and conditions to the Senior Subordinated Exchange Notes to be issued in the exchange offer (the “Additional Senior Subordinated Notes”). We will only be permitted to issue such Additional Senior Subordinated Notes if at the time of such issuance we are in compliance with the covenants contained in the Senior Subordinated Note Indenture. Any Additional Senior Subordinated Notes will be part of the same issue as the Senior Subordinated Exchange Notes to be issued in the exchange offer and will vote on all matters with such Senior Subordinated Notes.

Paying Agent and Registrar

      We will pay the principal of, premium, if any, and interest (including additional interest, if any) on the Senior Subordinated Notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Issuers in such matters. The location of the corporate trust office is U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

      Holders may exchange or transfer their Senior Subordinated Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Senior Subordinated Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

      Except as set forth in the following paragraphs, the Senior Subordinated Notes will not be redeemable at the option of the Issuers.

      The Senior Subordinated Notes may be redeemed, in whole part or in part, at any time prior to August 15, 2008 at the option of the Issuers upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

      “Applicable Premium” means, with respect to a Senior Subordinated Note at any redemption date, the excess of (A) the present value at such time of (1) the redemption price of such Senior Subordinated Note at August 15, 2008 (such redemption price being described below) plus (2) all required remaining interest payments due on such Senior Subordinated Note through August 15, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Senior Subordinated Note.

      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to August 15, 2008; provided, however, that if the period from the redemption date to August 15, 2008 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to                     , 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      After August 15, 2008, we may redeem the Senior Subordinated Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of

Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

Redemption
Year	Price

2008	104.938%
2009	103.292%
2010	101.646%
2011 and thereafter	100.000%

      Prior to August 15, 2006, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Subordinated Notes (calculated giving effect to any issuance of Additional Senior Subordinated Notes) with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Dex Media or Parent to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1)	at least 65% of the original aggregate principal amount of the Senior Subordinated Notes (calculated giving effect to any issuance of Additional Senior Subordinated Notes) remains outstanding; and

(2)	any such redemption by the Issuers must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Senior Subordinated Note Indenture.

Selection

      If we partially redeem Senior Subordinated Notes, the Trustee will select the Senior Subordinated Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Subordinated Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Senior Subordinated Note in part only, the notice of redemption relating to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Senior Subordinated Note. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon, the Senior Subordinated Notes to be redeemed.

Ranking

      The Senior Subordinated Notes are unsecured Senior Subordinated Indebtedness of the Issuers, are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers, rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Issuers and are senior in right of payment to all existing and future Subordinated Obligations of the Issuers. Dex Media West Finance currently has no obligations other than the Senior Subordinated Notes and the Senior Notes and its Guarantee in respect of Bank Indebtedness. The Senior Subordinated Notes also are effectively subordinated to any Secured Indebtedness of the Company, Dex Media West Finance and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption “— Defeasance” will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

      The Senior Subordinated Note Guarantees will be unsecured Senior Subordinated Indebtedness of the applicable Senior Subordinated Note Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of such Senior Subordinated Note Guarantor, will rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor and will be senior in right of payment to all existing and future Subordinated Obligations of such Senior Subordinated Note Guarantor. The Senior Subordinated Note Guarantees also will be effectively subordinated to any Secured Indebtedness of the applicable Senior Subordinated Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.

      The Company does not currently have any Subsidiaries (other than Dex Media West Finance). The Senior Subordinated Note Indenture does not restrict the ability of the Company to create, acquire or capitalize Subsidiaries in the future. To the extent such Subsidiaries are not Senior Subordinated Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuers, including Holders. The Senior Subordinated Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company formed or acquired in the future that are not Senior Subordinated Note Guarantors.

      As of September 30, 2003, there was outstanding:

(1)	$2,518 million of Senior Indebtedness of the Issuers, including the Senior Notes, of which $2,133 million was Secured Indebtedness (exclusive of unused commitments under the Credit Agreement);

(2)	no Senior Subordinated Indebtedness of the Issuers (other than the Senior Subordinated Notes) and no Indebtedness of the Issuers that is subordinate or junior in right of repayment to the Senior Subordinated Notes; and

(3)	no Indebtedness of Dex Media West Finance (other than the Senior Subordinated Notes and the Senior Notes and its Guarantee in respect of Bank Indebtedness).

      Although the Senior Subordinated Note Indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness.

      “Senior Indebtedness” of the Company, Dex Media West Finance or any Senior Subordinated Note Guarantor means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, Dex Media West Finance or any Senior Subordinated Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness, the Senior Notes and all other Indebtedness of the Company, Dex Media West Finance or any Senior Subordinated Note Guarantor, as applicable, whether outstanding on August 29, 2003 or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are pari passu with or subordinated in right of payment to the Senior Subordinated Notes or such Senior Subordinated Note Guarantor’s Senior Subordinated Note Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company, Dex Media West Finance or any Senior Subordinated Note Guarantor shall not include:

(1)	any obligation of the Company to any Subsidiary of the Company or of any Senior Subordinated Note Guarantor or Dex Media West Finance to the Company or any other Subsidiary of the Company;

(2)	any liability for Federal, state, local or other taxes owed or owing by the Company, Dex Media West Finance or such Senior Subordinated Note Guarantor, as applicable;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4)	any Indebtedness or obligation of the Company, Dex Media West Finance or such Senior Subordinated Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company, Dex Media West Finance or such Senior Subordinated Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company, Dex Media West Finance or such Senior Subordinated Note Guarantor, as applicable;

(5)	any obligations with respect to any Capital Stock; or

(6)	any Indebtedness Incurred in violation of the Senior Subordinated Note Indenture.

      Only Indebtedness of the Company or Dex Media West Finance that is Senior Indebtedness will rank senior to the Senior Subordinated Notes. The Senior Subordinated Notes will rank equally in all respects with all other Senior Subordinated Indebtedness of the Company or Dex Media West Finance. The Issuers will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

      The Issuers may not pay principal of, premium (if any) or interest on the Senior Subordinated Notes, or make any deposit pursuant to the provisions described under “Defeasance” below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) if:

(1)	any Designated Senior Indebtedness of either of the Issuers is not paid when due, or

(2)	any other default on Designated Senior Indebtedness of either of the Issuers occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

(x)	the default has been cured or waived and any such acceleration has been rescinded, or

(y)	such Designated Senior Indebtedness has been paid in full;

provided, however, that the Issuers may pay the Senior Subordinated Notes without regard to the foregoing if the Issuers and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

      During the continuance of any default (other than a default described in clause (1) or (2) of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness of either Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Senior Subordinated Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

(1)	by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice,

(2)	by repayment in full of such Designated Senior Indebtedness, or

(3)	because the default giving rise to such Blockage Notice is no longer continuing).

      Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuers may resume payments on the Senior Subordinated Notes after the end of such Payment Blockage Period, including any missed payments.

      Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

      Upon any payment or distribution of the assets of the Company or Dex Media West Finance to their respective creditors upon a total or partial liquidation or a total or partial dissolution of the Company or Dex Media West Finance or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or Dex Media West Finance or its property:

(1)	the holders of Senior Indebtedness of the Company or Dex Media West Finance, as the case may be, will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the Senior Subordinated Notes; and

(2)	until such Senior Indebtedness is paid in full any payment or distribution to which Holders would be entitled but for the subordination provisions of the Senior Subordinated Note Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive:

(x)	shares of stock; and

(y)	any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Senior Subordinated Notes.

      If a distribution is made to Holders that due to the subordination provisions of the Senior Subordinated Note Indenture should not have been made to them, such Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company or Dex Media West Finance, as the case may be, and pay it over to them as their interests may appear.

      If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuers or the Trustee (provided that the Trustee shall have received written notice from the Issuers, on which notice the Trustee shall be entitled to conclusively rely) shall promptly notify the holders of the Designated Senior Indebtedness of each Issuer (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Issuers is outstanding, the Issuers may not pay the Senior Subordinated Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Senior Subordinated Notes only if the subordination provisions of the Senior Subordinated Note Indenture otherwise permit payment at that time.

      By reason of the subordination provisions of the Senior Subordinated Note Indenture, in the event of insolvency, creditors of the Issuers who are holders of Senior Indebtedness of the Issuers may recover more, ratably, than the Holders, and creditors of the Issuers who are not holders of Senior Indebtedness of the Issuers or of Senior Subordinated Indebtedness of the Issuers (including the Senior Subordinated Notes) may recover less, ratably, than holders of Senior Indebtedness of the Issuers and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Issuers.

      The Senior Subordinated Note Indenture contains substantially identical subordination provisions relating to each Senior Subordinated Note Guarantor’s obligations under its Senior Subordinated Note Guarantee.

Senior Subordinated Note Guarantees

      Certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Senior Subordinated Note Indenture (including obligations to the Trustee) and the Senior Subordinated Notes, whether for payment of principal of or interest (including additional interest) on the Senior Subordinated Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Senior Subordinated Note Guarantors being herein called the “Guaranteed Obligations”). Such Senior Subordinated Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Senior Subordinated Note Guarantees. Each Senior Subordinated Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Senior Subordinated Note Guarantor without rendering the Senior Subordinated Note Guarantee, as it relates to such Senior Subordinated Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After August 29, 2003, the Company will cause each Domestic Subsidiary (other than Dex Media West Finance) which Incurs or Guarantees any Bank Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the Senior Subordinated Notes. See “Certain Covenants — Future senior subordinated note guarantors” below.

      The obligations of a Senior Subordinated Note Guarantor under its Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Senior Subordinated Note Guarantor pursuant to its Senior Subordinated Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Senior Subordinated Note Guarantor. The terms of the subordination provisions described above with respect to the Issuers’ obligations under the Senior Subordinated Notes apply equally to a Senior Subordinated Note Guarantor and the obligations of such Senior Subordinated Note Guarantor under its Senior Subordinated Note Guarantee.

      Each Senior Subordinated Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Senior Subordinated Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

      The Senior Subordinated Note Guarantee of a Senior Subordinated Note Guarantor will be released:

(1)	in connection with any sale of all of the Capital Stock of such Senior Subordinated Note Guarantor (including by way of merger or consolidation) to a Person or a group of Persons that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale complies with the covenant described under “Certain Covenants — Limitation on sales of assets and subsidiary stock” and, to the extent applicable, complies with the provisions described under “Merger and Consolidation;”

(2)	if the Company designates such Restricted Subsidiary that is a Senior Subordinated Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Senior Subordinated Note Indenture; or

(3)	if such Senior Subordinated Note Guarantor is released from its Guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement.

Change of Control

      Upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require the Issuers to purchase all or any part of such Holder’s Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase the Senior Subordinated Notes pursuant to this section in the event that it has exercised its right to redeem all the Senior Subordinated Notes under the terms of the section titled “Optional Redemption”:

(1)	prior to the earliest to occur of (i) the first public offering of common stock of Parent, (ii) the first public offering of common stock of Dex Media or (iii) the first public offering of common stock of the Company, (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Parent, Dex Media or the Company, and (B) the Permitted Holders “beneficially own” (as defined in Rules 13d-3 and 13d- 5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent, Dex Media or the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of Parent, Dex Media or the Company, as the case may be, (for purposes of this clause (1) any such other person shall be deemed to beneficially own any Voting Stock of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as such person beneficially owns (as defined in clause (A) above), directly or indirectly, in the aggregate more than 50% of the voting power of the Voting Stock of the parent entity);

(2)	any “person” (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1)(A) above), directly or indirectly, of a majority of the total voting power of the Voting Stock of Parent, Dex Media or the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner, directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity);

(3)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Board of Parent, Dex Media or the Company, as the case may be (together with any new persons whose election by such Governing Board of Parent, Dex Media or the Company, as the case may be, or whose nomination for election by the equity holders of Parent, Dex Media or the Company, as the case may be, was approved by a vote of 66 2/3% of the members of the Governing Board of Parent, Dex Media or the Company, as the case may be, then still in office who were either members of the Governing Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Governing Board of Parent, Dex Media or the Company, as the case may be, then in office;

(4)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(5)	the Company ceases to own, beneficially or of record, all the Capital Stock of Dex Media West Finance.

      In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Senior Subordinated Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of Senior Subordinated Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Senior Subordinated Notes as provided for in the immediately following paragraph.

      Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase all or a portion of such Holder’s Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its Senior Subordinated Notes purchased.

      The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Subordinated Note Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

      A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Senior Subordinated Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Senior Subordinated Notes issued but not outstanding or will be retired and canceled, at the option of the Issuers. Senior Subordinated Notes purchased by a third party pursuant to the preceding paragraph will have the status of Senior Subordinated Notes issued and outstanding.

      The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

      The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Senior Subordinated Note Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Limitation on indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, then outstanding. Except for the limitations contained in such covenants, however, the Senior Subordinated Note Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

      The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Issuers may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to purchase the Senior Subordinated Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers’ ability to pay cash to the Holders upon a purchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Senior Subordinated Note Indenture relative to the Issuers’ obligation to make an offer to purchase the Senior Subordinated Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes, including the Senior Subordinated Exchange Notes.

Certain Covenants

      The Senior Subordinated Note Indenture contains covenants including, among others, the following:

      Limitation on indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Senior Subordinated Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Leverage Ratio would not be greater than 6.5:1 if such Incurrence is on or prior to the second anniversary of the consummation of the Acquisition and 6.0:1 if such Incurrence is after such date.

      (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1)	Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $2,260 million less the aggregate amount of all prepayments of principal made pursuant to, and in compliance with, the covenant described under “— Limitation on sales of assets and subsidiary stock,” applied to permanently reduce any such Indebtedness;

(2)	Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Senior Subordinated Note Guarantor is the obligor on such Indebtedness, such Indebtedness (to the extent such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor) is expressly subordinated to the prior payment in full in cash of all obligations of the Company or such Senior Subordinated Note Guarantor, with respect to the Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Senior Subordinated Note Guarantor, as applicable;

(3)	Indebtedness (A) represented by the Senior Subordinated Notes (not including any Additional Senior Subordinated Notes) and the Senior Subordinated Note Guarantees and the Senior Notes (not including any Additional Senior Notes (as defined under “Description of Senior Exchange Notes”)) and the Senior Note Guarantees (as defined under “Description of Senior Exchange Notes”), (B) outstanding on the date of the consummation of the Acquisition that is either (i) reflected in the balance sheet for the Acquired Business as of March 31, 2003 or (ii) incurred in connection with the consummation of the Acquisition as described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003 (other than the Indebtedness described in clauses (1) and (2) above), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness), or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under this covenant; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable, any such Guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes or the Senior Subordinated Note Guarantees, as applicable;

(4)	(A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and (B) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to this clause (4);

(5)	Indebtedness (A) in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that (i) such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder and (ii) such Commodity Hedging Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(6)	Purchase Money Indebtedness and Capitalized Lease Obligations (in an aggregate principal amount not in excess of $45.0 million at any time outstanding);

(7)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(8)	Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations of the Company or any Restricted Subsidiary, in each case Incurred in connection with the acquisition or disposition of any assets by the Company or any Restricted Subsidiary; or

(9)	Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed $200.0 million.

      (c) The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Senior Subordinated Notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Senior Subordinated Notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Senior Subordinated Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of such Senior Subordinated Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Senior Subordinated Note Guarantor. In addition, a Senior Subordinated Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Senior Subordinated Note Guarantor unless contemporaneously therewith effective provision is made to secure the Senior Subordinated Note Guarantee of such Senior Subordinated Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Senior Subordinated Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

      (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1)	Indebtedness Incurred pursuant to the Credit Agreement prior to or on the date of the consummation of the Acquisition or in connection with the Acquisition shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

(2)	the accrual of interest, the accretion of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant,

(3)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

(4)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of its issuance, or later reclassify all or a portion of such Indebtedness (other than as set forth in clause (c)(1) above) in any manner that complies with the Senior Subordinated Note Indenture, and only be required to include the amount of such Indebtedness in one of such clauses.

      Limitation on restricted payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1)	declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock (in their capacity as such), except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or Preferred Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

(2)	purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary,

(3)	purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

(4)	make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through (4) being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A)	a Default will have occurred and be continuing (or would result therefrom);

(B)	the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on indebtedness;” or

(C)	the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company) declared or made subsequent to August 29, 2003 would exceed the sum, without duplication, of:

(i)	100% of Adjusted EBITDA accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the consummation of the Acquisition occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Adjusted EBITDA will be a deficit, minus 100% of such deficit) less 1.4 times our Consolidated Interest Expense for the same period;

(ii)	the aggregate Net Cash Proceeds, including the Fair Market Value of property other than cash, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the date of the consummation of the Acquisition (other than an issuance or sale (x) to a Subsidiary of the Company or (y) to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

(iii)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the date of the consummation of the Acquisition of any Indebtedness of the Company or its Restricted Subsidiaries issued after the date of the consummation of the Acquisition which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange plus the amount of any cash received by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(iv)	the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

      (b) The provisions of the foregoing paragraph (a) will not prohibit:

(1)	any prepayment, repayment, purchase, repurchase, redemption, retirement or other acquisition for value of Subordinated Obligations or Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

(A)	such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

(B)	the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

(2)	any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under “— Limitation on indebtedness;” provided that such Indebtedness is subordinated to the Senior Subordinated Notes to at least the same extent as such Subordinated Obligations; provided, further, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

(3)	any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under “— Limitation on sales of assets and subsidiary stock;” provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

(4)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

(5)	for so long as the Company is treated as a pass-through or disregarded entity for United States Federal income tax purposes or for so long as the Company is a member of a consolidated group of corporations for federal income tax purposes, other than as the common parent, Tax Distributions; provided, however, that such Tax Distributions shall be excluded in the calculation of the amount of Restricted Payments;

(6)	any purchase, repurchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors and including employees or former employees of Dex Media East or Employee Subco that provide or formerly provided services to the Company or any Restricted Subsidiary), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Governing Board of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed, together with Restricted Payments made under clause (7)(B) below, (i) in any fiscal year of the Company, $10.0 million plus any unutilized portion of such amount in any prior fiscal year and any proceeds received by the Company in respect of “key-man” life insurance and (ii) up to an aggregate amount of, together with Restricted Payments made under clause (7)(B) below, $20.0 million plus any proceeds received by the Company in respect of “key-man” life insurance during the term of the Indenture; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;

(7)	any payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) through (D) below; provided, however, that such dividend, distribution or other amount set forth in clauses (A) through (D) will be excluded in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above:

(A)	to Parent in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $4.0 million per fiscal year;

(B)	to Parent or Dex Media in amounts equal to amounts expended by Parent or Dex Media to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Parent or Dex Media from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors and including employees or former employees of Dex Media East or Employee Subco that provide or formerly provided services to the Company or any Restricted Subsidiary); provided, however, that the aggregate amount paid, loaned or advanced to Parent and Dex Media pursuant to this clause (B) will not, in the aggregate, exceed, together with Restricted Payments made under clause (6) above, (i) in any fiscal year of the Company, $10.0 million plus any unutilized portion of such amount in any prior fiscal year and any proceeds received by the Company in respect of “key-man” life insurance and (ii) up to an aggregate amount of $20.0 million plus any proceeds received by the Company in respect of “key-man” life insurance during the term of the Indenture;

(C)	to Parent or Dex Media to pay operating and overhead expenses incurred in the ordinary course of business and allocable to the Company; or

(D)	to Parent in amounts equal to the amounts required to pay interest on Indebtedness of the Parent or Dex Media, in an amount not to exceed $50.0 million in any fiscal year;

(8)	the payment of dividends on Parent’s, Dex Media’s or the Company’s common stock following the first bona fide underwritten public offering of common stock of Parent, Dex Media or the Company, as the case may be, after August 29, 2003, of up to 6% per annum of the net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering; provided, however, that (A) the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received by Parent, Dex Media or the Company, as the case may be, from such public offering and (B) such dividends will be included in the calculation of the amount of Restricted Payments;

(9)	the purchase, redemption, acquisition or retirement of any Subordinated Obligations following a Change of Control after the Company shall have complied with the provisions under “Change of Control,” including the payment of the applicable purchase price; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments; or

(10)	other Restricted Payments not to exceed $30.0 million in the aggregate; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments.

      Limitation on restrictions on distributions from restricted subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

(2)	make any loans or advances to the Company; or

(3)	transfer any of its property or assets to the Company, except:

(A)	any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on August 29, 2003 or in connection with the Acquisition on the terms described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003 and any encumbrance or restriction pursuant to any agreement governing Bank Indebtedness;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, taken as a whole, are not materially less favorable to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(D)	in the case of clause (3), any encumbrance or restriction

(i)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

(ii)	contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E)	with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(F)	customary provisions in joint venture agreements; provided, however, that (i) such encumbrance or restriction is applicable only to such Restricted Subsidiary, (ii) the encumbrance or restriction is not materially more disadvantageous to the holders of the Senior Subordinated Notes than is customary in comparable agreements and (iii) the Company reasonably determines that any such encumbrance or restriction will not materially affect the ability of the Issuers to make any anticipated principal or interest payments on the Senior Subordinated Notes.

      Limitation on sales of assets and subsidiary stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person or group of Persons assuming sole responsibility for, any liabilities,

contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

(2)	in the case of Asset Dispositions which are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash

(A)	first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock);

(B)	second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Senior Subordinated Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the Senior Subordinated Notes and other Senior Subordinated Indebtedness of the Company; and

(D)	fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Senior Subordinated Note Indenture;

provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

      Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $30.0 million.

      For the purposes of this covenant, the following are deemed to be cash:

•	the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Senior Subordinated Note Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

•	securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of receipt.

      (b) In the event of an Asset Disposition that requires the purchase of Senior Subordinated Notes pursuant to clause (a)(3)(C) of this covenant, the Issuers will be required (i) to purchase Senior Subordinated Notes tendered pursuant to an offer by the Issuers for the Senior Subordinated Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Senior Subordinated Note Indenture and (ii) to purchase other Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Issuers offer to purchase such other Senior Subordinated Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium), plus accrued and unpaid interest thereon. If the aggregate purchase price of Senior Subordinated Notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Senior Subordinated Notes (and other Senior Subordinated Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Issuers will not be required to make an Offer for Senior Subordinated Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $7.5 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

      (c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

      Limitation on transactions with affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1)	that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate,

(2)	that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

(A)	are set forth in writing, and

(B)	have been approved by a majority of the members of the Governing Board of the Company having no personal stake in such Affiliate Transaction, and

(3)	that, in the event such Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b)	The provisions of the foregoing paragraph (a) will not prohibit:

(1)	any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under “Limitation on restricted payments,”

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Governing Board of the Company,

(3)	the grant of stock options or similar rights to employees (including employees of Dex Media East or Employee Subco that provide services to the Company or any Restricted Subsidiary)

and directors of the Company pursuant to plans approved by the Governing Board of the Company,

(4)	loans or advances to employees (including employees of Dex Media East or Employee Subco that provide services to the Company or any Restricted Subsidiary) in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $15 million in the aggregate outstanding at any one time,

(5)	the payment of compensation and reasonable fees to, and indemnity provided on behalf of, directors of the Company and its Subsidiaries as determined in good faith by the Governing Board of the Company,

(6)	any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

(7)	amounts payable to Parent or Dex Media pursuant to the Management Agreement, but in any event not to exceed $5 million in the aggregate in any fiscal year,

(8)	any transaction with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in compliance with the terms of the Senior Subordinated Note Indenture, which are fair to the Company or its Restricted Subsidiaries, in the reasonable good faith determination of the Governing Board or its senior management, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party,

(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any agreements with Dex Media East or Dex Media that are described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003 under the heading “The Transactions — Agreements between Us and Dex Media East and/or Dex Media” to which it is a party as of the closing date of the Acquisition on the terms described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003 and any amendments thereto and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to such agreements or under any such similar agreements shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the holders of the Senior Subordinated Notes in any material respect,

(10)	the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on the date of the consummation of the Acquisition and as described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003, or

(11)	any consolidation, merger or conveyance, transfer or lease of assets permitted under “Merger and Consolidation.”

      SEC reports. Prior to the filing of the exchange offer registration statement or the shelf registration statement that the Issuers have agreed to file with the SEC, notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it would have been required to file them with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, all quarterly and annual financial statements that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of us and our consolidated Subsidiaries and, with respect to the annual information only, an audit report on our financial statements by our certified independent accountants. In addition, the Company will provide to the Trustee such financial statements and other information for the quarter ended June 30, 2003 on or before September 30, 2003. After the exchange offer registration statement or the shelf registration statement that the Issuers have agreed to file with the SEC has been filed, notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the Issuers are not permitted to file with the SEC by the applicable federal securities laws) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of the Company’s annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following a public equity offering, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by Parent, Dex Media or the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

      Future senior subordinated note guarantors. The Company will cause each Domestic Subsidiary (other than Dex Media West Finance) that Incurs or Guarantees any Bank Indebtedness to become a Senior Subordinated Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Senior Subordinated Note Indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the Senior Subordinated Notes. Each Senior Subordinated Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Domestic Subsidiary without rendering the Senior Subordinated Note Guarantee, as it relates to such Domestic Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

      Limitation on lines of business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

      Limitation on the conduct of business of Dex Media West Finance. In addition to the other restrictions set forth in the Senior Subordinated Note Indenture, the Senior Subordinated Note Indenture will provide that Dex Media West Finance may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Dex Media West Finance may be a co-obligor with respect to Indebtedness if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Restricted Subsidiaries other than Dex Media West Finance.

      The Company will not sell or otherwise dispose of any shares of Capital Stock of Dex Media West Finance and will not permit Dex Media West Finance, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock.

Merger and Consolidation

      Neither the Company nor Dex Media West Finance will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or Dex Media West Finance) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or Dex Media West Finance under the Senior Subordinated Notes and the Senior Subordinated Note Indenture;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “Certain Covenants — Limitation on indebtedness;”

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Note Indenture; and

(5)	the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company or Dex Media West Finance, under the Senior Subordinated Note Indenture, but the predecessor company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Senior Subordinated Notes.

      In addition, the Company will not permit any Senior Subordinated Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1)	the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Senior Subordinated Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Senior Subordinated Note Guarantor under its Senior Subordinated Note Guarantee;

(2)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Senior Subordinated Note Indenture.

      Notwithstanding the foregoing:

(A)	any Restricted Subsidiary (other than Dex Media West Finance) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Senior Subordinated Note Guarantor;

(B)	the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction to realize tax or other benefits; and

(C)	the Company may consummate the Acquisition on substantially the terms described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003.

Defaults

      Each of the following is an Event of Default:

(1)	a default in any payment of interest (including additional interest) on any Senior Subordinated Note when due and payable whether or not such payment is prohibited by the provisions described under “Ranking” above, continued for 30 days,

(2)	a default in the payment of principal of any Senior Subordinated Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “Ranking” above, continued for 30 days,

(3)	the failure by either Issuer or any Restricted Subsidiary of the Company to comply with its obligations under the covenant described under “Merger and Consolidation” above,

(4)	the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 30 days after notice with any of its obligations under the covenant described under “Change of Control” above (other than a failure to purchase Senior Subordinated Notes),

(5)	the failure by either Issuer or any Restricted Subsidiary of the Company to comply for 60 days after notice with any of its obligations under the covenants described under “Certain Covenants” above (other than a failure to purchase Senior Subordinated Notes) or with its other agreements contained in the Senior Subordinated Notes or the Senior Subordinated Note Indenture,

(6)	the failure by either Issuer to comply with, or the breach of, any material provision of the escrow agreement,

(7)	the failure by either Issuer or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent (the “cross acceleration provision”),

(8)	certain events of bankruptcy, insolvency or reorganization of either Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(9)	the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) in excess of $15.0 million or its foreign currency equivalent against the Company or a Restricted Subsidiary if:

(A)	an enforcement proceeding thereon is commenced by any creditor or

(B)	such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the “judgment default provision”) or

(10)	any Senior Subordinated Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Senior Subordinated Note Guarantor or Person acting by or on behalf of such Senior Subordinated Note Guarantor denies or disaffirms such Senior Subordinated Note Guarantor’s obligations under the Senior Subordinated Note Indenture or any Senior Subordinated Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Senior Subordinated Note Indenture.

      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      However, a default under clauses (4), (5) or (10) will not constitute an Event of Default until the Trustee notifies the Issuers or the Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, notify the Issuers and the Trustee of the default and the Company or the Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5) or (10) hereof after receipt of such notice.

      If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media West Finance) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, by notice to the Issuers may declare the principal of and accrued but unpaid interest on all the Senior Subordinated Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or Dex Media West Finance occurs, the principal of and interest on all the Senior Subordinated Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, may rescind any such acceleration with respect to the Senior Subordinated Notes and its consequences.

      In the event of a declaration of acceleration of the Senior Subordinated Notes because an Event of Default described in clause (7) has occurred and is continuing, the declaration of acceleration of the Senior Subordinated Notes shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (7) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Senior Subordinated Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Senior Subordinated Notes that became due solely because of the acceleration of the Senior Subordinated Notes, have been cured or waived.

      Subject to the provisions of the Senior Subordinated Note Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of the rights or powers under the Senior Subordinated Note Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Senior Subordinated Note Indenture or the Senior Subordinated Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, have requested the Trustee in writing to pursue the remedy,

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

(5)	the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, have not given the Trustee a direction inconsistent with such request within such 60-day period.

      Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Subordinated Note Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Senior Subordinated Note Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

      If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Subordinated Note (including payments pursuant to the redemption provisions of such Senior Subordinated Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the

Holders. In addition, the Issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or proposes to take in respect thereof.

Amendments and Waivers

      Subject to certain exceptions, the Senior Subordinated Note Indenture or the Senior Subordinated Notes may be amended with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes, including the Senior Subordinated Exchange Notes, then outstanding. However, without the consent of each Holder of an outstanding Senior Subordinated Note, including the Senior Subordinated Exchange Notes, affected, no amendment may, among other things:

(1)	reduce the amount of Senior Subordinated Notes whose Holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest (including additional interest, if any) on any Senior Subordinated Note,

(3)	reduce the principal of or extend the Stated Maturity of any Senior Subordinated Note,

(4)	reduce the premium payable upon the redemption of any Senior Subordinated Note or change the time at which any Senior Subordinated Note may be redeemed as described under “Optional Redemption” above,

(5)	make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Note,

(6)	make any change to the subordination provisions of the Senior Subordinated Note Indenture that adversely affects the rights of any Holder,

(7)	impair the right of any Holder to receive payment of principal of, and interest (including additional interest, if any) on, such Holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Subordinated Notes,

(8)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions or

(9)	modify the Senior Subordinated Note Guarantees in any manner adverse to the Holders.

      Without the consent of any Holder, the Issuers, the Senior Subordinated Note Guarantors and the Trustee may amend the Senior Subordinated Note Indenture to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption by a successor corporation of the obligations of the Issuers under the Senior Subordinated Note Indenture,

•	provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes (provided, however, that the uncertificated Senior Subordinated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Subordinated Notes are described in Section 163(f)(2)(B) of the Code),

•	to make any change in the subordination provisions of the Senior Subordinated Note Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Issuers or a

Senior Subordinated Note Guarantor (or any Representative thereof) under such subordination provisions,

•	add additional Guarantees with respect to the Senior Subordinated Notes,

•	secure the Senior Subordinated Notes,

•	add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon the Issuers,

•	make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Senior Subordinated Note Indenture,

•	provide for the issuance of the Senior Subordinated Exchange Notes or Additional Senior Subordinated Notes, or

•	comply with any requirement of the SEC in connection with the qualification of the Senior Subordinated Note Indenture under the TIA.

      However, no amendment may be made to the subordination provisions of the Senior Subordinated Note Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Issuers or a Senior Subordinated Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

      The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

      After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

      A Holder will be able to transfer or exchange Senior Subordinated Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes required by law or permitted by the Senior Subordinated Note Indenture. The Issuers will not be required to transfer or exchange any Senior Subordinated Note selected for redemption or to transfer or exchange any Senior Subordinated Note for a period of 15 days prior to a selection of Senior Subordinated Notes to be redeemed. The Senior Subordinated Notes will be issued in registered form and the Holder will be treated as the owner of such Senior Subordinated Note for all purposes.

Defeasance

      The Issuers may at any time terminate all their obligations under the Senior Subordinated Notes and the Senior Subordinated Note Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Subordinated Notes, to replace mutilated, destroyed, lost or stolen Senior Subordinated Notes and to maintain a registrar and paying agent in respect of the Senior Subordinated Notes.

      In addition, the Issuers may at any time terminate:

(1)	their obligations under “Change of Control” and under the covenants described under “Certain Covenants,” or

(2)	the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Defaults” above and the limitations contained in clause (3) under the first paragraph of “Merger and Consolidation” above (“covenant defeasance”).

      In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option, each Senior Subordinated Note Guarantor will be released from all of its obligations with respect to its Senior Subordinated Note Guarantee.

      The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7), (8) (with respect only to Significant Subsidiaries), (9) (with respect only to Significant Subsidiaries) or (10) under “Defaults” above or because of the failure of the Issuers to comply with clause (3) under the first paragraph of “Merger and Consolidation” above.

      In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the of principal, premium (if any) and interest (including additional interest, if any) on, in respect of the Senior Subordinated Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Satisfaction and Discharge

      The Senior Subordinated Note Indenture will be discharged and will cease to be of further effect as to all Senior Subordinated Notes issued thereunder, when:

(1)	either

(a)	all Senior Subordinated Notes that have been authenticated, except lost, stolen or destroyed Senior Subordinated Notes that have been replaced or paid, have been delivered to the Trustee for cancelation; or

(b)	all Senior Subordinated Notes that have not been delivered to the Trustee for cancelation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Senior Subordinated Note Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Subordinated Notes not delivered to the Trustee for cancelation for principal, premium, if any, and accrued and unpaid interest (including additional interest), if any, to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit;

(3)	the Issuers or any Senior Subordinated Note Guarantor have paid, or caused to be paid, all sums payable by them under the Senior Subordinated Note Indenture; and

(4)	the Issuers have delivered irrevocable instructions to the Trustee under the Senior Subordinated Note Indenture to apply the deposited money toward the payment of the Senior Subordinated Notes at maturity or the redemption date, as the case may be.

      In addition, in the case of paragraph (b) above, (i) the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge have been satisfied and (ii) the Issuers obligations that would survive legal defeasance will remain outstanding.

Concerning the Trustee

      U.S. Bank National Association is to be the Trustee under the Senior Subordinated Note Indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the Senior Subordinated Notes.

Governing Law

      The Senior Subordinated Note Indenture and the Senior Subordinated Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

      “Acquisition” means the acquisition by Dex Media of Qwest Dex, Inc.’s directory business in the States of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming on the terms described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003.

      “Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

      “Adjusted EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1)	provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital,

(2)	Consolidated Interest Expense,

(3)	depreciation expense, amortization expense (including but not limited to amortization of intangibles and amortization and write-off of financing costs, but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and any non-cash impairment charges related to goodwill, other intangibles or assets,

(4)	customary fees and expenses of the Company and its Consolidated Restricted Subsidiaries payable in connection with any Equity Offering, the Incurrence of Indebtedness permitted by the covenant described under “— Limitation on indebtedness” or any acquisition permitted hereunder,

(5)	all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual or reserve for cash expenditures in any future period) less all noncash items of income of the Company and its Consolidated Restricted Subsidiaries.

(6)	the amount of any minority interest expense deducted in calculating Consolidated Net Income,

(7)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards,

(8)	non-cash pension and other post-employment benefit expense,

(9)	Acquisition transaction related and start-up costs incurred in the first year after the date of the consummation of the Acquisition, and

(10)	payment of fees under the Management Agreement in an aggregate amount not to exceed $5 million.

      Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the rental expense of, the fees and expenses of, the depreciation and amortization of, and other noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(B)	for purposes of the provisions described under “Certain Covenants — Limitation on sales of assets and subsidiary stock” only, a disposition permitted by the covenant described under “Certain Covenants — Limitation on restricted payments,”

(C)	a disposition of assets with a Fair Market Value of less than $3.0 million,

(D)	the sale of Capital Stock of an Unrestricted Subsidiary,

(E)	the sale or other disposition of cash or Temporary Cash Investments, and

(F)	the sale of receivables on substantially the terms that receivables are purchased by Qwest Corporation pursuant to the billing and collection services agreement as in effect on the date of the consummation of the Acquisition and as described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003.

      “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2)	the sum of all such payments.

      “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to either of the Issuers or any Senior Subordinated Note Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement and may be in the form of debt securities.

      “Business Day” means each day which is not a Legal Holiday.

      “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Commodity Hedging Agreement” means any forward contract, swap, option, hedge or other similar financial agreement or arrangement designed to protect against fluctuations in commodity prices.

      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1)	interest expense attributable to Capitalized Lease Obligations,

(2)	amortization of debt discount and debt issuance costs,

(3)	capitalized interest,

(4)	noncash interest expense,

(5)	commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing,

(6)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

(7)	net costs associated with Hedging Obligations (including amortization of fees),

(8)	dividends in respect of all Disqualified Stock of the Company and all Senior Note Guarantors and all Preferred Stock of any of the Restricted Subsidiaries that are not Senior Subordinated Note Guarantors of the Company, to the extent held by Persons other than the Company or a Restricted Subsidiary,

(9)	interest Incurred in connection with investments in discontinued operations and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

      “Consolidated Leverage Ratio” as of any date of determination means the ratio of:

(1)	the Total Consolidated Indebtedness as of the date of determination (the “Determination Date”) to

(2)	the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the Determination Date (the “Measurement Period”);

provided, however, that for purposes of calculating Adjusted EBITDA for the Measurement Period immediately prior to the relevant Determination Date:

(A)	any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

(B)	any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Adjusted EBITDA) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period, and

(C)	if the Company or any Restricted Subsidiary shall have in any manner (x) acquired (through an acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by an Asset Disposition or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Adjusted EBITDA, the exclusions set forth in clauses (1) through (4) of the definition of Consolidated Net Income shall apply to a Person which has been acquired as if it were a Restricted Subsidiary).

      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. For purposes of this definition, in respect of any calculation for which the Measurement Period includes the fiscal quarter in which the Transactions were consummated, pro forma effect shall be given to the Transactions in the same manner as described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003 under “Unaudited pro forma financial data.”

      “Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2)	any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)	any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)	subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)	any gain or loss realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	any noncash SFAS 133 income (or loss) related to hedging activities;

(6)	any income (or loss) from discontinued operations;

(7)	any extraordinary, unusual, nonoperating or nonrecurring gain, loss or charge;

(8)	the cumulative effect of a change in accounting principles;

(9)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness; and

(10)	the income statement effects of the writedown of the deferred revenue and prepaid directory cost balance sheet accounts as part of the purchase accounting adjustments made in connection with the Transactions applicable to the given period.

      Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the

Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

      “Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

      “Credit Agreement” means the credit agreement dated as of the date of the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified from time to time, among Parent, the Issuers, JPMorgan Chase Bank, as administrative agent and collateral agent, and Bank of America, N.A., Lehman Commercial Paper Inc., Wachovia Bank, National Association and Deutsche Bank Trust Company Americas, as syndication agents (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Senior Subordinated Note Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Senior Subordinated Notes at the time outstanding).

      “Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Senior Indebtedness” of the Company means

(1)	the Bank Indebtedness and the Senior Notes and

(2)	any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Senior Subordinated Note Indenture.

      “Designated Senior Indebtedness” of Dex Media West Finance or a Senior Subordinated Note Guarantor has a correlative meaning.

      “Dex Media East” means Dex Media East LLC, a Delaware limited liability company.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable) or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Senior Subordinated Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day after the Stated Maturity of the Senior Subordinated Notes shall not constitute Disqualified

Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “Change of Control” and “Certain Covenants — Limitation on sale of assets and subsidiary stock.”

      “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

      “Employee Subco” means a Subsidiary of Dex Media East, the employees of which provide services to Dex Media East and Dex Media West on a contractual arm’s length basis.

      “Equity Offering” means any public or private sale of common stock of Parent, Dex Media or the Company other than (i) public offerings with respect to Parent’s, Dex Media’s or the Company’s common stock registered on Form S-8 and (ii) other issuances upon exercise of options by employees of Parent, Dex Media or the Company or any of their Restricted Subsidiaries.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Senior Subordinated Note Indenture, Fair Market Value will be determined in good faith by the Governing Board of the Company, whose determination will be conclusive and evidenced by a resolution of the Governing Board of the Company.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of August 29, 2003, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2)	statements and pronouncements of the Financial Accounting Standards Board,

(3)	such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

      All ratios and computations based on GAAP contained in the Senior Subordinated Note Indenture shall be computed in conformity with GAAP.

      “Governing Board” of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Holder” means the Person in whose name a Senior Subordinated Note is registered on the Registrar’s books.

      “Income Tax Liabilities” means an amount determined by multiplying (a)(i) all taxable income and gains of the Company and its Restricted Subsidiaries for such taxable year (the “Taxable Amount”) minus (ii) an amount (not to exceed the Taxable Amount for such taxable year) equal to all losses of the Company and its Restricted Subsidiaries in any of the three prior taxable years that have not been previously subtracted pursuant to this clause (ii) from the Taxable Amount for any prior year by (b) forty-four percent (44%) or, if there is a change in applicable federal, state or local tax rates, such other rate as the Issuers determine in good faith to be a reasonable approximation of the effective combined federal, state and local income taxation rates generally payable by Parent or its owners with respect to the income and gains of the Company and its Restricted Subsidiaries.

      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than 6 months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5)	all Capitalized Lease Obligations of such Person;

(6)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A)	the Fair Market Value of such asset at such date of determination and

(B)	the amount of such Indebtedness of such other Persons;

(8)	Hedging Obligations of such Person; and

(9)	all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

      “Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants — Limitation on restricted payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any (i) Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary and (ii) Restricted Subsidiary at the time of any sale or other disposition of any shares of such Restricted Subsidiary that results in such Restricted Subsidiary no longer constituting a Restricted Subsidiary; provided, however, that upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(B)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

      “Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

      “Management Agreement” means the management agreement with the Sponsors, their affiliates or designees as in effect on the date of the consummation of the Acquisition on the terms described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003 or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Senior Subordinated Notes in any material respect.

      “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

(4)	appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of Dex Media West Finance or a Senior Subordinated Note Guarantor has a correlative meaning.

      “Officers’ Certificate” means a certificate signed by two Officers.

      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Senior Subordinated Note Guarantor or the Trustee.

      “Permitted Asset Swap” means any transfer of properties or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that (i) the aggregate Fair Market Value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the property or assets received by the Company or such Restricted Subsidiary in such exchange and (ii) the aggregate Fair Market Value of all property or assets transferred by the Company and any of its Restricted Subsidiaries in any such transfer, together with the aggregate Fair Market Value of property or assets transferred in all prior Permitted Asset Swaps, shall not exceed 20% of the Company’s Consolidated net revenues for the prior fiscal year.

      “Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the date of the consummation of the Acquisition on the terms described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003 and any Related Business.

      “Permitted Holders” means The Carlyle Group, Welsh, Carson, Anderson & Stowe and their respective Affiliates and any Person acting in the capacity of an underwriter in connection with a public or private offering of Parent’s, Dex Media’s or the Company’s Capital Stock.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than Dex Media West Finance);

(3)	Temporary Cash Investments;

(4)	receivables owing to the Company or any Restricted Subsidiary (other than Dex Media West Finance) if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees (including employees of Dex Media East or Employee Subco that provide services to the Company or a Restricted Subsidiary) made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding $15.0 million in the aggregate outstanding at any one time;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain Covenants — Limitation on sale of assets and subsidiary stock”;

(9)	Interest Rate Agreements and Commodity Hedging Agreements permitted under clause (b)(5) of the covenant described under “Certain Covenants — Limitation on indebtedness”;

(10)	any Person; provided, however, that the payment for such Investments consists solely of Net Cash Proceeds from either the sale of Capital Stock of the Company (other than Disqualified Stock) or cash common equity contributions to the Company; provided, however, that such Net Cash Proceeds or equity contributions will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) of the covenant described under “Certain Covenants — Limitation on restricted payments”; or

(11)	any Person in an aggregate amount outstanding at any time not to exceed $75.0 million.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “principal” of a Senior Subordinated Note means the principal of the Senior Subordinated Note plus the premium, if any, payable on the Senior Subordinated Note which is due or overdue or is to become due at the relevant time.

      “Purchase Money Indebtedness” means Indebtedness:

(1)	consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

(2)	Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that such Indebtedness is incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

      “Refinanced” and “Refinancing” shall have correlative meanings.

      “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on August 29, 2003 or Incurred in compliance with the Senior Subordinated Note Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1)	the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus fees and expenses, including any premium and defeasance costs) and

(4)	if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Subordinated Notes, such Refinancing Indebtedness is subordinated in right of payment to the Senior Subordinated Notes at least to the same extent as the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include:

(A)	Indebtedness of a Restricted Subsidiary that is not a Senior Subordinated Note Guarantor that Refinances Indebtedness of the Company or

(B)	Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

      “Related Business” means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the date of the consummation of the Acquisition on the terms described in the offering memorandum relating to the issuance of the Senior Subordinated Notes dated August 15, 2003.

      “Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

      “Restricted Subsidiary” means Dex Media West Finance and any other Subsidiary of the Company other than an Unrestricted Subsidiary.

      “SEC” means the Securities and Exchange Commission.

      “Secured Indebtedness” means any Indebtedness of the Issuers secured by a Lien. “Secured Indebtedness” of a Senior Subordinated Note Guarantor has a correlative meaning.

      “Senior Notes” means the 8 1/2% Senior Notes due 2010 issued by the Company and Dex Media West Finance.

      “Senior Subordinated Indebtedness” of the Company means the Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. “Senior Subordinated Indebtedness” of Dex Media West Finance or a Senior Subordinated Note Guarantor has a correlative meaning.

      “Senior Subordinated Note Guarantee” means each Guarantee of the obligations with respect to the Senior Subordinated Notes issued by a Person pursuant to the terms of the Senior Subordinated Note Indenture.

      “Senior Subordinated Note Guarantor” means any Person that has issued a Senior Subordinated Note Guarantee.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

      “Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on August 29, 2003 or thereafter Incurred) that is subordinate or junior in right of payment to the Senior Subordinated Notes pursuant to a written agreement. “Subordinated Obligation” of Dex Media West Finance or a Senior Subordinated Note Guarantor has a correlative meaning.

      “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)	such Person,

(2)	such Person and one or more Subsidiaries of such Person or

(3)	one or more Subsidiaries of such Person.

      “Tax Distribution” means any distribution by the Company to its direct or indirect owners which (i) with respect to quarterly estimated tax payments due in each calendar year shall be equal to twenty-five percent (25%) of the Income Tax Liabilities for such calendar year as estimated in writing by the chief financial officer of the Company, (ii) with respect to tax payments to be made with income tax returns filed for an entire taxable year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, shall be equal to the Income Tax Liabilities for each taxable year minus the aggregate amount distributed for such taxable year as provided in clause (i) above and (iii) with respect to taxes not determined by reference to income, represents the amount of any such taxes imposed on a direct or indirect owner of the Company as a result of such owner’s ownership of the equity of the Company. In the event the amount determined under clause (ii) is a negative amount, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by such negative amount.

      “Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,

(2)	investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

(4)	investments in commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s Investors Service, Inc. or “A-2” (or higher) according to Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and

(5)	investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s Investors Service, Inc.

      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. — 77aaa — 77bbbb) as in effect on August 29, 2003.

      “Total Consolidated Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

      “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

      “Transactions” means the acquisition of Dex West and the financing thereof, including the issuance of the Senior Notes and the Senior Subordinated Notes, the borrowings under the Credit Agreement and the equity contribution by the sponsors and their affiliates and designees.

      “Trustee” means the party named as such in the Senior Subordinated Note Indenture until a successor replaces it and, thereafter, means the successor.

      “Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

      “Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board of the Company in the manner provided below and

(2)	any Subsidiary of an Unrestricted Subsidiary.

      The Governing Board of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company, but excluding Dex Media West Finance) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or

Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A)	the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

(B)	if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “Certain Covenants — Limitation on restricted payments.”

      The Governing Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants — Limitation on indebtedness” and

(y)	no Default shall have occurred and be continuing.

      Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

      “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Registration Rights

      We have filed a registration statement to comply with our obligation under the registration rights agreement to register the issuance of the Senior Subordinated Exchange Notes.

BOOK-ENTRY; DELIVERY AND FORM

      The exchange notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company.

      Ownership of beneficial interests in a global note will be limited to persons who have accounts with The Depository Trust Company, which we refer to as participants, or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by The Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

      So long as The Depository Trust Company, or its nominee, is the registered owner or holder of the exchange notes, The Depository Trust Company or that nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indentures and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with The Depository Trust Company’s applicable procedures, in addition to those provided for under the indentures and, if applicable, those of Euroclear and Clearstream, Luxembourg.

      Payments of the principal of, and interest on, a global note will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. None of Dex Media West, Dex West Finance, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that The Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of The Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

      Transfers between participants in The Depository Trust Company will be effected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

      Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of The Depository Trust Company. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interest in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following The Depository Trust Company’s settlement date.

      We expect that The Depository Trust Company will take any action permitted be taken by a holder of notes (including the presentation of notes for as described below) only at the direction of one or more participants account The Depository Trust Company interests in a global note is and only in respect of such portion of the aggregate principal amount as to which such participant or participants has or have given such to exchange to whose credited of notes direction. However, if there is an event of default under the notes, The Depository Trust Company will exchange the applicable global note for certificated notes, which it will distribute to its participants.

      We understand that: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

      Although The Depository Trust Company, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of The Depository Trust Company, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Dex Media West, Dex West Finance or the Trustee will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      If The Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global notes or if at any time The Depository Trust Company ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by Dex Media West and Dex West Finance within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with The Depository Trust Company’s rules and procedures in addition to those provided for under the applicable indenture.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of the outstanding notes pursuant to this exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code,” United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. The effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws, is not discussed. The discussion deals only with notes held as “capital assets” (generally, property for investment) within the meaning of Section 1221 of the Code.

      If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

      We have not sought and will not seek any rulings from the Internal Revenue Service, or the “IRS,” with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the outstanding notes for the exchange notes pursuant to this offer.

      PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

      The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreements and will indemnify the holders of outstanding notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the securities offered hereby is being passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

      The combined financial statements of the operations of Qwest Dex Holdings, Inc. and subsidiary (together, “Dex”) in the states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming, referred to as Dex West (as more fully described in note 1(a) to the combined financial statements), as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The audit report refers to the previous inclusion of the combined results of operations of Dex West in the consolidated financial statements of Qwest Communications International Inc, a public company, using the point of publication method for directory advertising revenue and cost recognition. The combined financial statements of Dex West present directory advertising revenue and costs under the deferral and amortization method for all periods presented.

WHERE YOU CAN FIND MORE INFORMATION

      Dex Media West and Dex West Finance have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended, covering the exchange notes being offered hereby. This prospectus is not required to contain, and does not contain, all the information contained in the registration statement, such as information relating to the indemnification of directors and officers, exhibits and undertakings by Dex Media West and Dex West Finance. For further information with respect to Dex Media West, Dex West Finance and the exchange offer, please refer to the registration statement. Although we have summarized the material provisions of the contracts, agreements and other documents filed as exhibits to the registration statement, we encourage you to read the documents contained in the exhibits for a more complete understanding and description of each contract, agreement or other document filed as an exhibit.

      The indentures governing the outstanding notes provide that we file the registration statement referred to above, even if we are not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, we will file with the SEC (unless we are not permitted to file with the SEC by the applicable federal securities laws) and provide the trustee for the notes, holders of the notes and prospective holders of the notes (upon request) within 15 days after we file them with the SEC, copies of our annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. Upon consummation of the Exchange Offer, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act.

      You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Dex West Combined Financial Statements
Independent auditors’ report	F-2
Combined balance sheets as of December 31, 2002 and 2001	F-3
Combined statements of income for the three years ended December 31, 2002, 2001 and 2000	F-4
Combined statements of changes in owner’s deficit and comprehensive income for the three years ended December 31, 2002, 2001 and 2000	F-5
Combined statements of cash flows for the three years ended December 31, 2002, 2001 and 2000	F-6
Notes to combined financial statements	F-7
Dex Media West LLC Unaudited Consolidated Financial Statements
Consolidated balance sheets as of September 30, 2003 and December 31, 2002	F-29
Consolidated statements of operations for the periods from September 10 to September 30, 2003 and from July 1 to September 9, 2003 and for the three months ended September 30, 2002	F-30
Consolidated statements of operations for the periods from September 10 to September 30, 2003 and from January 1 to September 9, 2003 and for the nine months ended September 30, 2002	F-31
Consolidated statements of cash flows for the periods from September 10 to September 30, 2003 and from January 1 to September 9, 2003 and for the nine months ended September 30, 2002	F-32
Notes to consolidated financial statements	F-33

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Qwest Communications International Inc.:

      We have audited the accompanying combined balance sheets of Qwest Dex Holdings, Inc. (a Colorado corporation and wholly owned subsidiary of Qwest Communications International, Inc.) and subsidiary (collectively, Dex) in the states of Arizona, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, hereinafter referred to as Dex West (as more fully described in note 1(a)) as of December 31, 2002 and 2001, and the related combined statements of income, changes in shareowner’s deficit and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002. These combined financial statements are the responsibility of Dex’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in note 2(a), the financial statement items of Dex related to the operations of Dex West are included in the accompanying combined financial statements. As discussed in note 2(c), the combined results of operations of Dex West for each of the years in the three-year period ended December 31, 2002 were previously included in the consolidated financial statements of Qwest Communications International Inc., a public company, using the point of publication method for directory advertising revenue and cost recognition. These combined financial statements of Dex West present directory advertising revenue and costs under the deferral and amortization method for all periods presented.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Dex West as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Denver, Colorado

March 28, 2003

DEX WEST

COMBINED BALANCE SHEETS

	December 31,

	2002	2001

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$161	$64
Accounts receivable, net	114	87
Deferred directory costs	159	165
Current deferred taxes	18	29
Other current assets	7	5

Total current assets	459	350
Property, plant and equipment, net	24	42
Prepaid benefit obligations and other assets	47	26
Deferred debt issuance costs	46	—

Total assets	$576	$418

LIABILITIES AND OWNER’S DEFICIT
Current liabilities:
Short-term borrowings	$750	$—
Short-term borrowings from affiliate	—	2,062
Accounts payable	22	18
Amounts due to related parties	33	35
Employee compensation	10	16
Deferred revenue and customer deposits	142	116
Other accrued liabilities	27	20

Total current liabilities	984	2,267
Deferred income taxes	4	5
Post-retirement and other post-employment benefit obligations	60	32

Total liabilities	1,048	2,304
Commitments and contingencies (Note 10)
Owner’s deficit	(472)	(1,886)

Total liabilities and owner’s deficit	$576	$418

See accompanying notes to combined financial statements.

DEX WEST

COMBINED STATEMENTS OF INCOME

	Years Ended
	December 31,

	2002	2001	2000

	(Dollars in millions)
Revenue	$900	$880	$844
Operating expenses:
Cost of revenue	281	273	302
General and administrative expense	94	75	74
Depreciation and amortization expense	16	17	20
Merger-related expenses	—	5	6
Impairment charge	—	9	—

Total operating expenses	391	379	402

Operating income	509	501	442
Other (income) expense:
Interest income	(1)	(3)	(1)
Interest expense	145	166	182
Other expense (income) — net	—	8	(19)

Income before income taxes	365	330	280
Provision for income taxes	138	124	106

Net income	$227	$206	$174

See accompanying notes to combined financial statements.

DEX WEST

COMBINED STATEMENTS OF CHANGES IN OWNER’S DEFICIT

AND COMPREHENSIVE INCOME

	Years Ended December 31, 2002, 2001 and 2000

		Other
	Owner’s	Comprehensive		Comprehensive
	Deficit	Income (Loss)	Total	Income

	(Dollars in millions)
Balance, January 1, 2000	$(2,478)	$15	$(2,463)
Net income	174	—	174	$174
Other comprehensive loss	—	(15)	(15)	(15)

Comprehensive income				$159

Distribution to Qwest for taxes	(145)	—	(145)
Contribution from Qwest in lieu of taxes	95	—	95
Grant of Qwest restricted stock	(1)	—	(1)
Equity contribution from Qwest	148	—	148

Balance, December 31, 2000	(2,207)	—	(2,207)
Net income	206	—	206	$206
Other comprehensive income	—	—	—	—

Comprehensive income				$206

Contribution from Qwest in lieu of taxes	120	—	120
Distribution to Qwest	(6)	—	(6)
Amortization of Qwest restricted stock grant	1	—	1

Balance, December 31, 2001	(1,886)	—	(1,886)
Net income	227	—	227	$227
Other comprehensive income	—	—	—	—

Comprehensive income				$227

Contribution from Qwest in lieu of taxes	122	—	122
Contribution from Dex Holdings LLC	1,086	—	1,086
Non-cash distribution of assets to affiliates	(21)	—	(21)

Balance, December 31, 2002	$(472)	$—	$(472)

See accompanying notes to combined financial statements.

DEX WEST

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001	2000

	(Dollars in millions)
Operating activities:
Net income	$227	$206	$174
Adjustments to net income:
Depreciation and amortization	16	17	20
Amortization of deferred debt issuance costs	7	—	—
Employee benefit credit (charge)	1	(8)	(14)
Write down of investments	—	8	—
Asset impairment charges	—	9	—
Deferred tax provision	16	6	17
Contributions from Qwest in lieu of income taxes	122	120	95
Provision for bad debts	29	30	24
Loss on disposition of assets	1	—	5
Gain on sale of investments	—	—	(21)
Non-cash stock-based (credit)/charge for restricted stock	—	1	(1)
Changes in operating assets and liabilities:
Accounts receivable	(56)	(27)	(43)
Deferred directory costs	6	4	—
Other current assets	(2)	(4)	2
Deferred revenue and customer deposits	8	—	9
Accounts payable and other liabilities	7	33	1
Employee benefit plan obligations and other, net	(2)	(11)	3

Cash provided by operating activities	380	384	271

Investing activities:
Expenditures for property, plant and equipment	(16)	(2)	(11)
Capitalized software development costs	(4)	(10)	(15)
Proceeds from sale of investments	—	—	23
Purchase of investments	—	—	(8)

Cash used for investing activities	(20)	(12)	(11)

Financing activities:
Repayment of borrowings from affiliates	(2,062)	(313)	(207)
Proceeds from issuance of long term debt	420	—	—
Debt issuance costs	(31)	—	—
Contribution from Dex Holdings LLC	1,410	—	—
Dividends paid	—	—	(45)
Distribution to Qwest for taxes	—	—	(145)
(Distributions to) contributions from Qwest	—	(6)	148

Cash used for financing activities	(263)	(319)	(249)

Cash and cash equivalents:
Increase	97	53	11
Beginning balance	64	11	—

Ending balance	$161	$64	$11

Non-cash investing and financing activities:
Distribution of building and other assets to affiliates	$(21)	$—	$—
Supplemental cash flow information
Interest paid	$150	$168	$184

See accompanying notes to combined financial statements.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS

Years Ended December 31, 2002, 2001 and 2000

(1) Description of Business

(a)	Organization and Operations

      The combined financial statements of Dex West represent a component of Qwest Dex Holdings, Inc. and its wholly owned subsidiary, Qwest Dex, Inc. (collectively “Dex”), and include the assets, obligations and operating activities of Dex for the states of Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (the “Dex West States”). Dex West and Dex East (as defined below) are not separate legal entities but represent the business of Dex in or attributable to the applicable states.

      Dex is wholly owned by Qwest Communications International Inc. (“Qwest”). Dex is the largest telephone directory publisher of White and Yellow Pages directories to businesses and residents in the Dex West States. Prior to the sale of Dex East on November 8, 2002, Dex was also the largest telephone directory publisher of White and Yellow Pages directories to businesses and residents in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (the “Dex East States”). Virtually all of Dex’s revenues are derived from the sale of advertising in its various directories. Dex also provides ancillary directory-related services, including Internet-based directory and database marketing services. Dex distributes its published directories to residents and businesses in the Dex West States through a third-party vendor.

      Prior to June 12, 1998, Dex was aligned with U S WEST Media Group (the “Media Group”), a targeted stock of U S WEST, Inc. (“U S WEST”), which included the multimedia and directory businesses of U S WEST. On June 12, 1998, the Media Group was separated from U S WEST and Dex was re-aligned with U S WEST Communications Group (the “Communications Group”), another targeted stock of U S WEST. The Communications Group (including Dex) assumed the name of its former parent, U S WEST. In connection with the separation and the alignment of Dex with the Communications Group, the Communications Group assumed and refinanced approximately $3.9 billion of debt formerly allocated to the Media Group. In 1999, Qwest Capital Funding, Inc. (“QCF”) ascribed this $3.9 billion in debt to Qwest Dex, Inc. through the line of credit borrowing arrangement discussed in Note 5.

      On June 30, 2000, Qwest completed its acquisition (the “Merger”) of U S WEST. U S WEST was deemed the accounting acquirer and its historical financial statements, including those of its wholly owned subsidiaries, were carried forward as those of the newly combined company.

(b)	Sale of Dex

      In August 2002, Qwest entered into concurrent purchase agreements (the “Dex East Purchase Agreement” and the “Dex West Purchase Agreement”) to sell the business of Dex to Dex Holdings LLC (the “Dex Buyer”), a new entity formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (together, the “Sponsors”). The transactions involve the sale of the Dex business in two stages, the first of which closed on November 8, 2002, with the second stage expected to close in 2003, although management can give no assurance that the closing of the second stage will occur. The first stage, as contained in the Dex East Purchase Agreement, primarily represented Dex’s directory and publishing business conducted in the Dex East States (“Dex East”). The second stage, as contained in the Dex West Purchase Agreement, contemplates the sale of Dex’s directory and publishing business in the Dex West States (“Dex West”). The sale of Dex West is subject to certain conditions including the financing conditions of the Sponsors and various regulatory approvals.

      It is anticipated that the assets of Dex West will be contributed, immediately prior to the sale, to a newly formed entity which will be purchased by the Dex Buyer or one of its subsidiaries at the Dex West closing.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(2) Summary of Significant Accounting Policies

(a)	Basis of Presentation

      The accompanying combined financial statements include the assets, obligations and activities of Dex for business conducted in the Dex West States.

      Following the sale of Dex East on November 8, 2002, the remaining operations of Dex represented those of Dex West. Certain assets and liabilities of Dex that were previously allocated to Dex East were not sold as part of the Dex East sale. Of these assets and liabilities, management has assessed whether these assets represent a part of the on-going business of Dex West. Those assets and liabilities that were considered part of the on-going business are discussed in Note 3. Those that were not considered part of the on-going business of Dex West have been excluded from these combined financial statements. In addition, costs associated with the sale of Dex East that have been incurred by Dex have not been allocated to Dex West for the purposes of presenting Dex West for the period November 8, 2002 to December 31, 2002.

      To prepare these financial statements for periods prior to the sale of Dex East, management of Dex specifically identified, assigned or apportioned all assets, liabilities, revenues and expenses of Dex to either Dex East or Dex West. Management believes such specific identifications, assignments or apportionments are reasonable; however, the resulting amounts could differ from amounts that would otherwise be determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East’s and Dex West’s relationship with Dex as well as Qwest and its other affiliates, the assets, liabilities, revenues and expenses are not necessarily indicative of what they would have been had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, these combined financial statements are not necessarily indicative of future financial position or results of operations of Dex West.

      In allocating the components of the Dex financial statements between Dex East and Dex West, it was necessary for management to make certain identifications, assignments and apportionments of common account balances. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate and as discussed in further detail below. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on a revenue and/or cost causative relationship to the account balance being apportioned. The following is a more detailed description of the primary bases for these identifications, assignments and apportionments of Dex accounts between Dex East and Dex West.

Balance Sheet:

      Cash and cash equivalents — as there were no cash and cash equivalents balances as of January 1, 1999 in the Qwest Dex consolidated financial statements, a zero balance was assigned to both Dex East and Dex West at that date. Changes in cash and cash equivalents during 2001 and 2000, and the resulting ending balances as of December 31, 2001 and 2000, were determined based on operating activities within the specified Dex West states.

      Accounts receivable, net — (i) the majority of accounts receivable were specifically identified as related to the customers within the Dex West States and (ii) for accounts receivable that were not state-specific, the balances were apportioned based on relative revenues of Dex East and Dex West.

      Deferred directory costs — specifically identified by state and by directory.

      Current and non-current deferred taxes — specifically identified based on tax computations using temporary differences based on the difference between the book and tax bases of state specific assets and liabilities.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Other current assets — apportioned based upon Dex West’s total current assets, excluding other current assets, relative to total Dex current assets, excluding other current assets.

      Property, plant and equipment, net — the majority of the property, plant and equipment was specifically identified based on the location and use of such property, plant and equipment. Capitalized software was apportioned based upon relative aggregate expense amounts of Dex West and Dex East recorded in their respective employee-related cost of revenues and general and administrative expenses for the years presented.

      Prepaid benefit obligations and other assets and post-retirement and other post-employment benefit obligations — generally apportioned based on relative payroll and related costs specifically associated with those employees who work in the specified states. These payroll and related costs by state were determined using demographic employee information as of June 2002.

      Short-term borrowings from affiliate — As discussed in Notes 1 and 5, Dex had outstanding debt due to QCF that was ascribed to Dex in 1999. As the initial amount of this debt was determined based on the fair value of the Dex business derived using an Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) multiple at that time, Dex’s management believes that the 1999 EBITDA of Dex East and Dex West is the best measure by which this debt should be apportioned between Dex East and Dex West. Debt incurred by Dex on or after January 1, 2000 was apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Repayments were based on Dex East’s and Dex West’s proportionate share of income generated that was used to repay the outstanding borrowings. Accrued interest has been apportioned consistent with the related interest expense as discussed below.

      Short-term borrowings and deferred debt issuance costs — as discussed in Note 6, Qwest Dex issued $750 million in debt to third parties in 2002 and incurred deferred financing costs of $55 million associated with the issuance. This loan and associated costs were apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Upon the sale of Dex East, Dex West was allocated the remainder of the debt and the unamortized portion of the deferred financing costs. Accrued interest has been apportioned consistent with the related interest expense as discussed below.

      Accounts payable — apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented, excluding employee-related costs.

      Amounts due to related parties — apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

      Employee compensation — apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

      Deferred revenue and customer deposits — specifically identified by state and by directory.

      Other accrued liabilities — apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

      Other liabilities — (i) specifically identified based upon the location of the underlying property and (ii) apportioned based upon relative expense amounts recorded in cost of revenues and general and administrative expenses for the years presented.

Statement of Income:

      Revenue — (i) specifically identified by state and by directory and (ii) for other revenues that were not state-specific, amounts were apportioned based upon the relative percentage of Dex’s directory services revenues for the respective years presented.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Cost of revenue — specifically identified by state and by directory.

      General and administrative expense — (i) bad debt expenses were specifically identified based on customer specific information and association with a specific state and directory and (ii) other general and administrative expenses were apportioned primarily based upon relative cost of revenues.

      Depreciation and amortization expense — computed using historical depreciation rates applied to property, plant and equipment balances.

      Merger-related expenses — apportioned based upon relative employee-related expense amounts recorded in cost of revenues and general and administrative expenses for the years presented. Contractual settlement accruals were specifically identified and rebranding costs were apportioned based upon relative expense amounts recorded in cost of revenues.

      Impairment charges — specifically apportioned based upon the state that the impaired asset was intended to benefit.

      Interest income — apportioned based upon relative cash and cash equivalents.

      Interest expense — computed using historical interest rates and average apportioned outstanding short-term borrowings from affiliate balances.

      Other expense (income) — apportioned based upon relative EBITDA (for gains and losses on investments).

      Provision for income taxes — specifically determined using the overall effective federal and state tax rates considering the states included in Dex West’s stated geographic area for each year.

      All intercompany amounts and transactions have been eliminated.

(b) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in these combined financial statements and accompanying notes. Actual results could differ from those estimates.

(c) Revenue Recognition

      The sale of advertising in telephone directories published by Dex in the Dex West states is the primary source of revenue. Dex West recognizes revenues ratably over the life of each directory using the deferral and amortization method, with revenue recognition commencing in the month of delivery.

      In certain cases, Dex enters into agreements with customers that involve the delivery of advertisements in more than one directory. Dex allocates revenue for such arrangements in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

      Prior to 1999, Dex recognized revenues and expenses related to publishing directories using the deferral and amortization method, under which revenues and expenses were recognized over the lives of the directories, generally one year. In 1999, Dex changed to the point of publication method of accounting, under which Dex recognized revenues and expenses at the time the directory was published. Qwest received a letter dated March 3, 2000 from Arthur Andersen LLP (“Andersen”), Qwest’s auditor at that time, which indicated that the point of publication method was “also preferable under the circumstances of this particular case.”

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      In August 2002, Dex reassessed this method. Based on: (1) a current review of the policy, (2) the interpretive guidance the SEC Staff issued in 1999 in Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), and (3) consultation with Dex’s current auditors, Dex determined that the change to the point of publication method was not a change to an appropriate or preferable method of accounting pursuant to Accounting Principles Board Opinion No. 20, “Accounting Changes” (“APB 20”), for Dex’s revenues and expenses. Dex believes that pursuant to SAB 101, the “deferral and amortization method” is appropriate under Dex’s circumstances because there is a continuing obligation to the advertisers to maintain the directory in circulation and because the publication dates for directories can be changed.

      The accompanying combined financial statements reflect revenues and expenses related to publishing directories under the deferral and amortization method of accounting for all periods presented. During 2002, 2001 and 2000, Dex published 121, 119 and 117 white and yellow pages directories, respectively, in the Dex West States. The lives of the directories vary from 11 to 13 months as follows:

	Number of Directories Published by
	Life of Directory

	11 Months	12 Months	13 Months

2002	—	121	—
2001	3	106	10
2000	—	117	—

      Dex enters into non-monetary transactions where the customer promotes Dex’s advertising during the same period that Dex carries the customer’s advertisement. Dex accounts for these transactions in accordance with EITF Issue No. 99-17, “Accounting for Advertising Barter Transactions.” Revenue recognized for advertising exchanged in barter transactions was less than $1 million, $3 million and $3 million in 2002, 2001 and 2000, respectively. Equally offsetting amounts were recognized in cost of revenue for 2002, 2001 and 2000.

     (d) Cost of Revenue

      Direct costs related to the sales, production and distribution of directories are recognized ratably over the life of each directory under the deferral and amortization method, with cost recognition commencing in the month of delivery. Direct costs include sales commissions, graphics costs and the costs of printing, publishing and distribution.

     (e) Deferred Revenue

      Deferred revenue represents amounts billed and advance payments from customers that have not yet been recognized as revenue.

     (f) Deferred Directory Costs

      Deferred directory costs relate to the production of directories incurred prior to publication. These costs are amortized ratably to cost of revenues over the life of each directory beginning in the month of delivery.

     (g) Advertising Costs

      Costs related to advertising are expensed as incurred. Advertising expenses of $7 million, $12 million and $19 million in 2002, 2001 and 2000, respectively, are included in both cost of revenue and general and administrative expenses in the combined statements of income.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

     (h) Cash and Cash Equivalents

      Dex utilizes the cash management services of Qwest. Qwest manages Dex’s cash in accordance with its cash investment policy, which restricts investments to ensure preservation of principal and maintenance of liquidity. Although cash and cash equivalents balances are generally unsecured, Dex’s balances are maintained with financial institutions that Qwest and Dex believe are creditworthy. Qwest and Dex consider cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents. Dex considers all obligations to affiliates not settled on a quarterly basis to be financing activities for purposes of the combined statements of cash flows.

      Dex accounts for its bank overdrafts as a liability on its consolidated balance sheets.

     (i) Receivables

      The following table presents a breakdown of accounts receivable balances as of December 31:

	2002	2001

	(Dollars in
	millions)
Trade accounts receivable	$69	$58
Accounts receivable purchased by QC	37	35
Amounts due from Dex Media East, LLC	18	—
Amounts due from related parties	2	7
Less: allowance for doubtful accounts	(12)	(13)

Accounts receivable, net	$114	$87

      Dex has a billing and collection agreement with Qwest Corporation (“QC”), a wholly-owned subsidiary of Qwest. Under that agreement, certain receivables are billed and collected by QC on behalf of Dex for common customers within Qwest’s local service area. QC purchases these accounts receivable from Dex on a full recourse basis. However, Dex has not satisfied the criteria to record the transfer of these receivables as a sale. Therefore, Dex West continues to include its portion of the QC-billed receivables and any related reserves in its combined balance sheets.

      Dex reports its accounts receivable at the outstanding principal net of the allowance for doubtful accounts. The allowance for doubtful accounts for trade receivables is based on historical experience and is determined by reviewing amounts for collectibility. Generally, the allowance includes all amounts past due more than 75 days based on the contractual term of each sale. Receivables are charged against the allowance for doubtful accounts when deemed not collectible by collection managers, and any recoveries of previous charges are recorded as a reduction of bad debt expense.

      For accounts receivable purchased by QC, management uses a rolling 12-month average of write-offs compared to the prior 12 months of billings to estimate the necessary allowance for doubtful accounts. When a receivable is deemed to be uncollectible, Dex reduces its receivable against the allowance for doubtful accounts. Any recoveries of amounts previously charged against the allowance for doubtful accounts are recorded as a reduction of bad debt expense.

      The business of Dex East was sold to Dex Media East LLC (“Dex Media East”). Amounts receivable from Dex Media East represent amounts owed to Dex West for operating expenses incurred on behalf of Dex Media East as discussed in Note 11(c) to these combined financial statements.

      Amounts due from related parties generally represents amounts owed to Dex for advertising services rendered to wholly owned subsidiaries of Qwest.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

     (j) Deferred Debt Issuance Costs

      Costs incurred in connection with the financing activity are deferred and amortized using the effective interest method over the term of the loan agreement.

     (k) Valuation of Long-Lived Assets

      The impairment of long-lived assets is assessed whenever events or changes in circumstances indicate that their carrying values may not be recoverable through expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying value of the asset, the asset is written down to its estimated fair value.

     (l) Property, Plant and Equipment

      Property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The cost of additions and improvements are capitalized and expenditures for repairs and maintenance are expensed as incurred. When property, plant and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recorded.

     (m) Computer Software

      Internally used software, whether purchased or internally developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to 5 years. In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services are capitalized. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that those modifications enable the software to perform tasks that it was previously incapable of performing. Software maintenance and training costs are expensed in the period in which they are incurred. Gross computer software costs of $31 million and $33 million at December 31, 2002 and 2001, respectively, are included in property, plant and equipment. Amortization of capitalized computer software costs totaled $4 million, $4 million and $3 million in 2002, 2001 and 2000, respectively. During December 2001, $9 million of capitalized computer software costs were written off due to the abandonment of a sales automation project and various system enhancements. See Note 12(b) for an additional discussion of the asset impairment.

     (n) Investments

      Investments in marketable equity securities are accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Accordingly, investments with a readily determinable fair market value have been classified as available-for-sale securities. All investments in marketable securities are reported at fair market value as of the combined balance sheet date. Unrealized gains and losses with respect to available-for-sale securities are recorded as adjustments to other comprehensive income (loss) until realized upon sale or other disposition of the securities. Realized gains and losses, including “other than temporary” declines in value, are reclassified from other comprehensive income (loss) and are included in the determination of net income.

      During 1999, Dex purchased shares of common stock in a publicly traded company for $3 million. Dex apportioned $2 million of this investment to Dex West based on relative EBITDA. This investment was marked-to-market through other comprehensive income (loss) on a monthly basis. Dex sold all shares of stock in this investment during 2000 and recorded a pre-tax gain on sale of $37 million, reported in other expense (income). Dex’s management apportioned these amounts to Dex West based on relative EBITDA, resulting in a recorded gain on sale in 2000 of $21 million, as reported in other expense (income).

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      During 2000, Dex purchased shares of common stock in two early stage e-commerce companies for approximately $15 million. These investments did not have readily determinable fair market values and were carried at cost in the combined balance sheets, subject to periodic review for impairment. Dex West’s apportioned cost of these investments was $8 million.

      Dex reviews its portfolio of equity securities on a quarterly basis to determine if an other than temporary decline in value has occurred. Many factors are considered in assessing whether a decline in value is other than temporary, including, as may be appropriate:

•	Earnings trends and asset quality

•	Near term prospects and financial condition of the issuer

•	Financial condition and prospects of the issuer’s region and industry

•	The cause and severity of the decline in market price

•	Analysts’ recommendations and stock price projections

•	The length of time market value was less than the carrying value

•	Stock price volatility and near term potential for recovery

•	Dex’s intent and ability to retain the investment

      During 2001, Dex reviewed its investments in the e-commerce companies and determined that the fair value of these investments was zero. Accordingly, in 2001, an other than temporary decline in value of these investments of $8 million was apportioned to Dex West. This charge was reported in other (income) expense.

     (o) Stock Options

      Dex employees participate in the Qwest employee stock incentive plans. The Qwest stock incentive plans are accounted for using the intrinsic value method under which no compensation expense is recognized for options granted to employees when the strike price of those options equals or exceeds the value of the underlying security on the measurement date.

      If Dex had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation using a straight-line method of attributing compensation expense, the pro-forma effect on net income would be as follows:

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions)
Net income:
As reported	$227	$206	$174
Pro forma	225	204	172

     (p) Comprehensive Income (Loss)

      Dex follows the provisions of SFAS No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting and disclosure of comprehensive income (loss) and its components. In addition to net income, comprehensive income (loss) includes all changes in net assets during a period, except those resulting

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

from equity contributions and distributions. For the years ended December 31, 2002, 2001 and 2000, comprehensive income (loss) included the following components:

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions)
Unrealized loss on marketable equity securities, net of tax	$—	—	$(1)
Reclassification adjustment for gains included in net income, net of tax	—	—	(14)

Other comprehensive loss	$—	—	$(15)

     (q) Income Tax Provision

      Dex accounts for income taxes as if it were a separate taxpayer. However, Dex is included in the Qwest federal consolidated income tax return and combined state income tax returns. As a result of Dex’s inclusion in the Qwest returns, it is expected that there is no cash obligation associated with taxable income of Dex due to the utilization of losses from other Qwest affiliates. Dex and its parent do not have a formal tax-sharing arrangement and there is no provision to settle intercompany tax related receivables and payables. Consequently, for financial reporting purposes, Dex West has reflected in its combined statements of changes in owner’s deficit and comprehensive income, contributions and distributions in lieu of recording receivables and payables for current income taxes. The contributions and distributions are reflected as non-cash charges/(credits) to operations in the combined statements of cash flows. Prior to July 1, 2000, Dex’s results of operations were included in the U S WEST consolidated return.

      Dex uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax laws or rates in the period of enactment. Deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is deemed more likely than not that some or all of the deferred tax assets will not be realized.

(r) Fair Value of Financial Instruments

      Financial instruments include cash, cash equivalents, accounts receivable, accounts payable and short-term borrowings. The carrying values of cash, cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair values because of their short-term nature.

(s) Concentrations

      Approximately fifty-two percent of Dex West’s employees are members of the Communication Workers of America. The collective bargaining agreement covering their employment is scheduled to expire in October 2003. Approximately twenty percent of Dex West’s employees are members of the International Brotherhood of Electrical Workers. In January 2003, Dex extended its collective bargaining agreement with the International Brotherhood of Electrical Workers until May 5, 2006.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(t) Reclassifications

      Certain prior period amounts have been reclassified to conform to the 2002 presentation.

(u) New Accounting Standards

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This pronouncement addresses the financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under SFAS No. 146, liabilities for costs associated with an exit or disposal activity are to be recognized when the liability is incurred. Under EITF Issue No. 94-3, liabilities related to exit or disposal activities were recognized when an entity committed to an exit plan. In addition, SFAS No. 146 establishes that the objective for the initial measurement of the liability is fair value. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement No. 123.” This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures of both annual and interim financial statements. Certain disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these combined financial statements as applicable.

      Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” was issued in November 2002. The interpretation provides guidance on the guarantor’s accounting and disclosure requirements of the guarantees, including indirect guarantees of indebtedness of others. Dex has adopted the disclosure requirements of the interpretation as of December 31, 2002. The accounting guidelines are applicable to certain guarantees, excluding affiliate guarantees, issued after December 31, 2002, and require that Dex record a liability for the fair value of such guarantees on Dex’s balance sheet.

(3) Sale of Dex East

      On November 8, 2002, Dex completed the sale of Dex East. As a result of that sale, Dex West assumed certain assets and liabilities that were previously allocated to Dex East that were not included in the sale and related to the on-going business of Dex West. In addition, in connection with the receipt of the proceeds from the sale of Dex East, Dex contributed funds sufficient to repay the remaining balance owing to QCF as discussed in Note 5 of these financial statements. The net of these amounts has been recorded as a

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

contribution from Dex in the accompanying combined statement of owner’s deficit. The following table presents the summary of assets and liabilities assumed upon the sale of Dex East:

Dollars in millions

Cash	$90
Other current assets	16
Non-current assets	42
Short-term borrowings	(330)
Other current liabilities	(20)
Non-current liabilities	(32)

Net liabilities assumed	(234)
Contribution to Dex West to repay QCF note	1,320

Net contribution from Dex	$1,086

(4) Property, Plant and Equipment

      The following table presents the composition of property, plant and equipment as of December 31.

	Estimated Lives	2002	2001

		(Dollars in
		millions)
Computers and equipment	3-7 years	$90	$102
Leasehold improvements	5 years	6	11
Capitalized software	18 months-5 years	31	33
Furniture and fixtures	7 years	9	9
Construction in progress	n/a	2	1

Gross property, plant and equipment		138	156
Less: accumulated depreciation and amortization		(114)	(114)

Net property, plant and equipment		$24	$42

      Depreciation and amortization expense for the years ended December 31, 2002, 2001 and 2000 was $16 million, $17 million and $20 million, respectively.

(5) Short-Term Borrowings from Affiliate

      Dex has a line of credit borrowing arrangement with QCF, an affiliate of Qwest, under which Dex may borrow up to approximately $4.3 billion at an annual interest rate of 7.5%. As of December 31, 2001, the amount outstanding under this line of credit, as apportioned to Dex West based upon the methodologies discussed in Note 2(a), was $2.062 billion, including accrued interest of $13 million. In November 2002 following the sale of Dex East, Dex repaid all amounts outstanding under this facility.

(6) Short-Term Borrowings

      In September 2002, Qwest Dex, Inc. issued $750 million in debt with a two-year maturity. The loan consists of a fixed interest rate component, at a rate of 14% per annum, and a floating interest rate component, at a rate of London Interbank Offered Rates (LIBOR) plus 11.50% which was 12.9% at December 31, 2002. The loan is guaranteed by Qwest Dex Holdings, Inc. and QSC and the obligations are secured by a first priority pledge of the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc., a first priority pledge of

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

substantially all of the assets of Qwest Dex, Inc. and a second priority pledge of the stock of QC. The loan agreement includes certain financial covenants, including an interest coverage ratio based on EBITDA to interest expense with a minimum ratio of 4.75:1 and a debt to EBITDA ratio of 1.75:1 and other covenants limiting Dex’s ability to incur additional debt or liens, pay dividends and make investments. Upon the second anniversary of the debt or the completion of the sale of Dex West, which ever is earlier, the entire $750 million debt balance must be repaid. Accrued interest as of December 31, 2002 of $1 million is included in other liabilities.

      As of December 31, 2002, Dex is in compliance with all applicable debt covenants. Waivers have been obtained allowing the delivery of certain financial reports by September 30, 2003.

      Although management can give no assurance, Dex expects that the debt will be repaid some time during 2003. As a result, the debt has been classified as a current liability on the combined balance sheet. Should the loan not be completely repaid by December 31, 2003, Dex will be required to make a principal repayment on the loan equal to 25% of excess cash flow, as defined in the loan agreement, 95 days after December 31, 2003.

      In addition, Qwest granted a secondary priority pledge of the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc. and certain assets of Qwest Dex, Inc. to its banks in connection with an amendment of its credit facility. Qwest Dex, Inc. and Qwest Dex Holdings, Inc. are guarantors of the credit facility. The amount of the guarantee is limited to the maximum amount outstanding under the loan, the principal balance of which was $2 billion at December 31, 2002. The credit facility, as amended, includes several restrictive covenants which, among other things, limits Qwest’s ability to incur additional debt or liens; pay dividends; repurchase Qwest’s common stock; sell, lease, transfer or dispose of assets; make investments; and merge with another company. The credit facility requires Qwest to use proceeds from the sale of Dex West to reduce the balance of the facility to $1.3 billion. In relation to this facility, as of December 31, 2002 management believes that Qwest is in compliance with all applicable debt covenants. Waivers have been obtained allowing the delivery of certain financial reports by September 30, 2003.

      As a result of issuing the debt, total debt issue costs of $55 million were incurred. Prior to November 8, 2002, $24 million of the costs was allocated to Dex East. Following the sale of Dex East, the unamortized portion of the Dex East costs in the amount of $22 million was transferred to Dex West as the assets of Dex West secure all of the outstanding debt at December 31, 2002. Amortization of $7 million was charged to interest expense in the accompanying combined statement of income. There were no deferred debt issue costs in the combined balance sheet as of December 31, 2001.

(7) Owner’s Deficit

(a) Capitalization

      Qwest Dex Holdings, Inc. has one no par value share authorized, issued and outstanding, which is held by QSC. There are no authorized, issued or outstanding shares of stock of Dex West.

(b) Stock Options

      Dex’s employees participate in the Qwest employee stock incentive plans. Prior to the Merger, U S WEST adopted stock plans under which it could grant awards in the form of stock options, stock appreciation rights, restricted stock and phantom units, as well as substitute stock options and restricted stock awards. In connection with the Merger, all outstanding options of U S WEST issued prior to the Merger announcement were immediately vested. Options granted after the Merger announcement date continue to vest according to the vesting requirements in the plan.

      On June 23, 1997, Qwest adopted the Equity Incentive Plan, which was amended and restated on June 1, 1998. This plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

rights, restricted stock, stock units and other stock grants. The maximum number of shares of common stock that may be issued under the Equity Incentive Plan at any time pursuant to awards is equal to 10% of the aggregate number of common shares issued and outstanding (determined as of the close of trading on the New York Stock Exchange on the preceding trading day). As of December 31, 2002, the maximum number of shares available for grant was 170 million. No specific amounts have been reserved for Dex employees.

      Qwest’s Compensation Committee or its approved delegate determines the exercise price for each option; however, generally all stock options have an exercise price that is at least equal to the fair market value of the common stock on the date the stock option was granted, subject to certain restrictions. In certain cases, Qwest issued stock options to employees at a strike price that was below fair market value. In this situation, Qwest recognized deferred compensation associated with the grants equal to the difference between the strike price and the market value. The amount of deferred compensation and associated amortization allocated to Dex West in all periods was less than $1 million. Stock option awards generally vest in equal increments (over a three-or five-year period), and awards granted under the Equity Incentive Plan will immediately vest upon any change in control of Qwest, as defined in the plan documents, unless provided otherwise by Qwest’s Compensation Committee at the time of grant. Options granted in 2002, 2001 and 2000 have terms ranging from six to ten years.

      On October 31, 2001, Qwest announced a voluntary stock option exchange. Under the terms of the offer and subject to certain restrictions, Qwest employees could exchange all or a portion of their stock options with an exercise price of $35 or more until the offer expired on November 30, 2001. The offer was available only to Qwest full-time, non-union employees (excluding 15 senior executives), for options granted by Qwest or U S WEST. Options surrendered by an employee were canceled on November 30, 2001 and new options were granted on June 3, 2002. The exercise price on the new options is $5.10, which was the closing market price of Qwest common stock on June 3, 2002. The new options vest ratably over a four-year period commencing on June 3, 2002. At the expiration of the exchange offer, 264 Dex employees had exchanged 311 grants totaling 230,062 shares.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Summarized below is information regarding the Qwest plan as it relates to Dex employees. All amounts have been adjusted to reflect the conversion rate of 1.72932 Qwest shares for every U S WEST share, to give effect to the Merger:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Options outstanding January 1, 2000	710,929	$28.19
Options
Granted	386,103	43.42
Acquired due to merger	475,001	43.37
Exercised	(111,800)	23.45
Canceled or forfeited	(82,097)	46.09

Options outstanding December 31, 2000	1,378,136	37.08
Options
Granted	333,690	23.23
Exercised	(67,924)	28.18
Options exchanged	(186,426)	43.69
Canceled or forfeited	(187,510)	43.34

Options outstanding December 31, 2001	1,269,966	31.97
Options
Granted	522,779	3.12
Exercised	(87)	11.82
Canceled or forfeited	(33,856)	39.84

Options outstanding December 31, 2002	1,758,802	$23.44

	Options Outstanding
				Options Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
	Outstanding at	Remaining	Average	Exercisable at	Average
	December 31,	Contract	Exercise	December 31,	Exercise
Range of Exercise Prices	2002	Life	Price	2002	Price

$ 0.01 — $ 5.10	518,579	8.6	$3.08	—	$—
$ 5.11 — $20.00	246,866	6.9	16.03	113,842	15.43
$20.01 — $35.00	365,929	5.9	29.29	316,069	29.97
$35.01 — $39.00	105,258	4.7	36.22	105,258	36.22
$39.01 — $49.00	521,997	6.6	40.48	300,478	40.69
$49.01 — $60.00	173	0.9	52.62	173	52.62

Total	1,758,802	7.0	$23.44	835,820	$32.64

      Options exercisable at December 31, 2001 and 2000 were 427,584 and 173,901, respectively.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Following are the weighted average assumptions used with the Black-Scholes option-pricing model to estimate the fair value of options granted to Dex employees during 2002, 2001 and 2000:

	Year Ended December 31,

	2002	2001	2000

Risk-free interest rate	4.0%	4.2%	6.0%
Expected dividend yield	0.0%	0.1%	1.0%
Expected option life (years)	7.6	5.5	4.7
Expected stock price volatility	51.7%	64.0%	52.6%
Weighted average grant date fair value	$1.79	$15.58	$23.03
Options granted to Dex employees	522,779	333,690	861,104

      Approximately 62 million options for Qwest common stock were available for grant at December 31, 2002. No specific amounts have been reserved for Dex employees.

      As a result of Qwest’s failure to file its June 30 and September 30, 2002, and its March 31, 2003 Quarterly Reports on Form 10-Q, and its annual report on Form 10-K for the year ended December 31, 2002, Qwest suspended the rights of employees to exercise stock options granted under the stock option plans.

(8)	Income Taxes

      The composition of the provision for income taxes follows:

	Year Ended December 31,

	2002	2001	2000

	(Dollars in millions)
Federal:
Current	$109	$98	$91
Deferred	13	13	2

Total federal	122	111	93

State and local:
Current	13	10	4
Deferred	3	3	9

Total state and local	16	13	13

Total provision for income taxes	$138	$124	$106

      The effective tax rate differs from the statutory tax rate as follows:

	Year Ended
	December 31,

	2002	2001	2000

Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net	2.6	2.6	2.6
Other	0.2	—	0.3

Effective tax rate	37.8%	37.6%	37.9%

      Dex accounts for income taxes as if it were a separate taxpayer. However, Dex is included in the Qwest federal consolidated income tax return and combined state income tax returns. As a result of Dex’s inclusion

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

in the Qwest returns, it is expected that there is no cash obligation associated with taxable income of Dex due to the utilization of losses from other Qwest affiliates. Dex and its parent do not have a formal tax-sharing arrangement and there is no provision to settle intercompany tax related receivables and payables. Consequently, for financial reporting purposes Dex has reflected in its combined statements of changes in owner’s deficit, contributions and distributions in lieu of recording receivables and payables for current income taxes.

      Dex made net payments of income taxes primarily to Qwest and directly to certain tax jurisdictions in 2000, of which $145 million was apportioned to Dex West. No payments were made in the years ended December 31, 2002 or 2001. As a result of a change in the internal policy related to the estimated tax payment process, Dex did not make any payments to the parent company for estimated taxes for the 2002 and 2001 tax years.

      The components of the net deferred tax assets and liabilities were as follows:

	December 31,

	2002	2001

	(Dollars in
	millions)
Current:
Deferred revenue currently taxable	$20	$35
Expenses not currently deductible for tax purposes	(2)	(6)

Net current deferred tax assets	$18	$29

Noncurrent:
Post-employment benefits, including pension	$7	$8
Depreciation and amortization	(9)	(7)
Investment write-offs not currently deductible	3	—
Other, net	(5)	(6)

Net noncurrent deferred tax liabilities	$(4)	$(5)

      Dex believes it is more likely than not that the net deferred tax assets will be realized. Therefore, a valuation allowance is not provided.

(9)	Employee Benefit Plans

(a)	Pension, Post-Retirement and Other Post-Employment Benefits

      Dex employees participate in the Qwest pension, post-retirement and other post-employment benefit plans. The amounts contributed by Dex are not segregated or restricted to pay amounts due to Dex employees and may be used to provide benefits to other employees of Qwest or its affiliates. The cost of pension and post-retirement health care and life insurance benefits and required contributions are apportioned to Dex West based upon demographic information provided by the plan administrator.

      The noncontributory defined benefit pension plan includes substantially all management and occupational (union) employees. Post-retirement healthcare and life insurance plans provide medical, dental, vision and life insurance benefits for certain retirees. Qwest also provides post-employment benefits to certain former employees.

      Effective January 1, 2001, Qwest modified the pension plan benefits for all former U S WEST management employees who did not have 20 years of service by December 31, 2000, or who would not be service pension eligible by December 31, 2003. For employees who did not meet these criteria, no additional

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

years of service will be credited under the defined lump sum formula for years worked after December 31, 2000. These employee pension benefits will only be adjusted for changes in the employee future compensation level. Future benefits will equal 3% of pay per year, plus a return as defined in the plan. The minimum return an employee can earn on an account in a given year is based upon U. S. treasury rates and the employee’s account balance at the beginning of the year. All management employees, other than those who remain eligible under the previous formulas, will be eligible to participate in the 3%-of-pay plan.

      Pension benefits for management employees before January 1, 2001 were based upon their salary and years of service while occupational (union) employee benefits were generally based upon job classification and years of service.

      Effective August 11, 2000, the Pension Plan was amended to provide additional pension benefits to plan participants who were involuntarily separated from Qwest between August 11, 2000 and June 30, 2001. The amount of the additional pension benefit is based on years of service and ranges from a minimum of four months to a maximum of one year of an employee’s base salary. On June 7, 2002 the pension plan was amended to extend the separation date to June 30, 2003.

      Pension credits and post-retirement costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Qwest’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Qwest or Dex in 2002, 2001 or 2000, and neither Qwest nor Dex made any contributions to the post-retirement benefit plan in 2002, 2001 or 2000.

      Dex West was apportioned pension credits for 2002, 2001 and 2000 of $4 million, $8 million and $9 million, respectively. Dex West’s apportioned post-retirement benefit costs/(credits) were $3 million for 2002, less than $1 million for 2001 and $(5) million for 2000. These amounts represent Dex West’s apportioned share of the pension credits and post-retirement benefit costs/ (credits) of Qwest, based on employee demographic information as more fully discussed in Note 2(a).

(b)	401(K) Plan

      Qwest currently sponsors a defined contribution benefit plan covering substantially all management and occupational employees, including employees of Dex. This plan is a combination of two plans that were established prior to the Merger; one by pre-Merger Qwest (the Qwest Plan) and one by U S WEST (the U S WEST Plan). Effective January 1, 2002, Qwest merged the Qwest Plan in the U S West Plan, which was renamed the Qwest Savings and Investment Plan (“QSIP”). Under the QSIP, employees may contribute a percentage of their annual compensation to the QSIP up to a maximum percentage identified in the plans. The annual dollar contribution by the employees is limited to a maximum amount determined by the Internal Revenue Service. Dex matches a percentage of employee contributions, and those matching contributions are invested in Qwest common stock. Dex West was apportioned its share of matching contributions to the plans amounting to $1 million, $3 million and $5 million for 2002, 2001 and 2000, respectively which was recorded as an expense in each year. As a result of Qwest’s failure to file its June 30 and September 30, 2002 and March 31, 2003 Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended December 31, 2002, Qwest suspended the investment of employee contributions in its common stock.

(c)	Employee Stock Purchase Plan

      Qwest has an Employee Stock Purchase Plan (“ESPP”) in which Dex employees are permitted to participate. Qwest is authorized to issue approximately 7 million shares of Qwest common stock to eligible employees. Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase Qwest common stock at a price of 85% of the fair market value of the Qwest common stock on the last trading day of the month in which the Qwest common stock is

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

purchased. As a result of Qwest’s failure to file its June 30 and September 30, 2002 and March 31, 2003, Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended December 31, 2002, Qwest suspended the purchase of its common stock through the ESPP.

(10) Commitments and Contingencies

(a)	Lease Commitments

      Dex has entered into operating leases for office facilities and equipment with terms ranging up to 15 years. All lease payments are due to Qwest Business Resources, Inc. (“BRI”), an affiliate of Qwest. Minimum future lease payments for the operating leases associated with the properties used by Dex West (excluding those payments associated with the lease that terminated in 2002 as discussed in the following paragraphs) as of December 31, 2002 are as follows:

(Dollars in
millions)

2003	$8
2004	7
2005	6
2006	4
2007	2
Thereafter	1

$28

      Dex West recorded rent expense under operating leases of $9 million, $10 million and $9 million for 2002, 2001 and 2000, respectively. Rent expense was specifically identified to Dex West based upon the actual rent on properties Dex leased in the states included within Dex West’s combined financial statements.

      During 1999, Dex entered into an operating lease arrangement (“Synthetic Lease”) under which it had the option to purchase the leased real estate property at any time during the lease term. The Synthetic Lease facility had certain financial covenants, which are no longer in effect, including a debt-to-EBITDA ratio of 3.50-to-1.

      In March 2002, Dex paid the full amount necessary to acquire its corporate headquarters, which was subject to the Synthetic Lease agreement, thereby terminating that agreement. The purchase price of the building was approximately $25 million. As a result of the purchase, related loan commitments were terminated and Dex was no longer liable for its residual value guarantees that were applicable if Dex did not renew the lease or purchase the building at the end of its lease term. The purchase price apportioned to Dex West was $15 million, and was apportioned based upon relative employee-related expense amounts recorded in cost of revenue and general and administrative expenses for the year ended December 31, 2001. In September 2002, Dex transferred its corporate headquarters building at its book value, to Qwest in accordance with the Dex East Purchase Agreement, which was recorded as a non-cash equity distribution for Dex West’s allocated value of the building.

 (b) Litigation

      Dex is involved in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on Dex or Dex West.

      Qwest is involved in various legal matters that are more fully disclosed in recent publicly available filings. If Qwest or any of its subsidiaries suffers a judgment in excess of $100 million, which remains unsatisfied for a period of 60 days (an appeal would typically stay such a judgment), such an event would constitute an event of

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

default under the QSC syndicated senior credit facility. Such an event of default would be a cross default under the credit facility described in Note 6 above (the “Dex facility”). If QSC or any of its subsidiaries (other than Dex) suffers a judgment in excess of $100 million (in excess of available insurance) or Dex suffers a judgment in excess of $50 million (in excess of available insurance), in either case which remains unsatisfied for a period of 60 days (an appeal would typically stay such a judgment), such an event would constitute an event of default under the Dex facility. Such an event of default under the QSC syndicated credit facility or the Dex facility would entitle the respective lenders to accelerate the debt and/or foreclose on the security interest in Dex assets and stock — referred to in Note 6 above.

      Since July 2001, a series of class actions have been filed by Qwest shareholders against Qwest and numerous individual defendants alleging violations of federal securities laws. In November 2002, plaintiffs in the action filed a motion for a temporary restraining order and preliminary injunction seeking to enjoin the sale of the Dex East business or, in the alternative, to place the proceeds of such sale in a constructive trust for the benefit of the plaintiffs. The court has since denied both motions.

(11) Transactions with Qwest and Affiliates

(a) Shared Services

      Qwest and its affiliates provide services to Dex for which reimbursement is determined based upon either (1) tariffed or negotiated contract rates, (2) prevailing third party market prices or (3) fully distributed costs (“FDC”). Qwest’s cost allocation policies are consistent with the cost allocation guidelines established for reporting to its regulators. Pursuant to the Dex West Purchase Agreement, Qwest will continue to provide these services to Dex West until May 7, 2004 at the discretion of the buyers. These services include:

Billing and Collection — As discussed in Note 2(i) above, Dex has a billing and collection agreement with QC under which revenues and related receivables are billed and collected by QC on behalf of Dex for common customers within their local service area. The amounts paid to QC are based on tariffed or contractually negotiated rates, as applicable, for these billing and collection services.

Property Management — BRI provides property management services to Dex for which BRI is reimbursed either at prevailing third party market prices or at FDC. These services include the lease of office space, property management and real estate consultation services.

Information Technology — Information technology services are provided to Dex by Qwest for software development and other related projects, which are billed to Dex, based upon prevailing third party market prices, determined on a service-by-service basis.

General and Administrative — QSC provides legal, financial management and certain human resources services to Dex. These services are billed to Dex using FDC.

Telephony and Data Services — Telephony and data services are provided to Dex by QC, primarily at tariffed or negotiated contract rates, based upon a master services agreement.

Customer Lists — Pursuant to a listing services agreement between Dex and QC, Dex acquires a listing of all business and residential customers annually from QC. The amount charged to Dex is consistent with the prevailing third party market prices charged by QC to nonaffiliated purchasers of these same customer lists.

Other — Dex also purchases various products and services from certain other Qwest affiliates at prevailing third party market prices or FDC.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Included in the combined statements of income are the following shared services costs:

	Year Ended
	December 31,

	2002	2001	2000

	(Dollars in millions)
Cost of revenue	$14	$14	$26
General and administrative	48	32	41

Total	$62	$46	$67

(b) Services Provided by Dex to Qwest and its Affiliates

      Rates charged for advertising services provided by Dex to Qwest and its affiliates are determined based upon prevailing third party market prices. Included in Dex West’s revenue is $10 million, $8 million and $6 million for the years ended December 31, 2002, and 2001 and 2000, respectively, for advertising services provided to Qwest and affiliates.

      As part of the Dex East Purchase Agreement, Qwest has agreed to purchase from Dex East, under a take-or-pay arrangement, $20 million annually in advertising services from Dex East over a 15-year period beginning with the date of sale. Once the sale of Dex West is completed, Qwest may satisfy its advertising commitment by placing advertisements in either Dex East or Dex West directories.

(c) Dex Media East

      The business of Dex East was sold to Dex Media East. Dex Media East is not affiliated with Qwest, but Dex Media East and Dex West share common operational and financial management including the Chief Executive Officer.

      In addition, Dex Media East and Dex West share many common facilities and functions. The costs of these facilities and functions are generally allocated between the two businesses based on the relative size of each respective business and settled in cash.

(d) Other Related Party Transactions

      Since September of 2001, a director on the Board of Qwest, has been the Deputy Chair of the Board of NorskeCanada (formerly Norske Skog Canada Ltd.). Pacifica Papers, Inc., which was acquired by Norske Skog Canada Ltd. in 2001, is a supplier of paper products to Dex under a ten-year contract beginning in 1994. In connection with that contract, which terminates on December 31, 2003, Dex paid Pacifica Papers approximately $17 million and $24 million in 2002 and 2001, respectively.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(e) Due from (to) Qwest, Dex Media East and Other Affiliates

      Amounts due from (to) Qwest and its affiliates in the accompanying Dex West combined financial statements, are related primarily to the transactions described in Note 11(a)-(c) above and include the following:

	December 31,

	2002	2001

	(Dollars in
	millions)
Accounts receivable purchased by QC	$37	$35
Amounts due from related parties	2	7
Amounts due to related parties	(33)	(35)
Amounts due from Dex Media East	18	—
Amounts due to Dex Media East	(2)	—
Short-term borrowings from QCF	—	(2,062)

(12) Merger-Related Expenses and Impairment Charges

(a) Merger-Related Expenses

      In connection with the Merger, Qwest’s management undertook several activities to align the companies, eliminate redundancies and exit certain business activities. Certain of these actions affected Dex, principally the involuntary separation of 359 employees. Qwest and Dex considered only those costs that were incremental and directly related to the Merger to be “Merger-related.”

      Dex West recorded Merger-related charges as follows:

	Year Ended
	December 31,

	2002	2001	2000

	(Dollars in millions)
Contractual settlements	$—	$1	$3
Severance and employee-related expenses	—	3	3
Rebranding	—	1	—

Total Merger-related expenses	$—	$5	$6

      Contractual settlements were incurred to cancel various commitments no longer deemed necessary as a result of the Merger.

      In connection with the Merger, Dex reduced employee levels by 359 people. These employees were terminated prior to December 31, 2001. Included in the above severance and employee-related expenses were costs associated with payments to employees who involuntarily left Dex since the consummation of the Merger.

DEX WEST

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      A summary of Merger-related costs accrued and subsequent charges against those accruals follows:

	January 1,			December 31,
	2000	2000	2000	2000
	Balance	Provision	Utilization	Balance

	(Dollars in millions)
Contractual settlements	$—	$3	$3	$—
Severance and employee-related expenses	—	3	—	3

Total	$—	$6	$3	$3

	January 1,			December 31,
	2001	2001	2001	2001
	Balance	Provision	Utilization	Balance

	(Dollars in millions)
Contractual settlements	$—	$1	$1	$—
Severance and employee-related expenses	3	3	6	—
Rebranding	—	1	1	—

Total	$3	$5	$8	$—

(b) Impairment Charges

      In December 2001, Dex reviewed all internal software projects in process and determined that certain projects should no longer be pursued. Because the projects were incomplete and abandoned, the fair value of such software was determined to be zero. Capitalized software costs of $9 million were written off in December 2001. The abandoned projects included a sales automation project as well as various system enhancements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Company	Predecessor

	September 30,	December 31,
	2003	2002

ASSETS
(Dollars in millions)
Current assets:
Cash and cash equivalents	$8	$161
Accounts receivable, net	68	114
Deferred directory costs	142	159
Current deferred taxes	—	18
Other current assets	7	7

Total current assets	225	459
Property, plant and equipment, net	34	24
Goodwill	2,206	—
Intangible assets, net	1,963	—
Deferred income taxes	11	—
Deferred financing costs	108	46
Other assets	—	47

Total assets	$4,547	$576

LIABILITIES AND OWNER EQUITY
Current liabilities:
Short-term borrowings	$—	$750
Accounts payable	51	22
Amounts due to affiliate	16	33
Employee compensation	2	10
Deferred revenue and customer deposits	47	142
Accrued interest payable	14	1
Current portion of long-term debt	45	—
Other accrued liabilities	2	26

Total current liabilities	177	984
Long-term debt	3,253	—
Post-retirement and other post-employment benefit obligations	—	60
Amounts due to affiliate related to post-employment obligations	35	—
Other liabilities	1	4

Total liabilities	3,466	1,048

Commitments and contingencies (Note 10)
Owner interest	1,099	—
Accumulated deficit	(18)	—
Owner’s deficit	—	(472)

Total owner equity	1,081	(472)

Total liabilities and owner equity	$4,547	$576

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Company	Predecessor

	Period from	Period from	Three Months
	September 10 to	July 1 to	Ended
	September 30,	September 9,	September 30,
	2003	2003	2002

(Dollars in millions)
Revenue	$15	$173	$224
Operating Expenses:
Cost of revenue	5	54	69
General and administrative expense	5	17	14
Bad debt expense	2	6	8
Depreciation expense	1	3	6
Amortization expense	14	—	—

Total operating expenses	27	80	97

Operating income	(12)	93	127
Other (income) expense:
Interest income	—	(1)	—
Interest expense	17	48	36

(Loss) income before income taxes	(29)	46	91
Income tax (benefit) provision	(11)	17	34

Net (loss) income	$(18)	$29	$57

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Company	Predecessor

	Period from	Period from	Nine Months
	September 10 to	January 1 to	Ended
	September 30,	September 9,	September 30,
	2003	2003	2002

(Dollars in millions)
Revenue	$15	$630	$673
Operating Expenses:
Cost of revenue	5	193	211
General and administrative expense	5	53	42
Bad debt expense	2	21	23
Depreciation expense	1	8	13
Amortization expense	14	—	—

Total operating expenses	27	275	289

Operating income	(12)	355	384
Other (income) expense:
Interest income	—	(2)	(1)
Interest expense	17	114	108

(Loss) income before income taxes	(29)	243	277
Income tax (benefit) provision	(11)	91	104

Net (loss) income	$(18)	$152	$173

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Company	Predecessor

	Period from	Period from	Nine Months
	September 10 to	January 1 to	Ended
	September 30,	September 9,	September 30,
	2003	2003	2002

(Dollars in millions)
Operating activities:
Net (loss) income	$(18)	$152	$173
Adjustments to net (loss) income:
Bad debt expense	2	21	23
Depreciation expense	1	8	13
Amortization expense	14	—	—
Amortization of deferred financing costs	1	46	—
Loss on distribution of assets	—	—	1
Deferred tax benefit	(11)	(2)	(25)
Contributions from Qwest in lieu of income taxes	—	79	104
Changes in operating assets and liabilities:
Accounts receivable	18	—	(15)
Deferred directory costs	(18)	4	7
Other current assets	(1)	(11)	2
Other long-term assets	3	—	(39)
Accounts payable and other liabilities	24	8	27
Deferred revenue and customer deposits	46	(21)	—
Employee benefit plan obligations and other, net	—	6	(1)

Cash provided by operating activities	61	290	270

Investing activities:
Acquisition of Dex West	(4,290)	—	—
Payment of acquisition costs	(54)	—	—
Expenditures for property, plant and equipment	(2)	(11)	(14)
Capitalized software development costs	—	(4)	—

Cash used for investing activities	(4,346)	(15)	(14)

Financing activities:
Repayments of borrowings from affiliates	—	—	(741)
Borrowings from affiliates	—	768	—
Repayments on long-term debt	(80)	(750)	—
Borrowings of long-term debt	3,378	—	421
Payment of financing costs	(109)	—	—
Owner contributions	1,122	—	—
Owner distributions	(18)	—	—
Dividends paid to Qwest	—	(189)	—
Contributions from Qwest	—	8	—

Cash provided by (used for) financing activities	4,293	(163)	(320)

Cash and cash equivalents:
Increase (decrease)	8	112	(64)
Beginning balance	—	161	64

Ending balance	$8	$273	$—

See accompanying notes to consolidated financial statements.

DEX MEDIA WEST LLC

AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1) Description of Business

(a)	Acquisition

      On August 19, 2002, Qwest Communications International Inc. (“Qwest”) entered into concurrent purchase agreements (the “Dex East Purchase Agreement” and the “Dex West Purchase Agreement”) to sell the business of Qwest Dex Holdings, Inc. and its wholly-owned subsidiary Qwest Dex, Inc. (collectively “Qwest Dex”) to Dex Holdings LLC (the “Dex Buyer”), the parent of Dex Media, Inc. (“Dex Media”), new entities formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe (together, the “Sponsors”), in two separate phases.

      In the first phase, consummated on November 8, 2002, the Dex Buyer assigned its right to purchase the directory business in Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota (the “Dex East States”) to Dex Media East LLC (“Dex Media East”), an indirect wholly-owned subsidiary of Dex Media. Dex Media East now operates the directory business in the Dex East States. The total amount of consideration paid for Qwest Dex’s directory business in the Dex East States was $2.754 billion (excluding fees and acquisition costs).

      In the second phase (the “Acquisition”), consummated on September 9, 2003, Qwest Dex contributed its remaining assets and liabilities relating to its directory business in the Dex West States (as defined below) to GPP LLC, a newly-formed limited liability company. Immediately following this contribution, Dex Media West LLC, an indirect wholly-owned subsidiary of Dex Media (“Dex Media West” or the “Company”), purchased all of the interests in GPP LLC for $4.3 billion (excluding fees and expenses, and subject to adjustments relating to working capital levels). Immediately following such purchase, Dex Media West merged with GPP LLC. Dex Media West now operates the acquired directory business in Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming (the “Dex West States”).

(b)	Predecessor Business

      The combined financial statements of the acquired business in the Dex West States prior to the September 9, 2003 acquisition date, referred to as “Dex West” or the “Predecessor,” represent a component of Qwest Dex and include the operating activities of Qwest Dex for the Dex West States. “Dex East” represents a component of Qwest Dex and includes the operating activities of Qwest Dex for the Dex East States. Dex West is not a separate legal entity but represents the business of Qwest Dex in or attributable to the Dex West States.

     (c) Operations

      The Company is the exclusive official directory publisher for Qwest’s local exchange carrier (“Qwest LEC”) in the Dex West States, which is the primary local exchange carrier in most service areas within the Dex West States. As a result, the Company is the largest telephone directory publisher of white and yellow pages directories to businesses and residents in the Dex West States. The Company provides directory, Internet and direct marketing solutions to local and national advertisers. Virtually all of the Company’s revenue is derived from the sale of advertising in its various directories to local and national advertisers. Published directories are distributed to businesses and residents in the local service area through third-party vendors.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

(2) Basis of Presentation

     (a) The Company

      The accompanying consolidated interim financial statements are unaudited. The accompanying consolidated balance sheet as of September 30, 2003, and the consolidated statements of operations and cash flows for the period from September 10 to September 30, 2003 reflect the consolidated financial position, results of operations and cash flows of the Company and include all material adjustments required under purchase accounting. Dex West is considered the Predecessor to the Company. As such, the historical financial statements of Dex West are included in the accompanying consolidated financial statements, including the combined balance sheet as of December 31, 2002, the combined statements of operations for the periods from July 1 to September 9, 2003 and from January 1 to September 9, 2003 and the three months and nine months ended September 30, 2002 and, the combined statements of cash flows for the period from January 1 to September 9, 2003 and for the nine months ended September 30, 2002 (collectively, the “Predecessor Financial Statements”). The Predecessor Financial Statements should be read in conjunction with the audited combined financial statements of Dex West as of December 31, 2002 and 2001 and for each of the three years ended December 31, 2002. The Predecessor Financial Statements have not been adjusted to give effect to the Acquisition. As such, the consolidated financial statements of the Company after the Acquisition are not comparable to the Predecessor Financial Statements prior to the Acquisition. In management’s opinion, the consolidated financial statements reflect all adjustments (which consist of normal recurring adjustments) necessary to fairly present the consolidated results of operations and financial position of the Company for all periods presented. The results of operations for the periods from September 10 to September 30, 2003, July 1 to September 9, 2003 and January 1 to September 9, 2003 are not necessarily indicative of the results expected for the full year.

(b)	The Predecessor

      The accompanying Predecessor Financial Statements are unaudited and include the activities of Qwest Dex for business conducted in the Dex West States. To prepare these combined financial statements, management of Qwest Dex either specifically identified, assigned or apportioned all revenue and expenses of Qwest Dex to either Dex East or Dex West and believe such specific identifications, assignments or apportionments were reasonable; however, the resulting amounts could differ from amounts that would be determined if Dex East and Dex West operated on a stand-alone basis. Because of Dex East’s and Dex West’s relationship with Qwest Dex as well as Qwest and its other affiliates, revenue and expenses are not necessarily indicative of what they would be had Dex East and Dex West operated without the shared resources of Qwest and its affiliates. Accordingly, these financial statements are not necessarily indicative of future results of operations.

(3) Summary of Significant Accounting Policies

(a)	Principles of Consolidation

      The consolidated financial statements include the financial statements of Dex Media West and its wholly-owned subsidiary, Dex Media West Finance Co. All intercompany balances and transactions have been eliminated in consolidation.

(b)	Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

and disclosures reported in these consolidated financial statements and accompanying notes. Actual results could differ significantly from those estimates.

(c)	Revenue Recognition

      The sale of advertising in printed directories published by the Company and the Predecessor is the primary source of revenue. Revenue is recognized ratably over the life of each directory using the deferral and amortization method of accounting, with revenue recognition commencing in the month of delivery. For the periods from September 10 to September 30, from July 1 to September 9, 2003 and the three months ended September 30, 2002, the Company and its Predecessor published 11, 16 and 28 white and yellow pages directories, respectively, in the Dex West States. For the periods from September 10 to September 30, 2003, from January 1 to September 9, 2003 and the nine months ended September 30, 2002, the Company and its Predecessor published 11, 77 and 89 white and yellow pages directories, respectively, in the Dex West States. All directories published during the periods presented had 12 month lives.

      In October 2003, the Company determined that it would extend the lives of eleven directories that were published in December 2002 from 12 months to, in most cases, 13 months and publish them in January 2004.

      These extensions were made as a one-time event to more efficiently manage work and customer flow. The lives of the affected directories will be 12 months, thereafter.

      The Company enters into nonmonetary transactions where the Company’s products and services are promoted by the customer during the same period that the Company carries the customer’s advertisement and accounts for these transactions in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-17, “Accounting for Advertising Barter Transactions.”

      In certain cases, the Company enters into agreements with customers that involve the delivery of advertisements in more than one directory. Revenue for such arrangements is allocated in accordance with EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

(d)	Cost of Revenue

      The Company and the Predecessor account for cost of revenue under the deferral and amortization method of accounting. Accordingly, the cost of revenue recognized in a reporting period consists of (1) costs incurred in that period and recognized in that period, principally sales salaries and wages, (2) costs incurred in a prior period, a portion of which is amortized and recognized in the current period and (3) costs incurred in the current period, a portion of which is amortized and recognized in that period and the balance of which is deferred until future periods. Consequently, there will be a difference between the cost of revenue recognized in any given period and the costs incurred in the given period, which difference may be significant.

      Costs incurred in the current period and subject to deferral include direct costs associated with the publication of directories, including sales commissions, paper, printing, transportation, distribution and pre-press production and employee and systems support costs relating to each of the foregoing. Sales commissions include commissions paid to employees for sales to local advertisers and to third party certified marketing representatives, which act as the Company’s channel to national advertisers. All deferred costs related to the sale and production of directories are recognized ratably over the life of each directory under the deferral and amortization method, with cost recognition commencing in the month of delivery.

(e)	Deferred Revenue

      Deferred revenue represents amounts billed and advance payments received from customers that have not yet been recognized as revenue.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

(f)	Deferred Directory Costs

      Deferred directory costs relate to the production of directories incurred prior to publication. These costs are amortized ratably to cost of revenue over the life of each directory beginning in the month of delivery.

(g)	Advertising Costs

      Costs related to advertising are expensed as incurred. Advertising expenses of $1 million in the period from September 10 to September 30, 2003 are included in general and administrative expense in the Company’s consolidated statements of operations. Advertising costs of $1 million, $7 million, $1 million, and $3 million in the periods from July 1 to September 9, 2003, from January 1 to September 9, 2003 and for the three and nine months ended September 30, 2002, respectively, are included in general and administrative expense in the Predecessor’s combined statements of operations.

(h)	Cash and Cash Equivalents

      The Company considers cash on hand, deposits in banks and investments purchased with original maturities of three months or less to be cash and cash equivalents. In the Predecessor periods, Dex West considered all obligations to affiliates not settled on a quarterly basis to be financing activities for purposes of the statement of cash flows.

(i)	Accounts Receivable

      The Company has a billing and collection agreement with Qwest Corporation (“QC”), a wholly-owned subsidiary of Qwest. Under that agreement, certain receivables are billed and collected by QC on behalf of the Company for common customers within the local service area. QC purchases these accounts receivable from the Company on a full recourse basis, and as such, the Company continues to include its portion of the QC-billed receivables and any related reserves in its consolidated balance sheets.

      The Company reports its accounts receivable at the outstanding principal balance net of the allowance for doubtful accounts. The allowance for doubtful accounts for trade receivables includes all amounts past due more than 75 days as determined by the contractual term of each sale. Receivables are charged against the allowance for doubtful accounts when deemed uncollectible by collection managers and any recoveries of previous charges are recorded as a reduction of bad debt expense.

      For accounts receivable purchased by QC, management uses a rolling 12-month average of write-offs compared to the prior 12 months of billings to estimate the necessary allowance for doubtful accounts. When a receivable is deemed to be uncollectible, the Company reduces its receivable against the allowance for doubtful accounts. Any recoveries of amounts previously charged against the allowance for doubtful accounts are recorded as a reduction of bad debt expense.

      The Company charges a percentage finance charge on certain past due trade receivables. For local accounts receivables, the Company does not recognize finance charges until the cash is collected from the customer. For national accounts receivable, the Company recognizes finance charges when billed. At September 30, 2003 $4 million of accounts receivable past due 90 days or more were accruing finance charges.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

      The following table presents a breakdown of accounts receivable balances (in millions):

	Company	Predecessor

	September 30,	December 31,
	2003	2002

Trade accounts receivable	$76	$70
Accounts receivable purchased by Qwest Corporation	5	37
Amounts due from Dex Media East	—	18
Amounts due from Qwest and its affiliates	1	2
Less: allowance for doubtful accounts	(14)	(13)

Accounts receivable, net	$68	$114

(j)	Property, Plant and Equipment

      Property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The cost of additions and improvements are capitalized and expenditures for repairs and maintenance are expensed as incurred. When property, plant and equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other (income) expense.

(k)	Computer Software

      Internally used software, whether purchased or internally developed, is capitalized and amortized using the straight-line method over an estimated useful life of 18 months to five years. In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs associated with internally developed software such as payroll costs of employees devoting time to the projects and external direct costs for materials and services are capitalized. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that those modifications enable the software to perform tasks that it was previously incapable of performing. Software maintenance and training costs are expensed in the period in which they are incurred.

(l)	Deferred Financing Costs

      Costs of $109 million incurred in connection with the financing activities related to the Acquisition are deferred and amortized using the effective interest method over the terms of the related debt agreements ranging from six to ten years. Amortization of these costs is charged to interest expense in the accompanying consolidated statement of operations. Total costs deferred in the accompanying consolidated balance sheet at September 30, 2003 and December 31, 2002 were $108 million and $46 million, respectively. The $46 million of Predecessor debt issuance costs were fully amortized to interest expense for the period from January 1, 2003 to September 9, 2003, of which $32 million were amortized during the period from July 1 to September 9, 2003.

(m)	Identifiable Intangibles and Long-Lived Assets

      The impairment of identifiable intangibles and long-lived assets is assessed whenever events or changes in circumstances indicate that their carrying value may not be recoverable through expected future undiscounted cash flows. If the total expected future undiscounted cash flows are less than the carrying value of the asset, the asset is written down to its estimated fair value.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

(n)	Goodwill and Intangible Assets

      Goodwill represents the excess purchase price paid by the Company over the fair value of the tangible and identifiable intangible assets and liabilities acquired from Qwest Dex on September 9, 2003, the date of the Acquisition. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, goodwill and indefinite-lived intangibles balances are not being amortized, but instead will be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimated useful lives be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”.

      Intangible assets acquired include trademarks, customer relationships, non-compete/ publishing agreements and an advertising agreement. The acquired Dex trademark is a perpetual asset and not subject to amortization. Annual amortization for customer relationships is calculated using a declining method in relation to the estimated retention periods of the acquired customers. Other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from four to 39 years.

      The Company’s policy is to evaluate the carrying value of goodwill and identified intangibles not subject to amortization at the end of the third quarter each fiscal year. As part of the evaluation, the Company will compare the carrying value of each intangible asset with its fair value to determine whether there has been any impairment. The Company assesses the ongoing recoverability of its intangible assets subject to amortization by determining whether the intangible balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at the Company’s incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. As of September 30, 2003, the Company does not believe any impairment of goodwill or other identified intangible assets has occurred.

(o) Stock-Based Compensation

      Company. The Company accounts for its Stock Option Plan, as more fully described in Note 11, under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Had the Company accounted for employee stock options grants under the fair value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the pro forma results of the Company for the period from September 10 to September 30, 2003 would have been as follows (in millions):

Period from
September 10 to
September 30,
2003

Net Loss
As reported	$(18)
Pro forma	(18)

      Predecessor. Had the Predecessor accounted for Qwest employee stock option grants under the fair value method prescribed by SFAS No. 123, the pro forma net income of Dex West for the periods from July 1

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

to September 30, 2003 and from January 1 to September 9, 2003 and for the three months and nine months ended September 30, 2002 would have been as follows (in millions):

	Period from	Period from
	July 1 to	January 1 to	Three Months	Nine Months
	September 9,	September 9,	Ended September 30,	Ended September 30,
	2003	2003	2002	2002

Net Income
As reported	$29	$152	$57	$173
Pro forma	29	151	57	172

(p) Income Tax Provision

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting bases of assets and liabilities and their tax bases at each year end. Deferred tax assets and liabilities are measured using the enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for future income tax rate changes in the year the changes are enacted. Deferred tax assets are recognized for operating loss and tax credit carry forwards if management believes, based upon existing evidence, that it is more likely than not that the carry forward will be utilized. All deferred tax assets are reviewed for realizability and valuation allowances are recorded if it is more likely than not that the deferred tax assets will not be realized.

      Dex Media West will be included in the consolidated federal income tax return and combined state income tax returns for Dex Media, the Company’s indirect parent. Although Dex Media West is a single member limited liability company and is disregarded as a taxable entity for income tax purposes, the Company calculates income taxes as if it filed a tax return on an individual basis.

(q) Fair Value of Financial Instruments

      Financial instruments include cash and cash equivalents, accounts receivable, accounts payable, short-term and long-term borrowings. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair values because of their short-term nature. The carrying value of the Company’s variable-rate long-term debt approximates fair value because the related interest rates reset to current market rates on a short-term basis. The fair value of the Company’s fixed-rate long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities.

(r) Predecessor Financial Statements

      In order to divide the Qwest Dex consolidated financial statements between Dex East and Dex West, it was necessary for Qwest Dex management to make certain assignments and apportionments. Wherever possible, account balances and specific amounts that directly related to Dex East or Dex West were assigned directly to Dex East or Dex West, as appropriate and as discussed in further detail below. When no direct assignment was feasible, account balances were apportioned using a variety of factors based on a revenue and/or cost causative relationship to the account balance being apportioned. The following is a more detailed description of the primary bases for these assignments and apportionments of Qwest Dex accounts between Dex East and Dex West.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Balance Sheets:

      Cash and cash equivalents — as there were no cash and cash equivalents balances as of January 1, 1999 in the Qwest Dex consolidated financial statements, a zero balance was assigned to both Dex East and Dex West at that date. Changes in cash and cash equivalents in subsequent periods and the resulting ending balances as of December 31, 2002 and September 9, 2003 were determined based on operating activities within the specified Dex West States.

      Accounts receivable, net — (i) the majority of accounts receivable were specifically identified as related to the customers within the states included in Dex West’s stated geographic area and (ii) for accounts receivable that were not state-specific, the balances were apportioned based on relative revenue of Dex East and Dex West.

      Deferred directory costs — specifically identified by state and by directory.

      Deferred taxes — specifically identified based on tax computations using temporary differences based on the difference between the book and tax bases of state specific assets and liabilities.

      Other current assets — apportioned based upon total current assets excluding other current assets relative to total Qwest Dex current assets excluding other current assets.

      Property, plant and equipment, net — the majority of property, plant and equipment was specifically identified based on the location and use of such property, plant and equipment. Capitalized software was apportioned based upon relative expense amounts recorded in employee-related cost of revenue and general and administrative expenses for the years presented.

      Prepaid benefit obligations and other assets and post-employment and other post-employment benefit obligations — apportioned based on relative payroll and related costs specifically associated with those employees who work in the specified states. These payroll and related costs by state were determined using demographic employee information.

      Short-term borrowings from affiliate — as discussed in Note 8, Qwest Dex had outstanding debt due to Qwest Capital Funding (“QCF”), an affiliate of Qwest, that was ascribed to Qwest Dex in 1999. As the initial amount of this debt was determined based on the fair value of the Qwest Dex business derived using an earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiple at that time, Qwest Dex’s management believes that the 1999 EBITDA of Dex East and Dex West is the best measure by which this debt should be apportioned between Dex East and Dex West. Debt incurred by Qwest Dex on or after January 1, 2000 was apportioned between Dex East and Dex West based upon the relative relationship of their EBITDA for the year in which such debt was incurred. Repayments were based on Dex East’s and Dex West’s proportionate share of income generated that was used to repay the outstanding borrowings. Accrued interest has been apportioned consistent with the related interest expense as discussed below.

      Accounts payable — apportioned based upon relative expense amounts recorded in cost of revenue and general and administrative expenses for the periods presented, excluding employee-related costs.

      Amounts due to related parties — apportioned based upon relative expense amounts recorded in cost of revenue and general and administrative expenses for the periods presented.

      Employee compensation — apportioned based upon relative employee-related expense amounts recorded in cost of revenue and general and administrative expenses for the periods presented.

      Deferred revenue and customer deposits — specifically identified by state and by directory.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

      Other accrued liabilities — apportioned based upon relative expense amounts recorded in cost of revenue and general and administrative expenses for the periods presented.

      Other liabilities — (i) specifically identified based upon the location of the underlying property and (ii) apportioned based upon relative expense amounts recorded in cost of revenue and general and administrative expenses for the periods presented.

Statements of Operations:

      Revenue — (i) specifically identified by state and by directory and (ii) for other revenue that was not state-specific, amounts were apportioned based upon the relative percentage of Qwest Dex’s directory services revenue for the respective periods presented.

      Cost of revenue — specifically identified by state and by directory.

      Bad debt expense — specifically identified based on customer specific information and association with a specific state or directory.

      Depreciation and amortization expense — computed using historical depreciation rates applied to property, plant and equipment balances.

      Interest income — apportioned based upon relative cash and cash equivalents.

      Interest expense — computed using historical interest rates and average apportioned outstanding short-term borrowings from affiliate balances.

      Other expense (income) — apportioned based upon relative EBITDA (for gains and losses on investments) and relative property, plant and equipment balances (for losses on sales of equipment) for the appropriate periods.

      Provision for income taxes — specifically determined using the overall effective tax rate considering the states included in Dex West’s stated geographic area for each period.

      All significant intercompany amounts and transactions have been eliminated.

(4) Acquisition of Dex West

      The Acquisition of Dex West (as more fully described in Note 1), was accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations.” The operations of Dex West have been included in the accompanying consolidated financial statements from the September 9, 2003 Acquisition date. The

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

purchase price was allocated first to tangible and identifiable intangible assets acquired and liabilities assumed based upon estimates of their fair values, with the remainder allocated to goodwill as follows (in thousands):

      Fair value of the assets acquired and liabilities assumed:

Dex purchase price	$4,290
Working capital contribution	30
Fees and expenses	180

Total purchase price	4,500
Estimated fair values
Assets acquired:
Tangible	414
Identifiable intangible assets	1,977
Liabilities assumed	(97)

Goodwill	$2,206

      The purchase price was preliminarily allocated as follows:

Current assets	$271
Property and equipment	33
Intangible assets	1,977
Goodwill	2,206
Other assets	110

Total assets	4,597
Current liabilities	(67)
Other liabilities	(30)

Total liabilities	(97)

Total purchase price	$4,500

      The sources of funds for the purchase price are as follows:

Revolving Credit Facility	$53
Tranche A Term Loan Facility	960
Tranche B Term Loan Facility	1,200
Senior Notes	385
Senior Subordinated Notes	780
Capital contribution from Owner	1,122

Total sources of funds	$4,500

(5) Pro Forma Financial Information

      The following pro forma financial information summarizes the results of operations of the Company as if the Acquisition (See Note 1) had occurred as of July 1, 2003 and 2002. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Acquisition occurred on

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

July 1, 2003 and 2002, and does not purport to represent what the Company’s results of operations might be for any future period.

	Three Months
	Ended
	September 30,

	2003	2002

	(In millions)
Revenue	$228	$224
Income before income taxes	10	12
Net income	6	7

      The following pro forma financial information summarizes the results of operations of the Company as if the Acquisition (See Note 1) had occurred as of January 1, 2003 and 2002. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Acquisition occurred on January 1, 2003 and 2002, and does not purport to represent what the Company’s results of operations might be for any future period.

	Nine Months
	Ended
	September 30,

	2003	2002

	(In millions)
Revenue	$685	$673
Income before income taxes	41	38
Net income	25	23

      Revenue and expense for the twelve months following the consummation of the Acquisition of Dex West will be approximately $121 million and $32 million lower, respectively, than they would have been had the transactions not occurred because the Acquisition was accounted for under the purchase method of accounting, under which deferred revenue and deferred directory costs were fair valued. Had these purchase accounting adjustments not been made, approximately $121 million of deferred revenue would have been recorded as revenue and $32 million of deferred directory costs would have been recorded as expense over the twelve months following the consummation of the Acquisition. The purchase method of accounting will not affect the Company’s revenues and directory costs in periods subsequent to this twelve-month period. This purchase accounting adjustment is non-recurring and has no historical or future cash impact, and is therefore not included in the pro forma information above. As a result of purchase accounting adjustments at September 9, 2003, revenue and expense for the period from September 10 to September 30, 2003, included in the consolidated statement of operations, are $40 million and $11 million lower, respectively, than they would have been had the Acquisition not occurred.

      The nature of the adjustments applied in preparing the pro forma financial information is as follows:

(a) Management Fees

Additional general and administrative expense has been included to reflect the pro rata amount of a $2 million annual fee to be paid to the Sponsors under management agreements.

(b) Amortization of Intangible Assets

Additional annual amortization of identifiable intangible assets acquired is included in depreciation and amortization. See Note 7 for the Company’s determination of identifiable intangible assets acquired, underlying useful lives and related amortization periods.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

(c)	Interest Expense

Additional interest expense is included to reflect total interest expense as if the Acquisition had occurred and related debt had been obtained at the beginning of the periods presented. The pro forma adjustment to interest expense reflects an interest rate of 8.5% for the senior notes, an interest rate of 9.875% for the senior subordinated notes, an estimated interest expense relating to the Company’s credit facilities (including the commitment fee on the unused portions of the Company’s revolving credit facility) and amortization of related debt issuance costs, less the historical interest expense on that portion of a Qwest Dex line of credit borrowing arrangement with an affiliate of Qwest which was apportioned to the Predecessor and the interest on the $750 million in debt issued by Qwest Dex, including amortization of the deferred financing costs associated with that debt. For the adjustment to interest expense with respect to the credit facilities, we used a weighted average interest rate of 5.8% and an assumed London Interbank Offered Rate (“LIBOR”) of 1.13%.

(d)	Income Taxes

The estimated tax effect of the pro forma adjustments has been included at the Company’s estimated effective tax rates for the periods presented.

(6) Property, Plant and Equipment

      The following table presents the composition of property, plant and equipment as of September 30, 2003 and December 31, 2002.

		Company	Predecessor

		September 30,	December 31,
		2003	2002
	Estimated Lives
(Dollars in millions)
Computers and equipment	3-7 years	$11	$90
Leasehold improvements	5 years	—	6
Capitalized software	18 months-5 years	14	31
Furniture and fixtures	7 years	1	9
Construction in progress	N/A	9	2

Gross property, plant and equipment		35	138
Less: accumulated depreciation		(1)	(114)

Net property, plant and equipment		$34	$24

      Depreciation and amortization expense (excluding amortization of intangibles) for the period from September 10 to September 30, 2003 was $1 million. Depreciation and amortization expense (excluding amortization of intangibles) for the Predecessor periods from July 1 to September 9, 2003, from January 1 to September 9, 2003 and the three months and nine months ended September 30, 2002, was $3 million, $8 million, $6 million, and $13 million, respectively.

(7) Goodwill and Intangible Assets

      The excess purchase price paid by the Company over its estimates of the fair value of the tangible assets and liabilities of Dex West as of the date of the Acquisition was approximately $4.183 billion ($2.206 billion of goodwill and $1.977 billion of intangible assets). Intangible assets, net of amortization totaled $1.963 billion at

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

September 30, 2003. The gross carrying amount and accumulated amortization of other intangible assets and their estimated useful lives are as follows (dollars in millions):

			Net Book
	Gross		Value as of
	Carrying	Accumulated	September 30,
Intangible Assets	Value	Amortization	2003	Life

Customer relationships — local	$890	$(10)	$880	20 years(1)
Customer relationships — national	252	(2)	250	25 years(1)
Non-compete/publishing agreements	359	(1)	358	39 years
Dex Trademark	385	—	385	Indefinite
Qwest Dex Trademark agreement	65	(1)	64	4 years
Advertising agreements	26	—	26	14 years

Totals	$1,977	$(14)	$1,963

(1)	Amortization is calculated using a declining method in relation to estimated retention lives of acquired customers.

      Amortization expense relating to intangible assets for the period September 10 to September 30, 2003, was $14 million. Estimated amortization expense for the next five years is (in millions)

4th Quarter 2003	$62
2004	231
2005	192
2006	161
2007	133
2008	99
Thereafter	700

$1,578

(8) Short-Term Borrowings (Predecessor)

      In September 2002, Qwest Dex, Inc. issued $750 million in debt with a two-year maturity. The loan consisted of a fixed interest rate component, at a rate of 14% per annum, and a floating interest rate component, at a rate of London Interbank Offered Rates (LIBOR) plus 11.50%. The loan was guaranteed by Qwest Dex Holdings, Inc. and Qwest Services Corporation, and the obligations were secured by a first priority pledge of the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc., a first priority pledge of certain assets of Qwest Dex, Inc. and a second priority pledge of the stock of Qwest Corporation. In addition, Qwest granted a secondary priority pledge in the stock of Qwest Dex Holdings, Inc. and Qwest Dex, Inc. and certain assets of Qwest Dex, Inc. to its banks in connection with an amendment of its credit facility. In August 2003, the entire $750 million debt balance was paid using proceeds from a $750 million affiliate loan from Qwest, which was due on demand and had an interest rate of 7.5% per annum. This transaction resulted in the accelerated amortization of the debt issuance costs of $32 million which was recorded as interest expense during the period July 1 to September 9, 2003. The Predecessor paid interest in the amount of $67 million and $120 million for the period from January 1 to September 9, 2003 and for the nine months ended September 30, 2002, respectively.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

(9) Long-Term Debt

      Long-term debt is comprised of the following (in millions):

September 30,
2003

Notes payable to banks, Tranche A Term Loan, bearing interest at adjusted LIBOR plus 2.75% (weighted average of 3.89% at September 30, 2003), interest payable at various intervals based on interest periods, and principal payable quarterly beginning on June 30, 2004, maturing in September 2009. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value.	$948
Notes payable to banks, Tranch B Term Loan, bearing interest at adjusted LIBOR plus 2.75% (weighted average of 3.87% at September 30, 2003), interest payable at various intervals based on interest periods, and principal payable quarterly beginning on June 30, 2004, maturing in March 2010. The notes are secured by substantially all of the Company’s assets. Due to the repricing characteristics of the debt, the carrying amount of the debt approximates fair value.	1,185
Unsecured senior notes, bearing interest at 8.5%, interest payable semi-annually (February and August), principal due in August 2010. At September 30, 2003 the fair value of the notes was approximately $416 million.	385
Unsecured senior subordinated notes, bearing interest at 9.875%, interest payable semi-annually (February and August), principal due in August 2013. At September 30, 2003, the fair value of the notes was approximately $875 million.	780

3,298
Less: current portion of long-term debt	(45)

$3,253

      At September 30, 2003 aggregate amounts of required principal payments on long-term debt are as follows (in millions):

4th Quarter 2003	$—
2004	84
2005	168
2006	204
2007	242
2008	265
Thereafter	2,335

$3,298

      In connection with the Acquisition, the Company entered into a syndicated credit facility consisting of (i) a $100 million six year revolving credit facility, (ii) a $960 million six year term loan (Tranche A), and (iii) a $1,200 million six and a half year term loan (Tranche B). The entire amounts for Tranche A and Tranche B along with $53 million of the revolving credit facility were used to finance the Acquisition. During the period from September 10 to September 30, 2003 the Company repaid of $15 million, $12 million and $53 million on the Tranche A term loan and Tranche B term loan and the revolving credit facility, respectively.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

      Interest rate periods under the bank facility can, at the option of the Company, be for various maturities, ranging from overnight up to six months, and are subject to interest rate options. The interest rate options allow the Company to choose a LIBOR-based rate or an Alternative Base Rate (“ABR”) which shall be the higher of the prime rate or Federal Funds rate plus 50 basis points. The applicable interest rate spreads added to LIBOR-based borrowings are 2.75% for Tranche A and Tranche B borrowings. The spreads on ABR borrowings are 1.75% for Tranche A and Tranche B borrowings. The Company is required to pay an annual revolving facility commitment fee of 0.5%, payable quarterly, on the unused portion of the revolving credit facility. The Company expects to use the facility for general corporate purposes. As of September 30, 2003, there were no borrowings under the revolving credit facility. The interest rates on the Tranche A term loan and Tranche B term loan, along with the annual commitment fee related to the revolving facility may be reduced depending on certain Company financial ratios. The Company paid interest and fees on the bank facility of $1 million for the period from September 10 to September 30, 2003.

      The obligations under the Company’s revolving credit facility and term loan facilities are guaranteed jointly and severally by Dex Media West, Inc. and Dex Media West Finance Co. (“Credit Guarantors”). The Company and these entities are all under the common control of Dex Media. The Credit Guarantors shall be responsible for repaying these obligations in the event that the Company fails to perform under these facilities.

      Also in connection with the Acquisition, the Company and Dex Media West Finance Co. (“Co-Issuer”) issued $1.165 billion of Senior Notes and Senior Subordinated Notes. As of September 30, 2003, the Co-Issuer had no independent assets or operations.

      The credit agreement related to the Company’s revolving credit facility and term loan facilities and the indentures related to the Company’s Senior Notes and Senior Subordinated Notes contain various provisions that limit additional borrowings, capital expenditures, dividend payments and require the maintenance of certain financial covenants. As of September 30, 2003, the Company was in compliance with these covenants.

      The note issuers have entered into registration rights agreements with the initial purchasers of the Senior Notes and the Senior Subordinated Notes. In those agreements, the Company and the Co-Issuer agreed to use all commercially reasonable efforts to file with the Securities and Exchange Commission (“SEC”) and cause to become effective a registration statement relating to an offer to exchange the Senior Notes and the Senior Subordinated Notes for an issue of SEC-registered notes with terms identical to the Senior Notes and the Senior Subordinated Notes. If the registration statement is not effective on or before the date that is 270 days after September 9, 2003, the annual interest rate on the Senior Notes and the Senior Subordinated Notes will be increased by a maximum of 1.0% per annum until the registration statement is effective.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

(10) Commitments and Contingencies

(a)	Lease Commitments

      The Company has entered into operating leases for office facilities and equipment with terms ranging up to 15 years. Minimum future lease payments for the operating leases associated with the properties used by the Company as of September 30, 2003, are as follows (in millions):

4th Quarter 2003	$2
2004	7
2005	6
2006	5
2007	3
2008	1
Thereafter	1

$25

      The Company recorded rent expense under operating leases of less than $1 million for the period from September 10 to September 30, 2003. The Predecessor recorded rent expense under operating leases of $2 million, $6 million, $2 million and $5 million for the periods from July 1 to September 9, 2003, from January 1 to September 9, 2003, and the three months and nine months ended September 30, 2002, respectively. For the periods prior to September 9, 2003 rent expense was specifically identified to Dex West based upon the actual rent on properties Qwest Dex leased in the Dex West States.

(b) Litigation

      The Company is involved, from time to time, in litigation arising in the normal course of business. The outcome of this litigation is not expected to have a material adverse impact on the Company.

(c) Collective Bargaining Agreements

      As of September 30, 2003, 50.5% of the Company’s employees are members of the Communication Workers of America (“CWA”). The collective bargaining agreement covering their employment expired in October 2003. In October 2003, the Company reached a tentative agreement with the CWA for a new collective bargaining agreement that is subject to ratification by its member employees. The Company has no assurance that the required majority of CWA represented employees will vote to ratify the tentative agreement. In January 2003, the Company extended its collective bargaining agreement with the International Brotherhood of Electrical Workers (“IBEW”) until May 5, 2006. As of September 30, 2003, 21.7% of the Company’s employees are members of the IBEW.

(d) Amdocs Agreement

      During February 2003, Dex Media entered into a five year agreement with Amdocs, Inc. (“Amdocs”) with Dex Media’s obligation under the agreement totaling approximately $104 million for the complete modernization of the Company’s and Dex Media East’s core production platform. This project relates to upgrading the Dex Media’s existing software system to enhance its functionality. The Company expects to incur a total of approximately $52 million in charges related to the agreement with Amdocs over the next five years. In the event that Dex Media East is unable to meet its obligation, Dex Media West is required to assume the obligation for charges incurred.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

(11) Owner Equity

(a) Owner Contribution

      As more fully described in Note 4, the Company’s indirect parent, Dex Media, contributed $1,122 million to owner interest in connection with the Acquisition. Also in connection with the Acquisition, the Company paid $18 million in financing fees attributable to Dex Media. The payment of such financing fees was considered a distribution of owner equity by the Company.

(b) Stock Options

      Company. On November 8, 2002 Dex Media adopted a Stock Option Plan (the “Plan”) that permits the grant of nonqualified and incentive stock options to its employees, consultants and independent directors or those of its wholly-owned subsidiaries. As of September 30, 2003, the maximum number of shares of common stock available for grant was 469,182. The Compensation Committee of Dex Media determines the exercise price for each option; however, all outstanding stock options have an exercise price that is equal to the fair market value of the common stock on the date the stock option was granted and all outstanding options have a term of eight years. Outstanding options vest in two segments. Subject to the optionee’s continued employment with the Company (1) 25% of the options granted will vest in equal annual installments of 5% each on each December 31 beginning in 2003 and ending in 2007; and (2) 75% of the options granted will vest on the eighth anniversary of the grant date; however, an installment equal to 15% of the options granted shall become vested following each of the fiscal years 2003 through 2007 if certain EBITDA targets are met with respect to such year.

      Predecessor. Employees of the Predecessor participated in the Qwest employee stock incentive plans. The Qwest stock incentive plans were accounted for using the intrinsic value method under which no compensation expense is recognized for options granted to employees when the strike price of those options equals or exceeds the value of the underlying security on the measurement date. Generally, options granted to current Dex Media West employees under this plan will expire 90 days after the Acquisition.

(c) Capitalization (Predecessor)

      Qwest Dex Holdings, Inc. has one no par value share authorized, issued and outstanding, which is held by Qwest Services Corporation (“QSC”), a subsidiary of Qwest. There were no authorized, issued or outstanding shares of stock of Dex West.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

(12) Income Taxes

      Company. The composition of the income tax (benefit) provision follows:

Period from
September 10 to
September 30,
2003

(In millions)
Federal:
Current	$—
Deferred	(10)

Total Federal	(10)

State and Local:
Current	—
Deferred	(1)

Total State and Local	(1)

Total income tax (benefit) provision	$(11)

      Predecessor. The composition of the Predecessor income tax (benefit) provision follows:

	Period from	Period from	Three Months	Nine Months
	July 1 to	January 1 to	Ended	Ended
	September 9,	September 9,	September 30,	September 30,
	2003	2003	2002	2002

	(In millions)
Federal:
Current	$15	$83	$27	$82
Deferred	—	(2)	3	10

Total Federal	15	81	30	92
State and Local:
Current	2	10	3	10
Deferred	—	—	1	2

Total State and Local	2	10	4	12

Total income tax provision	$17	$91	$34	$104

      Company. The effective tax rate differs from the statutory tax rate as follows:

Period from
September 10 to
September 30,
2003

Federal statutory rate	35.0%
State income taxes, net of Federal tax benefit	3.9
Other	(1.0)

Effective tax rate	37.9%

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

      Predecessor. The Predecessor effective tax rate differs from the statutory tax rate as follows:

	Period from	Period from	Three Months	Nine Months
	July 1 to	January 1 to	Ended	Ended
	September 9,	September 9,	September 30,	September 30,
	2003	2003	2002	2002

Federal statutory rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net	2.6	2.6	2.6	2.6
Other	(0.6)	(0.2)	(0.2)	(0.1)

Effective tax rate	37.0%	37.4%	37.4%	37.5%

      Company. The Acquisition (as more fully described in Note 1) was considered to be a taxable asset acquisition for income tax purposes. As a result, the Company recorded all acquired assets at their fair market value at the date of sale. In addition, the Company acquired several intangible assets for tax purposes that will be amortized on a straight-line basis over a 15-year period beginning with the date of acquisition.

      Dex Media West will be included in the consolidated federal income tax return and combined state income tax returns (where permitted) for Dex Media, the Company’s indirect parent. Although Dex Media West is a single member limited liability company and is disregarded as a taxable entity for income tax purposes, the Company calculates income taxes as if it filed a tax return on an individual basis. For the period from September 10 to September 30, 2003, the Company generated a loss for tax purposes of approximately $32 million. Because this period is considered to be a short-period for income tax purposes, certain items included in the computation of the tax loss were adjusted to reflect limitations imposed by existing tax law associated with short-period income tax returns. The net operating loss for this period will expire in the year 2024. No valuation allowance has been provided for the net operating loss as it is more likely than not that the loss carryover will be utilized before the end of the expiration period. This presumption is based upon the taxable income expected to be generated by the Company over the next several years. No payments for income taxes were made for the tax period from September 10 to September 30, 2003 due to the net operating loss.

      Predecessor. Qwest Dex was included in the Qwest consolidated federal income tax return group and combined state income tax returns. Qwest Dex and Dex West provide income taxes as if they were separate taxpayers. Neither Qwest Dex nor Dex West had a formal tax-sharing arrangement with Qwest. Consequently, for financial reporting purposes, Dex West has reflected in its combined statements of changes in owner deficit, contributions and distributions in lieu of recording receivables and payables for income taxes.

      Qwest Dex made net payments of income taxes to third parties and QSC of which $14 million for the period from January 1 to September 9, 2003 was apportioned to Dex West. Qwest Dex made no payments of income tax to third parties and QSC for the periods from July 1 to September 9, 2003, and for the three months and nine months ended September 30, 2002.

      Management of Qwest Dex and Dex West believe that it is more likely than not that all net deferred tax assets will be realized. Therefore, valuation allowances have not been provided.

(13) Employee Benefit Plans

(a) Pension and Other Post-Employment Benefits

      Company. Effective November 8, 2002, Dex Media adopted pension and post-employment benefit plans with features similar to the Qwest plans described below and all employees who came into the Company’s employee base as part of the Acquisition and who previously participated in the Qwest plans were transferred to the Dex Media plans as of September 10, 2003. The pension plan was effective on November 8, 2002 and the post-employment plan became effective December 1, 2002. The Company has finalized the plan

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

documents and filed for a determination letter with the IRS for its pension plan. The actuarially determined liability of the Qwest plans attributable to Dex Media employees as of the date of acquisition of the Company became the beginning accrued liability for the Dex Media Plans. On October 30, 2003, approximately 90% of the actuarially determined pension trust assets relating to Dex Media were transferred to the Dex Media pension trust. The remainder will be transferred from the Qwest pension trust upon finalization of the data.

      Pension costs and post-employment costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. The Company’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Dex Media in the period from September 10 to September 30, 2003. The post-employment benefit plan is pay-as-you go and is funded out of the Company’s operating cash as the costs are incurred. No costs were incurred by Dex Media in the period from September 10 to September 30, 2003.

      The components of the pension and post-employment benefit cost attributable to Dex Media West, which included service cost, interest cost, and expected return on plan assets, were all less than $1 million for the period from September 10 to September 30, 2003.

      To compute its expected return on plan assets, the Company applies its expected rate of return to the market-related value of the pension plan assets. In computing the market-related asset value, companies may elect to amortize the difference between the actual return on plan assets and the expected return on plan assets over a period of time, not to exceed five years. In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” the Company elected to amortize actual returns on its plan assets falling outside a defined corridor over a five year period. Any actual returns falling within the corridor are recognized currently. The Company defined the corridor as a range that is 50% higher and lower than the expected return on plan assets. For the period from September 10, 2003 through September 30, 2003, the Company’s corridor is from 4% to 12%, based upon its expected return of 8%. This method has the effect of smoothing some market volatility that may be experienced from year to year.

      The following is a reconciliation of the benefit obligation for the pension and post-employment plans (in millions):

	Period from
	September 10 to
	September 30, 2003

		Post-
	Pension	Employment

Benefit obligation accrued at September 9, 2003	$103	$27
Service cost	—	—
Interest cost	—	—

Benefit obligation accrued at September 30, 2003	$103	$27

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

      The following is a reconciliation of the change in the fair value of plan assets for the pension plan (in millions):

Period from
September 10 to
September 30, 2003

Fair value of the plan assets at September 9, 2003	$95
Actual return on plan assets	—

Fair value of plan assets at September 30, 2003	$95

      The following table represents the funded status of the pension and post-employment plans (in millions):

	Period from
	September 10 to
	September 30, 2003

		Post-
	Pension	Employment

Unfunded status	$(8)	$(27)
Unrecognized net actuarial loss	—	—

Accrued benefit liability	$(8)	$(27)

      The actuarial assumptions used to compute the pension credit and post-employment benefit cost are based upon information available as of January 1, 2003 and are as follows:

	Period from
	September 10 to
	September 30, 2003

		Post-
	Pension	Employment

Weighted average discount rate	6.50%	6.50%
Weighted average rate of compensation increase	4.65%	4.65%
Expected long-term rate of return on plan assets	8.00%	N/A
Initial healthcare cost trend rate	N/A	10.00%
Ultimate healthcare cost trend rate	N/A	5.00%
Year ultimate trend rate is reached	N/A	2013

      The actuarial assumptions used to compute the unfunded status for the plans are based upon information available as of December 31, 2002 and are as follows:

	Period from
	September 10 to
	September 30, 2003

		Post-
	Pension	Employment

Weighted average discount rate	6.50%	6.50%
Weighted average rate of compensation increase	4.65%	4.65%
Initial healthcare cost trend rate	N/A	10.00%
Ultimate healthcare cost trend rate	N/A	5.00%
Year ultimate trend rate is reached	N/A	2013

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

      A one-percent change in the assumed healthcare cost trend rate would have had the following effects for the period from September 10 to September 30, 2003 (in millions):

	One Percent Change

	Increase	Decrease

Effect on the aggregate of the service and interest cost components of net periodic post-employment benefit cost (statement of operations)	$—	$—
Effect on accumulated post-employment benefit obligation (balance sheet)	$1	$(1)

      Predecessor. Qwest Dex employees participated in the Qwest pension, post-retirement and other post-employment benefit plans. The amounts contributed by Qwest Dex were not segregated or restricted to pay amounts due to Qwest Dex employees and could be used to provide benefits to other employees of Qwest or its affiliates. The cost of pension and post-employment health care and life insurance benefits and required contributions were apportioned to Dex West based upon demographic information provided by the plan administrator.

      The noncontributory defined benefit pension plan included substantially all management and occupational (union) employees. Post-employment healthcare and life insurance plans provided medical, dental, vision and life insurance benefits for certain retirees. Qwest also provided post-employment benefits to certain former employees.

      Pension credits and post-employment costs are recognized over the period in which the employee renders services and becomes eligible to receive benefits as determined by using the projected unit credit method. Qwest’s funding policy is to make contributions with the objective of accumulating sufficient assets to pay all benefits when due. No pension funding was required for Qwest or Qwest Dex in the periods from July 1 to September 9, 2003 and from January 1 to September 9, 2003, and the three months and nine months ended September 30, 2002 and neither Qwest nor Qwest Dex made any contributions to the post-employment benefit plan in the periods from July 1 to September 9, 2003 and from January 1 to September 9, 2003, and the three months and nine months ended September 30, 2002.

     (b) 401(K) Plan

      Company. Dex Media sponsors one defined contribution benefit plan covering substantially all management and occupational employees of the Company. Under this plan, employees may contribute a percentage of their annual compensation to the plan up to a maximum percentage identified in the plan. The annual dollar contribution of the employees is limited to a maximum amount determined by the Internal Revenue Service. Employees who previously participated in the Qwest Savings & Investment Plan described below were given the option of leaving their balance in that plan, moving their balance to the Dex Media plan, or moving their balance to another qualified plan. Those employees who chose to participate in the Dex Media plan were credited for eligibility, vesting and all other purposes in the new plan. The Company matches a percentage of employee contributions, and those matching contributions were less than $1 million in the period from September 10 to September 30, 2003.

      Predecessor. Qwest sponsors a defined contribution benefit plan covering substantially all management and occupational employees, including employees of Qwest Dex. Under the plan, employees may contribute a percentage of their annual compensation to the Plan up to a maximum percentage identified in the plan. The annual dollar contribution by the employees is limited to a maximum amount determined by the Internal Revenue Service. Qwest Dex matched a percentage of employee contributions, and those matching contributions were invested in Qwest common stock.

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

     (c) Employee Stock Purchase Plan

      Company. As of September 30, 2003, the Company does not sponsor an employee stock purchase plan.

      Predecessor. Qwest has an Employee Stock Purchase Plan (“ESPP”) in which Qwest Dex employees were permitted to participate. Qwest is authorized to issue approximately seven million shares of Qwest common stock to eligible employees. Under the terms of the ESPP, eligible employees may authorize payroll deductions of up to 15% of their base compensation, as defined, to purchase Qwest common stock at a price of 85% of the fair market value of the Qwest common stock on the last trading day of the month in which the Qwest common stock is purchased. Due to its failure to file certain SEC filings, Qwest suspended the ESPP on August 7, 2002.

(14) Transactions with Dex Media East

     (a) Shared Services

      Upon consummation of the Acquisition on September 9, 2003, all Qwest employees transferred to Dex Media became employees of Dex Media East. As such, all employee-related liabilities, including pension and other post-retirement obligations, are included in Dex Media East’s reported liabilities. Under the Shared Services and Employees Agreement dated September 9, 2003, costs related to Dex Media East employees providing services entirely for the Company are allocated 100% to the Company. Shared employee costs are allocated and charged to the Company based upon the Company’s proportional share of consolidated Dex Media revenue. Dex Media West records an affiliate payable to Dex Media East for the employee-related charges allocated to it. All cash related affiliate balances are settled at least monthly. The Company expects all employees of Dex Media East to be transferred to a joint subsidiary of the Company and Dex Media East on January 1, 2004.

     (b) Due from (to) Dex Media East

      As of September 30, 2003, amounts due to Dex Media East in the accompanying condensed consolidated financial statements include the following (in millions):

Current
Amounts due to Dex Media East, net	$(5)
Amounts due to Dex Media East related to employee compensation	(11)

(16)
Long-term
Amounts due to Dex Media East related to post-retirement obligations	(35)

Total net due to Dex Media East	$(51)

(15) Transactions with Qwest and its Affiliates

     (a) Shared Services

      Qwest and its affiliates provide services to the Company and its Predecessor for which reimbursement is determined based upon either (1) tariffed or negotiated contract rates, (2) prevailing third party market prices or (3) Fully Distributed Costs (“FDC”). Qwest’s cost allocation policies are consistent with the cost allocation guidelines established for reporting to its regulators. Prior to the September 9, 2003 Acquisition, services provided by Qwest and its affiliates are considered affiliate transactions for the Predecessor, and services provided after September 9, 2003 are considered shared services with a third party. Pursuant to the

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Dex West Purchase Agreement, Qwest will continue to provide these services to the Company under certain Transaction Service Agreements (“TSAs”) expiring no later than May 7, 2004. These services include property management, information technology, general and administrative, and other. Upon expiration of the TSAs, Qwest will continue to provide billing and collection and telephony and data services as well as customer lists under separately negotiated third party contracts.

      The services provided by Qwest and its affiliates include:

      Billing and Collection — As discussed in Note 3(i) above, the Company has a billing and collection agreement with QC under which revenue and related receivables are billed and collected by QC on behalf of the Company for common customers within the local service area. The amounts paid to QC are based on tariffed or contractually negotiated rates, as applicable, for these billing and collection services.

      Information Technology — Information technology services are provided to the Company by Qwest for software development and other related projects, which are billed to the Company, based upon prevailing third party market prices, determined on a service-by-service basis.

      General and Administrative — QSC provides legal, financial management and certain human resources services to the Company. These services are billed to the Company using FDC.

      Telephony and Data Services — Telephony and data services are provided to the Company by QC, primarily at tariffed or negotiated contract rates, based upon a master services agreement.

      Customer Lists — Pursuant to a listing services agreement between the Company and QC, the Company acquires a listing of all business and residential customers annually from QC. The amount charged to the Company is consistent with the prevailing third party market prices charged by QC to nonaffiliated purchasers of these same customer lists.

      Other — The Company also purchases various products and services from certain other Qwest affiliates at prevailing third party market prices or FDC.

      Company. Included in the Company’s statement of operations for the period September 10 to September 30, 2003 are the following shared services (in millions):

Period from September 10
to September 30, 2003

Cost of revenue	$—
General and administrative	1

Total	$1

      Predecessor. Included in the Predecessor’s statements of operations for the periods from July 1 to September 9, 2003, from January 1 to September 9, 2003 and for the three months and nine months ended September 30, 2003 and 2002 are the following shared services (in millions):

	Period from	Period from
	July 1 to	January 1 to
	September 9,	September 9,	Three Months Ended	Nine Months Ended
	2003	2003	September 30, 2002	September 30, 2002

Cost of revenue	$3	$3	$2	$5
General and administrative	17	27	16	33

Total	$20	$30	$18	$38

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

     (b) Services Provided to Qwest and its Affiliates

      Rates historically charged for advertising services provided by the Predecessor to Qwest and its affiliates were determined based upon prevailing third party market prices. The Predecessor provided advertising services to Qwest and its affiliates of $2 million, $6 million, $2 million and $7 million during the periods from July 1 to September 9, 2003 and from January 1, 2003 to September 9, 2003 the three months and nine months ended September 30, 2002, respectively.

      As part of the Advertising Agreement dated September 9, 2003, Qwest agreed to purchase from Dex Media East and the Company, under a take-or-pay arrangement, a minimum of $20 million annually in advertising services over a 15-year period beginning with the date of the acquisition of Dex East on November 8, 2002. If Qwest purchases more than $20 million of advertising in any one year pursuant to such agreement, up to $5 million of the excess could be carried over to the subsequent year’s minimum advertising purchase requirement. Supplementally, Dex Media East and Dex Media West agreed to allocate the cash received under the take-or-pay arrangement at 42% and 58%, respectively. For the period from September 10 to September 30, 2003, Qwest purchased $1 million in advertising services from the Company under this arrangement.

     (c) Due from (to) Qwest and its Affiliates

      Amounts due from (to) Qwest and its affiliates in the accompanying consolidated financial statements include the following (in millions):

	Company	Predecessor
	September 30,	December 31,
	2003	2002

Accounts receivable purchased by Qwest	$5	$37
Accounts receivable from Qwest and its affiliates	1	2
Accounts payable to Qwest and its affiliates	26	33

(16) Related Party Transactions, other than Dex Media East

      In connection with the Acquisition, the Company entered into a management consulting agreement with each of the Sponsors. Each agreement allows the Company access to the Sponsors’ expertise in areas such as corporate management, financial transactions, product strategy, investment, acquisitions and other matters that relate to the Company’s business, administration and policies. Each of the Sponsors will receive an annual advisory fee of $1 million for advisory, consulting and other services. These annual payments shall continue until the agreements are terminated. Pursuant to these management consulting agreements, the Company recorded less than $1 million in pro-rated annual advisory fees for the period from September 10 to September 30, 2003.

      As more fully described in Note 10(d), Dex Media entered into an agreement with Amdocs for the complete modernization of the Dex Media core production platform. Welsh, Carson, Anderson & Stowe, one of the sponsors, is a shareholder of Amdocs.

(17) Subsequent Events

     (a) Notes Issued by Dex Media

      On November 10, 2003, the Company’s indirect parent, Dex Media, issued $500 million of 8% Notes due 2013 and $389 million of 9% Discount Notes due 2013 for total proceeds of $750 million. The proceeds of $750 million were paid by Dex Media as a dividend to its parent. Such notes are expected to be serviced and

DEX MEDIA WEST LLC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DEX MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

repaid from dividends from the Company and its affiliate, Dex Media East, subject to the restrictions in their respective debt agreements.

Dex Media West LLC

Dex Media West Finance Co.

Offer to Exchange

$385,000,000 principal amount of their 8 1/2% Series B Senior Notes due 2010,

which have been registered under the Securities Act, for any and all of their outstanding 8 1/2% Series A Senior Notes due 2010

and

$780,000,000 principal amount of their 9 7/8% Series B Senior Subordinated Notes due 2013, which have been registered under the Securities Act, for any and all of their outstanding 9 7/8% Series A Senior Subordinated Notes due 2013.

PROSPECTUS

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

      We are a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the DLLC Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, set forth in its limited liability company agreement.

      Our amended and restated limited liability company agreement provides that, except as limited by law, each director and officer shall be entitled to be indemnified and held harmless on an as-incurred basis by us to the full extent permitted under the DLLC Act, as in effect from time to time, against all losses, liabilities and expenses (including, without limitation, attorneys’ fees and expenses) arising from or relating to proceedings in which such director or officer, as the case may be, may be involved, as a party or otherwise, by reason of such person being or having been a director or officer, whether or not such person continues to be such at the time any such loss, liability or expense is paid or incurred but only to the extent that such person (i) acted in good faith and (ii) was neither grossly negligent nor engaged in willful malfeasance. These rights of indemnification are in addition to any rights to which such director or officer may otherwise be entitled by contract or as a matter of law and shall extend to his successors and assigns. Each director’s and officer’s right to indemnification for reasonable expenses (as incurred) (including, without limitation, attorneys’ fees and expenses) incurred by such director or officer may be conditioned upon the delivery by such director or officer to us of a written undertaking (reasonably acceptable to our Board of Directors) to repay such amount if such director or officer is determined pursuant to the criteria described above or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured. In addition, our amended and restated limited liability company agreement provides that we shall, to the full extent permitted by applicable law, indemnify and hold harmless each director and each officer against liabilities incurred in connection with any action, suit or proceeding to which the director or officer may be made a party or otherwise involved or with which the director or officer shall be threatened by reason of its being a director or officer or while acting as such on our behalf or in our interest.

      Dex Media West Finance Co. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

      The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

      The certificate of incorporation and bylaws of Dex Media West Finance Co. provide for the indemnification of its directors and officers to the fullest extent permitted under Delaware law.

      We and Dex Media West Finance Co. have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrants, or that may arise out of their status as directors or officers of the registrants, including liabilities under the federal and state securities laws.

      Dex Media, Inc.’s employment agreements with Mr. Burnett provides that during the term of his employment and so long as he has not breached any of his contractual obligations relating to non-competition, non-solicitation, nondisclosure of proprietary information and non-disparagement, we will indemnify him to the fullest extent permitted by the laws of the State of Delaware, and will advance to him reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the officer to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that he was not entitled to the reimbursement of such fees and expenses). During the term of Mr. Burnett’s employment, he will be entitled to the protection of any insurance policies we and our affiliates that employ him shall elect to maintain generally for the benefit of our directors and officers, which we refer to as “Directors and Officers Insurance,” against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee or his serving or having served any other enterprise as a director, officer or employee at our request (other than any dispute, claim or controversy arising under or relating to his employment agreement). Provided there is no non-de minimis incremental cost to us and our affiliates that employ him, for six years following the termination of his employment, Mr. Burnett will be entitled to continued coverage under Directors and Officers Insurance no less favorable than that (if any) provided to any other present or former director or officer.

Item 21.	Exhibits and Financial Data Schedules.

      (A) Exhibits

Number	Description

2.1	Agreement of Merger of Dex Media West LLC and GPP LLC, dated September 9, 2003.
2.2	Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.
2.3	Amendment No. 1 dated September 9, 2003 to Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.
3.1	Certificate of Formation of Dex Media West LLC (f/k/a GPP LLC), filed August 2, 2002.
3.2	Certificate of Amendment of Certificate of Formation of Dex Media West LLC (f/k/a GPP LLC), filed September 9, 2003.
3.3	Certificate of Merger of GPP LLC and Dex Media West LLC, filed September 9, 2003.
3.4	Certificate of Amendment of Certificate of Formation of Dex Media West LLC, filed October 6, 2003.
3.5	Certificate of Incorporation of Dex Media West Finance Co., filed July 29, 2003.
3.6	Amended and Restated Limited Liability Company Agreement of Dex Media West LLC, dated September 9, 2003.
3.7	By-laws of Dex Media West Finance Co.
4.1	Senior Note Indenture with respect to the 8 1/2% Senior Notes due 2010, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.
4.2	Form of 8 1/2% Senior Notes due 2002 (included in exhibit 4.1)
4.3	Senior Subordinated Note Indenture with respect to the 9 7/8% Senior Subordinated Notes due 2013, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.
4.4	Form of 9 7/8% Senior Subordinated Notes due 2013 (included in exhibit 4.3)

Number	Description

4.5	Senior Note Registration Rights Agreement among Dex Media West LLC, Dex Media West Finance Co. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Wachovia Capital Markets LLC, Bear Stearns & Co. Inc., Credit Lyonnais Securities (USA) Inc., ING Financial Markets LLC, The Royal Bank of Scotland plc and Scotia Capital (USA) Inc. (collectively, the “Initial Purchasers”), dated August 29, 2003.
4.6	Senior Subordinated Note Registration Rights Agreement among Dex Media West LLC, Dex Media West Finance Co. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Wachovia Capital Markets LLC, Bear Stearns & Co. Inc., Credit Lyonnais Securities (USA) Inc., ING Financial Markets LLC, The Royal Bank of Scotland plc and Scotia Capital (USA) Inc. (collectively, the “Initial Purchasers”), dated August 29, 2003.
5.1	Opinion of Latham & Watkins LLP regarding the validity of the exchange notes.
10.1	Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.
10.2	First Amendment, dated as of October 31, 2003, to the Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.
10.3	Guarantee and Collateral Agreement, dated as of September 9, 2003, among Dex Media West, Inc., Dex Media West LLC, Dex Media West Finance Co. and JPMorgan Chase Bank, as collateral agent.
10.4	Billing and Collection Agreement, dated as of September 1, 2003, by and between Qwest Corporation and Dex Media West LLC (f/k/a GPP LLC).
10.5	Non-Competition and Non-Solicitation Agreement, dated November 8, 2002, by and among Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a GPP LLC), Dex Holdings LLC and Qwest Corporation, Qwest Communications International Inc. and Qwest Dex, Inc.
10.6	Management Consulting Agreement among Dex Media West LLC and The Carlyle Group dated September 9, 2003.
10.7	Management Consulting Agreement among Dex Media West LLC and Welsh, Carson, Anderson and Stowe dated September 9, 2003.
10.8	Equityholders Agreement of Dex Holdings LLC among Carlyle Partners III, L.P., CP III Coinvestment L.P., Carlyle Dex Partners II, L.P., Carlyle High Yield Partners, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC, WD Investors LLC and A.S.F. Co-Investment Partners, L.P., dated November 8, 2002.
10.9	Joinder Agreement to the Dex Holdings LLC Equityholders Agreement, effective as of April 30, 2003.
10.10	Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc. and Dex Media East LLC, dated November 8, 2002.
10.11	First Amendment to the Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, Dex Media West, Inc. and Dex Media West LLC, dated November 8, 2002.
10.12	Publishing Agreement by and among Dex Holdings LLC, Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a/ GPP LLC) and Qwest Corporation, dated November 8, 2003.

Number	Description

10.13	Employment Agreement, effective as of November 8, 2002, by and between George Burnett and Dex Media, Inc.
10.14	Employment Agreement, effective as of January 2, 2003, by and between Robert M. Neumeister, Jr. and Dex Media, Inc.
10.15	Employment Agreement, effective as of November 8, 2002, by and between Marilyn B. Neal and Dex Media, Inc.
10.16	Employment Agreement, effective as of November 8, 2002, by and between Maggie Le Beau and Dex Media, Inc.
10.17	Employment Agreement, effective as of January 2, 2003, by and between Linda Martin and Dex Media, Inc.
10.18	Employment Agreement, effective as of November 8, 2002, by and between Kristine Shaw and Dex Media, Inc.
10.19	Amended and Restated Management Stockholders Agreement of Dex Media, Inc., entered into as of November 11, 2003, by and among Dex Media, Inc., Dex Holdings LLC, and those members of management who become parties thereto from time to time.
10.20	Stock Option Plan of Dex Media, Inc., effective as of November 8, 2002.
10.21	First Amendment to Stock Option Plan of Dex Media, Inc., effective as of September 9, 2003.
10.22	Second Amendment to Stock Option Plan of Dex Media, Inc., effective as of December 18, 2003.
10.23	Employee Cost Sharing Agreement, by and among Dex Media Service LLC, Dex Media East LLC and Dex Media West LLC, effective as of December 31, 2003.
10.24	Shared Services Agreement, by and among Dex Media, Inc., Dex Media East LLC, Dex Media West LLC, and any direct or indirect subsidiary of Dex Media that becomes a party thereto, effective as of December 31, 2003.
10.25	Intercompany License Agreement, by and among Dex Media, Inc., Dex Media East LLC and Dex Media West LLC, effective as of September 9, 2003.
12.1	Statement of Computation of Ratios of: Earnings to Fixed Charges and Total Debt to Owner’s Equity.
21.1	List of Subsidiaries.
23.1	Consent of Latham & Watkins LLP. (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1	Powers of Attorney (included in the signature pages to this Registration Statement).
25.1	Statement of Eligibility of Trustee with respect to the Senior Notes Indenture and the Senior Subordinated Notes Indenture.
99.1	Form of Letter of Transmittal, with respect to the outstanding notes and exchange notes.
99.2	Form of Notice of Guaranteed Delivery, with respect to the outstanding notes and exchange notes.
99.3	Form of Letter to Registered Holder and/or Book-Entry Transfer Facility Participant.
99.4	Letter to Our Clients.
99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      (B) Financial Statement Schedules

      All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22.	Undertakings

      The undersigned registrants hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      The undersigned registrants hereby undertake that every prospectus (1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

      The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Dex Media West LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on February 11, 2004.

DEX MEDIA WEST LLC

By:	/s/ GEORGE BURNETT

George Burnett
Chief Executive Officer and President

      The undersigned directors and officers of Dex Media West LLC hereby constitute and appoint George Burnett and Robert M. Neumeister, Jr. and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ GEORGE BURNETT George Burnett	Chief Executive Officer, President and Director (principal executive officer)	February 11, 2004

/s/ ROBERT M. NEUMEISTER JR. Robert M. Neumeister, Jr.	Chief Financial Officer (principal financial and accounting officer)	February 11, 2004

/s/ JAMES A. ATTWOOD, JR. James A. Attwood, Jr.	Co-Chairman of the Board	February 11, 2004

/s/ ANTHONY J. DE NICOLA Anthony J. de Nicola	Co-Chairman of the Board	February 11, 2004

/s/ JOHN ALMEIDA, JR. John Almeida, Jr.	Director	February 11, 2004

/s/ WILLIAM KENNARD William Kennard	Director	February 11, 2004

Signature	Title	Date

/s/ BRUCE ROSENBLUM Bruce Rosenblum	Director	February 11, 2004

/s/ SANJAY SWANI Sanjay Swani	Director	February 11, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Dex Media West Finance Co. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on February 11, 2004.

DEX MEDIA WEST FINANCE CO.

By:	/s/ GEORGE BURNETT

George Burnett
Chief Executive Officer and President

      The undersigned directors and officers of Dex Media West Finance Co. hereby constitute and appoint George Burnett and Robert M. Neumeister, Jr. and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ GEORGE BURNETT George Burnett	Chief Executive Officer, President and Director (principal executive officer)	February 11, 2004

/s/ ROBERT M. NEUMEISTER, JR. Robert M. Neumeister, Jr.	Chief Financial Officer (principal financial and accounting officer)	February 11, 2004

/s/ JAMES A. ATTWOOD, JR. James A. Attwood, Jr.	Director	February 11, 2004

/s/ ANTHONY J. DE NICOLA Anthony J. de Nicola	Director	February 11, 2004

EXHIBIT INDEX

Number	Description

2.1	Agreement of Merger of Dex Media West LLC and GPP LLC, dated September 9, 2003.
2.2	Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.
2.3	Amendment No. 1 dated September 9, 2003 to Purchase Agreement, dated as of August 19, 2002, by and between Qwest Dex, Inc., Qwest Services Corporation, and Qwest Communications International Inc., on the one hand, and Dex Holdings LLC, on the other hand.
3.1	Certificate of Formation of Dex Media West LLC (f/k/a GPP LLC), filed August 2, 2002.
3.2	Certificate of Amendment of Certificate of Formation of Dex Media West LLC (f/k/a GPP LLC), filed September 9, 2003.
3.3	Certificate of Merger of GPP LLC and Dex Media West LLC, filed September 9, 2003.
3.4	Certificate of Amendment of Certificate of Formation of Dex Media West LLC, filed October 6, 2003.
3.5	Certificate of Incorporation of Dex Media West Finance Co., filed July 29, 2003.
3.6	Amended and Restated Limited Liability Company Agreement of Dex Media West LLC, dated September 9, 2003.
3.7	By-laws of Dex Media West Finance Co.
4.1	Senior Note Indenture with respect to the 8 1/2% Senior Notes due 2010, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.
4.2	Form of 8 1/2% Senior Notes due 2002 (included in exhibit 4.1)
4.3	Senior Subordinated Note Indenture with respect to the 9 7/8% Senior Subordinated Notes due 2013, among Dex Media West LLC, Dex Media West Finance Co. and U.S. Bank National Association, as trustee, dated August 29, 2003.
4.4	Form of 9 7/8% Senior Subordinated Notes due 2013 (included in exhibit 4.3)
4.5	Senior Note Registration Rights Agreement among Dex Media West LLC, Dex Media West Finance Co. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Wachovia Capital Markets LLC, Bear Stearns & Co. Inc., Credit Lyonnais Securities (USA) Inc., ING Financial Markets LLC, The Royal Bank of Scotland plc and Scotia Capital (USA) Inc. (collectively, the “Initial Purchasers”), dated August 29, 2003.
4.6	Senior Subordinated Note Registration Rights Agreement among Dex Media West LLC, Dex Media West Finance Co. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Wachovia Capital Markets LLC, Bear Stearns & Co. Inc., Credit Lyonnais Securities (USA) Inc., ING Financial Markets LLC, The Royal Bank of Scotland plc and Scotia Capital (USA) Inc. (collectively, the “Initial Purchasers”), dated August 29, 2003.
5.1	Opinion of Latham & Watkins LLP regarding the validity of the exchange notes.
10.1	Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.
10.2	First Amendment, dated as of October 31, 2003, to the Credit Agreement, dated as of September 9, 2003, among Dex Media, Inc., Dex Media West, Inc., Dex Media West LLC, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint bookrunners and joint lead arrangers, and Bank of America, N.A., Wachovia Bank, National Association, Lehman Commercial Paper Inc. and Deutsche Bank Trust Company Americas, as co-syndication agents.
10.3	Guarantee and Collateral Agreement, dated as of September 9, 2003, among Dex Media West, Inc., Dex Media West LLC, Dex Media West Finance Co. and JPMorgan Chase Bank, as collateral agent.

Number	Description

10.4	Billing and Collection Agreement, dated as of September 1, 2003, by and between Qwest Corporation and Dex Media West LLC (f/k/a GPP LLC).
10.5	Non-Competition and Non-Solicitation Agreement, dated November 8, 2002, by and among Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a GPP LLC), Dex Holdings LLC and Qwest Corporation, Qwest Communications International Inc. and Qwest Dex, Inc.
10.6	Management Consulting Agreement among Dex Media West LLC and The Carlyle Group dated September 9, 2003.
10.7	Management Consulting Agreement among Dex Media West LLC and Welsh, Carson, Anderson and Stowe dated September 9, 2003.
10.8	Equityholders Agreement of Dex Holdings LLC among Carlyle Partners III, L.P., CP III Coinvestment L.P., Carlyle Dex Partners II, L.P., Carlyle High Yield Partners, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC, WD Investors LLC and A.S.F. Co-Investment Partners, L.P., dated November 8, 2002.
10.9	Joinder Agreement to the Dex Holdings LLC Equityholders Agreement, effective as of April 30, 2003.
10.10	Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc. and Dex Media East LLC, dated November 8, 2002.
10.11	First Amendment to the Agreement Among Members (Dex Holdings LLC) among Carlyle Partners III, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD Investors LLC, Dex Holdings LLC, Dex Media, Inc., Dex Media East, Inc., Dex Media East LLC, Dex Media West, Inc. and Dex Media West LLC, dated November 8, 2002.
10.12	Publishing Agreement by and among Dex Holdings LLC, Dex Media East LLC (f/k/a SGN LLC), Dex Media West LLC (f/k/a/ GPP LLC) and Qwest Corporation, dated November 8, 2003.
10.13	Employment Agreement, effective as of November 8, 2002, by and between George Burnett and Dex Media, Inc.
10.14	Employment Agreement, effective as of January 2, 2003, by and between Robert M. Neumeister, Jr. and Dex Media, Inc.
10.15	Employment Agreement, effective as of November 8, 2002, by and between Marilyn B. Neal and Dex Media, Inc.
10.16	Employment Agreement, effective as of November 8, 2002, by and between Maggie Le Beau and Dex Media, Inc.
10.17	Employment Agreement, effective as of January 2, 2003, by and between Linda Martin and Dex Media, Inc.
10.18	Employment Agreement, effective as of November 8, 2002, by and between Kristine Shaw and Dex Media, Inc.
10.19	Amended and Restated Management Stockholders Agreement of Dex Media, Inc., entered into as of November 11, 2003, by and among Dex Media, Inc., Dex Holdings LLC, and those members of management who become parties thereto from time to time.
10.20	Stock Option Plan of Dex Media, Inc., effective as of November 8, 2002.
10.21	First Amendment to Stock Option Plan of Dex Media, Inc., effective as of September 9, 2003.
10.22	Second Amendment to Stock Option Plan of Dex Media, Inc., effective as of December 18, 2003.
10.23	Employee Cost Sharing Agreement, by and among Dex Media Service LLC, Dex Media East LLC and Dex Media West LLC, effective as of December 31, 2003.
10.24	Shared Services Agreement, by and among Dex Media, Inc., Dex Media East LLC, Dex Media West LLC, and any direct or indirect subsidiary of Dex Media that becomes a party thereto, effective as of December 31, 2003.
10.25	Intercompany License Agreement, by and among Dex Media, Inc., Dex Media East LLC and Dex Media West LLC, effective as of September 9, 2003.

Number	Description

12.1	Statement of Computation of Ratios of: Earnings to Fixed Charges and Total Debt to Owner’s Equity.
21.1	List of Subsidiaries.
23.1	Consent of Latham & Watkins LLP. (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1	Powers of Attorney (included in the signature pages to this Registration Statement).
25.1	Statement of Eligibility of Trustee with respect to the Senior Notes Indenture and the Senior Subordinated Notes Indenture.
99.1	Form of Letter of Transmittal, with respect to the outstanding notes and exchange notes.
99.2	Form of Notice of Guaranteed Delivery, with respect to the outstanding notes and exchange notes.
99.3	Form of Letter to Registered Holder and/or Book-Entry Transfer Facility Participant.
99.4	Letter to Our Clients.
99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.